As filed with the Securities and Exchange Commission on December 23, 2003
Registration No. 333-110281

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to
Form F-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Manulife Financial Corporation

(Exact name of registrant as specified in its charter)

CANADA	52411	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

200 Bloor Street East, Toronto, Ontario, Canada, M4W 1E5, (416) 926-3000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James Gallagher

Manulife Financial Corporation
73 Tremont Street, Suite 1300
Boston, Massachusetts 02108-3915
(617) 854-8614
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gary I. Horowitz, Esq. Maripat Alpuche, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 (212) 455-2000	Eric M. Krautheimer, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this proxy statement/ prospectus is not complete and can be changed. Manulife may not sell the securities being offered by use of this proxy statement/ prospectus until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/ prospectus is part, is declared effective. This proxy statement/ prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where such offer, solicitation or sale is prohibited.

                    , 200

To the Stockholders of John Hancock Financial Services, Inc.:

     You are being asked to vote on an historic event for our company — the proposed merger of John Hancock Financial Services, Inc. and Manulife Financial Corporation. Your board of directors sees this as a unique strategic opportunity to combine two exceptionally strong companies into a single, integrated, global market leader whose scale and capital base is expected to drive greater short and long-term growth and stockholder value. The combined company would be the second largest life insurance company in North America and the fifth largest life insurance company in the world, with a combined market capitalization of U.S.$     billion (as at       , 2003).

     Your board believes that the combined company would also have improved operating efficiencies, more diversified investment assets, more diversified and enhanced products and distribution capabilities, and a leading position across all of its core business lines. The combined company will have several strong, high quality brands to market, including John Hancock, which will be the primary brand in the United States, and Manulife Financial, which will be the primary brand in Canada and Asia.

     John Hancock’s board of directors has approved the merger agreement and the merger. Your board unanimously recommends that the stockholders of John Hancock vote “FOR” the adoption of the merger agreement.

     Attached to this letter is an important document providing detailed information concerning Manulife, John Hancock and the merger and a more thorough explanation of your board’s view of the merger. PLEASE READ THIS DOCUMENT CAREFULLY, INCLUDING THE SECTION DESCRIBING RISK FACTORS BEGINNING ON PAGE 23.

     In the proposed merger, John Hancock will become a wholly-owned subsidiary of Manulife. For each share of John Hancock common stock that you own, you will receive 1.1853 common shares of Manulife (fractional shares will not be issued, but a cash payment will be made for those fractional shares). After the merger John Hancock stockholders will own approximately 42% of the outstanding common shares of the combined company (based on the number of shares outstanding as at September 26, 2003).

     The number of Manulife common shares that you will receive in the merger is fixed and will not be adjusted based on changes in the price of Manulife common shares prior to completing the merger. The dollar value of those shares will change depending on changes in the market price of the Manulife common shares and will not be known at the time that you vote on the adoption of the merger agreement. You should obtain current market quotations for both the Manulife common shares and the John Hancock common stock. The Manulife common shares are listed on the New York Stock Exchange and the Toronto Stock Exchange under the symbol “MFC”. As an example, on                    , the closing price of Manulife common shares on the New York Stock Exchange was U.S.$         which, based on the exchange ratio of 1.1853, would result in an equivalent share price as at that date for the shares of John Hancock common stock of U.S.$         .

     Adoption of the merger agreement by the holders of at least a majority of John Hancock’s outstanding stock entitled to vote thereon is required to complete the merger. Accordingly, you are cordially invited to attend a special meeting of stockholders of John Hancock for the purpose of voting to adopt the merger agreement to be held at                    on                    , 2004 at                    .

     The merger will be a tax-free transaction for John Hancock’s U.S. stockholders except to the extent that John Hancock stockholders receive cash instead of fractional shares.

     Whether or not you plan to attend the special meeting, please submit your proxy promptly by telephone or Internet in accordance with the instructions on the enclosed proxy card or by completing, dating and returning your proxy card in the enclosed envelope. Returning the proxy card or otherwise submitting your proxy does not deprive you of your right to attend the special meeting and vote in person. It is important to vote your shares in person or by proxy because the failure to vote will have the same effect as a vote against the merger.

We look forward to your support.

Sincerely,

David F. D’Alessandro

Chairman, President and Chief Executive Officer
John Hancock Financial Services, Inc.

     Neither the Securities and Exchange Commission nor any state or provincial securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     This proxy statement/ prospectus is dated                             and is expected to be first mailed to stockholders on                    , 2004.

REFERENCE TO ADDITIONAL INFORMATION

      This proxy statement/prospectus incorporates important business and financial information about John Hancock and Manulife from documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents related to John Hancock and Manulife that are incorporated by reference in this document, without charge, by requesting them in writing or by telephone from the appropriate company.

John Hancock Financial Services, Inc. Investor Relations P.O. Box 111 Boston, MA 02117 (617) 572-0620	Manulife Financial Corporation Investor Relations 200 Bloor Street East Toronto, Ontario, Canada M4W 1E5 (800) 795-9767

      Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this proxy statement/prospectus.

      In order to receive timely delivery of requested documents in advance of the special meeting, you should make your request no later than                     , 2004.

      For information on submitting your proxy, please refer to the instructions on the enclosed proxy card. To submit your proxy by telephone, you should dial 1-800-690-6903 toll-free from a touch tone phone and follow the recorded instructions when calling from within the United States, Canada or Puerto Rico, or call                               when calling from elsewhere. To submit your proxy through the Internet, visit www.proxyvote.com and follow instructions on the website.

      See “Where You Can Find More Information” beginning on page 128.

JOHN HANCOCK FINANCIAL SERVICES, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2004

      A special meeting of stockholders of John Hancock Financial Services, Inc. will be held at                     , on                     , 2004 at                     for the purpose of voting on:

The adoption of the Agreement and Plan of Merger, dated as of September 28, 2003, among Manulife Financial Corporation, John Hancock Financial Services, Inc. and Jupiter Merger Corporation, a wholly-owned subsidiary of Manulife Financial Corporation (a copy of which is attached as Appendix A to the enclosed proxy statement/prospectus), and other procedural matters incident to the conduct of the special meeting, including any adjournment or postponement of the special meeting.

      The close of business on                     has been fixed as the record date. Only stockholders of record at the close of business on the record date will be entitled to vote at the special meeting.

      THE JOHN HANCOCK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

      Please do not send any share certificate you may have at this time.

      You should read carefully and in its entirety the attached proxy statement/prospectus which includes a copy of the merger agreement.

      It is important that your shares be represented at the special meeting. Whether or not you plan to attend the special meeting, please submit your proxy promptly by telephone or Internet in accordance with the instructions on the accompanying proxy card, or by completing, dating and returning your proxy card in the enclosed envelope. A failure to vote will have the same effect as a vote against adoption of the merger agreement. You may revoke your proxy at any time until it is voted by a later dated proxy or by attending the special meeting and voting in person.

By Order of the Board of Directors

James E. Collins
Secretary

                    , 200

i

ii

Appendix A —	Agreement and Plan of Merger

Appendix B — Opinion of Morgan Stanley & Co. Incorporated

Appendix C — Opinion of Lazard Frères & Co. LLC

Appendix D —	Material Differences Between Canadian GAAP and U.S. GAAP

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q1:	What am I being asked to vote on?

A1:	You are being asked to vote to adopt a merger agreement entered into between Manulife Financial Corporation, John Hancock Financial Services, Inc. and Jupiter Merger Corporation, a newly-formed, wholly-owned subsidiary of Manulife. As a result of the merger, John Hancock will become a subsidiary of Manulife.

Q2:	What will I receive in the merger?

A2:	In the merger, each share of your John Hancock common stock will be converted into the right to receive 1.1853 common shares of Manulife, which is referred to as the exchange ratio.

You will not receive any fractional common shares of Manulife in the merger. Instead, Manulife will pay you cash for any fractional Manulife common shares you would have otherwise received.

For example, if you own 10,000 shares of John Hancock common stock, you will receive 11,853 Manulife common shares and no cash payment. If you own 10,001 shares of John Hancock common stock, you will receive 11,854 Manulife common shares plus cash in U.S. dollars equal to 0.1853 multiplied by the closing market price of a Manulife common share on the New York Stock Exchange on the trading day preceding the date of the merger.

Q3:	How does the John Hancock board of directors recommend that I vote?

A3:	The John Hancock board of directors unanimously recommends that you vote “FOR” adoption of the merger agreement.

Q4:	Why is my Board of Directors recommending that I vote for adoption of the merger agreement?

A4:	Your board of directors sees the merger as a unique strategic opportunity to combine two exceptionally strong companies into a single, integrated, global market leader whose scale and capital is expected to create greater short and long term growth and shareholder value. For a more detailed explanation of the beliefs of your board of directors, see “The Merger — John Hancock’s Reasons for the Merger” beginning on page 38.

Q5:	What vote of John Hancock stockholders and what vote of Manulife shareholders is required in connection with the merger?

A5:	The affirmative vote of the holders of at least a majority of the outstanding shares of John Hancock entitled to vote on adoption of the merger agreement is required to adopt the merger agreement. No vote of Manulife shareholders is required (or will be sought) in connection with the merger.

Q6:	What happens if I do not vote?

A6:	If you do not vote your shares, that will be the equivalent of a vote against adoption of the merger agreement and, therefore, against the merger.

Q7:	Can the number of Manulife common shares to be issued in the merger for each share of John Hancock common stock change between now and the time the merger is completed?

A7:	No. The exchange ratio is a fixed ratio, which means that it will not change if the trading price of the Manulife common shares changes between now and the time the merger is completed. Therefore, the market value of the Manulife common shares you will receive in the merger will depend on the price of the Manulife common shares. See “Risk Factors” beginning on page 23.

In the event of a stock split, stock dividend or other similar event prior to the merger, we will adjust the exchange ratio to provide John Hancock stockholders with the same economic effect as contemplated by the merger agreement prior to this type of event. See “The Merger Agreement — Merger Consideration” beginning on page 66.

Q8:	What is the structure of the merger?

A8:	In the merger, Jupiter Merger Corporation will be merged with John Hancock. After the merger, the surviving corporation will be a wholly-owned subsidiary of Manulife named John Hancock Financial Services, Inc. See “The Merger Agreement — Structure of the Merger” beginning on page 66.

Q9:	How much of the combined company will John Hancock stockholders own?

A9:	After the merger, John Hancock stockholders will own approximately 42% of the Manulife common shares (based on shares outstanding as of September 26, 2003).

Q10:	What are the tax consequences of the merger to John Hancock stockholders?

A10:	The conversion of shares of John Hancock common stock into the right to receive Manulife common shares in the merger will be a tax-free reorganization for U.S. federal income tax purposes. Accordingly, U.S. holders of John Hancock common stock will generally not recognize any gain or loss for U.S. federal income tax purposes on the conversion of their John Hancock common stock into Manulife common shares in the merger. U.S. holders of John Hancock common stock may, however, recognize gain or loss for U.S. federal income tax purposes with respect to any cash received instead of fractional Manulife common shares. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 57.

In addition, the conversion of shares of John Hancock common stock into the right to receive Manulife common shares in the merger will not, in general, give rise to Canadian tax for holders of John Hancock common stock who are not and who are not deemed to be resident in Canada. See “The Merger — Material Canadian Federal Income Tax Consequences of the Merger” beginning on page 61.

Q11:	What dividend, if any, will I receive after the merger?

A11:	After the merger, when and if declared by Manulife’s board of directors, you will receive any dividends Manulife pays on its common shares. Manulife’s dividend payment for the third quarter of 2003 was C$0.21 per share. U.S. shareholders of Manulife receive the U.S. dollar equivalent of dividends declared in Canadian dollars. From December 18, 2002 through December 17, 2003, a U.S. shareholder of Manulife would have had dividends declared in respect of their shares in an aggregate amount of approximately U.S.$0.52 per share (based on exchange rates in effect at the relevant times).

Q12:	How will dividends, if any, received after the merger be taxed?

A12:	Subject to certain rules and limitations, the gross amount of dividends paid to certain U.S. holders of Manulife common shares (including amounts withheld to reflect Canadian withholding tax) will be treated as dividend income for U.S. federal income tax purposes and includable in the gross income of the U.S. holder on the day received by the U.S. holder for U.S. federal income tax purposes. Certain dividends received by U.S. individual holders of Manulife common shares after the merger and before January 1, 2009 may be eligible for reduced rates of U.S. federal taxation. Generally, dividends received by U.S. individual holders of Manulife common shares will be subject to non-resident Canadian withholding tax, which, subject to certain conditions and limitations, may be treated as foreign taxes eligible for credit against a U.S. holder’s U.S. federal income tax liability. See “The Merger — Material U.S. Federal Income Tax Consequences of Owning and Disposing of Manulife Common Shares” beginning on page 59 and “The Merger — Material Canadian Federal Income Tax Consequences of the Merger” beginning on page 61.

Q13:	When do you expect the merger to be completed?

A13:	We expect to complete the merger after we receive John Hancock stockholder approval at the special meeting and after we receive all required regulatory approvals. We currently anticipate closing in the second quarter of 2004. However, it is possible that we may receive all required regulatory approvals earlier than anticipated and close in the first quarter of 2004, or that factors outside our control could require us to complete the merger at a later time or not complete it at all. See “The Merger — Regulatory Matters Related to the Merger” beginning on page 63.

Q14:	What do I need to do now?

A14:	After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxy by telephone or Internet in accordance with the instructions set forth in the enclosed proxy card, or fill out, sign and date the proxy card, and then mail your signed proxy card in the enclosed prepaid envelope as soon as possible so that your shares may be voted at the special meeting. See “The Special Meeting” beginning on page 33.

Q15:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A15:	You should instruct your broker to vote your shares. Please check with your broker and follow the voting procedures your broker provides. Your broker will advise you whether you may submit voting instructions by telephone or Internet. If you do not instruct your broker, your broker will generally not have the discretion to vote your shares without your instructions. Because adoption of the merger agreement requires an affirmative vote of the holders of at least a majority of the outstanding shares of John Hancock common stock, these so-called “broker non-votes”, where the broker does not vote for or against adoption of the merger agreement, have the same effect as votes cast against adoption of the merger agreement. See “The Special Meeting — Required Vote; Quorum; How to Vote” beginning on page 33.

Q16:	May I change my vote after I have submitted a proxy by telephone or Internet or mailed my signed proxy card?

A16:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in several ways. You can send a written notice stating that you want to revoke your proxy, or you can complete and submit a new proxy card. If you choose either of these methods, you must submit your notice of revocation or your new proxy card to:

John Hancock Financial Services, Inc.

c/o ADP
51 Mercedes Way
Edgewood, NY 11717

You can also change your vote by submitting a proxy at a later date by telephone or Internet, in which case your later-submitted proxy will be recorded and your earlier proxy revoked. You can also attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy; you must vote at the special meeting.

If you have instructed a broker to vote your shares, you must follow the voting procedures received from your broker to change your vote.

Q17:	If I want to attend the special meeting, what do I do?

A17:	You must come to at on , 2004.

Q18:	Should I send in my stock certificates now?

A18:	No. If you hold any John Hancock stock certificates, you will receive written instructions for exchanging those John Hancock stock certificates for certificates representing Manulife common shares. You may not have received any stock certificates because your shares of John Hancock common stock were directly registered. The written instructions you will receive will also advise you what to do if your shares were directly registered.

Q19:	What if I cannot find my stock certificate?

A19:	There will be a procedure for you to receive Manulife common shares in the merger, even if you lost one or more of your John Hancock stock certificates. This procedure, however, may take time to complete. In order to ensure that you will be able to receive your Manulife common shares promptly after the merger is completed, if you cannot locate your John Hancock stock certificates after looking for them carefully, we urge you to contact

EquiServe Trust Company, N.A. as soon as possible and follow the procedure for replacing your John Hancock stock certificates. EquiServe Trust Company, N.A. can be reached at 1-800-333-9231, or you can write to EquiServe Trust Company, N.A. at the following address:

P.O. Box 43015

Providence, RI 02940-3015

Q20:	If I am a John Hancock policyholder, how will the occurrence of the merger affect my policy?

A20:	The adoption of the merger agreement and the occurrence of the merger will not affect your existing policy. If you are a John Hancock policyholder and have questions about your insurance policy or contract, you should contact John Hancock Customer Service at 1-800-732-5543.

Q21:	Who can help answer my additional questions about the merger?

A21:	If you have questions about the merger, you should contact:

Georgeson Shareholder Communication Inc.

17 State St, 10th Floor

New York, NY 10004

Banks and brokers call:

1-212-440-9800

All others call toll-free:

1-866-257-5508

SUMMARY

      This summary highlights selected information from this proxy statement/ prospectus. It does not contain all of the information that may be important to you. You should carefully read this entire proxy statement/ prospectus and the other documents to which this document refers for a more complete understanding of the matters being considered at the special meeting. See “Where You Can Find More Information” beginning on page 128. Unless we have otherwise stated, all references in this proxy statement/ prospectus to Manulife are to Manulife Financial Corporation, all references to John Hancock are to John Hancock Financial Services, Inc., all references to dollars or $ or U.S.$ are to U.S. dollars, all references to C$ are to Canadian dollars.

The Companies

Manulife Financial Corporation

200 Bloor Street East

Toronto, Ontario, Canada M4W 1E5
(416) 926-3000

      Manulife Financial Corporation was incorporated under the Insurance Companies Act (Canada) in 1999 for the purpose of becoming the holding company of The Manufacturers Life Insurance Company, which was founded in 1887. Prior to the incorporation of Manulife, The Manufacturers Life Insurance Company had no common shareholders and its board of directors was elected by its participating policyholders. In September 1999, The Manufacturers Life Insurance Company implemented a plan of demutualization and converted into a life insurance company with common shares and became a wholly-owned subsidiary of Manulife.

      Manulife provides a wide range of financial products and services, including individual life insurance, group life and health insurance, pension products, annuities and mutual funds, to individual and group customers in Canada, the United States and Asia. Manulife also offers reinsurance services, primarily life retrocession, and provides investment management services with respect to Manulife’s general fund assets, segregated fund assets and mutual funds and, in Canada and Asia, to institutional customers.

      Manulife is headquartered in Toronto, Canada at the above address and, as of September 30, 2003, Manulife operated in 15 countries and territories worldwide, including through subsidiary companies in Canada, the United States, Hong Kong, Japan, the Philippines, Singapore and Vietnam, branch offices in Taiwan and Macau, and joint ventures with local companies in Indonesia and China.

      Manulife’s business is organized into five operating divisions, comprised of its U.S., Canadian, Asian, Japan and Reinsurance Divisions. Each division has profit and loss responsibility and develops products, services and distribution and marketing strategies based on the profile of its business and the needs of its market.

Jupiter Merger Corporation

      Jupiter Merger Corporation is a Delaware corporation and a wholly-owned subsidiary of Manulife. Jupiter Merger Corporation was organized on September 22, 2003 solely for the purpose of effecting the merger with John Hancock. It has not carried on any activities other than in connection with the merger agreement.

John Hancock Financial Services, Inc.

John Hancock Place

200 Clarendon Street
Boston, MA 02117
(617) 572-6000

      John Hancock is a diversified financial services organization that provides a broad range of insurance and investment products and investment management and advisory services.

      John Hancock was incorporated in 1999 to become the holding company for John Hancock Mutual Life Insurance Company. Effective February 1, 2000, John Hancock Mutual Life Insurance Company, founded in 1862, adopted a plan of reorganization and converted from a mutual life insurance company to a stock life insurance company and became a wholly-owned subsidiary of John Hancock. Also, on February 1, 2000, John Hancock completed an initial public offering of its common stock.

      John Hancock operates in the following six business segments: two segments primarily serve U.S. retail customers, two segments serve primarily U.S. institutional customers, one segment serves primarily Canadian retail and group customers, and the sixth segment is the Corporate and Other Segment, which includes its remaining international operations, the corporate account and run-off from several discontinued business lines. John Hancock’s retail segments are the Protection Segment and the Asset Gathering Segment. Its institutional segments are the Guaranteed and Structured Financial Products Segment and the Investment Management Segment. John Hancock’s Maritime Life Segment consists primarily of its Canadian operating subsidiary, Maritime Life.

Comparative Per Share Market Price and Exchange Rate Data (Page 19)

      The Manulife common shares are listed principally on the Toronto Stock Exchange and the New York Stock Exchange under the trading symbol “MFC”. The John Hancock common stock is listed on the New York Stock Exchange under the trading symbol “JHF”. The following table sets forth the closing sale prices of Manulife common shares and John Hancock common stock as reported on the New York Stock Exchange Composite Tape on September 24, 2003, the last trading day before rumors of the merger were circulating in press reports, September 26, 2003, the last trading day before the public announcement of the merger, and                               , the last practicable trading day before the distribution of this proxy statement/ prospectus. The table also sets forth the equivalent pro forma sale price of John Hancock common stock on these dates, as determined by multiplying the applicable reported sale price of Manulife common shares by the exchange ratio of 1.1853. We urge you to obtain current market quotations for both the Manulife common shares and the John Hancock common stock.

					John Hancock
	Manulife		John Hancock		Pro Forma
	Common Shares		Common Stock		Equivalent

At September 24, 2003	U	.S.$31.72	U.S.$	31.72	U.S.$	37.60
At September 26, 2003		30.20		34.30		35.80
At

      On                     , the currency exchange rate was C$               per U.S.$1.00.

The Special Meeting (Page 33)

      When and Where. The special meeting will be held at           , local time, on                     , 2004 at                     .

      Purpose of the Special Meeting. The purpose of the special meeting is to vote upon adoption of the merger agreement.

      Record Date; Voting Power. Only holders of John Hancock common stock as of the close of business on                     , the record date, are entitled to vote at the special meeting or any adjournment or postponement of the special meeting. Each share of John Hancock common stock is entitled to one vote.

      Required Vote. The affirmative vote of the holders of a majority of the outstanding shares of John Hancock common stock as of the record date is required to adopt the merger agreement. Votes may be cast by telephone, via the Internet, by mailing a signed proxy card or by voting in person at the special meeting. The failure to vote, or the abstention from voting, by a stockholder will have the same effect as a vote against adoption of the merger agreement. As of the record date,                      shares of John Hancock common stock were outstanding. On the record date,           % of the outstanding shares of John Hancock common stock were held by directors and executive officers of John Hancock and their respective affiliates. All of the John Hancock directors and executive officers have indicated that they intend to vote their John Hancock shares in favor of adoption of the merger agreement.

The Merger (Page 36)

      The merger agreement provides for the merger of Jupiter Merger Corporation, a wholly-owned subsidiary of Manulife, with and into John Hancock. Following completion of the merger, John Hancock will continue as the surviving corporation of the merger and will become a wholly-owned subsidiary of Manulife. Subject to certain conditions, Manulife has the ability to elect to have John Hancock merged with and into Jupiter Merger Corporation, in which case Jupiter Merger Corporation will continue as the surviving corporation of the merger and as a wholly-owned subsidiary of Manulife. In either case, the surviving corporation will be named John Hancock Financial Services, Inc.

      In the merger, each share of your John Hancock common stock will be converted into the right to receive 1.1853 Manulife common shares. You will not receive any fractional Manulife common shares in the merger. Instead of fractional shares, you will be paid cash for any fractional share based on the closing market price of the Manulife common shares on the New York Stock Exchange on the trading day preceding the date of the merger.

      For example, if the closing market price of Manulife common shares on the New York Stock Exchange on the trading day preceding the date of the merger was $30.00, based on the exchange ratio of 1.1853, a John Hancock stockholder owning 10,001 shares of John Hancock common stock would receive 11,854 shares of Manulife common shares plus $5.56 in cash in lieu of fractional shares.

Recommendation of the John Hancock Board of Directors (Page 38)

      John Hancock’s board of directors has unanimously determined that the merger agreement and the merger are fair to, and in the best interests of, John Hancock and its stockholders and approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement.

      JOHN HANCOCK’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ADOPTION OF THE MERGER AGREEMENT.

Opinions of John Hancock’s Financial Advisors (Page 40)

      In deciding to approve the merger agreement and the merger, the John Hancock board of directors received opinions from Morgan Stanley & Co. Incorporated and Lazard Frères & Co. LLC, John Hancock’s financial advisors, that the exchange ratio was, as of the date of the opinions, fair from a financial point of view to the John Hancock stockholders (other than Manulife and its affiliates). The full text of Morgan Stanley’s written opinion dated September 28, 2003 is attached to this proxy statement/prospectus as Appendix B, and the full text of Lazard Frères’ written opinion dated September 28, 2003 is attached to this proxy statement/prospectus as Appendix C. You are encouraged to read each of these opinions carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the reviews undertaken by Morgan Stanley and Lazard Frères, respectively.

Interests of John Hancock and Manulife Executive Officers and Directors in the Merger (Page 50)

      When you consider the John Hancock board of directors’ recommendation to vote in favor of adoption of the merger agreement, you should be aware that John Hancock’s executive officers and directors may have interests in the merger that may be different from, or in addition to, the interests of the other John Hancock stockholders. The John Hancock board of directors was aware that these interests existed when it approved and declared advisable the merger agreement and determined that the merger agreement and the merger are fair to, and in the best interests of, John Hancock and its stockholders.

      In addition, certain of Manulife’s directors will be entitled to serve on the board of directors of John Hancock.

Material U.S. Federal Income Tax Consequences of the Merger and of Owning Manulife Common Shares (Page 57)

      The merger will qualify as a tax-free reorganization for U.S. federal income tax purposes, and the obligations of the parties to consummate the merger are subject to the respective receipt by Manulife and John Hancock of the opinions of their respective legal counsel to the effect that the merger will so qualify. Accordingly, U.S. holders of John Hancock common stock will not generally recognize any gain or loss for U.S. federal income tax purposes on the conversion of their John Hancock common stock into the right to receive Manulife common shares in the merger. U.S. holders of John Hancock common stock may, however, recognize gain or loss for U.S. federal income tax purposes with respect to any cash received instead of fractional Manulife common shares.

      Subject to certain rules, the gross amount of dividends paid to certain U.S. holders of Manulife common shares (including amounts withheld to reflect Canadian withholding taxes) will be treated as dividend income to these U.S. holders, to the extent paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles. This income will be includable in the gross income of a U.S. holder on the day received by the U.S. holder. These dividends will not be eligible for the dividends-received deduction allowed to corporations under the U.S. Internal Revenue Code of 1986 (referred to in this proxy statement/ prospectus as the Code). Subject to certain conditions and limitations, non-resident Canadian withholding taxes on dividends may be treated as foreign taxes eligible for credit against a U.S. holder’s U.S. federal income tax liability.

Material Canadian Federal Income Tax Consequences of the Merger (Page 61)

      The conversion of John Hancock common stock into the right to receive Manulife common shares (and cash instead of fractional Manulife common shares) pursuant to the merger will not, in general, give rise to Canadian tax for holders of John Hancock common stock who are not and who are not deemed to be resident in Canada. Dividends paid or credited to holders of Manulife common shares who are not and who are not deemed to be resident in Canada are subject to a Canadian withholding tax of 25%. Under the Canada-United States Income Tax Convention (1980), the rate of that withholding tax is generally reduced to 15% for holders resident in the United States. Assuming that the Manulife common shares are not “taxable Canadian property,” any capital gain realized on a disposition of those shares will not be subject to tax in Canada. In general, Manulife common shares are not expected to constitute “taxable Canadian property.”

Anticipated Accounting Treatment (Page 62)

      It is expected that the merger will be accounted for as a purchase of John Hancock by Manulife under both Canadian generally accepted accounting principles and U.S. generally accepted accounting principles.

Regulatory Matters Related to the Merger (Page 63)

      U.S. Antitrust Laws. The Hart-Scott-Rodino Antitrust Improvements Act of 1976 prohibits Manulife and John Hancock from completing the merger until each of them notifies and furnishes required information to the Antitrust Division of the U.S. Department of Justice and to the U.S. Federal Trade Commission and the required waiting period has expired or been earlier terminated. On November 13, 2003, the Department of Justice and the Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to the merger.

      Competition Act (Canada). Manulife and John Hancock are prohibited under the Competition Act (Canada) from completing the merger until they have furnished required information to the Commissioner of Competition appointed under the Competition Act (Canada) and the required waiting period has expired or been earlier terminated or the Commissioner of Competition has issued an advance ruling certificate or a “no-action” letter and, in the case of a no-action letter, waived the parties’ obligation pursuant to section 113(c) of the Competition Act (Canada) to make a pre-merger notification filing. On October 31, 2003, Manulife and John Hancock applied for an advance ruling certificate in respect of the merger.

      Insurance Companies Act (Canada). Manulife is required to obtain certain consents from the Minister of Finance of Canada and the Superintendent of Financial Institutions (Canada) pursuant to the Insurance Companies Act (Canada) in connection with the merger. On November 6, 2003, Manulife requested all required consents from the Minister of Finance of Canada and the Superintendent of Financial Institutions (Canada) in connection with the merger.

      U.S. State Insurance Laws. Manulife is required to obtain approvals of applications for acquisition of control from the insurance commissioner of the states of Massachusetts, Delaware and Vermont, the domiciliary states of certain John Hancock U.S. insurance company subsidiaries. Manulife has filed applications with the insurance commissioners of these three states and has also filed pre-acquisition notifications with insurance commissioners of certain other U.S. jurisdictions.

      Other Regulatory Approvals. Manulife will file applications and notifications with various state and foreign regulatory authorities and self-regulatory organizations in connection with the acquisitions or changes in control of certain subsidiaries of John Hancock, including banks, broker-dealers and insurance subsidiaries, that may be deemed to occur as a result of the merger.

No Dissenters’ Rights of Appraisal (Page 64)

      The holders of John Hancock common stock are not entitled to any dissenters’ rights of appraisal with respect to the merger.

The Merger Agreement (Page 66)

      The merger agreement is described beginning on page 66. The merger agreement is also attached as Appendix A to this document. We urge you to read this document in its entirety because it is the legal document governing the merger.

Restrictions on Solicitation (Page 75)

      Subject to specified legal and fiduciary exceptions, the merger agreement precludes John Hancock or any of its affiliates, whether directly or indirectly, from initiating, soliciting or encouraging any inquiries or proposals for, entering into any agreement in connection with, or participating in any discussions or negotiations regarding, any third party proposal relating to any merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving John Hancock or any of its significant subsidiaries, the acquisition of 10% or more of the assets of John Hancock and its subsidiaries, taken as a whole, or the acquisition of voting securities that would result in any person beneficially owning 10% or more of the total voting power of John Hancock or any of its significant subsidiaries.

Conditions to the Merger (Page 79)

      The respective obligations of each of Manulife and John Hancock to effect the merger are conditioned upon the satisfaction of the following conditions:

•	John Hancock’s stockholders having affirmatively voted to adopt the merger agreement by the requisite vote;

•	the New York Stock Exchange and the Toronto Stock Exchange having approved the listing of the Manulife common shares to be issued in connection with the merger;

•	the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 having expired or having been earlier terminated;

•	the Commissioner of Competition having issued an advance ruling certificate or a no-action letter with respect to the merger under the Competition Act (Canada);

•	the other regulatory approvals specified in the merger agreement that are required to effect the merger having been obtained, including the required approvals of the insurance commissioners of Massachusetts, Delaware and Vermont, the expiration of the pre-acquisition notification waiting periods with respect to the District of Columbia and the states of Hawaii, Maryland, New Hampshire and Washington, and the required approvals of the Minister of Finance of Canada and the Office of the Superintendent of Financial Institutions (Canada);

•	the registration statement of which this proxy statement/prospectus is a part having been declared effective under the Securities Act of 1933, and no stop order or proceeding seeking a stop order being pending by or before the Securities and Exchange Commission; and

•	no injunction, order or other legal restraint or prohibition preventing the consummation of the merger being in effect and no statute, rule, regulation or order by any Hong Kong, Japanese, U.S. or Canadian governmental entity being in effect which makes the consummation of the merger illegal.

      The obligation of each of Manulife and John Hancock to effect the merger is further subject to the satisfaction (or waiver) of the following additional conditions:

•	the other party having performed in all material respects its obligations under the merger agreement and its representations and warranties in the merger agreement being true and correct as of the closing of the merger, except for failures to be true and correct that would not reasonably be expected to have a material adverse effect (as defined in the merger agreement) on the party having the benefit of the condition or the surviving corporation; and

•	the party with the benefit of the condition having received an opinion from its U.S. tax counsel that:

—	the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;

—	each of Manulife, Jupiter Merger Corporation and John Hancock will be a party to the reorganization within the meaning of Section 368(b) of the Code; and

—	Manulife will be treated as a corporation under Section 367(a) of the Code with respect to each transfer of property to it pursuant to the merger.

      The obligation of Manulife to effect the merger is further subject to the satisfaction (or waiver) of the following additional conditions:

•	no governmental entity or required regulatory approval having imposed in connection with the merger any condition that is materially adverse to Manulife and its subsidiaries, taken as a whole, or John Hancock and its subsidiaries, taken as a whole (either before or after giving effect to the merger); and

•	neither Manulife nor any of its subsidiaries being required to become registered as a bank holding company under the Bank Holding Company Act of 1956, or as a savings and loan holding company for purposes of the U.S. Home Owners’ Loan Act, as a result of acquiring John Hancock’s subsidiary, First Signature Bank & Trust Company, in connection with the merger.

Termination (Page 81)

      Manulife and John Hancock can mutually agree to terminate the merger agreement prior to the effective time of the merger. Also, either party may terminate the merger agreement without the consent of the other if:

•	any governmental entity issues an order or injunction or other legal restraint or prohibition preventing consummation of the merger that has become final and nonappealable;

•	the merger is not consummated by September 28, 2004, unless the party seeking to terminate the merger agreement has failed to comply with the merger agreement and that failure has been the cause of, or resulted in, the failure of the merger to occur on or before September 28, 2004;

•	the John Hancock stockholders fail to adopt the merger agreement at the special meeting (or any adjournment or postponement of the special meeting); or

•	the other party breaches the merger agreement, the breach would prevent satisfaction of a closing condition and the breach is not reasonably capable of being cured or is not cured prior to 60 days after receipt of written notice of the breach (or by three business days prior to September 28, 2004).

      Additionally, Manulife may terminate the merger agreement if John Hancock’s board of directors has withdrawn, modified or qualified (or publicly proposed to or publicly stated that it intends to withdraw, modify or qualify) in any manner adverse to Manulife its recommendation of the merger agreement, or if, prior to the special meeting, John Hancock’s board of directors recommends to John Hancock’s stockholders or otherwise publicly recommends or enters into an agreement with respect to a superior acquisition proposal for at least a majority of John Hancock’s voting securities. Furthermore, John Hancock may terminate the merger agreement if it elects to enter into a binding agreement with respect to a superior acquisition proposal for at least a majority of John Hancock’s voting securities.

      If the merger agreement is terminated under certain circumstances after a third party acquisition proposal has been made, including circumstances involving a change in recommendation by John Hancock’s board of directors or a termination by John Hancock’s board of directors in order to enter into a binding agreement with respect to a superior acquisition proposal for at least a majority of John Hancock’s voting securities, John Hancock is required to pay Manulife a termination fee of $323 million, plus Manulife’s fees, costs and expenses in connection with the merger (subject to a cap of $25 million). The termination fee could discourage other companies from seeking to acquire or merge with John Hancock.

Comparison of Stockholder Rights (Page 112)

      The conversion of your shares of John Hancock common stock into the right to receive Manulife common shares in the merger will result in differences between your rights as a Manulife shareholder, governed by the Insurance Companies Act (Canada), and your rights as a John Hancock stockholder, governed by the Delaware General Corporation Law.

SELECTED HISTORICAL FINANCIAL DATA OF MANULIFE

      The following selected historical financial data of Manulife have been prepared in accordance with U.S. generally accepted accounting principles (referred to in this proxy statement/ prospectus as U.S. GAAP) and are expressed in U.S. dollars.

      As a corporation incorporated under the Insurance Companies Act (Canada) and governed by various securities regulatory authorities in Canada, Manulife is required to prepare and file financial statements in accordance with Canadian generally accepted accounting principles, including the accounting requirements of the Superintendent of Financial Institutions (Canada) (referred to in this proxy statement/ prospectus as Canadian GAAP). Manulife expresses its Canadian GAAP financial statements in Canadian dollars. As permitted by the rules and guidelines of the Securities and Exchange Commission (referred to in this proxy statement/ prospectus as the SEC), Manulife files those financial statements prepared in accordance with Canadian GAAP (and reconciled to U.S. GAAP only in respect of its annual audited consolidated financial statements as required by applicable SEC rules and guidelines) and expressed in Canadian dollars in its periodic reports filed with the SEC. Canadian GAAP differs in some important respects from U.S. GAAP. For an explanation of the differences between Canadian GAAP and U.S. GAAP, see Appendix D to this proxy statement/ prospectus.

      The following financial data as at and for each of the five years ended December 31, 2002, 2001, 2000, 1999 and 1998 have been derived from the U.S. GAAP reconciliations contained within Manulife’s consolidated financial statements, which have been audited by Ernst & Young LLP, independent auditors. The following historical financial data as at and for the nine-month periods ended September 30, 2003 and September 30, 2002 have been derived from Manulife’s unaudited interim consolidated financial statements, which include, in the opinion of Manulife’s management, all adjustments, consisting solely of normal and recurring adjustments, necessary to present fairly the results of operations and financial position of Manulife for the periods and dates presented. The results of operations for an interim period are not necessarily indicative of results for the full year or any other interim period.

      The data presented below is only a summary and should be read in conjunction with the respective audited and unaudited financial statements of Manulife, including the notes thereto, incorporated by reference into this proxy statement/ prospectus (all of which financial statements have been prepared in accordance with Canadian GAAP and reconciled to U.S. GAAP to the extent required by applicable SEC rules and guidelines). You should also read the following summary data in conjunction with “Management’s Analysis of Operations” in Manulife’s Form 6-K filed with the SEC on November 24, 2003 and “Management’s Discussion and Analysis” in Manulife’s Form 40-F, as amended by its Form 40-F/A, for the year ended December 31, 2002, each of which are incorporated by reference into this proxy statement/ prospectus. See “Where You Can Find More Information” beginning on page 128.

      Manulife expects to continue to prepare financial information in its periodic reports filed with the SEC in accordance with Canadian GAAP and expressed in Canadian dollars, which it expects will be reconciled annually and quarterly to U.S. GAAP following the merger.

      The historical results included below and elsewhere in this proxy statement/ prospectus are not necessarily indicative of future performance of Manulife or the combined company.

	As at and for the nine
	months ended
	September 30,		As at and for the years ended December 31,

	2003	2002	2002	2001	2000	1999		1998

	(U.S.$ in millions except per share data)(1)
Statements of Operations Data:
Total revenue	$6,961	$5,912	$7,804	$7,939	$8,198	$7,170			$6,481
Net income	814	390	618	697	1,452	507			346
Per Share Data:
Basic earnings per common share	$1.76	$0.81	$1.30	$1.44	$3.01	$1.01	(2)	$	N/A
Diluted earnings per common share	1.75	0.80	1.29	1.43	3.00	1.01	(2)		N/A
Dividend declared per common share(3)	0.40	0.27	0.38	0.31	0.27	N/A			N/A
Funds under Management Data:
General account assets	$65,965	$56,880	$57,808	$54,223	$44,475	$43,281			$38,855
Separate account assets	48,419	34,031	37,244	37,178	36,618	33,972			24,846
Mutual and other managed funds	5,215	3,019	3,893	2,740	5,699	4,413			3,504
Balance Sheet Data:
Common shares	$444	$378	$377	$385	$399	$435			$—
Retained earnings/ surplus	6,997	5,672	5,909	5,813	5,430	4,328			4,241
Accumulated effect of comprehensive income on equity	1,239	231	894	625	682	1,105			1,001
Total common shareholders’ equity	8,680	6,281	7,180	6,823	6,511	5,868			5,242
Number of common shares outstanding (in millions)	463	467	463	482	482	494			—

(1)	Canadian dollars have been translated into U.S. dollars using actual rates in effect at the date indicated above and average rates in effect for the periods indicated above.

(2)	Refers to adjusted basic earnings per common share for the year ended December 31, 1999, derived by using net income attributed to common shareholders after demutualization plus net income attributed to mutual operations prior to demutualization and the weighted average of the number of common shares outstanding for the year ended December 31, 1999 of 501 million, assuming that common shares issued to policyholders were outstanding at the beginning of the year. Basic earnings per share were not available as a reconciliation from Canadian GAAP net income to U.S. GAAP net income and were provided only on a full-year basis.

(3)	Reflects U.S. dollar equivalent amounts. Dividends are declared in Canadian dollars. For the nine months ended September 30, 2003 and 2002, dividends declared per common share were C$ 0.57 and C$ 0.42, respectively. For the years ended December 31, 2002, 2001 and 2000, dividends declared per common share were C$ 0.60, C$ 0.48 and C$ 0.40, respectively.

SELECTED HISTORICAL FINANCIAL DATA OF JOHN HANCOCK

      The following selected historical financial data of John Hancock as at and for each of the five years ended December 31, 2002, 2001, 2000, 1999 and 1998 have been prepared in accordance with U.S. GAAP and have been derived from John Hancock’s consolidated financial statements, as filed with the SEC, which have been audited by Ernst & Young LLP, independent auditors. The following historical financial data as at and for the nine-month periods ended September 30, 2003 and September 30, 2002 have been derived from John Hancock’s unaudited interim consolidated financial statements which include, in the opinion of John Hancock management, all adjustments, consisting only of normal and recurring adjustments, necessary to present fairly the results of operations and financial condition of John Hancock for the periods and dates presented. The results of operations for an interim period are not necessarily indicative of the results for the full year or any other interim period.

      The data presented below should be read in conjunction with the respective audited and unaudited consolidated financial statements of John Hancock, including the notes thereto, incorporated by reference into this proxy statement/prospectus. You should also read “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in John Hancock’s Form 10-Q for the quarter ended September 30, 2003 and its Form 10-K for the year ended December 31, 2002, in each case, incorporated by reference into this proxy statement/ prospectus. See “Where You Can Find More Information” beginning on page 128.

      The historical results included below and elsewhere in this proxy statement/ prospectus are not necessarily indicative of the future performance of John Hancock or the combined company.

	As at and for the
	nine months ended
	September 30,		As at and for the years ended December 31,

	2003	2002	2002	2001	2000	1999	1998

	(U.S.$ in millions except per share data)
Statements of Operations Data:
Total revenue	$7,204	$6,391	$8,455	$9,109	$8,937	$7,808	$6,902
Net income	734	403	499	619	819	153	448
Per share data:
Basic earnings per common share	$2.55	$1.38	$1.71	$2.03	$2.60	$0.49	$—
Diluted earnings per common share	2.54	1.37	1.70	2.01	2.59	0.49	—
Dividend declared per common share	—	—	0.32	0.31	0.30	N/A	N/A
Funds under Management Data:
General account assets	$86,196	$74,513	$77,037	$68,426	$60,940	$56,408	$52,000
Separate account assets	22,673	19,623	20,827	22,719	26,455	28,048	24,967
Third party assets (including eliminations)	42,726	37,467	40,112	42,952	46,571	50,525	53,761
Balance Sheet Data:
Common shares	$3	$3	$3	$3	$3	$—	$—
Retained earnings/surplus	6,433	5,685	5,685	5,634	5,675	4,825	4,672
Accumulated effect of comprehensive income on equity	1,682	391	523	228	77	(34)	283
Total common shareholders’ equity	8,118	6,079	6,211	5,865	5,755	4,791	4,955
Number of common shares outstanding (in millions)	289	288	288	297	312	—	—

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA AND

UNAUDITED PER SHARE DATA

      The following tables set forth selected unaudited pro forma combined financial data. The pro forma amounts included in the tables below have been prepared in accordance with U.S. GAAP, are based on the purchase method of accounting and are presented as if the merger had been effective as at January 1, 2002 in respect of the amounts derived from the pro forma statements of operations and as at September 30, 2003 in respect of amounts derived from the pro forma balance sheet. The pro forma amounts in the tables below do not include the anticipated financial benefits from such items as cost savings and revenue synergies arising from the merger, nor do these amounts include the portion of restructuring and integration costs to be incurred by Manulife.

      You should read this information in conjunction with, and the information is qualified in its entirety by, the consolidated financial statements and accompanying notes of Manulife and John Hancock incorporated into this proxy statement/prospectus by reference and the unaudited pro forma combined financial statements and accompanying discussions and notes beginning on page 83. See also “Where You Can Find More Information” beginning on page 128. The pro forma amounts in the tables below are presented for informational purposes only. You should not rely on the pro forma amounts as being necessarily indicative of the financial position or results of operations of the combined company that would have actually occurred had the merger been effective during the periods presented or of the future financial position or future results of operations of the combined company. The combined financial information as at or for the periods presented may have been different had the companies actually been combined as at or during those periods.

	As at and for the
	nine months ended	For the year ended
	September 30, 2003	December 31, 2002

	(U.S.$ in millions except per share data)
Statements of Operations Data:
Total revenue (a)	$13,778		$15,737
Net income (a)	1,516		1,136
Per Share Data:
Basic earnings per common share (a)	$1.90		$1.40
Diluted earnings per common share (a)	1.89		1.39
Funds under Management Data:
General account assets	$156,497	$	N/A
Separate account assets	71,092		N/A
Mutual and other managed funds	47,941		N/A
Balance Sheet Data:
Common shares	$10,310	$	N/A
Retained earnings	7,170		N/A
Accumulated effect of comprehensive income on equity	1,220		N/A
Total Equity	18,700		N/A
Number of common shares outstanding (in millions)	800		N/A

(a)	These pro forma amounts were determined for the periods shown after giving effect to the appropriate pro forma adjustments (assuming completion of the merger as at January 1, 2002).

COMPARATIVE PER SHARE DATA

      The following table presents, for the periods indicated, selected pro forma per share amounts in U.S. dollars for the Manulife common shares, pro forma per share equivalent amounts for shares of John Hancock common stock and the comparative historical per share data for the Manulife common shares and John Hancock common stock. The pro forma amounts included in the table below are presented as if the merger had been effective for the periods presented, have been prepared in accordance with U.S. GAAP and are based on the purchase method of accounting. The pro forma amounts in the tables below do not include the anticipated financial benefits from such items as cost savings and revenue synergies arising from the merger, nor do these amounts include the portion of restructuring and integration costs to be incurred by Manulife.

      You should read this information in conjunction with, and the information is qualified in its entirety by, the consolidated financial statements and accompanying notes of Manulife and John Hancock incorporated into this proxy statement/prospectus by reference and the unaudited pro forma combined financial statements and accompanying discussions and notes beginning on page 83. See also “Where You Can Find More Information” beginning on page 128. The pro forma amounts in the table below are presented for informational purposes only. You should not rely on the pro forma amounts as being indicative of the financial position or results of operations of the combined company that would have actually occurred had the merger been effective during the periods presented or of the future financial position or future results of operations of the combined company. The combined financial information as at and for the periods presented may have been different had the companies actually been combined as at and during those periods.

	As at and for the	As at and for the
	nine months ended	year ended
	September 30, 2003	December 31, 2002

	(U.S.$)
Basic Earnings Per Share
Manulife historical	$1.76	$1.30
John Hancock historical	2.55	1.71
Manulife pro forma(a)	1.90	1.40
John Hancock pro forma equivalent(b)	2.25	1.66
Diluted Earnings Per Share
Manulife historical	$1.75	$1.29
John Hancock historical	2.54	1.70
Manulife pro forma(a)	1.89	1.39
John Hancock pro forma equivalent(b)	2.24	1.65
Dividends Per Share
Manulife historical	$0.40	$0.38
John Hancock historical(c)	N/A	0.32
Manulife pro forma(d)	0.40	0.38
John Hancock pro forma equivalent(b)	0.47	0.45
Book Value Per Share at Period End
Manulife historical	$18.76	$15.52
John Hancock historical	28.06	21.57
Manulife pro forma(e)	23.38	N/A
John Hancock pro forma equivalent(b)	27.71	N/A

	As at and for the	As at and for the
	nine months ended	year ended
	September 30, 2003	December 31, 2002

	(U.S.$)
Basic Income (Loss) Per Share from Continuing Operations
Manulife historical	$1.76	$1.30
John Hancock historical	2.55	1.71
Manulife pro forma(a)	1.90	1.40
John Hancock pro forma equivalent(b)	2.25	1.66

(a)	These Manulife pro forma per share amounts were determined for the periods shown after giving effect to the appropriate pro forma adjustments (assuming completion of the merger as at January 1, 2002).

(b)	John Hancock pro forma equivalent per share amounts are calculated by multiplying the Manulife pro forma amounts per share by the exchange ratio of 1.1853.

(c)	Historically, John Hancock has paid an annual cash dividend but not quarterly dividends.

(d)	Manulife pro forma dividends per share represent historical dividends per share.

(e)	Manulife pro forma book value per share was determined as at September 30, 2003 after giving effect to transaction-related expenses and other pro forma adjustments.

COMPARATIVE PER SHARE MARKET PRICE AND EXCHANGE RATE DATA

Comparative Per Share Market Prices

      The Manulife common shares are principally listed on the Toronto Stock Exchange and the New York Stock Exchange under the trading symbol “MFC”. The Manulife common shares also trade on the Philippine Stock Exchange and The Stock Exchange of Hong Kong. The John Hancock common stock is listed on the New York Stock Exchange under the trading symbol “JHF”. The following table sets forth, for the respective quarters indicated, the high and low sale prices per share of Manulife common shares as reported on the Toronto Stock Exchange and the New York Stock Exchange Composite Tape and the high and low sale prices per share of John Hancock common stock as reported on the New York Stock Exchange Composite Tape. The Toronto Stock Exchange sale prices of Manulife common shares are presented in Canadian dollars, and the New York Stock Exchange sale prices of Manulife common shares and John Hancock common stock are presented in U.S. dollars.

	The Toronto Stock
	Exchange				The New York Stock Exchange

	Manulife Common				Manulife Common				John Hancock Common
	Shares				Shares				Stock

	High		Low		High		Low		High			Low

2000
First Quarter	C$	21.45	C$	15.25	U.S.$	14.75	U.S.$	10.25	U.S.$	18.81	(a)	U.S.$	13.44	(a)
Second Quarter		28.25		20.85		19.19		14.31		24.63			16.38
Third Quarter		32.55		25.20		22.00		17.06		28.13			20.63
Fourth Quarter		48.40		30.85		32.19		20.44		38.25			25.63
2001
First Quarter	C$	47.25	C$	36.50	U.S.$	31.38	U.S.$	24.25	U.S.$	40.00		U.S.$	31.50
Second Quarter		42.50		37.59		27.98		24.40		41.40			33.86
Third Quarter		48.25		34.35		31.36		22.03		41.70			33.15
Fourth Quarter		44.39		36.87		27.84		23.27		41.93			33.34
2002
First Quarter	C$	45.60	C$	39.85	U.S.$	28.75	U.S.$	25.05	U.S.$	42.30		U.S.$	35.20
Second Quarter		46.85		40.40		29.99		26.45		40.67			32.85
Third Quarter		43.16		31.05		28.65		19.70		35.25			26.55
Fourth Quarter		40.62		27.62		25.79		17.37		32.30			25.84
2003
First Quarter	C$	38.30	C$	33.90	U.S.$	25.74	U.S.$	21.80	U.S.$	30.62		U.S.$	25.40
Second Quarter		39.63		34.95		29.49		23.74		33.14			26.40
Third Quarter		43.70		37.39		32.04		27.05		35.00			29.80
Fourth Quarter (through December 22, 2003)		42.78		37.70		32.46		28.40		37.62			33.25

(a)	John Hancock high and low sale prices are presented for the period from February 1, 2000 through March 31, 2000.

      The table below sets forth the high and low sale prices for each of the six most recent full calendar months for Manulife common shares as reported on the Toronto Stock Exchange and the New York Stock Exchange Composite Tape and the John Hancock common stock on the New York Stock Exchange Composite Tape. The Toronto Stock Exchange sales prices of Manulife common shares are presented in Canadian dollars, and the New York Stock Exchange sale prices of Manulife common shares and John Hancock common stock are presented in U.S. dollars.

	The Toronto Stock Exchange				The New York Stock Exchange

	Manulife				Manulife				John Hancock
	Common Shares				Common Shares				Common Stock

	High		Low		High		Low		High		Low

July 2003	C$	41.32	C$	37.39	U.S.$	29.64	U.S.$	27.05	U.S.$	33.28	U.S.$	30.27
August 2003		42.55		40.50		30.80		28.85		32.68		29.80
September 2003		43.70		38.97		32.04		28.70		35.03		30.24
October 2003		40.40		37.70		30.58		28.40		35.66		33.25
November 2003		41.58		38.89		31.82		29.67		36.94		34.34
December 2003 (through December 22, 2003)		42.78		40.96		32.46		31.11		37.62		36.10

      The table below sets forth the closing sale prices of Manulife common shares and John Hancock common stock as reported on the New York Stock Exchange Composite Tape on September 24, 2003, the last trading day before rumors of the merger were circulating in press reports, September 26, 2003, the last trading day before the public announcement of the merger, and  the last practicable trading day before the distribution of this proxy statement/ prospectus. The table also sets forth the equivalent pro forma sale price of John Hancock common stock on each of these dates, as determined by multiplying the applicable closing sale price of Manulife common shares by the exchange ratio of 1.1853. We urge you to obtain current market quotations for both the Manulife common shares and the John Hancock common stock.

					John Hancock
	Manulife		John Hancock		Pro Forma
	Common Shares		Common Stock		Equivalent

At September 24, 2003	U.S.$	31.72	U.S.$	31.72	U.S.$	37.60
At September 26, 2003		30.20		34.30		35.80
At

Currency Exchange Rate Data

      The following tables show, for the periods and dates indicated, certain information regarding the U.S. dollar/ Canadian dollar exchange rate. The information is based on the noon buying rate in the City of New York. On                     , the currency exchange rate was C$                    per U.S.$1.00.

Year Ended December 31,	Average Rate(1)

	(Per U.S.$1.00)
1998	C$	1.489408
1999		1.482708
2000		1.487050
2001		1.551890
2002		1.570240
2003 (through December 19, 2003)		1.395925

Nine months ended	Average rate(1)

	(Per
	U.S.$1.00)
September 30, 2003	C$	1.42109
September 30, 2002		1.57068

(1)	The average rate is calculated as the average of the noon buying rate on the last day of each month during the period.

Previous six months	High		Low

	(Per U.S.$1.00)
June 2003	C$	1.3768	C$	1.3348
July 2003		1.4114		1.3368
August 2003		1.4100		1.3836
September 2003		1.3876		1.3469
October 2003		1.3481		1.3043
November 2003		1.3362		1.2973
December 2003 (through December 19, 2003)		1.3405		1.2967

RECENT DEVELOPMENTS

Share Purchases

      On November 20, 2003, Manulife issued a press release announcing that it intended to purchase its common shares and shares of John Hancock common stock, subject to market conditions and U.S. and Canadian securities laws. Manulife appointed agents who determine the price, amount and timing for purchases, subject to volume and price parameters set by Manulife from time to time.

      Following this press release, Manulife has purchased its own common shares as well as shares of John Hancock common stock. Manulife’s purchases of its own common shares are made on the Toronto Stock Exchange under its previously announced normal course issuer bid and in accordance with applicable Toronto Stock Exchange rules, including the limit on purchases to 2% of outstanding shares in any 30-day period. In addition, Manulife has voluntarily adopted additional restrictions on purchases of its own common shares, including daily limitations based upon the average daily trading volume of Manulife common shares on the Toronto Stock Exchange (based on the pricing and volume principles of Rule 10b-18 under the Exchange Act). Manulife’s purchases of shares of John Hancock common stock are made on the New York Stock Exchange and are subject to restrictions equivalent to those Manulife has imposed on purchases of its own common shares. After completion of the merger, the shares of John Hancock common stock purchased by Manulife will be cancelled.

      Manulife has issued press releases at the end of each day on which it has purchased its own common shares or shares of John Hancock common stock in which Manulife discloses the aggregate number of shares purchased and the volume weighted average price per share of the shares purchased. Between November 21, 2003 and December 22, 2003, Manulife purchased an aggregate number of 220,200 of its own common shares at a volume weighted average price per share of C$40.00 and an aggregate number of 1,474,000 shares of John Hancock common stock at a daily volume weighted average price per share ranging from U.S.$35.75 to U.S.$36.69. Although Manulife will cease purchasing its own common shares during the period from the date of the mailing of this proxy statement/ prospectus through the special meeting, Manulife currently intends to continue to purchase shares of John Hancock common stock from time to time during this period subject to market conditions and applicable securities law requirements.

Mutual Fund Information Request

      John Hancock has received information requests from the SEC and the NASD with respect to market timing and late trading of mutual funds, including with respect to mutual funds underlying variable life and annuity products and a subpoena from the Secretary of State of Massachusetts relating to trading in mutual funds. Manulife has also received information requests from the SEC, the NASD and the Ontario Securities Commission and a subpoena from the Attorney General of New York with respect to market timing and late trading of mutual funds, including with respect to mutual funds underlying variable life and annuity products. It is believed that these inquiries are similar to those made to many financial service companies as part of an industry-wide investigation by various regulatory agencies into practices, policies and procedures relating to trading in mutual fund shares. Each of John Hancock and Manulife is conducting internal investigations into these matters and has been and intends to continue to cooperate with the foregoing regulatory authorities, as applicable, in connection with their respective inquiries.

RISK FACTORS

      In addition to the other information included or incorporated by reference into this proxy statement/ prospectus, including the matters addressed under the caption “Cautionary Statement Concerning Forward-Looking Statements,” beginning on page 32, you should carefully consider the matters described below in evaluating an investment in Manulife common shares offered by this proxy statement/ prospectus.

Risks Related to the Terms of the Merger

Because the exchange ratio is fixed and the market price of Manulife common shares may fluctuate, you cannot be certain of the dollar value of the merger consideration that John Hancock stockholders will receive in the merger.

      Upon completion of the merger, each share of John Hancock common stock issued and outstanding immediately prior to the effective time of the merger (other than treasury stock of John Hancock and John Hancock common stock owned by Manulife, Jupiter Merger Corporation or any other wholly-owned subsidiary of Manulife that is not beneficially owned by third parties) will be converted into the right to receive 1.1853 Manulife common shares. Because the exchange ratio of 1.1853 is fixed, the value of the Manulife common shares issued in the merger will depend on the price of Manulife common shares at the time they are issued.

      In addition, the price of John Hancock common stock and Manulife common shares immediately prior to the effective time of the merger may vary from their respective prices on the date the merger agreement was executed, on the date of this proxy statement/ prospectus and on the date of the special meeting. Variations in the prices of John Hancock common stock and Manulife common shares prior to the effective time of the merger may be the result of various factors, including:

•	changes in the business, operations or prospects of Manulife, John Hancock or the combined company;

•	governmental or regulatory developments, including any limitations or conditions to consummation of the merger;

•	economic conditions and the outlook for economic conditions; and

•	the timing of the consummation of the merger.

      Certain stockholders of John Hancock are able to own shares of U.S. companies only and therefore may not be permitted to hold Manulife common shares, and others may not wish to hold Manulife common shares. Related sales are likely to occur prior to or following the consummation of the merger. If the supply of Manulife common shares is significantly greater than the associated demand, the market price of the Manulife common shares may significantly decline and there can be no assurance that the market price would thereafter recover.

      If the merger is completed, it will not be completed until following the date of the special meeting and the satisfaction or waiver of all conditions to the merger. Therefore, at the time of the special meeting you will not know the precise dollar value of the merger consideration you will become entitled to receive at the effective time of the merger. You are urged to obtain a current market quotation for Manulife common shares.

Risks Related to the Combined Company

Upon completion of the merger, holders of John Hancock common stock will become holders of Manulife common shares, and the market price for Manulife common shares may be affected by factors different from those affecting the shares of John Hancock.

      Upon completion of the merger, holders of John Hancock common stock will become holders of Manulife common shares. Manulife’s businesses differ from those of John Hancock, and accordingly the results of operations of the combined company will be affected by some factors different from those currently affecting the results of operations of John Hancock. For a discussion of the businesses of John Hancock and Manulife and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/ prospectus and referred to under “Where You Can Find More Information” beginning on page 128.

Manulife and John Hancock may experience difficulties in integrating John Hancock’s business with the existing Manulife businesses and will incur significant transaction, merger-related and restructuring costs in connection with the merger.

      Achieving the anticipated benefits of the merger will depend in part upon whether Manulife and John Hancock can integrate their businesses in an efficient and effective manner. The merger involves the integration of two large companies that have previously operated independently of each other, and the successful combination of the two business enterprises may result in a diversion of management attention for a period of time. The parties expect to incur significant one-time costs in connection with the merger and the related integration as described under “Unaudited Pro Forma Combined Financial Information” beginning on page 83. The costs and liabilities actually incurred in that process may exceed those anticipated. In addition, Manulife and John Hancock may not accomplish the merger integration process promptly or successfully. If management is unable to promptly and successfully integrate the operations of the two companies, the anticipated benefits of the merger may not be realized.

Manulife and John Hancock may not achieve the cost savings and increased revenues they have anticipated for the combined company.

      Manulife’s and John Hancock’s rationales for the merger are, in part, predicated on their ability to realize cost savings and to increase revenues through the combination of two strong companies. Achieving these cost savings and revenue increases are dependent upon a number of factors, many of which are beyond Manulife’s and John Hancock’s control. The parties may not be able to achieve the anticipated cross-selling opportunities, the development and marketing of more comprehensive insurance product offerings, cost savings, revenue growth and the consistent use of the best practices of Manulife and John Hancock. An inability to realize the full extent of, or any of, the anticipated benefits of the merger, as well as any delays encountered in the transition process, could have an adverse effect upon the revenues, level of expenses, operating results and financial condition of the combined company, which may affect the value of the Manulife common shares after the effective time of the merger. See “The Merger — John Hancock’s Reasons for the Merger; Recommendation of the John Hancock Board of Directors” beginning on page 38 and “The Merger — Manulife’s Reasons for the Merger” beginning on page 48.

Uncertainties associated with the merger or Manulife as a new owner may cause John Hancock to lose customers.

      John Hancock’s customers may, in response to the announcement of the merger, delay or defer decisions concerning their use of John Hancock products and services because of uncertainties related to the consummation of the merger, including that there can be no assurances that the merger will be consummated. John Hancock’s customers may also determine to withdraw assets under John Hancock’s management, because of uncertainties associated with the merger and/or because, if the merger is completed, John Hancock will no longer be an independently run company. Any of these matters could have an adverse effect on Manulife’s business, results of operations or financial condition following the merger.

Uncertainties associated with the merger may cause a loss of employees.

      The success of the combined company after the merger will depend in part upon the ability of Manulife and John Hancock to retain key employees of both companies. Competition for qualified personnel can be very intense. In addition, key employees may depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company.

Accordingly, no assurance can be given that Manulife or John Hancock will be able to retain key employees to the same extent that they have been able to do so in the past.

The merger is subject to the receipt of consents and approvals from government entities that may impose conditions that could have an adverse effect on Manulife.

      Completion of the merger is conditioned upon the receipt of U.S., Canadian and foreign consents, orders, approvals and clearances from various federal, state, provincial and foreign governmental entities, including the insurance regulatory agencies of various states. The terms and conditions of these consents, orders, approvals and clearances may require the divestiture of divisions, operations or assets of Manulife or may affect the licenses of insurance subsidiaries of Manulife or John Hancock or may impose other conditions. These required divestitures or other conditions, if any, could have an adverse effect on the business, financial condition or results of operations of Manulife or may cause the abandonment of the merger by Manulife or John Hancock. See “Regulatory Matters Related to the Merger” beginning on page 63 and “The Merger Agreement — Conditions to the Merger” beginning on page 79.

The combined company will face significant competition, which may reduce market share and lower profits.

      Manulife and John Hancock both operate in highly competitive markets in Canada, the United States and Asia. In these markets, the businesses compete not only with other insurance companies, but also, depending upon the market, with non-insurance financial services companies, including banks, stock brokerage firms, investment advisors and mutual fund companies. The level of competition may increase further as a result of the continuing consolidation of the financial services industry. Mergers and acquisitions involving financial services companies have increased significantly, as these companies attempt to improve their competitive position through increased market share, economies of scale and diversification of products and services. Increased competition may reduce the combined company’s market share with respect to core product offerings and lower profits.

There can be no assurance that the merger will not result in a ratings downgrade of Manulife or John Hancock, which may result in an adverse effect on the combined company’s business, financial condition and results of operations.

      Ratings with respect to claims paying ability and financial strength are important factors in establishing the competitive position of life insurance companies and also impact the cost and availability of capital to an insurance company. Manulife competes, and the combined operations of Manulife and John Hancock will compete, with other insurance companies, financial intermediaries and other financial institutions on the basis of a number of factors, including the ratings assigned by internationally-recognized rating organizations. Ratings represent an important consideration in maintaining customer confidence in Manulife and in John Hancock and in their respective ability to market their insurance, pension and annuity products. Rating organizations regularly analyze the financial performance and condition of insurers, including Manulife and John Hancock. Any ratings downgrades, or the potential for ratings downgrades, of Manulife or John Hancock could increase surrender levels of annuity and insurance products and adversely affect Manulife’s or John Hancock’s ability to market and distribute products and services, which could have an adverse effect on the combined company’s business, financial condition and results of operations.

A decline in the Canadian or U.S. stock market, real estate market or general economic conditions could adversely affect the combined company’s general equity portfolio and real estate portfolio, sales of variable products, and reserves for guarantees associated with variable products.

      Sales of variable insurance, annuity and pension products are substantially affected by stock market performance and demand for products that allow customers to participate in that performance. A pronounced and sustained decline in the Canadian or U.S. stock markets or poor investment performance by Manulife’s or John Hancock’s segregated funds or mutual funds may reduce demand for or increase surrenders of these products, which may not be offset by increased demand for Manulife’s or John Hancock’s fixed-rate products. If this occurs, it may have an adverse effect on the combined company’s business, financial condition and results of operations. A market decline could also increase the cost of guarantees associated with variable products. A pronounced and sustained decline in the Canadian or U.S. stock markets would reduce the market value of the combined company’s general account equity portfolio. Under Canadian GAAP, 5% of both realized and unrealized general account equity portfolio gains and losses are included in Manulife’s investment income each period. As at September 30, 2003, on a pro forma basis, after giving effect to the merger, the carrying value of the combined company’s general fund equity portfolio constituted approximately 4.2% of its general fund invested assets on a U.S. GAAP basis.

      During the period from the late 1980s through the mid-1990s, the commercial real estate markets in Canada and the United States underwent a period of significant declining values. This decline adversely affected Manulife’s and John Hancock’s Canadian and U.S. mortgage and real estate portfolios and required an increase in the levels of allowances for losses on, and write-downs of, these invested assets. There can be no assurance that the market and economic conditions that precipitated prior year charges against Manulife’s and John Hancock’s earnings will not recur. Accordingly, a pronounced and sustained decline in the Canadian or U.S. real estate markets would reduce the market value of the combined company’s general fund real estate portfolio. Under Canadian GAAP, 3% of both realized and unrealized real estate market gains and losses are included in Manulife’s investment income each quarter. As at September 30, 2003, on a pro forma basis, after giving effect to the merger, the carrying value of the combined company’s general fund mortgage and real estate portfolios constituted approximately 15.9% and 1.8%, respectively, of its general fund invested assets on a U.S. GAAP basis.

Changes in interest rates have a significant impact on Manulife’s and John Hancock’s results of operations and may result in an adverse effect on the combined company’s business and results of operations.

      Interest rate volatility creates the risk of reduction in interest spread or profit margins and the risk of policyholder surrenders or transfers of funds from lower-yielding fixed-rate products to higher-yielding investments. These risks will arise because a substantial portion of the combined company’s general fund assets will consist of fixed-rate bonds and commercial mortgages and a substantial portion of the combined company’s liabilities will consist of fixed-rate insurance and annuity products. If interest rates increase, customers may demand a higher yield on their insurance and annuity products. If the combined company chose not to raise the credited interest rates on its fixed-rate products or was unable to do so, the combined company may experience an increase in surrenders or transfers to variable and other products. If the combined company lacked sufficient liquidity to fund these surrenders or transfers, the combined company would be required to sell its fixed-rate invested assets. Because the value of these invested assets would likely have decreased, the combined company may realize a loss on these sales. There can be no assurance that the results of operations of the combined company would not be adversely affected by losses if the combined company were required to sell invested assets. In addition, an increase in surrenders would result in a decrease in the level of business and may have a material adverse effect on the combined company’s business, financial condition and results of operations.

      In addition, interest rate changes may cause a narrowing of the combined company’s net spread between interest earned on its invested asset portfolio and interest credited on its fixed-rate products. If interest rates rise, customers may demand higher yields on their insurance and annuity products. If these products allow for adjustments to the credited interest rates and the combined company chose to increase these rates, it may experience a narrowing of the net spread on fixed-rate products if it were unable to replace its invested assets with higher-yielding assets. If interest rates were to fall and the combined company were unable to lower the credited interest rates on its fixed-rate products or otherwise adjust benefit payments, due to long-term guaranteed minimum credited interest rates and limitations on the frequency of credited interest rate resets or other guarantees and limitations, or chose not to do so, the combined company would also experience a narrowing of its net spread on these products. Any such narrowing of the net spread on fixed-rate products would adversely affect the combined company’s business, financial condition and results of operations.

Manulife’s consolidated results of operations may be negatively impacted by foreign currency fluctuations.

      A substantial portion of the combined company’s revenues will be earned in currencies other than Canadian dollars, primarily U.S. and Hong Kong dollars and Japanese yen. For purposes of financial reporting under Canadian GAAP, revenues and expenses denominated in non-Canadian currencies are translated into Canadian dollars at the average exchange rates prevailing during the year. Manulife expects to continue to report its financial results in Canadian dollars in accordance with Canadian GAAP. If the Canadian dollar were to strengthen relative to these non-Canadian currencies, the amount of net income reported in Manulife’s consolidated statement of operations from non-Canadian dollar denominated business would decrease. Accordingly, if the Canadian dollar were to strengthen significantly against the U.S. dollar or the Japanese yen, or if the Hong Kong dollar were no longer tied to the U.S. dollar and its rate of exchange against the Canadian dollar were to fall, Manulife’s consolidated net income could be adversely affected.

      Manulife has a policy of matching, by currency, assets with the liabilities they support. As a result of this currency matching, fluctuations in exchange rates generally affect only Manulife’s Canadian dollar results of operations because of the translation of income denominated in foreign currencies to Canadian dollars.

      Manulife invests, and the combined company will invest, a portion of its assets supporting shareholders’ equity in foreign currencies, primarily U.S. dollars and Japanese yen. As a result, because of the translation of the value of assets denominated in foreign currencies to Canadian dollars, fluctuations in exchange rates may adversely affect Manulife’s Canadian dollar-reported shareholders’ equity.

The combined company’s results of operations could be adversely impacted by the failure to accurately estimate future claims, losses and liabilities.

      A life insurance company’s earnings depend, in part, on the claims paid and incurred under its insurance policies. Manulife and John Hancock use both their own and the industry’s experience to develop estimates of future claims that are used in pricing its insurance products and establishing the related actuarial liabilities. However, there can be no assurance that actual experience will match these estimates. The combined company’s results of operations will vary from period to period as actual claims experience differs from the estimates made. Moreover, if actual experience during a period is materially worse than the assumptions made in pricing products and establishing actuarial liabilities, this may have an adverse effect on the combined company’s results of operations for the period.

      As part of the prudent management of the insured risks of Manulife and its subsidiaries, the combined company may reinsure blocks of its business, thereby ceding a portion of the risk associated with the reinsured policies. If any of the providers of reinsurance were to be unable or unwilling to pay the liabilities assumed through this reinsurance, Manulife and its subsidiaries, as primary insurers, would still be obligated to pay benefit entitlements under the original policy. A significant failure by one or more reinsurers could adversely affect the business of the combined company.

The combined company will be subject to extensive regulation in Canada, the United States and Asia, which may have an adverse effect on the combined company’s business, financial condition and results of operations.

      Manulife is governed by the Insurance Companies Act (Canada) (referred to in this proxy statement/prospectus as the ICA). The ICA is administered, and the activities of Manulife are supervised, by the Office of the Superintendent of Financial Institutions (referred to in this proxy statement/prospectus as OSFI). Manulife and its subsidiaries are also subject to regulation and supervision by each of the provinces of Canada, each of the states of the United States and each of the countries and territories in Asia in which Manulife and its subsidiaries carry on business. Regulatory oversight is vested in various governmental agencies having broad administrative power with respect to, among other things, dividend payments, capital adequacy and risk-based capital requirements, permitted investments, policy forms and rates, and the sale and marketing of insurance contracts, including the licensing and supervision of insurance agents and brokers. These regulations are generally intended to protect policyholders and beneficiaries rather than investors. For a more detailed discussion of regulations to which Manulife is subject, see “Regulatory Matters” beginning on page 111 and “Comparison of Stockholder Rights” beginning on page 112.

      In the past five years, the insurance industries in Canada, the United States, Japan and certain other jurisdictions in which both Manulife and John Hancock do business have been subject to increased scrutiny by legislative and regulatory bodies for a number of reasons, including, among other things, significant insurance company insolvencies, selling practices and perceived concerns regarding the quality, completeness and accuracy of publicly disclosed financial information. This scrutiny has led to changes in certain regulatory provisions which govern the companies’ operations, and it can be expected that further reviews and changes to applicable laws and regulations will occur in the future.

      In addition, certain activities of Manulife and its subsidiaries and John Hancock and its subsidiaries are subject to securities regulation. In Canada, Manulife’s mutual fund and investment management businesses are subject to Canadian provincial securities laws and supervision by Canadian provincial securities regulators. In the United States, John Hancock, certain of Manulife’s and John Hancock’s U.S. subsidiaries, and certain policies and contracts offered by them, are subject to extensive regulation under U.S. federal and state securities laws, including the Securities Act of 1933 (referred to in this proxy statement/prospectus as the Securities Act), the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Securities Exchange Act of 1934 (referred to in this proxy statement/prospectus as the Exchange Act), and the rules of the NASD Regulation, Inc. These laws and regulations are primarily intended to protect the interests of investment company shareholders, investment advisory clients and investors, and generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the carrying on of business for failure to comply with these laws and regulations. The sale of mutual funds in Hong Kong is subject to Hong Kong securities laws administered by the Hong Kong Securities and Futures Commission.

      Neither Manulife nor John Hancock can predict the effect that any proposed or future regulation may have on the business, financial condition or results of operations of Manulife, John Hancock, their respective insurance subsidiaries or the combined operations of Manulife and John Hancock. It is possible that these businesses may be adversely affected by changes in applicable laws or regulations or in their interpretation or enforcement.

The rights of John Hancock stockholders will change when they become shareholders of Manulife in connection with the merger.

      In connection with the merger, John Hancock stockholders will receive Manulife common shares. There are numerous differences between the rights of a stockholder in John Hancock, a Delaware corporation, and the rights of a shareholder in Manulife, a corporation governed by the ICA. For a detailed discussion of these differences, see “Comparison of Stockholder Rights” beginning on page 112 and “— Applicable insurance laws restrict the purchase, sale and transfer of Manulife’s securities” beginning on page 29, in addition to the other risk factors set forth in this proxy statement/prospectus relating to being a shareholder of Manulife.

Various regulations restrict Manulife’s ability to pay dividends to its shareholders.

      As an insurance holding company, Manulife’s ability to pay dividends will depend on the receipt of sufficient funds from its regulated insurance subsidiaries. These subsidiaries are subject to certain regulatory restrictions under laws in Canada, the United States and certain other countries, which may limit their ability to pay dividends or make distributions to Manulife. Manulife is subject to restrictions prescribed by the ICA on its ability to declare and pay dividends. The ICA prohibits the declaration or payment of any dividend on shares of an insurance company or an insurance holding company if there are reasonable grounds for believing the company is, or the payment of the dividend would cause the company to be, in contravention of any regulation under the ICA regarding the maintenance by life insurance companies of adequate capital and adequate and appropriate forms of liquidity or any direction to Manulife made by the Superintendent of Financial Institutions (Canada) (referred to in this proxy statement/prospectus as the Superintendent) pursuant to subsection 515(3) of the ICA regarding its capital or liquidity. As of the date of this proxy statement/prospectus, the foregoing limitation would not restrict a payment of quarterly dividends on the Manulife common shares and no direction of the Superintendent has been made to Manulife. The ICA requires an insurance company or an insurance holding company to notify the Superintendent of the declaration of a dividend at least ten days prior to the date fixed for its payment and, in certain limited circumstances, obtain the approval of the Superintendent prior to the declaration or payment of a dividend.

      In the United States, insurance laws in Michigan, Delaware, New York, Massachusetts and Vermont, the jurisdictions in which certain U.S. insurance company subsidiaries of Manulife and John Hancock are domiciled, impose general limitations on the payment of dividends and other upstream distributions by these insurance subsidiaries. These laws prohibit the payment of dividends or other distributions to shareholders which may result in the failure to maintain adequate capital and liquidity levels, either by imposing specific financial tests that must be met in order for dividends or other distributions to be paid without regulatory consent or by giving the state insurance regulator broad discretion to disapprove any proposal to pay a dividend or other distribution.

      In Asia, the insurance laws of the jurisdictions in which Manulife and John Hancock operate either provide for specific restrictions on the payment of dividends or other distributions by subsidiaries or impose solvency or other financial tests, which could affect the ability of subsidiaries to pay dividends in certain circumstances.

      Generally, there can be no assurance that any current or future restrictions in Canada, the United States or Asia will not affect the amount and frequency of future dividend payments on Manulife common shares.

Applicable insurance laws restrict the purchase, sale and transfer of Manulife’s securities.

      The ICA contains restrictions on the purchase or other acquisition, issue, transfer and voting of the shares of Manulife. Pursuant to these restrictions, no person is permitted to acquire any shares of Manulife if the acquisition would cause the person to have a “significant interest” in any class of shares of Manulife, without obtaining the prior approval of the Minister of Finance of Canada (referred to in this proxy statement/prospectus as the Minister of Finance). In addition, Manulife is not permitted to record any transfer or issue of shares of Manulife if the transfer or issue would cause the person to have a significant interest in Manulife, unless prior approval is obtained from the Minister of Finance. No person who has a significant interest in Manulife may exercise any voting rights attached to the shares held by that person, unless that prior approval of the Minister of Finance was obtained. For these purposes, a person has a significant interest in a class of shares of Manulife where the aggregate of any shares of that class beneficially owned by that person, any entity controlled by that person and by any person acting jointly or in concert with that person exceeds 10% of all of the outstanding shares of that class of shares of Manulife. If a person contravenes any of these restrictions, the Minister of Finance may, by order, direct that person to dispose of all or any portion of those shares.

      Under the ICA, the Minister of Finance may approve only the acquisition of a significant interest of up to 30% of the shares of any class of non-voting shares and up to 20% of a class of voting shares, as the case may be, and provided, in each case, that the person acquiring those shares does not have direct or indirect influence over Manulife that, if exercised, would result in that person having control in fact of Manulife. In addition, the ICA prohibits life insurance companies, including Manulife, from recording a transfer or issuing shares of any class to Her Majesty in right of Canada or of a province, an agent of Her Majesty, a foreign government or an agent of a foreign government.

      In addition, under applicable U.S. insurance laws and regulations in states where certain of Manulife’s (and following the merger, John Hancock’s) U.S. insurance company subsidiaries are domiciled, no person may acquire control of Manulife without obtaining prior approval of those states’ insurance regulatory authorities. Under applicable laws and regulations, any person acquiring, directly or indirectly, 10% or more of the voting securities of any other person is presumed to have acquired “control” of that person. Thus, any person seeking to acquire 10% or more of the voting securities of Manulife must obtain prior approval of the applicable insurance regulatory authority. Failure to obtain this prior approval would entitle the applicable insurance regulatory authority to seek injunctive relief, including enjoining any proposed acquisition, or seizing shares owned by that person, and these shares may not be entitled to be voted at any meeting of the holders of Manulife common shares.

      These restrictions may deter, delay or prevent a future acquisition of control of Manulife, including transactions that could be perceived as advantageous to Manulife’s shareholders.

Changes in the tax treatment of the combined company’s annuity, life insurance and estate planning products may have an adverse effect on Manulife’s revenues from these product lines.

      The attractiveness to customers of many of Manulife’s and John Hancock’s products is due, in part, to favorable tax treatment. For example, current U.S. federal income tax laws generally permit the tax-deferred accumulation of investment earnings on certain life insurance products and annuities. Current Canadian federal tax laws permit the tax-deferred accumulation of earnings on the premiums paid on certain types of universal life insurance products. Changes to tax laws may affect the attractiveness of these products. From time to time, governments in the jurisdictions in which the combined company operates will have considered proposals for tax law changes that could adversely affect the combined company’s products. To date, most of these proposals have arisen in the United States. For example, from time to time, legislation has been proposed in the United States that would curtail the favorable tax treatment of certain annuity and life insurance products. There can be no assurance as to whether any U.S. tax legislation will be enacted which would contain provisions with possible adverse effects on the combined company’s annuity and life insurance businesses in the United States.

      Legislation enacted in the United States in the spring of 2001 increased the size of estates exempt from the federal estate tax, phasing in reductions in the estate tax rate between 2002 and 2009 and repealing the estate tax entirely in 2010. Under the legislation, the estate tax will be reinstated, without the increased exemption or reduced rate, in 2011 and thereafter. This legislation could have a negative impact on the combined company’s revenues from the sale of estate planning products, including in particular any sales of life insurance policies used to pre-fund estate tax liabilities. The repeal, increase in exemption or the reduction of the rate, of the federal estate tax may reduce the attractiveness of second-to-die policies sold for this purpose. President Bush and members of Congress have expressed a desire to modify the existing legislation, which modification could result in faster or more complete reduction or repeal of the estate tax. Any such change could have a further negative effect on the combined company’s revenues from estate planning products.

Manulife expects to maintain its status as a “foreign private issuer” in the U.S. and, thus, will be exempt from a number of rules under the Exchange Act and will be permitted to file less information with the SEC than a company incorporated in the United States.

      As a “foreign private issuer,” Manulife is exempt from rules under the Exchange Act that impose certain disclosure and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, Manulife’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Manulife common shares. Moreover, Manulife will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, nor will it be required to comply with Regulation FD, which restricts the selective disclosure of material information. Accordingly, there may be less information concerning Manulife publicly available than there is for U.S. public companies such as John Hancock. Although the combined company, as a Canadian company, will be required to comply with applicable disclosure requirements pursuant to Canadian securities laws, the combined company expects to continue to use the multi-jurisdictional disclosure system for disclosures required pursuant to U.S. securities laws. The multi-jurisdictional disclosure system will permit Manulife to continue to furnish its annual report on Form 40-F, which requires less disclosure than the annual report on Form 20-F required of other foreign private issuers.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

      Some of the statements contained or incorporated by reference in this proxy statement/prospectus, including those relating to Manulife’s and John Hancock’s strategies and other statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” or similar expressions, are forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward looking statements include, without limitation, the information concerning possible or assumed future results of operations of Manulife and John Hancock as set forth under “The Merger — Manulife’s Reasons for the Merger”, “The Merger — Recommendations of the John Hancock Board of Directors”, “The Merger — John Hancock’s Reasons for the Merger” and “The Merger — Opinions of John Hancock’s Financial Advisors.” These statements are not historical facts but instead represent only Manulife’s and/or John Hancock’s expectations, estimates and projections regarding future events.

      The forward-looking statements contained or incorporated by reference in this proxy statement/prospectus are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. The future results and stockholder values of Manulife and John Hancock may differ materially from those expressed in the forward looking statements contained or incorporated by reference in this proxy statement/prospectus due to, among other factors, the matters set forth under “Risk Factors” and the factors detailed in each company’s filings with the SEC, including the factors detailed in Manulife’s Form 40-F, as amended by its Form 40-F/A for the year ended December 31, 2002, Manulife’s reports on Form 6-K and John Hancock’s annual report on Form 10-K for the year ended December 31, 2002 and John Hancock’s quarterly reports on Form 10-Q. Neither Manulife nor John Hancock undertakes any obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as required by law.

THE SPECIAL MEETING

General; Date; Time and Place

      This proxy statement/ prospectus is being provided by, and the enclosed proxy is solicited by and on behalf of, John Hancock’s board of directors for use at a special meeting of John Hancock stockholders.

      The special meeting is scheduled to be held at                     , local time, on                     , 2004 at                     , unless it is postponed or adjourned.

Purpose of the Special Meeting

      The purpose of the special meeting is to consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of September 28, 2003, among Manulife, John Hancock and Jupiter Merger Corporation, a newly formed, direct and wholly-owned subsidiary of Manulife (referred to in this proxy statement/ prospectus as Merger Co.), and other procedural matters incident to the conduct of the special meeting, including any adjournment or postponement of the special meeting.

Record Date; Voting Power

      Only holders of shares of John Hancock common stock as of the close of business on                     , which is the record date for the special meeting, will be entitled to receive notice of and to vote at the special meeting and any adjournments or postponements of the special meeting. Each share of John Hancock common stock is entitled to one vote at the special meeting.

Required Vote; Quorum; How to Vote

      Required Vote. The affirmative vote of the holders of a majority of the outstanding shares of John Hancock common stock as of the record date is required to adopt the merger agreement. As of the record date, there were outstanding                      shares of John Hancock common stock.

      Because the required vote of the stockholders with respect to the merger agreement is based upon the total number of outstanding shares of John Hancock common stock, the failure to submit a proxy card (or to submit a proxy by telephone or by Internet or to vote in person at the special meeting) or the abstention from voting by a stockholder will have the same effect as a vote against adoption of the merger agreement. Brokers holding shares of John Hancock common stock as nominees will not have discretionary authority to vote those shares in the absence of instructions from the beneficial owners of those shares, so the failure to provide voting instructions to your broker will also have the same effect as a vote against the merger.

      The obligation of John Hancock and Manulife to consummate the merger is subject to, among other things, the condition that the John Hancock stockholders adopt the merger agreement. If John Hancock’s stockholders fail to adopt the merger agreement at the special meeting, each of John Hancock and Manulife will have the right to terminate the merger agreement. See “The Merger Agreement — Termination” beginning on page 81.

      Quorum. The holders of one-third of the shares of the John Hancock common stock outstanding on the record date must be present, either in person or by proxy, at the special meeting to constitute a quorum. In general, abstentions and broker non-votes are counted as present or represented at the special meeting for the purpose of determining a quorum for the special meeting.

      How to Vote. A stockholder may vote in person at the special meeting or by proxy without attending the special meeting. To vote by proxy, a stockholder will have to do one of the following: (a) submit a proxy by telephone, (b) submit a proxy over the Internet or (c) complete the enclosed proxy card, sign and date it and return it in the enclosed postage prepaid envelope or mail to John Hancock Financial Services, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

      If you are a registered stockholder (that is you own John Hancock common stock in your own name and not through a broker, nominee or in some other “street name” capacity), you may submit a proxy by telephone by dialing 1-800-690-6903 and following the instructions provided or over the Internet by visiting www.proxyvote.com and following the instructions provided (please see the accompanying proxy card for instructions on how to access the telephone and Internet voting systems). If you are a stockholder holding shares as of the record date, you may vote by proxy by using the accompanying proxy card. When you return a proxy card that is properly signed and completed, the shares of John Hancock common stock represented by the proxy will be voted as you specify in the proxy card. If you hold shares in “street name”, your broker or other nominee will advise you whether you may submit your voting instruction by telephone or through the Internet.

      Shares of John Hancock common stock held in The Investment-Incentive Plan for John Hancock Employees, the John Hancock Savings and Investment Plan and the Investment-Incentive Plan for the Employees of the John Hancock Funds Companies (referred to in this proxy statement/ prospectus as the 401(k) Plans) are held of record and are voted by the respective trustees of the 401(k) Plans. Participants in the 401(k) Plans may direct the respective trustees as to how to vote shares of John Hancock common stock allocated to their accounts in the manner specified by the trustees. The trustees of the 401(k) Plans will vote shares of John Hancock common stock as to which they have not received direction as may be specified by the trustees and the applicable plan.

      All properly executed proxies that are not revoked will be voted at the special meeting as instructed on those proxies. Executed proxies containing no instructions will be voted in favor of adoption of the merger agreement.

Revocation of Proxy

      A stockholder who executes and returns a proxy may revoke it at any time before it is voted by sending a written notice to John Hancock Financial Services, Inc. c/o ADP, 51 Mercedes Way, Edgewood, NY 11717 stating that the earlier proxy is revoked or by returning a proxy bearing a later date (using a new proxy card, by telephone or Internet, in each case, following the instructions provided on the proxy card). If your shares are held in “street name” and you would like to revoke an earlier vote, please check with your broker and follow the voting procedures your broker provides.

Expenses of Solicitation

      John Hancock and Manulife have agreed to share equally the costs of filing, printing and mailing Manulife’s registration statement on Form F-4 and this proxy statement/ prospectus. In addition to soliciting proxies by mail, directors, officers and employees of John Hancock or Manulife, without receiving additional compensation, may solicit proxies by telephone, by facsimile or in person. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of John Hancock common stock held of record by these persons, and John Hancock will reimburse these brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, Georgeson Shareholder Communication Inc. (referred to in this proxy statement/prospectus as Georgeson) has been retained by John Hancock to assist in the solicitation of proxies and John Hancock may also retain an additional solicitor. Georgeson may contact holders of shares of John Hancock common stock by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials to beneficial owners of shares of John Hancock common stock. Georgeson will receive reasonable and customary compensation for its services (estimated at $35,000) and will be reimbursed for certain customary out-of-pocket expenses.

Questions About Voting Your Shares

      If you have any questions about how to vote or direct a vote in respect of your John Hancock common stock, you may call Georgeson Shareholder at 1-866-257-5508.

Miscellaneous

      The special meeting has been called only to consider the proposal to adopt the merger agreement. Under John Hancock’s by-laws, no other matters may be considered at the special meeting, other than procedural matters incident to the special meeting. The grant of a proxy will confer discretionary authority on the persons named in the proxy as proxy appointees to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting, such as a motion to adjourn in the absence of a quorum or a motion to adjourn for other reasons, including to solicit additional votes in favor of adoption of the merger agreement. Proxies which specify a vote against adoption of the merger agreement will not be voted in favor of any adjournment of the special meeting for the purpose of soliciting additional votes in favor of the adoption of the merger agreement.

THE MERGER

Background of the Merger

      In the interests of achieving expansion of John Hancock’s distribution capabilities, economies of scale and achieving other strategic initiatives, Mr. David D’Alessandro, the Chief Executive Officer of John Hancock (referred to in this proxy statement/ prospectus as John Hancock’s Mr. D’Alessandro or David D’Alessandro), has had discussions from time to time with executives from other companies in the financial services industry concerning the possibility of entering into a strategic business combination with, or other potential strategic transactions involving, John Hancock.

      Manulife’s strategy has been to grow its business organically and to seek to supplement that growth through strategic acquisitions in the financial services industry that strengthen and complement its core operations. Manulife has actively participated in the consolidation and globalization of the life insurance industry through selective strategic acquisitions and divestitures.

      In November 2002, John Hancock’s Mr. D’Alessandro and Mr. Dominic D’Alessandro, Chief Executive Officer of Manulife (who is not related to John Hancock’s Mr. D’Alessandro) (referred to in this proxy statement/ prospectus as Manulife’s Mr. D’Alessandro or Dominic D’Alessandro), discussed the possibility of exploring a potential strategic combination of John Hancock and Manulife. Discussions were abandoned after the initial conversations.

      In April 2003, John Hancock’s Mr. D’Alessandro and Manulife’s Mr. D’Alessandro again briefly discussed exploring a potential strategic business combination. Discussions did not progress beyond the initial contact.

      In July 2003, Manulife’s Mr. D’Alessandro and John Hancock’s Mr. D’Alessandro renewed their preliminary discussions concerning a possible strategic business combination. In late July 2003, following several conversations, they each determined that the companies should exchange certain non-public information concerning the two companies and their respective businesses in order to further explore whether a combination would be of sufficient interest to both parties. Accordingly, John Hancock and Manulife entered into a confidentiality agreement on August 1, 2003, regarding the exchange of confidential information.

      Thereafter, representatives of Manulife and John Hancock exchanged and reviewed financial and other information concerning the two companies and discussed the structure and general terms of a potential transaction. At a meeting of the John Hancock board of directors on August 4, 2003, John Hancock’s Mr. D’Alessandro discussed the current state of discussions with Manulife. At a meeting of Manulife’s board of directors on August 14, 2003, Manulife’s Mr. D’Alessandro and selected members of Manulife’s senior executive management team briefed the Manulife board of directors regarding the status of the discussions and discussed a preliminary financial analysis of the proposed merger and a summary of the proposed structural and other terms of the merger.

      During August and early September, a number of due diligence and management meetings and presentations were held in Montreal, Toronto, Boston and New York. From time to time throughout September and continuing through September 28, 2003, senior management of John Hancock, including Hancock’s Mr. D’Alessandro and Thomas Moloney, Senior Executive Vice President and Chief Financial Officer of John Hancock and senior management of Manulife, including Manulife’s Mr. D’Alessandro and Peter Rubenovitch, Executive Vice President and Chief Financial Officer of Manulife, discussed structural and financial terms of the proposed merger.

      On September 8, 2003, a meeting of the John Hancock board of directors was held at which management of John Hancock updated the John Hancock board as to the status of discussions with Manulife. On September 10, 2003, Dale Scott, Senior Vice President and General Counsel of Manulife, and Richard Lococo, Vice President and Deputy General Counsel of Manulife, met with Wayne Budd, Executive Vice President and General Counsel of John Hancock, and Jody Acford, Senior Vice President and Deputy General Counsel of John Hancock, and presented them with, and provided an overview of, a draft merger agreement. From that date, John Hancock’s management and its legal representatives reviewed and discussed the proposed terms of the merger agreement, which would include amendments to the employment continuation agreements between John Hancock and certain of its executives. On September 19, 2003, legal representatives and management of John Hancock and Manulife began negotiating the terms of the merger agreement.

      On September 22, 2003, John Hancock’s board met with its senior management and its financial and legal advisors to review the status of the proposed merger, including the governance arrangements, and to discuss among itself and its advisors the proposed terms of the merger, the merger agreement and the strategic implications and potential benefits and risks of the proposed merger. John Hancock’s board discussed the terms of the proposed merger. Due diligence and negotiations on the terms of the merger agreement and employment continuation agreements continued between the parties.

      On September 25, 2003, at a special meeting of Manulife’s board of directors, Manulife’s senior executive management and its legal and financial advisors provided an update on the merger discussions to date and discussed with Manulife’s board the strategic implications and possible benefits and risks of the proposed transaction between Manulife and John Hancock. Manulife’s management also reviewed and discussed with Manulife’s board the results of their due diligence review of John Hancock to that point and discussed in detail various other matters relating to the structure of the merger and the terms of the proposed merger agreement and related agreements. Manulife’s senior management and its legal and financial advisors responded to questions from Manulife’s board, and Manulife’s board discussed, among other matters, the rationale and advisability of proceeding with the proposed transaction.

      On September 27, 2003, John Hancock’s board met again specifically to discuss the potential merger. John Hancock’s senior management and its legal and financial advisors updated the board on the status of the negotiations and the terms of the agreements were reviewed and discussed with John Hancock’s board, including in response to questions from John Hancock’s board. Senior management of John Hancock described for the board the strategic rationale for the proposed transaction and the results of its due diligence review of Manulife and responded to questions from the board. John Hancock’s financial advisors presented the John Hancock board with their financial analyses of the merger and, following such presentation, each provided its opinion that, the exchange ratio was, as of that date, fair, from a financial point of view, to the holders of John Hancock common stock (other than Manulife and its affiliates). Following these presentations, discussions and questions, John Hancock’s board deliberated the proposed merger.

      On September 28, 2003, Manulife’s board of directors met telephonically to consider the proposed merger. Following presentations and analysis by Manulife’s management and legal and financial advisors regarding the final terms of the proposed merger, and discussions and deliberations by Manulife’s board, the board unanimously approved the merger agreement and the transactions contemplated by the merger agreement.

      Also on September 28, the board of directors of John Hancock met telephonically with its legal and financial advisors to confirm that John Hancock was prepared to authorize entering into the merger agreement on the terms previously discussed with the board of directors. Each of Morgan Stanley & Co. Incorporated (referred to in this proxy statement/prospectus as Morgan Stanley) and Lazard Frères & Co. LLC (referred to in this proxy statement/prospectus as Lazard) also provided its written fairness opinion dated September 28, 2003 to the same effect, as of that date, as the opinions delivered on September 27, 2003. After additional discussions and deliberations, John Hancock’s board unanimously approved the merger agreement and the transactions contemplated by the merger agreement and recommended that John Hancock stockholders adopt the merger agreement.

      The merger agreement was thereafter entered into and publicly announced on September 28, 2003.

Recommendation of the John Hancock Board of Directors

      JOHN HANCOCK’S BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER AGREEMENT AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, JOHN HANCOCK AND ITS STOCKHOLDERS AND HAS APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF ADOPTING THE MERGER AGREEMENT.

      In considering the recommendation of the John Hancock board with respect to the merger agreement, you should be aware that certain directors and officers of John Hancock may have interests in the merger that are different from, or are in addition to, the interests of John Hancock stockholders. See “— Interests of John Hancock and Manulife Executive Officers and Directors in the Merger” beginning on page 50.

John Hancock’s Reasons for the Merger

      In reaching its decision to recommend that the John Hancock stockholders vote for adoption of the merger agreement, John Hancock’s board concluded that Manulife and John Hancock are a strategic fit and that the merger provides a unique opportunity for short- and long-term enhanced financial performance and stockholder value. John Hancock’s board believes that its stockholders would benefit from an approximately 42% interest in a combined company (based on Manulife common shares outstanding as of September 24, 2003) that should have a competitive strength marked by a strong capital base, improved operating efficiencies and diversity and depth of its products and distribution capabilities with a leading position across all of its core business lines which should result in earnings and prospects superior to John Hancock’s earnings and prospects on a stand-alone basis. In concluding that the merger is in the best interests of, and fair to, John Hancock and its stockholders, John Hancock’s board considered, among other things, the following factors:

•	Manulife’s and John Hancock’s businesses, operations, financial condition, asset quality, earnings and prospects. In particular, John Hancock’s board considered the following:

—	the merger will create the second largest life insurance company in North America and fifth largest life insurance company in the world with a combined market capitalization of U.S.$34.7 billion (as of September 24, 2003);

—	the merger should create a company with stronger earnings, balance sheet and capital base than John Hancock on a standalone basis, with the ability to maintain its current ratings (as confirmed by Moody’s Investors Service, A.M. Best Company, Standard & Poor’s, Dominion Bond Rating Service Limited and Fitch Ratings Ltd.) and with an enhanced ability to achieve more positive ratings;

—	the combined company should be an industry leader in both the U.S. and Canada in its core products with a more diversified earnings base on both a product and geographic basis;

—	the combined company would have diversified and enhanced distribution capabilities;

—	the combined company will increase the diversification of John Hancock’s investment assets and improve its risk profile; and

—	the combined company will reduce certain financial exposures by having a lesser share of its earnings coming from institutional spread based products.

•	The belief of John Hancock’s board that the merger is likely to provide both immediate and long-term increases to stockholder value. In particular, John Hancock’s board believes that:

—	based on a comparison of John Hancock’s estimated standalone operating net income per share to the estimated Canadian GAAP net income per share of the combined company on a pro forma basis reflecting the 1.1853 exchange ratio, the merger, while expected to be initially dilutive excluding one time integration costs and assuming an early second quarter closing in 2004, is expected to become accretive during the first full calendar year following the merger based on assumptions that include costs savings of approximately C$91 million (equal to approximately U.S.$65.5 million based on an exchange rate of U.S.$1=C$1.3677) in 2004 and C$182 million (equal to approximately U.S.$133.1 million based on the same exchange rate) in 2005.

—	the earnings per share of the combined company will grow at a faster rate than that of John Hancock on a standalone basis;

—	cost savings are estimated to reach U.S.$256 million (approximately C$350 million based on an exchange rate of U.S.$1=C$1.3677) annually by 2006; and

—	the stockholders of John Hancock would likely see an increase in annual dividends per share and the dividends would likely be paid on a quarterly basis. For example, in 2002, John Hancock’s stockholders received an annual dividend equal to U.S.$0.32 per share, and Manulife’s shareholders received quarterly dividends equal to an aggregate amount of C$0.60 per share (equal to approximately U.S.$0.38 per share based on exchange rates in effect at the relevant times). In 2003, John Hancock has declared an annual dividend of U.S.$0.35 per share, and Manulife has declared quarterly dividends equal to an aggregate amount of C$0.78 per share (equal to approximately U.S.$0.56 per share based on exchange rates in effect at the relevant times).

•	The presentations by and analyses of Morgan Stanley and Lazard and the opinions of Morgan Stanley and Lazard given orally on September 27, 2003 and confirmed in writing on September 28, 2003 that the exchange ratio pursuant to the merger agreement was, as of those dates, fair from a financial point of view to holders of shares of John Hancock common stock (other than Manulife and its affiliates).

•	Information relating to recent and historical trading prices and trading multiples of John Hancock’s common stock and Manulife common shares, including the 18.5% premium implied by the exchange ratio based on the unaffected share price as of September 24, 2003.

•	The fact that John Hancock stockholders in the aggregate will represent a significant equity percentage of the earnings and prospects of the combined company.

•	The exchange of shares in the merger will be on a tax-free basis under U.S. tax laws.

•	The limits, whether legal, contractual or otherwise, that may be placed on some stockholders with respect to the holding of shares in foreign private issuers, such as Manulife, and the impact that these limits may have on the trading price of Manulife common shares following the announcement and the effective time of the merger. The board of directors also considered, however, the fact that Manulife is already listed for trading on the NYSE and Manulife’s publicly announced willingness to engage in a significant share repurchase program to provide liquidity and promote stability in the market for Manulife common shares.

•	The results and scope of the due diligence review conducted by members of John Hancock’s management, its professional experts and representatives relating to Manulife’s businesses and operations.

•	The review by John Hancock’s board of directors with its legal and financial advisors, including Sullivan & Cromwell LLP, Morgan Stanley and Lazard, of the provisions of the merger agreement, including the following:

—	the limited nature of the closing conditions included in the merger agreement, including regulatory consents and requisite approvals of John Hancock’s stockholders. In that regard, John Hancock’s board noted that the transaction is not subject to approval by Manulife’s shareholders;

—	John Hancock’s expectation, after consulting with legal counsel, that the required regulatory approvals should be obtained;

—	the corporate governance arrangements established for the transaction, including the board, board committee and senior executive designations, which John Hancock’s board believes will promote continuity of management and a successful integration of operations;

—	the provisions of the merger agreement reflecting the combined company’s continued presence in and support of the Massachusetts communities in which John Hancock currently operates following the merger;

—	those that permit the board of directors of John Hancock to respond to and engage in discussions or negotiations regarding unsolicited third party acquisition proposals under specified circumstances if the John Hancock board concludes in good faith that such proposal is reasonably likely to lead to a superior proposal;

—	those that permit the board of directors of John Hancock under specified circumstances to withdraw its recommendation that the stockholders vote in favor of adopting the merger agreement or to recommend a superior proposal to the stockholders and terminate the merger agreement to enter into an agreement with respect to that superior proposal; and

—	those that require John Hancock to pay a termination fee to Manulife if the merger agreement is terminated under certain circumstances. The John Hancock board noted that the termination payment provisions of the merger agreement could have the effect of discouraging alternative proposals for a business combination with John Hancock. On balance, however, the John Hancock board determined that the amount of the fee that John Hancock may be obligated to pay, and the circumstances under which it may be payable, are typical for transactions of this size and type and were a necessary aspect of ensuring Manulife’s entry into the merger agreement.

      Although each member of John Hancock’s board individually considered these and other factors, the board did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The board collectively made its determination with respect to the merger based on the conclusion reached by its members, in light of the factors that each of them considered appropriate, that the merger is in the best interests of John Hancock and its stockholders.

THE JOHN HANCOCK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF JOHN HANCOCK VOTE “FOR” ADOPTION OF THE MERGER AGREEMENT.

Opinions of John Hancock’s Financial Advisors

      In connection with exploring the strategic alternatives available to John Hancock, John Hancock engaged both Morgan Stanley and Lazard to provide financial advisory services. Morgan Stanley and Lazard were selected to act as John Hancock’s financial advisors based on their qualifications, expertise and reputation, as well as their knowledge of John Hancock’s business and affairs. Morgan Stanley and Lazard are referred to in this proxy statement/ prospectus collectively as the Financial Advisors. On September 27, 2003, each of the Financial Advisors delivered an oral opinion, subsequently confirmed in writing on September 28, 2003, to John Hancock’s board of directors that, as of the date of each opinion and subject to and based on the factors considered in each opinion, the exchange ratio was fair from a financial point of view to the holders of shares of John Hancock common stock (other than Manulife and its affiliates). Each of the Financial Advisors was independently responsible for its own analyses and opinion to John Hancock’s board of directors and does not assume any responsibility for the analyses and opinion of the other Financial Advisor.

      The full text of Morgan Stanley’s written opinion, dated September 28, 2003, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Morgan Stanley in rendering its opinion, is attached as Appendix B to this proxy statement/prospectus. The full text of Lazard’s written opinion, dated September 28, 2003, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Lazard in rendering its opinion, is attached as Appendix C to this proxy statement/ prospectus. Holders of John Hancock common stock are urged to, and should, read these opinions carefully and in their entirety.

      The opinions of the Financial Advisors were necessarily based upon the economic, monetary, market and other conditions as they were in effect on, and the information made available to the Financial Advisors as of, the dates of the opinions. Neither of the Financial Advisors assumed any responsibility for updating or revising its opinion based on circumstances or events occurring after the dates of the opinions. The opinions of the Financial Advisors are directed to John Hancock’s board of directors, address only the fairness of the exchange ratio from a financial point of view to the holders of John Hancock common stock and do not address any other aspect of the merger or constitute a recommendation to any of John Hancock’s stockholders as to how to vote at the special meeting. The summaries of the opinions set forth in this proxy statement/ prospectus are qualified in their entirety by reference to the full text of the opinions, which are incorporated by reference into this proxy statement/ prospectus.

      In arriving at its opinion, each of the Financial Advisors:

•	reviewed certain publicly available historical financial statements and other business and financial information of John Hancock and Manulife, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning John Hancock and Manulife prepared by the managements of John Hancock and Manulife, respectively;

•	reviewed certain earnings estimates of John Hancock and Manulife published by certain financial analysts who report on John Hancock and Manulife;

•	reviewed certain financial forecasts prepared by management of each of John Hancock and Manulife, including information relating to estimates of synergies and other anticipated benefits of the merger;

•	discussed the past and current operations and financial condition and the prospects of John Hancock and Manulife with the senior executives of John Hancock and Manulife, respectively;

•	reviewed the potential pro forma impact of the merger on Manulife’s financial results;

•	reviewed the reported prices and trading activity for John Hancock common stock and Manulife common shares;

•	compared the financial performance of John Hancock and Manulife and the prices and trading activity of John Hancock common stock and Manulife common shares with that of certain other publicly-traded companies comparable to John Hancock and Manulife, respectively, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain business combination transactions involving companies in lines of businesses generally comparable to those of John Hancock and Manulife;

•	discussed with the senior managements of John Hancock and Manulife, respectively, the strategic rationale and objectives of the merger and the estimates of each of John Hancock and Manulife senior managements of synergies and other anticipated benefits of the merger to the combined company;

•	participated in discussions and negotiations among representatives of John Hancock and Manulife and the financial and legal advisors of John Hancock and Manulife;

•	reviewed the financial terms and conditions of the merger agreement and certain related documents; and

•	performed such other analyses and considered such other factors as it deemed appropriate.

      Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to it by John Hancock and Manulife for the purposes of its opinion, and Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of John Hancock or Manulife and was not furnished with any such appraisals. Lazard relied upon the accuracy and completeness of the information set forth above and did not assume any responsibility for any independent verification of this information or any independent valuation or appraisal of any of the assets or liabilities of John Hancock or Manulife, or concerning the solvency or fair value of either of John Hancock or Manulife.

      With respect to financial forecasts, including the restatement of John Hancock’s projections under Canadian GAAP, estimates of synergies and other anticipated benefits from the merger provided to it by management of each of John Hancock and Manulife, each of the Financial Advisors assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of each of John Hancock and Manulife as to the future financial performance of John Hancock and Manulife, respectively. The Financial Advisors did not assume any responsibility for, and expressed no views as to, these forecasts or the assumptions on which they were based. The Financial Advisors did not rely on any valuation of John Hancock or Manulife prepared by an independent third party, including actuarial appraisals of John Hancock or Manulife. The Financial Advisors are not actuaries and their services did not include actuarial determinations or evaluations by them or an attempt to evaluate any actuarial assumptions. In rendering their opinions, the Financial Advisors assumed that the merger will be consummated on the terms described in the merger agreement, including, among other things, that the merger will be treated as a tax-free reorganization pursuant to the Code. In addition, each of the Financial Advisors assumed that obtaining the necessary regulatory and third party approvals for the merger will not have an adverse effect on John Hancock or Manulife or the contemplated benefits of the consummation of the merger.

      Neither of the Financial Advisors expressed any opinion as to the price at which Manulife common shares or shares of John Hancock common stock would trade subsequent to the announcement of the merger or as to the price at which Manulife common shares may trade subsequent to the consummation of the merger. The opinions of the Financial Advisors did not address the relative merits of the merger as compared to other business strategies that may be available to John Hancock or its underlying business decision to enter into the merger agreement.

      The following is a summary of the material financial analyses of John Hancock and Manulife performed by each of the Financial Advisors in preparing its opinion. Some of these summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses performed by the Financial Advisors, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by each of the Financial Advisors.

      Analysis of Historical Stock Price Performance. The Financial Advisors reviewed the stock price performance of Manulife common shares and John Hancock common stock for the period from September 22, 2000 through September 26, 2003. The Financial Advisors believed that the closing prices of Manulife common shares and shares of John Hancock common stock on September 25 and 26, 2003 reflected substantial speculation regarding the merger. Accordingly, for purposes of rendering their opinions, the Financial Advisors believed the September 24, 2003 closing prices more accurately reflected the independent value of Manulife and John Hancock prior to giving effect to the merger.

      The analysis indicated that the average closing price for Manulife common shares (as quoted on the New York Stock Exchange and the Toronto Stock Exchange, respectively) for the three year period ended September 24, 2003 was U.S.$26.22 and C$39.90. The closing price for Manulife common shares as at September 24, 2003 was U.S.$31.72 and C$42.87. The closing price for Manulife common shares as at September 26, 2003 was U.S.$30.20 and C$40.85.

      The Financial Advisors also compared the ratio of the closing price of shares of John Hancock common stock to the closing price of Manulife common shares over the three year period ended September 24, 2003. The analysis indicated the following ratios:

	Ratio of John Hancock
	Stock Price (U.S.$)
For the Three-Year Period	to Manulife Share
Ended September 24, 2003	Price(U.S.$)

Since John Hancock IPO	1.29	x
Three Years	1.30
Two Years	1.27
One Year	1.16
Six Months	1.08
Three Months	1.06
One Month	1.00
Two Weeks	0.99
One Week	1.00

      Analysis of Comparable Public Company Information. The Financial Advisors reviewed and compared certain of John Hancock’s financial information and the public market trading multiples relating to John Hancock common stock to corresponding financial data for publicly traded life insurance companies in the United States that the Financial Advisors deemed comparable to John Hancock. The Financial Advisors also reviewed and compared certain of Manulife’s financial information and the public market trading multiples relating to Manulife common shares to corresponding financial data for publicly traded life insurance companies in Canada that the Financial Advisors deemed comparable to Manulife.

      The comparable public companies in the United States were:

•	MetLife, Inc.;

•	Prudential Financial, Inc.;

•	Principal Financial Group, Inc.;

•	Lincoln National Corporation;

•	Jefferson-Pilot Corporation;

•	Nationwide Financial Services, Inc.;

•	Torchmark Corporation;

•	Protective Life Corporation; and

•	The Phoenix Companies, Inc.

      The comparable public companies in Canada were:

•	Sun Life Financial Inc.; and

•	Great-West Lifeco Inc.

      The Financial Advisors compared, for these companies, Manulife and John Hancock, financial information and public market trading multiples as follows:

•	stock price (as at September 24, 2003) to 2003 estimated earnings per share;

•	stock price (as at September 24, 2003) to 2004 estimated earnings per share;

•	stock price (as at September 24, 2003) to book value per share as of June 30, 2003, which, in the case of the U.S. companies, was adjusted to exclude the impact of FAS 115;

•	estimated operating income return on average equity (referred to in this proxy statement/prospectus as ROAE) for 2003, with average equity based on the average of (1) shareholders’ equity as of December 31, 2002 and (2) shareholders’ equity as of June 30, 2003 plus estimated operating earnings for the third and fourth quarters of 2003 less estimated dividends for the same period, based on U.S. GAAP for the U.S. comparable companies and on Canadian GAAP for the Canadian comparable companies; and

•	estimated operating income ROAE for 2004, with average equity based on the average of (1) shareholders’ equity as of June 30, 2003 plus estimated operating earnings for the third and fourth quarters of 2003 less estimated dividends for the same period and (2) shareholders’ equity as of June 30, 2003 plus estimated operating earnings for the third and fourth quarters of 2003 and for 2004 less estimated dividends for the same period, based on U.S. GAAP for the U.S. comparable companies and on Canadian GAAP for the Canadian comparable companies.

All of the earnings estimates (including those for John Hancock and Manulife) were from or based upon estimates from Thomson Financial’s I/ B/ E/ S service. As discussed above, the Financial Advisors believed that analyzing multiples based on stock prices as of September 24, 2003 was appropriate given the substantial speculation regarding the merger that affected the price of shares of John Hancock common stock and Manulife common shares on September 25 and 26, 2003.

      The following table reflects the results of the analysis:

							Operating Income Return on
	Stock Price as a Multiple of						Average Equity

Company	2003E EPS		2004E EPS		Book Value(1)		2003E ROAE	2004E ROAE

MetLife	9.6	x	9.1	x	1.24	x	13.3%	12.1%
Prudential	15.2		11.9		1.10		7.1	8.5
Principal Financial	12.4		11.7		1.65		13.1	12.7
Lincoln National	11.9		10.5		1.37		11.5	12.2
Jefferson Pilot	12.7		11.7		2.10		16.4	16.2
Nationwide	11.4		10.3		1.16		10.1	10.4
Torchmark	10.7		9.8		1.73		15.7	15.2
Protective Life	11.2		10.1		1.33		11.9	12.0
Phoenix	20.9		19.0		0.59		2.7	3.0
Mean(2)	11.9		10.6		1.46		12.4	12.4
Median(2)	11.6		10.4		1.35		12.5	12.1
John Hancock	10.2		9.6		1.41		14.2	13.1
Sun Life	12.6		11.0		1.35		10.2	11.3
Great-West	14.3		11.6		3.73		24.6	26.9
Manulife	13.4		12.0		2.32		16.3	16.3
Merger Implied Price(3)	12.1		11.4		1.67		—	—

(1)	Adjusted to exclude the impact of FAS 115 in the case of the U.S. companies.

(2)	Calculations exclude Phoenix.

(3)	Implied price was deemed to be equal to the closing price of Manulife common shares on September 24, 2003 multiplied by the exchange ratio.

      Based upon their review of the comparable public company multiples as well as certain other factors, the Financial Advisors selected a reference multiple range of 9.7x to 11.0x for 2003 estimated earnings per share, 9.0x to 10.0x for 2004 estimated earnings per share and 1.20x to 1.50x for book value per share. Applying these reference multiple ranges to I/ B/ E/ S estimates for John Hancock, the Financial Advisors determined that the implied valuation range for shares of John Hancock common stock, as indicated by the comparable public company analysis, was between $29.00 and $33.00 per share.

      No company used in the comparable public companies analysis is identical to John Hancock or Manulife or the transactions contemplated by the merger agreement. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of John Hancock and Manulife and other factors that could affect the public trading value of the companies to which John Hancock and Manulife are being compared. The Financial Advisors believed that it was necessary to make quantitative and qualitative judgments concerning the weight to be given to each of the comparable companies in deriving a range of implied public market trading values to apply to the relevant ratios of John Hancock. In evaluating the comparable companies, the Financial Advisors also made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of John Hancock or Manulife, such as the impact of competition on John Hancock and Manulife and the life insurance industry generally, industry growth and the absence of any adverse material change in the financial conditions and prospects of John Hancock and Manulife or the life insurance industry or in the financial markets in general.

      Analysis of Compared Transactions and Analysis of Premiums Paid. The Financial Advisors reviewed certain recent acquisition transactions involving life insurance and annuity companies, including the following transactions:

Announcement Date	Acquiror	Acquired Company	Equity Value

			(U.S. dollars, in millions)
U.S. Transactions
September 2003	AXA Financial, Inc.	The MONY Group Inc.	$1,460
May 2001	American International Group, Inc. (AIG)	American General Corporation	23,398
April 2000	ING Groep N.V.	ReliaStar Financial Corp.	4,974
July 1999	The Allstate Corporation	American Heritage Life Investment Corporation	914
February 1999	AEGON N.V.	Transamerica Corporation	9,691
August 1998	AIG	SunAmerica Inc.	18,117
July 1997	ING Groep N.V.	Equitable of Iowa Companies	2,226
Canadian Transactions
February 2003	Great-West Lifeco Inc.	Canada Life Financial Corporation	4,694
December 2001	Sun Life Financial Services of Canada Inc.	Clarica Life Insurance Company	4,527

      For each of these transactions, which are referred to as the comparison takeover transactions, the Financial Advisors reviewed the publicly available information regarding the equity value of the transaction and, using this value, calculated the equity value as a multiple of the acquired company’s:

•	net operating income for the most recent twelve-month period ended prior to the date of announcement for which information was available (referred to in this proxy statement/prospectus as LTM NOI);

•	net operating income for the twelve month reporting period following the announcement of the acquisition (referred to in this proxy statement/prospectus as NTM NOI); and

•	book value, adjusted to exclude the impact of FAS 115 in the case of U.S. companies, based on the most recent publicly available balance sheet as of the time of announcement.

      In addition, for each of these transactions, the Financial Advisors reviewed the premium that the equity value, on a per share basis, represented to the acquired company’s closing share price as of the day prior to announcement. The Financial Advisors also selected a date, which is referred to as the unaffected day, prior to the announcement of each of the transactions on which the Financial Advisors believed the acquired company’s closing share price was not significantly affected by pre-announcement speculation. For most of these transactions, the unaffected day was the 28th day prior to the announcement.

	Equity Value as a multiple of						Unaffected
						Prior Day	Day
Transaction	LTM NOI	NTM NOI		Book Value(1)		Premium	Premium

AXA/MONY	—	73.8	x	0.74	x	6.2%	9.7%
AIG/American General	17.5	16.0		2.82		18.6	16.9
ING/ReliaStar	19.0	15.5		2.35		75.3	59.4
Allstate/American Heritage	23.4	21.6		3.52		19.7	40.2
AEGON/Transamerica	20.5	19.6		2.58		35.4	39.9
AIG/SunAmerica	35.8	29.0		6.69		25.9	32.9
ING/Equitable of Iowa	18.9	16.6		2.71		18.5	21.7
Mean(2)	22.5	19.7		3.45		32.2	35.2
Median(2)	19.8	18.1		2.77		22.8	36.4
Great-West/ Canada Life	14.6	13.0		1.90		41.5	51.6
Sun Life/ Clarica	18.1	16.9		2.29		7.3	15.4

(1)	Excludes impact of FAS 115.

(2)	Calculations exclude the AXA/ MONY transaction.

      The Financial Advisors also reviewed the premiums paid in certain transactions involving financial institutions and an insurance company in which the shareholders of an acquired company received a significant percentage of the acquiror’s common stock, which transactions are referred to as the comparison merger transactions. The following table sets forth these transactions and the premium that the respective acquiror paid relative to the acquired company’s closing share price as of the day prior to announcement.

			Equity Value
			(U.S. dollars,	Prior Day
Announcement	Merger Partners	Ownership	in millions)	Premium

October 2000	Firstar Corporation	51/49%	$21,237	21.4%
	U.S. Bancorp
March 2000	National Commerce Bancorp	53/47	1,927	25.1
	CCB Financial Corporation
March 1999	Fleet Financial Group, Inc	62/38	16,039	12.9
	BankBoston Corporation
November 1998	UNUM Corporation	58/42	4,873	5.3
	Provident Companies, Inc.
July 1998	Star Banc Corporation	47/53	7,357	27.1
	Firstar Corporation
June 1998	Norwest Corporation	47/53	34,171	9.3
	Wells Fargo & Company
April 1998	NationsBank Corporation	55/45	66,624	0.0
	BankAmerica Corporation
April 1998	Banc One Corporation	60/40	29,507	6.4
	First Chicago NBD Corp.
April 1998	Travelers Group Inc.
	Citicorp	50/50	82,536	7.9
Mean		54/46	29,363	12.8
Median		53/47	21,237	9.3

      The Financial Advisors noted that many of these transactions were entered into in a more robust transaction environment and that the premiums paid in these transactions would not necessarily be indicative of the premiums that would be paid in transactions in the current environment.

      Based upon their review of the comparison takeover transaction multiples, the premiums paid in the comparison takeover transactions and the comparison merger transactions and certain other factors, the Financial Advisors performed two analyses.

      The first analysis applied a reference range of the premiums paid in the comparison takeover transactions and the comparison merger transactions to selected closing prices of shares of John Hancock common stock. For this analysis, the Financial Advisors selected a reference premium range of 23.0% to 33.0% for the comparison takeover transactions and 5.0% to 15.0% for comparison merger transactions. The Financial Advisors afforded approximately equal weight to the premiums paid in each of these two types of transactions, resulting in an adjusted reference premium range of 14.0% to 24.0% and an implied valuation range for shares of John Hancock common stock between $33.50 and $39.50 per share, based on closing prices as of September 24, 2003.

      The Financial Advisors also selected a reference multiple range of 12.6x to 16.0x for NTM NOI and 1.50x to 2.00x for adjusted book value per share. Applying these reference multiple ranges to I/B/E/S estimates for John Hancock and John Hancock’s adjusted book value as of June 30, 2003, the Financial Advisors determined that the implied valuation range for shares of John Hancock common stock, as indicated by the comparison transactions analysis, was between $33.37 and $39.16 per share, after adjusting for the adjusted reference premium range discussed in the proceeding paragraph.

      No company or transaction used in the analysis of selected comparison transactions is identical to John Hancock or Manulife. A number of the comparison transactions were distinct from the merger in important categories, such as the size of the transaction, the relative ownership percentages in the combined company and portions of the financial services industry in which they operate. The Financial Advisors believed that it was necessary to make quantitative and qualitative judgments concerning the weight to be given to each of the comparison transactions in deriving a range of premiums paid and a range of transaction multiples. In evaluating the comparison transactions, the Financial Advisors made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of John Hancock or Manulife, such as the impact of competition on the business of John Hancock, Manulife and the life insurance industry generally, industry growth and the absence of any material adverse change in the financial conditions and prospects of John Hancock, Manulife, the life insurance industry or in the financial markets in general.

      Other Analyses. The Financial Advisors also performed certain other reviews and analyses, including an earnings accretion/ (dilution) analysis of the merger to Manulife and John Hancock.

      In connection with the review of the merger by John Hancock’s board of directors, each of the Financial Advisors performed a variety of financial and comparative analyses for the purpose of rendering its opinion. The preparation of a fairness opinion is a complex process that involves various determinations as to the most relevant materials of financial analysis and the application of these methods to the particular circumstances and is not susceptible to a partial analysis or summary description. In arriving at its opinion, each of the Financial Advisors considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, each of the Financial Advisors believes that selecting any portion of its analyses, without considering all of its analyses, would create an incomplete view of the process underlying its analyses and the opinion. In addition, each of the Financial Advisors may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be its view of the actual value of John Hancock.

      In performing its analyses, each of the Financial Advisors made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of John Hancock or Manulife. The results of any analyses performed by each of the Financial Advisors are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as a part of each Financial Advisor’s analysis of the fairness of the exchange ratio from a financial point of view to the holders of shares of John Hancock common stock (other than Manulife and its affiliates) and were provided to John Hancock’s board of directors in connection with the delivery of the opinions. The analyses do not purport to be appraisals of value or to reflect the prices at which John Hancock common stock or Manulife common shares might actually trade. In addition, as described above, the opinions were one of the many factors taken into consideration by John Hancock’s board of directors in making its determination to approve the merger agreement. The exchange ratio pursuant to the merger agreement was determined through arm’s-length negotiations between John Hancock and Manulife and was approved by John Hancock’s board of directors.

      John Hancock has agreed to pay each of the Financial Advisors customary fees for its financial advisory services in connection with the merger, a portion of which was payable upon announcement of the merger and a substantial portion of which is payable only on completion of the merger. John Hancock also has agreed to reimburse each of the Financial Advisors for its reasonable out-of-pocket expenses, including reasonable fees and out-of pocket expenses of legal counsel, and to indemnify the Financial Advisors and related parties against liabilities, including liabilities under the federal securities laws, arising out of their engagement.

      Each of the Financial Advisors is an internationally recognized investment banking and advisory firm. Each of the Financial Advisors, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for John Hancock and have received fees for the rendering of these services. Each of the Financial Advisors may in the future provide financial advisory and financing services for John Hancock or Manulife and may receive fees for the rendering of these services. In addition, each of the Financial Advisors and its affiliates may from time to time act as a counter-party to either John Hancock or Manulife and may receive compensation for these activities. In the ordinary course of its business, each of the Financial Advisors and its affiliates may, from time to time, trade in the securities and indebtedness of John Hancock or Manulife for its own accounts or the account of investment funds and other clients under the management of the Financial Advisor or its affiliates and for the accounts of customers of the Financial Advisor or its affiliates and, accordingly, may at any time hold a long or short position in securities or indebtedness of John Hancock or Manulife for any such account. Affiliates of Lazard and Morgan Stanley operate asset management businesses that in the ordinary course of their business provide sub-advisory services to, and accordingly make investment decisions for, certain investment funds managed by Manulife.

      Manulife’s Mr. D’Alessandro, Chief Executive Officer of Manulife, has served on an advisory board for Lazard’s principal Canadian affiliate since its inception in 2000. In connection with his participation on this advisory board, Manulife’s Mr. D’Alessandro attends one to two meetings per year in which Lazard’s Canadian businesses and services are discussed in general terms. The advisory board does not, however, supervise or direct the operations of Lazard’s Canadian affiliate, and only Lazard transactions and engagements that are public are discussed.

Manulife’s Reasons for the Merger

      The Manulife board of directors believes that the merger is in the best interests of Manulife and its shareholders. In approving the merger and the merger agreement, the Manulife board of directors considered a number of material factors, including the factors described below. In view of the wide variety of factors considered in connection with its evaluation of the merger, the Manulife board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The Manulife board of directors viewed its position and recommendations as being based on all of the information and the factors presented to and considered by it. In addition, individual directors may have given different weights to different information and factors.

Strategic Considerations

•	Enhanced Scale and Global Reach. The Manulife board of directors considered that the merger would create one of the world’s largest insurance organizations and would significantly enhance Manulife’s presence and strength in various geographic markets.

—	The merger of Manulife and John Hancock would create the second largest life insurance company in North America by market capitalization, and the second largest financial institution and second largest public company in Canada by market capitalization (based on stock prices on September 24, 2003).

—	The combined company would also be a market leader in core product lines in the United States and Canada and in various strategic markets in Asia, including Hong Kong, Vietnam, the Philippines, China and Indonesia.

•	Diversification of Manulife’s Business. The Manulife board of directors also considered that the merger would diversify the combined company’s business, which the board of directors believes will improve the overall financial strength and risk profile of the combined company. The Manulife board of directors expects the merger to achieve these benefits by:

—	diversifying and strengthening the combined company’s distribution channels through the combination of the complementary and geographically diverse distribution channels of John Hancock and Manulife;

—	diversifying the combined company’s earnings base both geographically and through broadened product offerings; and

—	allowing Manulife to diversify its risk across a larger variety of asset classes.

•	Strengthening of Brand Awareness. The Manulife board of directors believes that the merger will give Manulife greater U.S. brand awareness by aligning Manulife with the John Hancock name, a strong and well-established brand name in the U.S. insurance industry.

      Opportunity to Achieve Cost Savings and Increased Revenues. The Manulife board of directors considered the cost savings and incremental revenues expected to be achieved through the strategic benefits outlined above. The combined company is expected to achieve significant pre-tax cost savings through the integration of information technology systems and distribution channels, the reduction of duplicate management, attrition and other personnel savings. Manulife management estimated cost savings may reach C$350 million per year by 2006, which would represent approximately 10% of the combined company’s estimated operating expenses. The combined company is also expected to generate increased revenues through cross-selling opportunities, leveraging of the combined balance sheet to expand sales, and integration of wholesalers to leverage greater sales efficiencies.

      Management Depth, Expertise and Culture. The Manulife board of directors considered that John Hancock’s current management team, led by Chairman and Chief Executive Officer David D’Alessandro, has demonstrated expertise in running a leading financial services company. The John Hancock management team is also experienced in handling fixed annuity capabilities and mutual fund platforms. Manulife and John Hancock are anticipated to have compatible cultures, focused on profitability, integrity and service, and both companies have management structures that are committed to a successful execution of the merger and integration of the two companies.

      Terms and Conditions of the Merger Agreement and Other Agreements. The Manulife board of directors also considered the terms and conditions of the merger agreement and the agreements contemplated by the merger agreement, including without limitation the form and amount of merger consideration, the representations, warranties, covenants and conditions to closing, the termination rights and the governance provisions contained in those agreements.

Interests of John Hancock and Manulife Executive Officers and Directors in the Merger

John Hancock Executive Officers and Directors

      When the John Hancock stockholders consider the John Hancock board of directors’ recommendation to vote in favor of adoption of the merger agreement, the John Hancock stockholders should be aware that John Hancock’s executive officers and directors may have interests in the merger that may be different from, or in addition to, the interests of other John Hancock stockholders. The John Hancock board of directors was aware that these interests existed when it approved and declared advisable the merger agreement and determined that the merger agreement and the merger are fair to, and in the best interests of, John Hancock and its stockholders. The material interests are summarized below.

      The arrangements described below do not create or confer any monetary benefit for the John Hancock executives that is additional to the monetary benefit to be received by the executives as a result of a change of control under the John Hancock plans and employment continuation agreements that were in effect prior to the merger negotiations with Manulife (except for the change noted below with respect to an amendment to Mr. Benson’s employment continuation agreement). These plans and employment continuation agreements, which existed prior to the merger negotiations, have been filed by John Hancock with the SEC and publicly disclosed prior to the announcement of the merger.

Executive Employment Continuation Agreements

      In 1998, John Hancock first entered into employment continuation agreements (referred to in this proxy statement/prospectus as ECAs) with its executive officers and since that time has entered into ECAs with new executive officers. Each of the ten executive officers of John Hancock, including David F. D’Alessandro, Chairman, President and Chief Executive Officer; Thomas E. Moloney, Senior Executive Vice President and Chief Financial Officer; Michael A. Bell, Senior Executive Vice President; Maureen R. Ford, Executive Vice President; Wayne A. Budd, Executive Vice President and General Counsel; and James M. Benson, Senior Executive Vice President, is currently a party to an ECA with John Hancock and John Hancock Life Insurance Company. By their terms the ECAs become effective on the date on which a “change of control” of John Hancock or John Hancock Life Insurance Company under each ECA occurs and provide for the terms and conditions of each executive’s continued employment with John Hancock or, if applicable, John Hancock Life Insurance Company, for a period of three years commencing on such effective date. For purposes of each ECA, the proposed merger will constitute a change of control and will trigger the beginning of this three-year employment period.

      General. In connection with entering into the merger agreement, the ECAs of Messrs. David D’Alessandro, Moloney, Budd, Bell and Benson were each amended. These amendments (i) define the positions to be held by Messrs. David D’Alessandro, Moloney, Budd and Benson with Manulife, John Hancock and John Hancock Life Insurance Company following the merger; (ii) further define certain events that would constitute “good reason,” as described below, for each of the executives to terminate his or her employment; (iii) as described below, delay (until the first anniversary of the merger) the commencement of the period during which Messrs. David D’Alessandro, Moloney, Bell and Budd may terminate their respective employment for any reason and have it deemed to be a good reason termination; and (iv) as described below, eliminate the additional pension benefits to which Mr. Bell would otherwise have been entitled under his ECA. These amendments automatically terminate if the merger agreement is terminated prior to the merger.

      As amended, the ECAs for Messrs. David D’Alessandro, Moloney, Benson and Budd provide, respectively, that the executive will have the positions described below following the merger:

•	Mr. David D’Alessandro will be Chairman and Chief Executive Officer of John Hancock and John Hancock Life Insurance Company and Chief Operating Officer of Manulife; and after the first anniversary of the merger, he also will be President of Manulife.

•	Mr. Moloney will be Senior Executive Vice President and Chief Financial Officer of John Hancock and John Hancock Life Insurance Company and a Senior Executive Vice President of Manulife.

•	Mr. Benson will be Senior Executive Vice President, U.S. Life and Long Term Care Products, of John Hancock and John Hancock Life Insurance Company and a Senior Executive Vice President of Manulife.

•	Mr. Budd will be Executive Vice President and General Counsel of John Hancock and John Hancock Life Insurance Company and a Senior Executive Vice President of Manulife.

      Each of the ECAs for the other six executives continue without amendment to provide that, for at least the three-year period following the merger, each of them will continue to have such position (including titles), authority and responsibilities, with John Hancock, John Hancock Life Insurance Company and each of their affiliates, that are, individually and in the aggregate, at least commensurate with those held by such executive immediately prior to the merger.

      Under the ECAs, if an executive’s employment is terminated by John Hancock or Manulife within three years after the merger without “cause” under the ECA or is terminated by the executive for “good reason,” each executive is entitled to receive the severance payments and benefits described below. Under the ECAs, the definition of “good reason” generally includes:

•	the assignment to the executive of any duties inconsistent in any material adverse respect with the executive’s position, authority or responsibilities, as contemplated under the ECA, or any other material adverse change or significant reduction in position, titles, reporting lines, authority or responsibilities;

•	any failure by John Hancock, John Hancock Life Insurance Company or Manulife to comply with the compensation and benefit provisions of the ECA, other than an insubstantial or inadvertent failure cured by John Hancock, John Hancock Life Insurance Company or Manulife in accordance with the ECA; and

•	any requirement that the executive be based at an office more than 35 miles from the location of the executive’s office prior to the change of control or that the executive travel on business to an extent substantially greater than his or her pre-change-of-control travel obligations.

      In addition, pursuant to the amendment to his ECA, Mr. David D’Alessandro may terminate his employment for good reason if, in his good faith reasonable judgment, Manulife is in breach of its obligations set forth in the merger agreement relating to the integration of John Hancock and Manulife and the appointment of persons as officers and directors of Manulife in connection with the merger. For a more detailed discussion of these obligations, see “The Merger Agreement — Integration Team and Post Closing Operations” beginning on page 78 and “The Merger Agreement” — Manulife Post Closing Governance Arrangements” beginning on page 78.

      Also, pursuant to the amendments to their respective ECAs, each of Messrs. David D’Alessandro, Moloney, Bell and Budd have “good reason” to terminate employment for any reason during the 180 day period commencing on the first anniversary of the merger. This period is the result of each of these executives agreeing, in connection with the execution of the merger agreement, to defer the rights that the executive had under his ECA to terminate employment and to receive his severance payments and benefits at an earlier time. Prior to the ECA amendments, Mr. David D’Alessandro had this termination right for a period of 30 days, commencing 90 days after a change of control of John Hancock or John Hancock Life Insurance Company, as applicable, and each of Messrs. Moloney, Bell and Budd had this termination right for a period of 30 days, commencing 180 days after a change of control of John Hancock or John Hancock Life Insurance Company, as applicable.

      Severance Benefits. Under the ECAs, upon termination of employment without cause or for good reason, severance payments and benefits include, in addition to accrued but unpaid salary and benefits, a lump sum payment equal to the executive’s pro-rated target annual bonus for the year of termination of employment, and a lump sum severance payment equal to three times the sum of (x) the executive’s then annual base salary, (y) the amount of the executive’s target annual bonus for the year in which the change of control occurs and (z) an amount equal to the long-term incentive award granted to the executive in 2000 (with each of Mr. Bell and Mr. Benson being entitled to a long-term incentive award equivalent that is equal to two times his then annual base salary).

      If the executives are terminated following the merger without cause or terminate their employment for good reason, the estimated cash severance payments (exclusive of the payments and benefits described below in “Pension Benefits” and “Other Provisions”) for the most highly compensated executives would be approximately $16.5 million for Mr. David D’Alessandro, $8.314 million for Mr. Moloney, $6.15 million for Mr. Budd, $6.66 million for Mr. Bell, $5.55 million for Ms. Ford, $6.66 million for Mr. Benson, and approximately $14.437 million in the aggregate for the other executives. These estimated amounts assume a termination of employment on March 31, 2005 for Messrs. David D’Alessandro, Moloney, Bell and Budd (who, as described above, agreed to defer the time period during which each of them could terminate employment for any reason and have that termination be deemed to be a good reason termination until the first anniversary of the merger pursuant to the amendments to their ECAs) and March 31, 2004 for the other executives (who do not have such termination right under the terms of their respective ECAs).

      Pension Benefits. Under the ECAs, to the extent an executive becomes entitled to the severance payments described above, the ECAs provide for additional pension benefits, to be calculated generally in accordance with the terms of the John Hancock pension plan, with any differences as described below (except for Mr. Benson, as described below, and except for Mr. Bell, who, in connection with the merger and pursuant to the amendment to his ECA, agreed to forego these additional benefits to which he would otherwise have been entitled). For purposes of calculating these additional pension benefits:

•	Mr. David D’Alessandro would be deemed to be 58 1/2 years old with at least 25 years of service (not to exceed the amount of service he would have had at age 65) and have “pensionable compensation” equal to the greater of (x) salary and annual cash bonus during the 36-month period ending on June 30, 2009 and (y) his highest three consecutive years of pensionable compensation during the 10 year period ending on June 30, 2009;

•	Mr. Moloney, Ms. Ford and three other executives would receive three additional years of service credit upon termination of employment and their pensionable compensation would be determined based on salary and annual cash bonus history as of the date of termination;

•	Mr. Budd would receive additional pension benefits as though an additional cash balance plan contribution had been made on his behalf (based on the contribution John Hancock made to his cash balance pension plan account in the year prior to the year of his termination) for the number of years equal to the difference between fifteen (15) and his years of service completed as of his termination (or, if greater, the pension benefits payable for a grandfathered participant who qualifies for normal retirement benefits under the defined benefit pension plan as in effect prior to its conversion to a cash balance pension plan);

•	Mr. Benson would receive a $200,000 annual annuity benefit without regard to his age on the date of termination for the remainder of his lifetime (with Mr. Benson’s ECA amendment providing that this annual annuity benefit is guaranteed for a 20-year period); and

•	one other executive would receive the additional age and service credit needed to make the executive eligible for early retirement benefits.

      Under the ECAs, Messrs. David D’Alessandro and Budd would also be entitled to receive the additional pension benefits as described above in the event of termination of employment after the third anniversary of the merger if, in the case of David D’Alessandro, such termination would have been a termination without cause or for good reason if it had occurred prior to the third anniversary of the merger and, in the case of Mr. Budd, such termination is other than for cause or due to death. Mr. David D’Alessandro will also be entitled to receive the benefits customarily provided by John Hancock to its retired Chief Executive Officers.

      The estimated present value of the cash payments due to the five most highly compensated executives (excluding Mr. Bell, who agreed to forego his additional pension benefits) as a result of the additional pension benefits described above would be $6,022,914 for Mr. David D’Alessandro, $264,205 for Mr. Moloney, $1,346,249 for Mr. Budd, $237,055 for Ms. Ford and $3,107,553 for Mr. Benson, and approximately $2,584,870 in the aggregate for the other executives, assuming a termination of employment on March 31, 2005 for Messrs. David D’Alessandro, Budd and Moloney and March 31, 2004 for all other executives. The foregoing estimated present value amounts are based on current interest rates and compensation levels, and these assumed retirement dates. To the extent there is a change in these rates, levels and dates, there would be a corresponding change to the estimated present value of the additional pension amounts.

      Other Provisions. The ECAs provide the executives with other customary benefits, including (i) continued participation in health, welfare and life benefit plans for three years from the date of termination or until the executive becomes eligible to receive such benefits under another employer’s plans, (ii) premium payments on split-dollar policies from the date of termination (other than for Mr. Benson) and (iii) payment of outplacement services to the extent customarily provided for similarly situated executives. Mr. Budd and one other executive would also be entitled to receive retiree health and life benefits upon termination of employment regardless of whether or not they would otherwise have qualified for such benefits. Also, as publicly disclosed prior to the announcement of the merger, in addition to the severance payments and other benefits described under “Severance Benefits” and “Pension Benefits” and this “Other Provisions” section, the executives are entitled to the payment by John Hancock of any applicable excise taxes such that each executive retains a net payment equal to that which he or she would have received if no excise taxes had been imposed on such payments and benefits.

      The ECAs require the executives to maintain the confidentiality of all information regarding John Hancock or John Hancock Life Insurance Company (and, after the merger, of Manulife) obtained by the executive during his or her employment that is otherwise not public knowledge. Each ECA also provides that, for a period of two years after termination of employment, the executive will not attempt to induce any employee of John Hancock, John Hancock Life Insurance Company or Manulife to become employed elsewhere or otherwise leave the employ of John Hancock, John Hancock Life Insurance Company or Manulife.

      Employee Benefit Plans Trust. John Hancock maintains a trust fund that holds assets to be used to satisfy liabilities to all employees (including officers) and directors covered under non-qualified deferred compensation and pension plans and under long-term incentive plans maintained by John Hancock subsidiaries. Since adoption of the trust, John Hancock has contributed amounts to cover a portion of the liabilities under the plans. In connection with the merger, the terms of the trust require that John Hancock make an additional contribution to the trust (which becomes irrevocable upon the merger) in an amount equal to the present value of each participant’s or beneficiary’s accrued benefits under the plans (less any amounts already contributed to the trust), assuming such participant or beneficiary continues to be employed by John Hancock and continues to make future deferrals under the deferred compensation plans in accordance with current elections for a period of two years following the merger (or, with respect to the amount of the pension contribution, the amount of the additional pension benefit under his or her ECA or any other applicable John Hancock severance plan, if greater). The additional contribution to the trust to be made in connection with the merger will not increase the amount of any benefit that is payable to any participant under the plans or under an ECA.

      The terms of this employee benefit plans trust do not require that John Hancock contribute to the trust, and John Hancock will not contribute to the trust, amounts that may be payable to executives under their ECAs, other than the additional pension benefits as described above under the “Pension Benefits” section above, which are payable under the non-qualified pension plans covered by this trust.

Executive and Non-Employee Director Compensation Plans

      In addition to the ECAs, certain of John Hancock’s compensation plans and equity award agreements provide for the acceleration of benefits in the event of a change of control of John Hancock. For purposes of these plans and agreements, the merger will constitute a change of control.

      Executive Compensation Plans. In accordance with the existing terms of the 1999 Long-Term Stock Incentive Plan, the Long-Term Incentive Plan for Senior Executives and the Incentive Compensation Plan for Certain Senior Executives:

•	restrictions on restricted John Hancock stock and restricted deferred stock units held by senior executives of John Hancock will lapse, and the stock and stock units will become non-forfeitable as of the merger; and

•	any stock options outstanding under these plans will become fully vested as of the merger.

      John Hancock has agreed in the merger agreement that no stock options or restricted stock grants made or granted to its employees for 2004 after September 28, 2003 will provide for the acceleration of vesting or the lapsing of restrictions, respectively, upon the effective time of the merger or upon termination of the recipient for good reason by the recipient or, solely with respect to stock options, acceleration of vesting upon termination without cause by John Hancock or any of its subsidiaries.

      Assuming the merger is consummated on March 31, 2004, at such time, the estimated aggregate number of shares of John Hancock stock underlying stock options held by the six most highly compensated executives named above that will vest upon the merger is 206,250 in the aggregate and 218,750 in the aggregate for the other executives. The exercise prices of the executives’ stock options that will vest upon the merger range from $27.91 to $29.765. In addition, as of the merger, restrictions on approximately 1,280,002 shares of restricted John Hancock stock and 458 restricted deferred stock units in the aggregate held by the six most highly compensated executives will lapse and restrictions on 286,375 shares of restricted John Hancock common stock and no restricted deferred stock units held by the other executives will lapse.

      Non-Employee Director Equity Compensation Plan. As of the merger, in accordance with the existing terms of the Non-Employee Directors Long-Term Stock Incentive Plan, all restricted John Hancock stock and restricted deferred stock units held as of the date of the merger agreement by non-employee directors of John Hancock and otherwise to be received by such directors, in accordance with such directors’ elections made prior to execution of the merger agreement regarding their 2003 annual retainers, will lapse and such stock and stock units will become non-forfeitable. Assuming the merger is consummated on March 31, 2004, at such time, it is estimated that the restrictions on 20,603 shares of restricted John Hancock stock and 6,559 restricted deferred stock units in the aggregate held by the non-employee directors of John Hancock will lapse.

Governance and Indemnification

      Representation on Manulife Board of Directors. The merger agreement provides that David D’Alessandro will join the Manulife board of directors immediately following the merger. Under the merger agreement, Manulife also has agreed to nominate for election to Manulife’s board of directors at its first annual shareholders’ meeting following the merger a current independent director of John Hancock selected by John Hancock (although this person may be appointed prior to that meeting if Manulife’s 2004 annual shareholders’ meeting occurs prior to the merger) and to appoint three other persons selected by John Hancock who are currently independent directors of John Hancock to Manulife’s board of directors no later than the first anniversary of the merger. In addition, under both the merger agreement and his ECA, as amended, Mr. David D’Alessandro will become a member of the executive committee of Manulife (or any committee having a similar function) and, subject to his consent, a member of each committee of Manulife’s board of directors that permits membership by members of Manulife’s management. Also, subject to applicable law and consistent with the best practices of Manulife’s board of directors relating to committee appointments, so long as Mr. David D’Alessandro serves as a director of Manulife he will remain on at least one committee of Manulife’s board of directors.

      In addition, the merger agreement provides that, subject to applicable law and consistent with the best practices of Manulife’s board of directors relating to committee appointments, the four John Hancock directors (in addition to Mr. David D’Alessandro) appointed to the Manulife board of directors will be entitled to serve on at least one committee of the Manulife board of directors (assuming that person meets any applicable independence requirements) for so long as they serve as Manulife directors.

      Officers of Manulife. The merger agreement provides that David D’Alessandro shall be named as Chief Operating Officer and President-Designate immediately following the merger. As of the first anniversary of the merger, Mr. David D’Alessandro will be named President of Manulife. In addition, as described above under “— Executive Employment Continuation Agreements”, Messrs. Moloney, Benson and Budd are entitled to be appointed as Senior Executive Vice Presidents of Manulife as of the merger pursuant to their respective ECAs. Pursuant to their amended ECAs and the merger agreement, each of Messrs. Moloney, Budd and Benson will become a member of the executive committee (or any committee having a similar function, other than a board committee) of Manulife.

      Representation on John Hancock Board of Directors and Officers of John Hancock. The merger agreement provides that the current directors and officers of John Hancock will remain directors and officers of the surviving corporation immediately following the effective time of the merger. In addition, Mr. David D’Alessandro and Messrs. Moloney, Benson and Budd have the right to hold the John Hancock officer positions specified in their ECAs, as amended. Following the merger, the other six John Hancock executives with ECAs have the right to continue to hold the positions with John Hancock and John Hancock Life Insurance Company that they held prior to the merger. See “— Executive Employment Continuation Agreements” beginning on page 50.

Manulife Directors and Executive Officers

Governance

      Representation on John Hancock Board of Directors. The merger agreement provides that Mr. Dominic D’Alessandro will join the John Hancock board of directors immediately following the merger. In addition, it is contemplated under the merger agreement that an individual who is a member of Manulife’s board of directors immediately prior to the merger will also join the John Hancock board of directors at the same time that the first current independent director of John Hancock is appointed to the Manulife board of directors in accordance with the merger agreement as discussed under “The Merger Agreement — Manulife Post-Closing Governance Arrangements” beginning on page 78.

      Representation on Manulife Board of Directors. The Manulife directors immediately prior to the merger will remain directors following consummation of the merger.

Treatment of Stock Options and Other Stock Awards

      Each option to acquire shares of John Hancock common stock and each other award based on John Hancock common stock outstanding immediately prior to the effective time of the merger will be converted into an option or other stock-based award to acquire the number of Manulife common shares obtained by multiplying (x) the number of shares of John Hancock common stock subject to the John Hancock option or other stock-based award by (y) the exchange ratio of 1.1853 (rounded downward to the nearest whole share). The per share exercise price of converted options will be obtained by dividing (A) the per share exercise price of the John Hancock option by (B) the exchange ratio of 1.1853 (rounded upward to the nearest whole cent). In addition, all shares of John Hancock restricted common stock granted under a John Hancock stock plan and outstanding immediately prior to the effective time of the merger will be converted into Manulife common shares and be governed by the same terms and conditions as those in effect immediately prior to the effective time of the merger under the relevant John Hancock stock plan.

      All amounts credited to an account under any incentive compensation or deferred compensation plan of John Hancock which are invested in deferred stock units or restricted deferred stock units of John Hancock will be deemed invested in a number of deferred stock units or restricted deferred stock units, as the case may be, of Manulife obtained by multiplying (1) the number of deferred stock units or restricted deferred stock units into which the deferred amounts were deemed invested immediately before the effective time of the merger by (2) the exchange ratio of 1.1853 (rounded downward to the nearest whole share). The converted deferred stock units and restricted deferred stock units will be governed by the same terms and conditions as those in effect immediately prior to the effective time of the merger, including the requirement that the converted deferred stock units and restricted deferred stock units are payable only in cash.

      At the effective time of the merger, all outstanding John Hancock unvested options issued prior to September 28, 2003 will vest and all restrictions on John Hancock restricted stock and restricted deferred stock units issued prior to September 28, 2003 (and on John Hancock restricted stock and restricted deferred stock units issued to non-employee directors of John Hancock on or before December 31, 2003) will lapse pursuant to the terms of the John Hancock plans under which those awards were issued.

      Prior to the effective time of the merger, John Hancock is permitted to grant certain stock options and restricted stock awards for 2004 in the ordinary course of business, consistent with its past practice, so long as:

•	the aggregate number of shares of John Hancock common stock subject to stock options to be granted to all John Hancock officers and employees in 2004 does not exceed the aggregate number of shares of John Hancock common stock subject to all stock options granted to all John Hancock officers and employees in 2003; and

•	the aggregate number of restricted shares of John Hancock common stock to be granted to all John Hancock officers and employees in 2004 does not exceed 50% of the aggregate number of shares of restricted John Hancock common stock granted to all John Hancock officers and employees in 2003.

      John Hancock has agreed in the merger agreement that no stock options or restricted stock grants made or granted to its employees for 2004 after September 28, 2003 will provide for the acceleration of vesting or the lapsing of restrictions, respectively, upon the effective time of the merger or upon termination of the recipient for good reason by the recipient or, solely with respect to stock options, acceleration of vesting upon termination without cause by John Hancock or any of its subsidiaries.

Indemnification and Insurance

      The merger agreement provides that, for six years after the effective time of the merger, the surviving corporation in the merger will retain the current provisions in John Hancock’s by-laws governing indemnification of present and former officers and directors, expense reimbursement and related matters. The merger agreement also provides that Manulife will indemnify and hold harmless present and former officers and directors of John Hancock from liabilities incurred in connection with any claims arising by reason of the fact that the person was a director, officer or employee of John Hancock in respect of acts or omissions occurring at or prior to the effective time of the merger to the full extent permitted by law. Manulife will also advance expenses in connection with that indemnification to the fullest extent provided by law.

      The merger agreement also provides that, for six years after the effective time of the merger, Manulife will maintain in effect the directors’ and officers’ liability insurance maintained by John Hancock at the effective time of the merger (or prior to the effective time of the merger, John Hancock or Manulife may substitute prepaid policies that are no less advantageous to the insured which, after the effective time of the merger, Manulife will maintain in full force and effect). Manulife’s obligation to provide this insurance coverage is subject to a cap of 360% of the amount of annual premiums paid by John Hancock in effect as of the date of the merger agreement. If Manulife cannot maintain the existing or equivalent insurance coverage without exceeding the 360% cap, Manulife is required to maintain the insurance coverage which, in Manulife’s good faith determination, provides the maximum coverage available at an annual premium equal to the 360% cap.

Material U.S. Federal Income Tax Consequences of the Merger

      The following discussion is a summary of the material United States federal income tax consequences to U.S. Holders (as defined below) of the conversion of John Hancock common stock into the right to receive Manulife common shares in the merger and the ownership of Manulife common shares received pursuant to the merger, all as of the date of this proxy statement/ prospectus. The discussion is based on the Code, applicable Treasury regulations, administrative rulings and pronouncements and judicial decisions currently in effect, all of which could change. Any change, which may be retroactive, could result in U.S. federal income tax consequences different from those discussed below. The discussion of tax consequences is also based on representations made by Manulife and John Hancock. If any of those representations is inaccurate, the tax consequences of the merger could differ from those described below.

      Except where specifically noted, the discussion below does not address the effects of any state, local or non-U.S. tax laws (or other tax consequences such as estate or gift tax consequences). In addition, the discussion below relates to persons who hold John Hancock common stock and will hold Manulife common shares as capital assets. The tax treatment of those persons may vary depending upon the holder’s particular situation, and some holders may be subject to special rules not discussed below. Those holders would include, for example:

•	insurance companies and mutual funds;

•	tax-exempt organizations;

•	financial institutions;

•	broker-dealers;

•	holders who are not U.S. Holders (as defined below);

•	holders who received John Hancock common stock pursuant to the exercise of employee stock options or otherwise as compensation;

•	holders who hold stock as part of a hedging, integration, conversion or constructive sale transaction or a straddle;

•	persons whose “functional currency” is not the U.S. dollar;

•	holders who are subject to the alternative minimum tax;

•	holders of John Hancock common stock who will own 5% or more of either the total voting power or the total value of the outstanding Manulife common shares after the merger, determined after taking into account ownership under the applicable attribution rules of the Code and Treasury regulations (these holders are referred to in this proxy statement/ prospectus as 5% transferee shareholders); and

•	holders that own, as a result of the merger or otherwise (directly, indirectly or constructively), 10% or more of the total combined voting power of Manulife common shares.

      Holders should consult their own tax advisors concerning the U.S. federal income tax consequences of the merger and the ownership of Manulife common shares in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

      As used in this proxy statement/ prospectus, the term U.S. Holder means a beneficial holder of stock that is (i) a citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision of the United States, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (x) that is subject to the supervision of a court within the United States and the control of one or more U.S. persons as described in section 7701(a)(30) of the Code or (y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

      If a partnership holds stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If a U.S. Holder is a partner of a partnership holding that stock, the holder is urged to consult its tax advisor regarding the tax consequences of the merger and the ownership of Manulife common shares.

                   Consequences of the Merger

      Based on representations contained in representation letters provided by Manulife and John Hancock and on certain customary factual assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, it is the opinion of Simpson Thacher & Bartlett LLP, counsel to Manulife, and Sullivan & Cromwell LLP, counsel to John Hancock, that the material U.S. federal income tax consequences of the merger are as follows:

•	the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and each of Manulife, Merger Co. and John Hancock will be a party to that reorganization within the meaning of Section 368(b) of the Code;

•	no gain or loss will be recognized by a holder of John Hancock common stock as a result of the merger, except to the extent of any cash received in lieu of a fractional share of Manulife, and provided that, in the case of any 5% transferee shareholder, the 5% transferee shareholder enters into a “gain recognition agreement” in accordance with applicable Treasury regulations;

•	the tax basis to a John Hancock stockholder of the Manulife common shares issued upon conversion of John Hancock common stock pursuant to the merger (including any fractional share interest deemed to be received and converted into cash) will equal that stockholder’s tax basis in the John Hancock common stock surrendered in the conversion; and

•	the holding period of a John Hancock stockholder for the Manulife common shares received in the merger will include the holding period for the John Hancock common stock surrendered in the conversion into Manulife common shares in the merger.

      If a John Hancock shareholder acquired different blocks of John Hancock common stock at different times and at different prices, any gain or loss will be determined separately with respect to each block of John Hancock common stock, and the cash (if any) and Manulife common shares received will be allocated pro rata to each such block of stock. In addition, the basis and holding period in the Manulife common shares may be determined with reference to each block of John Hancock common stock.

      It is a condition to the closing of the merger that Manulife and John Hancock receive an opinion from Simpson Thacher & Bartlett LLP and Sullivan & Cromwell LLP, respectively, that (i) the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) each of Manulife, Merger Co. and John Hancock will be a party to that reorganization within the meaning of Section 368(b) of the Code, and (iii) Manulife will be treated as a corporation under Section 367(a) of the Code with respect to each transfer of property thereto pursuant to the merger. These opinions will be based on representation letters provided by Manulife and John Hancock to be delivered prior to the effective time of the merger, and on customary factual assumptions, and will assume that the merger will be completed according to the terms of the merger agreement.

                   Cash in Lieu of Fractional Shares

      A John Hancock shareholder will generally recognize capital gain or loss on any cash received in lieu of a fractional share of Manulife equal to the difference between the amount of cash received and the basis allocated to that fractional share and such capital gain or loss will constitute long-term capital gain or loss if that shareholder’s holding period in the John Hancock common stock surrendered in the merger is greater than one year as of the date of the merger.

                   Backup Withholding and Information Reporting

      Non-corporate U.S. Holders of John Hancock common stock may be subject to information reporting and backup withholding on any cash payments received in lieu of a fractional share interest in Manulife. These U.S. Holders will not be subject to backup withholding, however, if they:

•	furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the Form W-9 or successor form included in the letter of transmittal to be delivered to the holders following the completion of the merger; or

•	are otherwise exempt from backup withholding.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against that holder’s U.S. federal income tax liability, provided the required information or appropriate claim for refund is furnished to the Internal Revenue Service.

      U.S. Holders receiving Manulife common shares as a result of the merger will be required to retain records pertaining to the merger and will be required to file with their U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

Material U.S. Federal Income Tax Consequences of Owning and Disposing of Manulife Common Shares

Dividends and Distributions

      Subject to rules relating to passive foreign investment companies (referred to in this proxy statement/prospectus as a PFIC) described below, the gross amount of dividends paid to U.S. Holders of Manulife common shares (including amounts withheld to reflect Canadian withholding taxes) will be treated as dividend income to these U.S. Holders, to the extent paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles. This income will be includable in the gross income of a U.S. Holder on the day received by the U.S. Holder. These dividends will not be eligible for the dividends received deduction allowed to corporations under the Code.

      Subject to certain conditions and limitations, Canadian withholding taxes on dividends may be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on the Manulife common shares will be treated as income from sources outside the United States and will generally constitute “passive income” or, in the case of certain U.S. Holders, “financial services income.” Special rules apply to certain individuals whose foreign source income during the taxable year consists entirely of “qualified passive income” and whose creditable foreign taxes paid or accrued during the taxable year do not exceed $300 ($600 in the case of a joint return). Further, in certain circumstances, a U.S. Holder that (i) has held Manulife common shares for less than a specified minimum period during which it is not protected from risk of loss, (ii) is obligated to make payments related to the dividends with respect to positions in substantially similar or related property or (iii) holds the Manulife common shares in arrangements in which the U.S. Holder’s expected economic profit, after non-U.S. taxes, is insubstantial will not be allowed a foreign tax credit for foreign taxes imposed on dividends paid on common shares. The rules governing the foreign tax credit are complex. Certain U.S. Holders of Manulife common shares may not be able to claim a foreign tax credit with respect to amounts withheld for Canadian withholding taxes. U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

      To the extent that the amount of any distribution exceeds Manulife’s current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the Manulife common shares (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by the U.S. Holder on a subsequent disposition of the common shares), and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange. Consequently, these distributions in excess of Manulife’s current and accumulated earnings and profits would not give rise to foreign source income and a U.S. Holder would not be able to use the foreign tax credit arising from any Canadian withholding tax imposed on that distribution unless that credit can be applied (subject to applicable limitations) against U.S. tax due on other foreign source income in the appropriate category for foreign tax credit purposes.

      With respect to U.S. Holders who are individuals, certain dividends received before January 1, 2009 from a qualified foreign corporation may be subject to reduced rates of taxation. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States which the United States Treasury Department determines to be satisfactory for these purposes and which includes an exchange of information program. United States Treasury Department guidance indicates that the current income tax treaty between Canada and the United States meets these requirements, and Manulife believes it is eligible for the benefits of that treaty. In addition, a foreign corporation is treated as a qualified foreign corporation with respect to dividends received from that corporation on shares that are readily tradable on an established securities market in the United States. United States Treasury Department guidance indicates that Manulife common shares, which are listed on the New York Stock Exchange, are readily tradable on an established securities market in the United States. Individuals that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of the trading status of Manulife common shares. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. U.S. Holders should consult their own tax advisors regarding the application of these rules given their particular circumstances.

Sale or Exchange of Common Shares

      For U.S. federal income tax purposes, subject to the rules relating to PFICs described below, a U.S. Holder will recognize taxable gain or loss on any sale or exchange of Manulife common shares in an amount equal to the difference between the amount realized for the Manulife common shares and the U.S. Holder’s basis in these common shares. This gain or loss will be capital gain or loss and generally will be treated as U.S. source gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company

      Manulife believes that Manulife common shares should not be treated as stock of a PFIC for U.S. federal income tax purposes, and expects to continue its operations in such a manner that it will not be a PFIC. In general, a company is considered a PFIC for any taxable year if either (i) at least 75% of its gross income is passive income or (ii) at least 50% of the value of its assets is attributable to assets that produce or are held for the production of passive income. The 50% of value test is based on the average of the value of the company’s assets for each quarter during the taxable year. If the company owns at least 25% by value of another company’s stock, it will be treated, for purposes of the PFIC rules, as owning its proportionate share of the assets and receiving its proportionate share of the income of that company. The PFIC rules contain an exception from the “passive income” definition for income derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business. Based on the nature of the income, assets and activities of Manulife, and the manner in which it plans to operate its business in future years, Manulife does not expect that it will be classified as a PFIC for any taxable year.

      If, however, Manulife is or becomes a PFIC, U.S. Holders could be subject to additional U.S. federal income taxes on gain recognized with respect to the Manulife common shares and on certain distributions, plus an interest charge on certain taxes treated as having been deferred by the U.S. Holder under the PFIC rules.

Backup Withholding and Information Reporting

      In general, information reporting requirements will apply to dividends in respect of the common shares or the proceeds received on the sale, exchange, or redemption of common shares paid within the United States (and in certain cases, outside of the United States) to U.S. Holders other than certain exempt recipients (such as corporations), and a 28 percent backup withholding may apply to these amounts if the U.S. Holder fails to provide an accurate taxpayer identification number, to report dividends required to be shown on its U.S. federal income tax returns or, in certain circumstances, to comply with applicable certification requirements. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability, provided that the required information or appropriate claim for refund is furnished to the Internal Revenue Service.

Material Canadian Federal Income Tax Consequences of the Merger

      The following discussion is a summary of the material Canadian federal income tax considerations under the Income Tax Act (Canada) (referred to in this proxy statement/ prospectus as the Canadian Tax Act) of the conversion of John Hancock common stock into Manulife common shares (and cash in lieu of a fractional Manulife common share) in the merger and the ownership of Manulife common shares received pursuant to the merger, generally applicable to holders of John Hancock common stock who, for purposes of the Canadian Tax Act and at all relevant times, are not and are not deemed to be resident in Canada, hold John Hancock common stock and will hold Manulife common shares as capital property, deal at arm’s length with Manulife and John Hancock and who do not use or hold and are not deemed to use or hold the John Hancock common stock or the Manulife common shares in connection with carrying on business in Canada and for whom neither the John Hancock common stock nor the Manulife common shares are “designated insurance property” (referred to in this proxy statement/ prospectus as Non-resident holders). This discussion does not apply to a non-resident insurer that carries on business in Canada and elsewhere.

      This summary is based upon the current provisions of the Canadian Tax Act, the regulations under the Canadian Tax Act, all specific proposals to amend the Canadian Tax Act and the regulations publicly announced by the Minister of Finance prior to the date of this proxy statement/ prospectus and the current published administrative and assessing practices of the Canada Customs and Revenue Agency. This summary does not otherwise take into account or anticipate any change in law, whether by legislative, governmental or judicial action, nor does it take into account or consider any provincial, territorial or foreign income tax legislation or considerations.

      This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to holders of John Hancock common stock. Accordingly, holders of John Hancock common stock should consult their own tax advisors with respect to their particular circumstances.

Conversion of John Hancock Common Stock

      The conversion of the John Hancock common stock into Manulife common shares (and cash in lieu of a fractional common share of Manulife) pursuant to the merger will not give rise to tax for a Non-resident holder under the Canadian Tax Act.

Dividends on Manulife Common Shares

      Dividends paid or credited (or deemed to have been paid or credited) on the Manulife common shares to a Non-resident holder will be subject to non-resident withholding tax under the Canadian Tax Act of 25% of the gross amount of those dividends (subject to reduction in accordance with an applicable international tax treaty between Canada and the Non-resident holder’s country of residence). Where the

Non-resident holder is a resident of the United States for purposes of the Canada-United States Income Tax Convention (1980) (referred to in this proxy statement/ prospectus as the Convention), the rate of this withholding tax is generally reduced to 15%. Under the Convention, dividends paid to certain religious, scientific, literary, educational or charitable organizations and certain pension organizations that are resident in, and generally exempt from taxation by, the United States, are generally exempt from Canadian non-resident withholding tax. Provided that certain administrative procedures are observed by such an organization, Manulife would not be required to withhold tax from dividends paid or credited to the organization.

Disposition of Manulife Common Shares

      A Non-resident holder will not be subject to tax under the Canadian Tax Act in respect of any capital gain realized by that Non-resident holder on a disposition of a Manulife common share, unless the Manulife common share constitutes “taxable Canadian property” of the Non-resident holder for purposes of the Canadian Tax Act and the Non-resident holder is not entitled to relief under an applicable tax treaty. Provided that, at the time of disposition, the Manulife common shares are listed on a prescribed stock exchange (which includes the Toronto Stock Exchange and the New York Stock Exchange), the Manulife common shares will generally not constitute taxable Canadian property to a Non-resident holder unless, at any time during the 60-month period immediately preceding the disposition of the Manulife common shares, the holder, persons with whom the holder does not deal at arm’s length or the holder together with those persons, owns not less than 25% of the issued shares of any class or any series of shares of the capital stock of Manulife.

      Even if the Manulife common shares are taxable Canadian property to a Non-resident holder, the Convention will generally exempt a Non-resident holder who is a resident of the United States for purposes of the Convention from tax under the Canadian Tax Act on any capital gain arising on the disposition of a Manulife common share unless the value of the shares of Manulife at the time of disposition is derived principally from real property situated in Canada.

Anticipated Accounting Treatment

      It is expected that the merger will be accounted for as a purchase by Manulife of John Hancock under both Canadian GAAP and U.S. GAAP. Under the purchase method of accounting, the assets and liabilities of the acquired company are, as of completion of the merger, recorded at their respective fair values and added to those of the reporting public issuer, including an amount for goodwill representing the difference between the purchase price and the fair value of the identifiable net assets. Financial statements of Manulife issued after consummation of the merger will only reflect the operations of John Hancock after the merger and will not be restated retroactively to reflect the historical financial position or results of operations of John Hancock.

      All unaudited pro forma financial information contained in this proxy statement/ prospectus has been prepared using the purchase method to account for the merger. The allocation of the purchase price will be determined after the merger is completed and after completion of an analysis to determine the assigned fair values of John Hancock’s tangible and identifiable intangible assets and liabilities. In addition, estimates related to restructuring and merger-related charges are subject to final decisions related to combining Manulife and John Hancock. Accordingly, the final purchase accounting adjustments and restructuring and merger-related charges may be materially different from the unaudited pro forma adjustments and changes presented in this proxy statement/ prospectus. Any decrease in the net fair value of the assets and liabilities of John Hancock as compared to the unaudited pro forma information included in this proxy statement/ prospectus will have the effect of increasing the amount of the purchase price allocable to goodwill.

Regulatory Matters Related to the Merger

      United States Antitrust Laws. Under the HSR Act, acquisitions of a sufficient size may not be consummated unless notification has been given and information has been furnished to the Antitrust Division of the U.S. Department of Justice and to the Federal Trade Commission and applicable waiting period requirements have been satisfied or early termination of the waiting period has been granted. The consummation of the merger is subject to the expiration or early termination of the waiting period under the HSR Act.

      On November 13, 2003, the Department of Justice and the Federal Trade Commission granted early termination of the waiting period under the HSR Act with respect to the merger.

      In addition, appropriate authorities of any U.S. state or appropriate U.S. federal authorities could take actions under state or U.S. federal antitrust laws seeking to stop completion of the merger, if found appropriate, and in certain circumstances, third parties could seek relief under U.S. or state antitrust laws.

      Competition Act (Canada). The transaction is a “notifiable transaction” for purposes of Part IX of the Competition Act (Canada), and it may not be completed before the expiration or earlier termination of the applicable waiting period after notice of the transaction, together with certain prescribed information, has been provided to the Commissioner of Competition appointed under the Competition Act (Canada) (referred to in this proxy statement/ prospectus as the Commissioner of Competition). The waiting period is either 14 or 42 days from the time a complete notification is provided to the Commissioner of Competition depending upon whether a short-form or long-form filing has been made.

      Alternatively, a party to a notifiable transaction may apply to the Commissioner of Competition for an advance ruling certificate, which may be issued by the Commissioner of Competition in respect of a proposed transaction if he is satisfied that there are not sufficient grounds on which to apply to the Competition Tribunal for an order under the merger provisions of the Competition Act (Canada). The merger provisions of the Competition Act (Canada) permit the Commissioner of Competition to apply to the Competition Tribunal for relief in respect of merger transactions that prevent or lessen, or would be likely to prevent or lessen, competition substantially. The relief that may be ordered by the Tribunal includes, in the case of a proposed transaction, prohibiting its completion.

      On October 31, 2003, Manulife and John Hancock applied to the Commissioner of Competition for an advance ruling certificate in respect of the merger. As of the date of this proxy statement/ prospectus, the Commissioner of Competition had not notified Manulife of any determination.

      Insurance Companies Act (Canada). The consents of the Minister of Finance and the Superintendent under the ICA will be required in order to consummate the merger. Consent of the Superintendent under section 495(8) of the ICA is required in respect of the indirect acquisition of control of John Hancock Life Insurance Company, and consent of the Minister of Finance under section 407(1) and 407.1 of the ICA is required in respect of the indirect acquisition of control of The Maritime Life Assurance Company, a Canadian subsidiary of John Hancock. In addition, consent of the Superintendent will be required under section 495(8) of the ICA in respect of the indirect acquisition of a substantial investment in, or control of, all non-Canadian John Hancock financial institutions which are not owned through another financial institution.

      Section 69(1) of the ICA imposes a requirement to obtain consent from the Superintendent prior to the issuance for non-cash consideration of any shares of a company governed by the ICA. Thus, Manulife must obtain the consent of the Superintendent in respect of the issuance by Manulife of its common shares in the merger.

      On November 6, 2003, Manulife requested all required consents from the Superintendent and the Minister of Finance. As of the date of this proxy statement/ prospectus, the required consents had not been provided by the Superintendent and the Minister of Finance.

      U.S. State Insurance Laws. The insurance laws and regulations of all 50 U.S. states and the District of Columbia generally require that, prior to the acquisition of an insurance company, either through the acquisition of or merger with the insurance company or a holding company of that insurance company, domiciled in that jurisdiction, the acquiring company must obtain the prior approval of the insurance commissioner of that jurisdiction. In connection with this state approval process, Manulife has made a formal application with the insurance commissioner of Massachusetts, the domiciliary state of John Hancock Life Insurance Company and John Hancock Variable Life Insurance Company, and formal applications with the insurance commissioners of Delaware and Vermont, the domiciliary states of John Hancock’s other U.S. insurance company subsidiaries.

      In addition, the insurance laws and regulations of certain U.S. states require that, prior to an acquisition of an insurance company doing business in that state or licensed by that state (or the acquisition of its holding company), a notice filing disclosing certain market share data in the applicable jurisdiction must be made by the acquiring company and an applicable waiting period must expire. Manulife has made these pre-acquisition notification filings, generally called Form E filings, with the insurance commissioners of certain other U.S. jurisdictions.

      U.S. Bank Holding Company Act. Manulife has filed an application with the Board of Governors of the U.S. Federal Reserve System under the Bank Holding Company Act of 1956 (referred to in this proxy statement/ prospectus as the BHC Act) to register as a bank holding company in connection with its indirect acquisition of John Hancock’s subsidiary, First Signature Bank & Trust Company as a result of the merger. It is a condition to Manulife’s obligations under the Merger Agreement that Manulife not be required to obtain that registration but, if the registration is successfully obtained, that condition could be waived by Manulife. In the absence of such an approval, John Hancock could liquidate or sell First Signature Bank & Trust Company and no such approval would be necessary.

      Other Regulatory Approvals. Applications or notifications are being filed with various state and foreign regulatory authorities and self-regulatory organizations in connection with the acquisitions or changes in control of certain subsidiaries of John Hancock, including banks, broker-dealers and insurance subsidiaries, that may be deemed to occur as a result of the merger. Although Manulife and John Hancock do not expect these regulatory authorities to raise any significant concerns in connection with their review of the merger, there is no assurance that Manulife and John Hancock will obtain these approvals, or that these approvals will not include terms, conditions or restrictions that may have an adverse effect on Manulife or John Hancock.

      Other than the filings described above, neither Manulife nor John Hancock is aware of any government or regulatory approvals to be obtained, or waiting periods to expire, to complete the merger. If the parties discover that other approvals or waiting periods are necessary, they will seek to obtain or comply with them. If any additional approval or action is needed, however, there is no assurance that Manulife and John Hancock will be able to obtain it or any of the other necessary approvals. Even if Manulife or John Hancock could obtain an approval and the merger agreement is adopted by the John Hancock stockholders, conditions may be placed on it that could cause Manulife to abandon the merger if permitted by the terms of the merger agreement.

Merger Fees, Costs and Expenses

      All expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, except that Manulife and John Hancock have agreed to share equally the fees, costs and expenses related to preparing, printing and mailing Manulife’s registration statement on Form F-4 and this proxy statement/ prospectus and the filing fees incurred pursuant to the requirements of the HSR Act and the Competition Act (Canada). The parties have also agreed that John Hancock will pay certain other specified costs. See “The Merger Agreement — Covenants and Agreements — Fees and Expenses” beginning on page 77.

No Dissenters’ Rights of Appraisal

      The Delaware General Corporation Law (referred to in this proxy statement/prospectus as the DGCL) provides that in some mergers, stockholders who do not vote in favor of a merger and who comply with a series of statutory requirements have the right to receive, instead of the merger consideration, the fair value of their shares as appraised by the Delaware Court of Chancery, payable in cash. However, this right to appraisal is not available under the DGCL to holders of John Hancock common stock in connection with the merger.

Stock Exchange Listing

      Manulife is obligated under the merger agreement to use its best efforts to cause the Manulife common shares issued in the merger and pursuant to John Hancock stock options and other stock-based awards to be approved for listing on the New York Stock Exchange and the Toronto Stock Exchange. In addition, it is a condition to the closing of the merger that these shares be approved for listing on the New York Stock Exchange and the Toronto Stock Exchange, in each case subject to customary conditions and official notice of issuance. Manulife has filed a supplemental listing application with the Toronto Stock Exchange and will file a supplemental listing application with the New York Stock Exchange after the date of this proxy statement/ prospectus. The Toronto Stock Exchange has conditionally approved the listing of the Manulife common shares to be issued or reserved for issuance in connection with the merger. Listing remains subject, however, to Manulife fulfilling all of the listing requirements of the Toronto Stock Exchange. The John Hancock common stock will be delisted from the New York Stock Exchange following consummation of the merger.

Resale of Manulife Common Shares

      U.S. Resale Requirements. The Manulife common shares issued in the merger agreement will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any John Hancock stockholder who may be deemed to be an “affiliate” of Manulife or John Hancock for purposes of Rule 144 or Rule 145 under the Securities Act. It is expected that each affiliate will enter into an agreement with John Hancock providing that the affiliate will not transfer any Manulife common shares received in the merger except in compliance with the Securities Act.

      This document does not constitute a registration statement covering resales of shares by persons who are otherwise restricted from selling their shares pursuant to Rules 144 and 145 of the Securities Act.

      Canadian Resale Requirements. The Manulife common shares issued pursuant to the merger agreement will not be subject to any substantial restrictions on transfer under applicable Canadian securities legislation. In any Canadian jurisdiction where these restrictions would otherwise apply, Manulife will apply for orders and rulings from the applicable securities regulatory authorities in order to permit the resale of these Manulife common shares without substantial restrictions on transfer.

THE MERGER AGREEMENT

      The following is a summary of selected provisions of the merger agreement. While John Hancock and Manulife believe this description covers the material terms of the merger agreement, it may not contain all the information that is important to you and is qualified in its entirety by reference to the merger agreement, which is incorporated by reference in its entirety and attached to this proxy statement/prospectus as Appendix A. We urge you to read the merger agreement in its entirety.

Structure of the Merger

      If the holders of John Hancock common stock adopt the merger agreement and all other conditions to the merger are satisfied or waived, Merger Co. will be merged with and into John Hancock. After the merger, John Hancock will be the surviving corporation and will remain a wholly-owned subsidiary of Manulife. However, upon the terms and subject to the conditions set forth in the merger agreement, Manulife has the right to irrevocably elect to change the structure to a “forward” merger, so that at the effective time of the merger, John Hancock will be merged with and into Merger Co., with Merger Co. continuing its corporate existence under Delaware law as a wholly-owned subsidiary of Manulife. Manulife may only exercise this right if the change in structure will not delay the merger or any of the other transactions contemplated by the merger agreement in any respect, will not affect the merger consideration to be received by the John Hancock stockholders, will not affect the qualification of the merger as a reorganization within the meaning of Section 368 of the Code or otherwise prejudice John Hancock, the John Hancock stockholders or certain third party beneficiaries under the merger agreement and will not in any other way affect the corporate governance structure of Manulife, John Hancock or the surviving corporation as contemplated by the merger agreement.

Merger Consideration

      Conversion of John Hancock Common Stock. The merger agreement provides that each share of John Hancock common stock issued and outstanding immediately prior to the effective time of the merger (other than treasury stock of John Hancock and John Hancock common stock owned by Manulife, Merger Co. or any other wholly-owned subsidiary of Manulife which is not beneficially owned by third parties) will be converted into the right to receive 1.1853 Manulife common shares, together with any cash paid for fractional shares of John Hancock common stock. See “— Fractional Manulife Common Shares” below.

      Cancellation of Treasury Stock. Shares of John Hancock common stock held by John Hancock in treasury will be canceled in the merger, and no Manulife shares or other consideration will be delivered in exchange for such treasury stock.

      Conversion of Merger Co. Stock. All shares of Merger Co. common stock outstanding immediately prior to the effective time of the merger, collectively, will be converted into one fully paid and nonassessable share of redeemable preferred stock, par value $0.01 per share, of the surviving corporation in the merger.

      Issuance of Surviving Corporation Stock. In consideration of the issuance of Manulife common shares for the benefit of Merger Co. to the holders of shares of John Hancock common stock issued and outstanding immediately prior to the effective time of the merger (other than treasury stock of John Hancock and John Hancock common stock owned by Manulife, Merger Co. or any other wholly-owned subsidiary of Manulife which is not beneficially owned by third parties) and the payment of $10 by Manulife to the surviving corporation, the surviving corporation will issue 1,000 shares of its common stock, par value of $0.01 per share, to Manulife.

      Fractional Manulife Common Shares. Manulife will not issue fractional Manulife common shares in the merger. Instead, each holder of shares of John Hancock common stock who would otherwise be entitled to a fraction of a Manulife common share as merger consideration will be paid cash in an amount equal to the product obtained by multiplying (1) the fractional part of a Manulife common share the John Hancock stockholder would otherwise be entitled to receive, by (2) the closing price for a Manulife common share on the New York Stock Exchange on the last trading day immediately before the effective time of the merger.

      Options and Other Stock Awards. Each option to acquire shares of John Hancock common stock and all other John Hancock stock-based awards which have been granted pursuant to a John Hancock stock plan and outstanding immediately prior to the effective time of the merger, will be converted into an option or other award to acquire the number of Manulife common shares obtained by multiplying (x) the number of shares of John Hancock common stock subject to the John Hancock option or other stock-based award by (y) the exchange ratio of 1.1853 (rounded downward to the nearest whole share). The per share exercise price of converted stock options will be obtained by dividing (A) the per share exercise price of the John Hancock option by (B) the exchange ratio of 1.1853 (rounded upward to the nearest whole cent). In addition, all shares of John Hancock restricted common stock granted under a John Hancock stock plan and outstanding immediately prior to the effective time of the merger will be converted into Manulife common shares and be governed by the same terms and conditions as those in effect immediately prior to the effective time of the merger under the relevant John Hancock stock plan.

      All amounts credited to an account under any incentive compensation or deferred compensation plan of John Hancock or other agreement with John Hancock, which are invested in deferred stock units or restricted deferred stock units of John Hancock, will be deemed invested in a number of deferred stock units or restricted deferred stock units, as the case may be, of Manulife obtained by multiplying (1) the number of John Hancock deferred stock units or restricted deferred stock units deemed invested immediately before the effective time of the merger by (2) the exchange ratio of 1.1853 (rounded downward to the nearest whole share). The converted deferred stock units and restricted deferred stock units will be governed by the same terms and conditions as those in effect immediately prior to the effective time of the merger, including the requirement that the converted deferred stock units and restricted deferred stock units will remain payable only in cash.

      All options to purchase John Hancock common stock issued prior to September 28, 2003 will vest at the effective time of the merger. In addition, the restrictions on all shares of restricted John Hancock common stock and restricted deferred stock units issued in respect of John Hancock common stock prior to September 28, 2003 (and restricted stock and restricted deferred stock units granted to non-employee directors of John Hancock on or before December 31, 2003) will lapse at the effective time of the merger.

      Lost, Stolen or Destroyed Certificates. Upon the making of an affidavit that a certificate representing shares of John Hancock common stock has been lost, stolen or destroyed, and at Manulife’s option upon the delivery of an indemnity bond, the exchange agent will issue the merger consideration and any dividends or other distributions in respect of the shares of John Hancock common stock represented by the lost, stolen or destroyed certificates to which the holder is entitled.

      Certain Adjustments. If, between the date of the merger agreement and the effective time of the merger, the outstanding Manulife common shares or John Hancock common stock are increased, decreased, changed into or exchanged for a different class of stock through a reclassification, recapitalization, stock-split, reverse stock-split, split-up, combination or exchange of shares, a stock dividend or other stock distribution is declared with a record date in the period, an issuer tender offer or exchange offer is effected by Manulife in violation of the covenants contained in the merger agreement, or any shares of John Hancock capital stock are issued pursuant to the John Hancock stockholder rights agreement, then the exchange ratio and merger consideration will be appropriately adjusted to provide the John Hancock stockholders the same economic effect as contemplated by the merger agreement prior to the relevant event.

Surviving Corporation Governing Documents, Officers and Directors

      Surviving Corporation Governing Documents. At the effective time of the merger, the certificate of incorporation of the surviving corporation will be the certificate of incorporation of John Hancock (or if Merger Co. is the surviving corporation, the certificate of incorporation of Merger Co.) as amended and restated in the form attached as an exhibit to the merger agreement. At the effective time of the merger, the by-laws of the surviving corporation will be the by-laws of Merger Co. in effect immediately prior to the effective time of the merger.

      Surviving Corporation Officers and Directors. Immediately following the effective time of the merger, the officers of the surviving corporation will be the John Hancock officers immediately prior to the effective time of the merger. Immediately following the effective time of the merger, the directors of the surviving corporation will be the John Hancock directors as of the date of the merger agreement (other than those persons who cease to be directors prior to the effective time of the merger), Dominic D’Alessandro and any persons who become John Hancock directors after the date of the merger agreement that are consented to by Manulife. In addition, it is contemplated that an individual who is a member of the Manulife board of directors immediately prior to the effective time of the merger will join the board of directors of the surviving corporation at the same time that the first current John Hancock independent director is appointed as a member of the Manulife board of directors in accordance with the merger agreement as discussed below under “— Manulife Post-Closing Governance Arrangements” beginning on page 78.

Closing

      Unless the parties agree otherwise, the closing of the merger will occur on the second business day after the satisfaction or waiver of all closing conditions except for the conditions that, by their terms, are to be satisfied at the closing (but subject to the satisfaction or waiver of these conditions). See “— Conditions to the Merger” beginning on page 79.

Effective Time of the Merger

      The merger will become effective when the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at a later time agreed upon by the parties and specified in the certificate of merger. The filing of the certificate of merger will take place as soon as practicable after the closing of the merger.

Representations and Warranties

      The merger agreement contains representations and warranties made by John Hancock to Manulife relating to a number of matters, including the following:

•	organization, valid existence, good standing and qualification to do business of John Hancock and its subsidiaries;

•	John Hancock’s interests in its subsidiaries and certain partnerships and limited liability companies;

•	John Hancock’s capitalization;

•	corporate authorization and validity of the merger agreement;

•	the absence of any conflict of the merger agreement with John Hancock’s certificate of incorporation or by-laws, with applicable laws or with any agreement to which John Hancock or any of its subsidiaries is a party and, subject to certain exceptions set forth in the merger agreement, the absence of governmental consents, filings and approvals necessary to complete the merger;

•	proper filing of documents with the SEC and the accuracy of information contained in those documents, the conformity with U.S. GAAP of John Hancock’s financial statements filed with the SEC (except in the case of unaudited financial statements, for normal recurring year-end adjustments and for the absence of footnotes), the absence of undisclosed liabilities, compliance with the Sarbanes-Oxley Act and the listing regulations of the New York Stock Exchange and the implementation of proper disclosure controls and procedures;

•	proper filing of financial reports with the appropriate insurance regulatory authorities and the conformity of John Hancock’s financial statements included in John Hancock’s statutory accounting principles statements with statutory accounting principles (referred to in this proxy statement/ prospectus as SAP);

•	John Hancock’s possession of all permits and regulatory approvals required to conduct its business and compliance by John Hancock and its subsidiaries with all foreign, federal, state and local laws;

•	proper issuance, filing and approval of John Hancock insurance contracts, accuracy of information supplied by John Hancock for its actuarial analyses and compliance with the Health Insurance Portability and Accountability Act, where applicable;

•	determination and conformity of insurance reserves recorded in John Hancock’s SAP statements in accordance with applicable actuarial principles and SAP;

•	valid establishment of John Hancock’s separate accounts, operation of John Hancock’s separate accounts in compliance with applicable laws and, to the extent applicable, proper registration and filing of all required reports with respect to John Hancock’s separate accounts, valid issuance of John Hancock’s separate account insurance contracts and, to the extent applicable, registration of the sale of John Hancock’s insurance contracts, adequate diversification of John Hancock’s separate account assets, and proper tax treatment with respect to ownership of the assets underlying John Hancock’s life insurance policies and annuity contracts;

•	the application of certain provisions of the BHC Act, the Competitive Equality Banking Act of 1987 and the Federal Deposit Insurance Act to John Hancock’s bank subsidiaries;

•	organization of John Hancock’s broker-dealer subsidiaries, membership and good standing of John Hancock’s broker-dealer subsidiaries with the NASD or other broker-dealer associations, registration of John Hancock’s broker-dealer subsidiaries, absence of undisclosed violations of law by (or disqualifications of) John Hancock’s broker-dealer subsidiaries and their officers, directors and employees and satisfaction of minimum net capital requirements by John Hancock’s broker-dealer subsidiaries;

•	organization and good standing of sponsored investment fund clients; exemption from registration under the Investment Company Act of 1940, where applicable, of John Hancock’s advisory clients; registration under the Investment Advisers Act of 1940, where applicable, of John Hancock’s investment adviser subsidiaries; compliance with applicable laws and advisory contracts; possession of all required permits by, and eligibility under the Investment Company Act of 1940 and the Investment Advisers Act of 1940 of, John Hancock’s investment adviser subsidiaries; compliance with applicable laws and prospectuses; and possession of, and compliance with, all required permits by sponsored John Hancock investment fund clients;

•	the absence of material pending or threatened litigation and outstanding or threatened governmental orders against John Hancock or any of its subsidiaries; delivery of communications relating to market conduct investigations involving John Hancock Life Insurance Company;

•	tax matters and the payment of taxes;

•	validity, effect and absence of defaults under material contracts;

•	employee benefit plans;

•	labor relations;

•	the absence of certain changes in John Hancock’s investment, risk and asset-liability or actuarial policies for its general account or accounting principles, methods or practices, and the absence of certain material adverse changes in or effects on, John Hancock’s business or condition;

•	declaration or distribution of dividends between December 31, 2002 and September 28, 2003;

•	ownership and validity of intellectual property rights;

•	various environmental matters, including compliance with environmental laws;

•	purchase and sale of investments for the general accounts of John Hancock’s insurance subsidiaries in accordance with applicable John Hancock investment policies; good and marketable title to John Hancock investments;

•	entering into risk management instruments in conformity with applicable John Hancock investment policies;

•	John Hancock’s entitlement to take full credit in its SAP statements for reinsurance, co-insurance or excess insurance ceded pursuant to certain arrangements;

•	compliance of the demutualization of John Hancock Mutual Life Insurance Company with applicable laws and its plan of demutualization;

•	broker’s and finder’s fees related to the merger;

•	the receipt of the opinions of John Hancock’s financial advisors as to the fairness, from a financial point of view, of the merger consideration to John Hancock’s common stockholders;

•	the approval by John Hancock’s board of directors of the merger agreement and the transactions contemplated by the merger agreement, the recommendation of the merger agreement by John Hancock’s board of directors to the John Hancock stockholders and the inapplicability of anti-takeover statutes to the merger;

•	the required vote by the stockholders of John Hancock to complete the merger;

•	the amendment of the John Hancock stockholders rights agreement to provide that the rights granted under the rights agreement will not be triggered by the merger; and

•	the amendments to certain executive employment continuation agreements.

      The merger agreement also contains representations and warranties by Manulife and Merger Co. to John Hancock relating to a number of matters, including the following:

•	organization, valid existence and qualification to do business of Manulife;

•	organization, valid existence, good standing and qualification to do business of Merger Co.;

•	Manulife’s interests in its subsidiaries and certain partnerships and limited liability companies;

•	Manulife’s capitalization;

•	corporate authorization and validity of the merger agreement;

•	the absence of any conflict of the merger agreement with Manulife’s certificate of incorporation or by-laws, with applicable laws or with any agreement to which Manulife or any of its subsidiaries is a party and, subject to certain exceptions set forth in the merger agreement, the absence of governmental consents, filings and approvals necessary to complete the merger;

•	proper filing of documents with the SEC and Canadian regulatory authorities and the accuracy of information contained in those documents, the conformity with Canadian GAAP of Manulife’s financial statements (except in the case of unaudited financial statements for normal recurring year end adjustments and for the absence of footnotes), the absence of undisclosed liabilities, compliance with the Sarbanes-Oxley Act and the listing regulations of the New York Stock Exchange and Toronto Stock Exchange and the implementation of proper disclosure controls and procedures;

•	proper filing of financial reports with the appropriate insurance regulatory authorities and the conformity of Manulife’s financial statements included in Manulife’s SAP statements with SAP;

•	Manulife’s possession of all permits and regulatory approvals required to conduct its business and compliance by Manulife and its subsidiaries with all foreign, federal, state and local laws;

•	proper issuance, filing and approval of Manulife insurance contracts and accuracy of information supplied by Manulife for its actuarial analyses, where applicable;

•	determination and conformity of insurance reserves recorded in Manulife’s SAP statements in accordance with applicable actuarial principles and SAP;

•	valid establishment of Manulife’s separate accounts, operation of Manulife’s separate accounts in compliance with applicable laws and, to the extent applicable, proper registration and filing of all required reports with respect to Manulife’s separate accounts, valid issuance of Manulife’s separate account insurance contracts and, to the extent applicable, registration of the sale of Manulife’s insurance contracts, adequate diversification of Manulife’s separate account assets, and tax treatment with respect to ownership of the assets underlying Manulife’s life insurance policies and annuity contracts;

•	the inapplicability of the BHC Act and the Federal Deposit Insurance Act to Manulife and its subsidiaries;

•	organization of Manulife’s broker-dealer subsidiaries, membership and good standing of Manulife’s broker-dealer subsidiaries with the NASD or other broker-dealer associations, registration of Manulife’s broker-dealer subsidiaries, absence of undisclosed violations of law by (or disqualifications of) Manulife’s broker-dealer subsidiaries and their officers, directors and employees and satisfaction of minimum net capital requirements by Manulife’s broker-dealer subsidiaries;

•	organization and good standing of sponsored investment fund clients; exemption from registration under the Investment Company Act of 1940, where applicable, of Manulife’s advisory clients; registration under the Investment Advisers Act of 1940, where applicable, of Manulife’s investment adviser subsidiaries; compliance with applicable laws and advisory contracts; possession of all required permits by, and eligibility under the Investment Company Act of 1940 and the Investment Advisers Act of 1940 of, Manulife’s investment adviser subsidiaries; compliance with applicable laws and prospectuses; and possession of, and compliance with, all required permits by sponsored Manulife investment fund clients;

•	the absence of material pending or threatened litigation outstanding or threatened against Manulife or any of its subsidiaries;

•	tax matters and the payment of taxes;

•	validity, effect and absence of defaults under material contracts;

•	employee benefit plans;

•	labor relations;

•	the absence of certain changes in Manulife’s investment, risk and asset-liability or actuarial policies for its general account or accounting principles, methods or practices, and the absence of certain material adverse changes in, or effects on, Manulife’s business or condition;

•	declaration or distribution of dividends between December 31, 2002 and September 28, 2003;

•	ownership and validity of intellectual property rights;

•	various environmental matters, including compliance with environmental laws;

•	purchase and sale of investments for the general accounts of Manulife’s insurance subsidiaries in accordance with applicable Manulife investment policies; good and marketable title to Manulife investments;

•	entering into risk management instruments in conformity with applicable Manulife investment policies;

•	Manulife’s entitlement to take full credit in its SAP statements for reinsurance, co-insurance or excess insurance ceded pursuant to certain arrangements;

•	compliance of the demutualization of The Manufacturers Life Insurance Company with applicable laws and its plan of demutualization;

•	broker’s and finder’s fees related to the merger;

•	the receipt of an opinion of one or more of Manulife’s financial advisors as to the fairness, from a financial point of view, of the merger consideration to Manulife;

•	the approval by Manulife’s board of directors of the merger agreement and the transactions contemplated by the merger agreement, including the issuance of Manulife common shares in connection with the merger;

•	the approval by Merger Co.’s board of directors of the merger agreement and the merger; and

•	interim operations of Merger Co.

      Certain of John Hancock’s and Manulife’s representations and warranties are qualified as to materiality or “material adverse effect.” When used with respect to John Hancock, Manulife or the surviving corporation, “material adverse effect” means any material adverse change or effect on the financial condition, properties, assets, businesses or results of operations of that entity and its subsidiaries, taken as a whole, as applicable, other than:

•	any change or effect relating to:

—	the U.S., Canadian or global economy or securities markets in general,

—	the insurance industry or other financial services industries in which that entity or its subsidiaries operate in general that does not have a materially disproportionate effect on the party for which material adverse effect is being measured and its subsidiaries, taken as a whole (relative to most industry participants),

—	changes proximately caused by the announcement of the merger agreement or the consummation of the transactions contemplated by the merger agreement, or

—	changes in applicable laws or U.S. GAAP, Canadian GAAP or SAP; and

•	a decrease in the trading or market prices of an entity’s capital stock; however, a party is not prevented from asserting that any change or effect that may have contributed to the reduction in the trading or market prices independently constitutes a material adverse effect.

Covenants and Agreements

      Conduct of John Hancock’s Business Pending Merger. John Hancock has agreed that, until the termination of the merger agreement or effective time of the merger, John Hancock and its subsidiaries will conduct their respective businesses in the ordinary course in substantially the same manner as conducted prior to execution of the merger agreement and will use commercially reasonable efforts to preserve intact in all material respects their present business organizations, keep available in all material respects the services of their present employees and preserve in all material respects their relationships with customers, suppliers, reinsurers, brokers, agents, managers and others having business dealings with them.

      Additionally, subject to certain exceptions, the merger agreement expressly restricts the ability of John Hancock or any of its subsidiaries, without Manulife’s written consent which will not be withheld or delayed if the requested actions would not be inconsistent with the combined strategic goals of Manulife and John Hancock with respect to the transactions contemplated under the merger agreement, to:

•	enter into new material lines of business other than lines reasonably related to or extensions of existing businesses;

•	incur or commit to any cash capital expenditures or any obligations or liabilities in connection with cash capital expenditures, other than cash capital expenditures, obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice which in any event will not exceed $50 million in the aggregate;

•	enter into any contract that limits or otherwise restricts John Hancock and any subsidiaries (or successors), or that, by its terms could, after the effective time of the merger, limit or restrict Manulife or the surviving corporation or any of their respective subsidiaries or affiliates (or successors) from engaging or competing in any line of business or in any geographic area;

•	cancel, rescind or terminate any contract which is material for purposes of the merger agreement or make any material change to such a contract;

•	declare or pay any dividend other than specified annual cash dividends; split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of shares of its capital stock; or repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable or exchangeable for any shares of its capital stock;

•	issue, deliver, sell, pledge or transfer any shares of its capital stock, any voting debt securities or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any shares or voting debt securities, except for issuances of (i) common stock upon exercise of John Hancock options or other stock-based awards issued under John Hancock stock plans in accordance with their existing terms, (ii) capital stock by a wholly-owned subsidiary to its parent company or another wholly-owned subsidiary or (iii) common stock pursuant to permitted John Hancock stock-based awards;

•	amend the organizational documents of John Hancock or its subsidiaries or enter into any plan of consolidation, merger or reorganization;

•	acquire any entity or any property or assets that are material, individually or in the aggregate, to John Hancock and its subsidiaries taken as a whole; make any investments which are not consistent with John Hancock’s investment policy or that would result directly or indirectly in John Hancock owning 5% or more of outstanding shares of any class of its own voting securities, except that John Hancock and its subsidiaries may make investments (i) for the general accounts of John Hancock’s insurance subsidiaries in the ordinary course of business and consistent with applicable investment policies in all material respects, (ii) in wholly-owned subsidiaries or between or among wholly-owned subsidiaries and (iii) otherwise in an amount not to exceed $100 million in the aggregate;

•	sell, lease, encumber or otherwise dispose of any assets with a fair market value in excess of $100 million in the aggregate, except sales of investment assets in the ordinary course of business, sales of obsolete assets, interests in certain investment vehicles in the ordinary course, transfers and pledges of assets in connection with John Hancock’s insurance business and sales of products offered by John Hancock or its subsidiaries;

•	incur or guarantee any indebtedness in excess of $250 million other than (i) short-term indebtedness in replacement of existing or maturing short-term debt or pursuant to pre-existing credit agreements, (ii) intercompany indebtedness, (iii) indebtedness incurred by John Hancock or any of its Subsidiaries relating to guaranteed investment contracts, funding agreements or certain existing products or programs issued in the ordinary course of business, (iv) guarantees of permitted subsidiary indebtedness or (v) repo transactions in the ordinary course of business consistent with past practices;

•	change investment, risk and asset-liability or actuarial policies for their general accounts in any material respect or change in any material respect its accounting principles, methods or practices as in effect at June 30, 2003 except as required by U.S. GAAP or SAP as concurred by John Hancock’s independent auditors;

•	intentionally take or cause to be taken any action, or omit to take any action, that would cause the merger to be disqualified as a reorganization within the meaning of Section 368(a) of the Code;

•	except as required by any existing John Hancock benefit plan, (i) enter into, adopt, amend or terminate any employee benefit plan or policy that would increase the level of benefits, number of participants or costs of such plan, except as would be immaterial in respect of costs of, or benefits available under, such plan, (ii) enter into, adopt, amend or terminate any individual agreement or arrangement with one or more of its directors, officers or senior employees, (iii) increase the compensation of any director, officer or employee, other than certain specified exceptions, or (iv) take any material action to accelerate or otherwise alter the vesting or exercisability of any John Hancock stock options, restricted stock or other stock-based award that is not required by the terms of existing employee benefit plans;

•	make, rescind or change any tax election, annual tax accounting period or method of tax accounting in any material respect, except as required by applicable tax law; enter into any closing agreement relating to any material tax; settle any material tax claim or assessment; or surrender any right to claim a material tax refund;

•	adopt a plan of complete or partial liquidation, dissolution, or recapitalization or a plan of reorganization;

•	waive, settle or compromise any claim or action, subject to limited exceptions;

•	enter into any reinsurance arrangements ceding liabilities to third parties or commute any reinsurance contracts or arrangements except for (i) replacement of reinsurance arrangements expiring prior to the effective time of the merger on comparable terms and conditions, (ii) commutations of accident and health reinsurance in the ordinary course of business and (iii) any reinsurance arrangement ceding premiums not in excess of $25 million annually;

•	further amend the employment continuation agreements with certain executives of John Hancock;

•	amend or make any determination under the John Hancock stockholder rights agreement or redeem any rights issued under the stockholder rights agreement; or

•	make any commitment to take or authorize the taking of any of the above actions.

      Conduct of Manulife’s Business Pending Merger. Manulife has agreed that, until the termination of the merger agreement or the effective time of the merger, Manulife and its subsidiaries will operate their respective businesses in the ordinary course of business.

      Additionally, subject to certain exceptions, the merger agreement expressly restricts the ability of Manulife or any of its subsidiaries, without John Hancock’s written consent which will not be withheld or delayed if the requested actions would not be inconsistent with the combined strategic goals of Manulife and John Hancock with respect to the transactions contemplated under the merger agreement, to:

•	declare or pay any dividend besides specified quarterly dividends, or repurchase directly or indirectly Manulife capital stock except for certain specified repurchases;

•	amend the organizational documents of Manulife or its subsidiaries, or enter into a plan of consolidation, merger or reorganization except for any transactions that would not materially impair or delay consummation of the merger;

•	acquire any entity or any material assets or property or make any investment that would materially impair or delay consummation of the merger;

•	sell, lease, assign, license, encumber or otherwise dispose of any assets if the action would materially impair or delay consummation of the merger;

•	change investment, risk and asset-liability or actuarial policies in any material respect or change in any material respect its accounting or actuarial principles, methods or practices as in effect at December 31, 2002 except as required by Canadian GAAP or U.S. GAAP as concurred by Manulife’s independent auditors;

•	intentionally take or cause to be taken any action, or omit to take, any action that would cause the merger to be disqualified as a reorganization within the meaning of Section 368(a) of the Code; or

•	make any commitment to take, or authorize the taking of, any of the above actions.

      Reinsurance. John Hancock has agreed that it and its subsidiaries will use commercially reasonably efforts to enter into reinsurance arrangements to cede insurance to replace reinsurance arrangements that expire between execution of the merger agreement and the effective time of the merger on terms and conditions comparable to the terms of the expiring reinsurance arrangements.

      Stockholder Meeting. The merger agreement requires John Hancock to call and hold a special meeting of its stockholders to adopt the merger agreement. John Hancock, however, is not required to hold a special meeting if the merger agreement is terminated. See “The Merger Agreement — Termination” beginning on page 81. Additionally, subject to specified conditions related to its fiduciary duties, the board of directors of John Hancock has agreed to recommend that John Hancock’s stockholders vote in favor of adoption of the merger agreement. See “The Merger Agreement — Covenants and Agreements — No Solicitation” beginning on page 75. John Hancock has agreed, subject to certain exceptions in the case of withdrawals, modifications or qualifications not related to an acquisition proposal, to give Manulife five days’ prior written notice of any withdrawal, modification or qualification in any manner adverse to Manulife of its recommendation to its stockholders to adopt the merger agreement.

      Reasonable Best Efforts. Each of John Hancock, Manulife and Merger Co., and their respective subsidiaries, will use their respective reasonable best efforts to take all necessary actions to comply promptly with all legal requirements which may be imposed on that party with respect to the merger and to consummate the transactions contemplated by the merger agreement as promptly as practicable. John Hancock and Manulife have agreed to make any necessary filings with insurance regulators as promptly as reasonably practicable. If any governmental entity or third party challenges any of the transactions contemplated by the merger agreement as violations of applicable law, each of John Hancock and Manulife has agreed to use its reasonable best efforts to resolve any objections or challenges. However, in connection with using their reasonable best efforts, the parties and their respective subsidiaries or other affiliates will not be required before or after the effective time of the merger to divest or hold separate any businesses, operations or assets or agree to any limitation or restrictions on or changes in any businesses, operations or assets that, in each case, are materially adverse to John Hancock and its subsidiaries, taken as a whole, or Manulife and its subsidiaries, taken as a whole, either before or after the merger.

      Notice and Access to Information. The parties have agreed to notify each other of certain written communications, notices and proceedings related to the merger. In addition, the parties have agreed to provide each other with reasonable access to their and their subsidiaries’ respective properties, books, contracts, records and other information, subject to applicable law and confidentiality obligations.

      No Solicitation. The merger agreement precludes John Hancock and its subsidiaries, directly or indirectly (through directors, officers or financial or legal advisors), and requires John Hancock to use its best efforts to preclude its and its subsidiaries’ other employees, advisors, agents, representatives and other intermediaries, from:

•	initiating, soliciting or encouraging any inquiries, proposals or offers from any person relating to any merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving John Hancock or any of its significant subsidiaries, or any purchase or sale of 10% or more of the assets (including stock of John Hancock subsidiaries) of John Hancock and its subsidiaries, taken as a whole, or any purchase or sale of, or tender offer or exchange offer for, voting securities of John Hancock or any of its significant subsidiaries that would result in any person beneficially owning 10% or more of the total voting power of John Hancock (or of the surviving parent entity in such a transaction) or any of its significant subsidiaries (any such proposal, offer or transaction (other than one made by Manulife or its affiliates) referred to in this proxy statement/prospectus as an acquisition proposal),

•	entering into any agreements binding on John Hancock or its subsidiaries that would approve or endorse, or propose publicly to approve or endorse, any acquisition proposal or, in connection with any acquisition proposal, require John Hancock to abandon, terminate or fail to consummate the merger or any of the other transactions contemplated by the merger agreement, or

•	entering into or participating in any discussions or negotiations in connection with any acquisition proposal or furnishing to any third party any nonpublic information with respect to its business, properties or assets in connection with any acquisition proposal or inquiry with respect to an acquisition proposal.

      The merger agreement provides that these restrictions do not prohibit John Hancock and its board of directors, officers, advisors and other representatives from:

•	complying with Rules 14a-9, 14d-9 and 14e-2 under the Exchange Act or making other disclosures required by applicable law (subject to compliance with the applicable provisions of John Hancock’s no-solicitation covenant if the disclosure constitutes a withdrawal or modification or qualification in any manner adverse to Manulife of the John Hancock board of directors’ recommendation to John Hancock’s stockholders to adopt the merger agreement), or

•	prior to obtaining John Hancock stockholder approval of the merger agreement, furnishing non-public information to or negotiating with a third party if those actions are a response to an unsolicited, bona fide written acquisition proposal and John Hancock’s board of directors, after consultation with outside legal counsel, determines in good faith that failure to take the particular action would be inconsistent with its fiduciary duties under applicable law, and prior to providing non-public information, the John Hancock board of directors receives an executed confidentiality agreement from the third party making the acquisition proposal.

      In addition, if prior to obtaining the John Hancock stockholder approval of the merger agreement, John Hancock’s board of directors concludes in good faith, after consulting with its financial advisors and legal counsel, that a competing acquisition proposal from a third party to acquire at least a majority of John Hancock’s voting securities is more favorable from a financial point of view to John Hancock’s stockholders than those in the merger agreement and is fully financed or reasonably capable of being fully financed and otherwise reasonably capable of being completed on the terms proposed (a proposal meeting these criteria is referred to in this proxy statement/prospectus as a superior proposal), after giving five business days’ notice to Manulife, and having negotiated and made its financial and legal advisors reasonably available to negotiate during the five business day period to give Manulife the opportunity to improve the terms of the merger agreement, John Hancock’s board is permitted to withdraw or adversely modify or qualify its recommendation to John Hancock’s stockholders to adopt the merger agreement or recommend or enter into a superior proposal. If the merger agreement is terminated in those circumstances, John Hancock will be required to pay Manulife a termination fee. See “Termination Fees and Expenses” beginning on page 81.

      John Hancock is required to advise Manulife, within 24 hours of the receipt of any bona fide acquisition proposal or request for information with respect to any bona fide acquisition proposal, and the material terms and conditions of the proposal or request for information and the identity of the person making the proposal or request. John Hancock is also required to provide Manulife copies of any written documentation describing the material terms and conditions of the proposal or request for information. John Hancock is obligated to keep Manulife informed of the status and material terms and conditions of any acquisition proposals or requests for information and of the status and material developments with respect to that acquisition proposal or request for information. John Hancock must provide Manulife, to the extent not previously provided, any non-public information concerning John Hancock’s business, present or future performance, financial condition or results of operations provided to any third party in connection with any acquisition proposal.

      ERISA Fiduciary. To the extent required by applicable law, John Hancock must use commercially reasonable efforts to cease to manage or otherwise be deemed a “fiduciary” with respect to certain assets of any person which are invested in securities of Manulife or its subsidiaries to which John Hancock or its subsidiaries provide investment advisory, administration, brokerage, trust, other fiduciary or distribution services.

      Fees and Expenses. Whether or not the merger is consummated, John Hancock and Manulife have agreed to pay all of their own costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement. John Hancock and Manulife have agreed to share equally the costs and expenses of filing, printing and mailing the registration statement and this proxy statement/prospectus and the required U.S. and Canadian antitrust filings. John Hancock has agreed to pay all stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes incurred in connection with the merger.

      Indemnification and Directors’ and Officers’ Insurance. Manulife has agreed that, for six years following the effective time of the merger, it will indemnify and hold harmless John Hancock directors and officers and maintain directors’ and officers’ liability insurance as described under “The Merger — Indemnification and Insurance.”

      Public Announcements. John Hancock and Manulife have agreed to use reasonable best efforts to develop a joint communications plan and to ensure that all press releases and other public statements with regard to the merger are consistent with the joint communications plan. In addition, John Hancock has agreed to provide Manulife with stockholder lists of John Hancock and allow and facilitate contact by Manulife with the stockholders of John Hancock and other prospective investors in John Hancock.

      Qualification of Company Fund Clients. Subject to applicable fiduciary duties to its sponsored company fund clients, John Hancock has agreed to use its commercially reasonable efforts to ensure that the sponsored John Hancock fund clients refrain from taking any action that:

•	would prevent any sponsored John Hancock fund client from qualifying as a “regulated investment company” within the meaning of Section 851 of the Code; or

•	would be inconsistent with the sponsored John Hancock fund client’s current prospectus and other offering, advertising and marketing materials.

      Bank Regulatory Matters. Unless otherwise determined by Manulife, neither Manulife nor any of its subsidiaries, including John Hancock after the effective time of the merger, will be required to register as either a bank holding company pursuant to the BHC Act, or a savings and loan holding company pursuant to the U.S. Home Owners’ Loan Act in connection with the merger and other transactions contemplated by the merger agreement. John Hancock has agreed, with the cooperation of Manulife, to use its reasonable best efforts either to divest all of the capital stock of its bank subsidiary or to take the necessary steps to cause its bank subsidiary to no longer be considered a bank for purposes of the BHC Act. John Hancock has also agreed to refrain from taking any action that would result in its bank subsidiary, if acquired at the effective time of the merger by Manulife pursuant to the transactions contemplated by the merger agreement, being considered a savings association for purposes of the U.S. Home Owners’ Loan Act.

      Employee Matters. Manulife has agreed that, following the effective time of the merger through December 31, 2005, it will, or will cause the surviving corporation, or any subsidiary of either of them to, provide to John Hancock’s employees after the effective time of the merger, compensation and employee benefits (other than certain awards payable in cash and equity-based compensation or benefits) that are, in the aggregate, no less favorable than those provided by John Hancock and its subsidiaries prior to the effective time of the merger. Manulife has also agreed to, or cause the surviving corporation, to waive pre-existing condition exclusions, waiting periods and certain other requirements, provide credit for co-payments, out-of-pocket expenses and deductibles paid and recognize prior service with John Hancock for purposes of eligibility to participate, vesting credit and amount of benefits under employee benefit plans in which those employees participated prior to the effective time of the merger. Manulife will honor, fulfill and discharge all existing John Hancock retirement, severance and benefit plans, provided that Manulife will be permitted to amend or terminate those plans in accordance with their terms.

      Manulife Voting. Manulife has agreed to vote any shares of John Hancock common stock that it or any of its subsidiaries beneficially owns (other than shares held for the benefit of third parties) in favor of the adoption of the merger agreement at the John Hancock stockholder meeting.

Integration Team and Post-Closing Operations

      Integration Team. John Hancock and Manulife have established an integration team, chaired by David D’Alessandro, with primary responsibility for developing a plan for and implementing the integration, subject to the oversight and approval of Dominic D’Alessandro. The integration team is comprised of David D’Alessandro, three senior executives of Manulife who have been designated by Dominic D’Alessandro and two other senior executives of John Hancock who have been designated by David D’Alessandro. Subject to applicable law, the integration team will be concerned with matters relating to the integration of John Hancock’s and Manulife’s respective businesses and personnel following the effective time of the merger and, periodically, both prior to and following the effective time of the merger, the integration team will meet to discuss and review these matters until it is determined by Dominic D’Alessandro that the integration is complete and the integration team is dissolved. In making personnel decisions, the integration team will evaluate the qualifications of each employee and the needs of the business after the effective time of the merger (without regard to the relative severance costs associated with a particular employee or group of employees).

      Post-Closing Operations. Manulife intends that its North American headquarters will be located at the current offices of John Hancock in Boston, Massachusetts following the effective time of the merger until at least February 28, 2008. In addition, John Hancock’s and Manulife’s plans include a continued meaningful presence in the Boston area. Accordingly, Manulife has agreed that the home office and primary executive offices of John Hancock Life Insurance Company will be located in Boston until at least February 28, 2008. Manulife’s head office, together with the head office of The Manufacturers Life Insurance Company, will remain in Canada. Through the Canadian head office, Manulife will be responsible for the overall management and direction of the operations of the combined businesses.

      Until February 28, 2008 Manulife will endeavor to maintain John Hancock’s level of total charitable giving in Massachusetts at the level of direct grants over the years 2001, 2002 and 2003 and maintain John Hancock’s leadership position in supporting the Boston school system and sponsoring community activities. Until February 28, 2008, Manulife will also commit to ensure that a majority of employees of the John Hancock Life Insurance Company will be employed in Massachusetts.

Manulife Post-Closing Governance Arrangements

      Manulife Officers and Directors. Subject to applicable laws, Manulife will add David D’Alessandro to its board of directors (which otherwise will consist of the directors of Manulife immediately prior to the effective time of the merger) immediately following the effective time of the merger. David D’Alessandro will also be named Manulife’s Chief Operating Officer and President-Designate immediately following the effective time of the merger and as Manulife’s President as of the first anniversary of the effective date of the merger. Manulife will cause a person selected by the John Hancock board of directors who served as an independent John Hancock director on the date of the merger agreement to be nominated immediately prior to the effective time of the merger for election to the Manulife board of directors at the first annual meeting of Manulife’s shareholders following the effective time of the merger. However, if Manulife’s 2004 annual meeting of shareholders occurs prior to the effective time of the merger, that person will be appointed to the Manulife board of directors immediately following the effective time of the merger, or if Manulife is unable to nominate such person in its proxy statement for its 2004 annual meeting, such person will be appointed immediately following the effective time of the merger, if the meeting occurs prior to the effective time of the merger, or otherwise immediately following the meeting. Three additional persons who served as independent John Hancock directors on the date of the merger agreement will be appointed to the Manulife board of directors no later than the first anniversary of the effective time of the merger.

      Manulife Committees. Manulife has an executive committee composed of officers of Manulife, which is currently composed of 9 persons. Immediately following the effective time of the merger, James A. Benson, Wayne A. Budd and Thomas E. Moloney will be appointed as members of Manulife’s Executive Committee along with David D’Alessandro, who will be entitled to be a member of Manulife’s Executive Committee for so long as he is employed by Manulife. Upon joining the Manulife board of directors, David D’Alessandro will be appointed, subject to his consent, as a member of each committee of Manulife’s board of directors that permits current Manulife management as members and will, subject to applicable laws consistent with the best practices of Manulife’s board of directors relating to committee appointments, and so long as he serves as a director of Manulife, remain on at least one committee of Manulife’s board of directors. Upon joining the Manulife board of directors, the independent directors appointed or elected from the John Hancock board of directors will be appointed to at least one committee of Manulife’s board of directors and will be permitted to maintain these committee positions while they remain members of Manulife’s board of directors, subject to applicable laws and consistent with the best practices of Manulife’s board of directors relating to committee appointments.

Conditions to the Merger

      The respective obligations of Manulife, John Hancock and Merger Co. to complete the merger are subject to the satisfaction of certain conditions.

      Conditions to Each Party’s Obligation to Effect the Merger. The obligations of Manulife, John Hancock and Merger Co. to complete the merger are conditioned upon the following conditions being satisfied:

•	John Hancock’s stockholders having adopted the merger agreement by the requisite vote;

•	the shares of Manulife common stock to be issued in the merger having been approved for listing on the New York Stock Exchange and the Toronto Stock Exchange, subject to customary conditions and official notice of issuance;

•	the waiting period applicable to the merger under the HSR Act having expired or having been earlier terminated;

•	the Commissioner of Competition having issued an advance ruling certificate or a “no action” letter with respect to the merger;

•	the regulatory approvals and consents specified in the merger agreement that are required to effect the merger having been obtained and remaining in full force and effect;

•	the registration statement of which this proxy statement/prospectus forms a part having been declared effective by the SEC under the Securities Act and no stop order having been issued by the SEC and no proceedings seeking a stop order being pending by or before the SEC; and

•	no temporary restraining order, preliminary or permanent injunction or other order by any court of competent jurisdiction or other legal prohibition preventing the consummation of the merger being in effect, and no statute, rule, regulation or order having been enacted, entered or enforced by any Hong Kong (excluding mainland China), Japanese, U.S. or Canadian governmental entity with the effect of making the merger illegal.

      Conditions to Obligations of Manulife and Merger Co. The obligations of Manulife and Merger Co. to effect the merger depend upon the following additional conditions being satisfied (or waived by Manulife) prior to the closing of the merger:

•	the representations and warranties of John Hancock being true and correct as of the closing date as if made as of the closing date (except that certain representations and warranties will be read without materiality qualifications), other than those failures to be true and correct that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on John Hancock or the surviving corporation following the closing date, and Manulife having received a certificate from John Hancock to this effect;

•	John Hancock having performed in all material respects all of its obligations under the merger agreement, and Manulife having received a certificate from John Hancock to this effect;

•	Manulife having received an opinion of Simpson Thacher & Bartlett LLP, counsel to Manulife, stating that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that Manulife, Merger Co. and John Hancock will each be a party to the reorganization within the meaning of Section 368(b) of the Code and that Manulife will be treated as a corporation under Section 367(a) of the Code with respect to each transfer of property to it pursuant to the merger;

•	no required regulatory approval and no governmental entity of competent jurisdiction having required Manulife, John Hancock or any of their subsidiaries (including the surviving corporation) in connection with the consummation of the merger to (i) divest or hold separate any businesses, operations or assets or (ii) agree to any limitation or restrictions on or changes in any businesses, operations or assets that, in each case, are, individually or in the aggregate, materially adverse to that party and its subsidiaries, taken as a whole; and

•	neither Manulife nor its subsidiaries being required to become registered as a bank holding company under the BHC Act or as a savings and loan holding company for purposes of the U.S. Home Owners’ Loan Act as a result of the acquisition of John Hancock’s bank subsidiary in connection with the merger.

      Conditions to Obligations of John Hancock. The obligation of John Hancock to complete the merger depends on the following additional conditions being satisfied (or waived by John Hancock):

•	the representations and warranties of Manulife and Merger Co. being true and correct as of the closing date as if made as of the closing date (except that certain representations and warranties will be read without materiality qualifications), other than those failures to be true and correct that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Manulife or the surviving corporation following the closing date, and John Hancock having received a certificate from Manulife to this effect;

•	Manulife having performed in all material respects all of its obligations under the merger agreement, and John Hancock having received a certificate from Manulife to this effect; and

•	John Hancock having received an opinion of Sullivan & Cromwell LLP, counsel to John Hancock, stating that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that Manulife, Merger Co. and John Hancock will each be a party to the reorganization within the meaning of Section 368(b) of the Code and that Manulife will be treated as a corporation under Section 367(a) of the Code with respect to each transfer of property to it pursuant to the merger.

Termination

      The merger agreement may be terminated at any time prior to the completion of the merger by action taken or authorized by the board of directors of the terminating party or parties:

•	by mutual written consent of Manulife, Merger Co. and John Hancock;

•	by either Manulife or John Hancock if:

—	a governmental entity of competent jurisdiction has issued an order or injunction or has issued any other restraint or prohibition preventing consummation of the merger that has become final and nonappealable;

—	the merger does not occur on or before September 28, 2004, unless the failure of the party seeking to terminate the merger agreement to comply with any provision of the merger agreement has been the cause of, or resulted in, the failure of the merger to occur on or prior to September 28, 2004;

—	the John Hancock stockholders fail to adopt the merger agreement at the special meeting (or any adjournment or postponement of the special meeting); or

—	the other party breaches any representation, warranty, covenant or agreement such that the terminating party’s closing conditions are not satisfied and the breach is either not reasonably capable of being cured or has not been cured by the earlier of 60 days after notice of the breach or three business days prior to September 28, 2004;

—	by John Hancock if, after complying in all material respects with its obligations under the no-solicitation covenant in the merger agreement, it elects to enter into a binding agreement with respect to a superior proposal and, prior to termination, it pays Manulife the termination fee and expenses described below; or

—	by Manulife if John Hancock’s board of directors fails to recommend or withdraws, modifies or qualifies in any manner adverse to Manulife its recommendation of the adoption of the merger agreement, or has recommended to John Hancock’s stockholders or otherwise publicly recommended or entered into a binding agreement with respect to a superior proposal.

Effect of Termination

      If the merger agreement is terminated as described above, the agreement will be void, and there will be no liability or obligation of John Hancock or Manulife or their respective officers and directors except as to prior breaches of the merger agreement, confidentiality, fees and expenses (including brokers’ and finders’ fees) and the termination and other fees described below.

Termination Fees and Expenses

      A termination fee of $323 million, plus all of Manulife’s reasonable documented fees, costs and expenses up to $25 million, will be paid by John Hancock to Manulife as follows:

•	if Manulife terminates the merger agreement because John Hancock’s board of directors failed to recommend or withdrew, modified or qualified in any manner adverse to Manulife its recommendation that the merger agreement be adopted, or, prior to obtaining the required vote of the John Hancock stockholders to adopt the merger agreement, recommended to the John Hancock stockholders or otherwise publicly recommended or entered into an agreement with respect to a superior proposal, then John Hancock will pay Manulife the termination fee plus expenses on the business day immediately following termination;

•	if Manulife or John Hancock terminates the merger agreement because the John Hancock stockholders did not adopt the merger agreement at the special meeting (or any adjournment or postponement of the special meeting) and at the time of or before the special meeting of John Hancock’s stockholders, there existed an acquisition proposal for at least a majority of John Hancock’s voting securities which was publicly announced or otherwise communicated to the John Hancock stockholders and not withdrawn before the special meeting, then John Hancock will pay Manulife the termination fee plus expenses on the business day immediately following the execution by John Hancock of a definitive agreement relating to an acquisition proposal for at least a majority of John Hancock’s voting securities if the execution of that agreement occurs on or prior to the first anniversary of the date of termination;

•	if Manulife terminates the merger agreement because the merger is not completed by September 28, 2004, and at any time after the John Hancock stockholders have adopted the merger agreement and prior to termination, there existed an acquisition proposal for at least a majority of John Hancock’s voting securities, John Hancock will pay Manulife the termination fee and expenses on the business day immediately following the execution by John Hancock of a definitive agreement relating to an acquisition proposal if execution of that agreement occurs on or prior to the first anniversary of the date of termination; however, John Hancock will not be required to pay the termination fee or expenses if specified closing conditions were satisfied or capable of being satisfied at September 28, 2004; and

•	if John Hancock terminates the merger agreement to enter into a binding agreement with respect to a superior proposal, then John Hancock will pay Manulife the termination fee and expenses prior to termination.

Amendment, Extension and Waiver

      The merger agreement may be amended in writing by the parties by action taken or authorized by their respective boards of directors at any time before or after the adoption of the merger agreement by John Hancock’s stockholders. However, following that adoption, no amendment will be made which by law requires further approval of John Hancock stockholders, without first obtaining that further stockholder approval.

      At any time prior to the effective time of the merger, Manulife and John Hancock, by action taken or authorized by their respective board of directors, may, to the extent legally allowed, extend the time of performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement and waive compliance with any of the agreements or conditions contained in the merger agreement. Any extension or waiver will be valid only if set forth in writing and signed by the party granting the waiver or extension. The failure of a party to assert any rights under the merger agreement or otherwise will not constitute a waiver of these rights.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

      The following unaudited pro forma combined financial information relates to the merger of John Hancock and Merger Co. pursuant to the merger agreement, in which John Hancock would become a wholly-owned subsidiary of Manulife.

      The following unaudited pro forma combined financial information combines the historical consolidated statements of operations and balance sheets of Manulife and John Hancock, prepared in accordance with U.S. GAAP, based on the assumptions set forth in the notes thereto.

      The information shown below should be read in conjunction with the notes thereto and with the historical consolidated financial statements of Manulife and John Hancock, including the respective notes thereto, which are incorporated by reference in this proxy statement/prospectus, and the unaudited pro forma combined per share financial information which appears elsewhere in this proxy statement/prospectus. These unaudited pro forma financial statements are presented for informational purposes only and are not necessarily indicative of:

—	the combined financial position or results of operations which would have been realized had the merger been effective as at or for the periods presented; or

—	the combined financial position or results of operations of the combined company in the future.

      You should not rely on the pro forma amounts as being necessarily indicative of the financial position or results of operations of the combined company that would have actually occurred had the merger been effective during the periods presented or of the future financial position or future results of operations of the combined company. The combined financial information as at and for the periods presented may have been different had the companies actually been combined as at or during those periods due to, among other factors, those factors discussed in the “Risk Factors” section beginning on page 23. See also “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 32.

U.S. GAAP UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As at September 30, 2003

				Note		Pro Forma
	Manulife	John Hancock	Adjustments	Reference		Combined

	(U.S.$ in millions)
ASSETS
Invested assets
Bonds	$35,169	$54,284	$26	2(	b)(i)	$88,721
			(758)	2(	b)(i)
Mortgages	7,472	12,535	1,055	2(	b)(i)	21,062
Stocks	4,510	1,171	(166)	2(	a)(i)	5,508
			(7)	2(	b)(xii)
Real estate	2,161	264	17	2(	b)(i)	2,442
Policy loans	3,344	2,108	—			5,452
Cash and short-term investments	3,367	1,682	—			5,049
Other investments	1,127	3,109	—			4,236

Total invested assets	$57,150	$75,153	$167			$132,470
Goodwill and intangible assets	433	279	2,750	2(	b)	4,533
			1,350	2(	b)(ii)
			(279)	2(	b)(ii)
Deferred acquisition costs	5,013	4,172	(4,172)	2(	b)(ii)	5,013
Value of business acquired	—	504	(504)	2(	b)(ii)	5,103
			5,103	2(	b)(iii)
Other assets	3,369	6,088	(79)	2(	b)(ii)	9,378
Separate account assets	48,419	22,673	—			71,092

Total assets	$114,384	$108,869	$4,336			$227,589

LIABILITIES AND EQUITY
Actuarial liabilities	$45,502	$44,621	$2,431	2(	b)(iv)	$92,554
Benefits payable and provision for unreported claims	2,159	628	—			2,787
Policyholder amounts on deposit	1,884	23,012	1,468	2(	b)(iv)	26,364
Deferred income taxes	631	1,856	(770)	2(	b)(i)	1,508
			(209)	2(	b)(xi)
Banking deposits	1,646	—	—			1,646
Consumer notes	—	1,060	—			1,060
Other liabilities	2,861	4,942	100	2(	a), 2(b)	7,362
			(1,038)	2(	b)(x)
			(235)	2(	b)(vi)
			363	2(	b)(vii)
			44	2(	b)(viii)
			325	2(	b)(ix)

	$54,683	$76,119	$2,479			$133,281

Debt	$—	$1,243	$73	2(	b)(v)	$1,316
Subordinated debt	1,000	556	(48)	2(	b)(v)	1,508
Separate account liabilities	48,419	22,673	—			71,092
Non-controlling interest in subsidiaries	785	160	—			945
Trust preferred securities issued by subsidiaries	492	—	—			492
Preferred shares	255	—	—			255

Equity
Participating policyholders’ equity	70	—	—			70
Common shareholders’ equity
Common shares	444	3	9,866	2(	a), 2(b)	10,310
			(3)	2(	d)
Contributed surplus	8	—	110	2(	b)	118
Shareholders’ retained earnings	6,989	2,348	(2,348)	2(	d)	6,982
			(7)	2(	b)(xii)
Additional paid in capital	—	5,154	(5,154)	2(	d)	—
Treasury stock	—	(1,069)	1,069	2(	d)	—
Accumulated effect of comprehensive income on equity	1,239	1,682	(19)	2(	a)(i)	1,220
			(1,682)	2(	d)

Total equity	$8,750	$8,118	$1,832			$18,700

Total liabilities and equity	$114,384	$108,869	$4,336			$227,589

See accompanying notes to unaudited pro forma combined financial statements.

U.S. GAAP UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the nine months ended September 30, 2003

				Note	Pro Forma
	Manulife	John Hancock	Adjustments	Reference	Combined

	(U.S.$ in millions except per share data)
Revenue
Premium income	$3,200	$2,782	$—		$5,982
Fee income	1,040	618	(22)	2(e)	1,636
Investment income	2,040	3,117	(375)	2(f)	4,782
Realized investment gains	549	94	10	2(g)	653
Investment management revenues	—	393	—		393
Other revenue	132	200	—		332

Total revenue	$6,961	$7,204	$(387)		$13,778

Policy benefits and expenses
Policyholder payments	$2,881	$1,958	$—		$4,839
Change in actuarial liabilities	689	2,316	(351)	2(k)	2,654
General expenses	1,296	1,254	17	2(h)	2,559
			(8)	2(i)
Amortization of deferred policy acquisition costs	349	218	(218)	2(g)	349
Amortization of value of business acquired	—	—	230	2(j)	230
Policyholder dividends	470	444	—		914
Interest	136	—	(8)	2(l)	128
Premium taxes	61	—	—		61
Non-controlling interest in subsidiaries	41	—	—		41
Trust preferred securities issued by subsidiaries	31	—	—		31

Total policy benefits and expenses	$5,954	$6,190	$(338)		$11,806

Income before income taxes	$1,007	$1,014	$(49)		$1,972
Income taxes	193	280	(17)	2(m)	456

Net income	$814	$734	$(32)		$1,516

Basic earnings per common share	$1.76				$1.90
Diluted earnings per common share	$1.75				$1.89
Weighted average number of common shares outstanding (in millions):
Basic	462.7		337.1	3(b)	799.8
Diluted	465.9		338.6	3(c)	804.5

See accompanying notes to unaudited pro forma combined financial statements.

U.S. GAAP UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2002

				Note	Pro Forma
	Manulife	John Hancock	Adjustments	Reference	Combined

	(U.S.$ in millions except per share data)
Revenue
Premium income	$4,162	$3,377	$—		$7,539
Fee income	1,165	815	(38)	2(e)	1,942
Investment income	2,551	3,934	(472)	2(f)	6,013
Realized investment losses	(224)	(455)	(35)	2(g)	(714)
Investment management revenues	—	551	—		551
Other revenue	150	256	—		406

Total revenue	$7,804	$8,478	$(545)		$15,737

Policy benefits and expenses
Policyholder payments	$3,935	$2,480	$—		$6,415
Change in actuarial liabilities	443	2,908	(469)	2(k)	2,882
General expenses	1,537	1,519	23	2(h)	3,078
			(1)	2(i)
Amortization of deferred policy acquisition costs	166	350	(350)	2(g)	166
Amortization of value of business acquired	—	—	232	2(j)	232
Policyholder dividends	622	585	—		1,207
Interest	155	—	(10)	2(l)	145
Premium taxes	71	—	—		71
Non-controlling interest in subsidiaries	46	—	—		46
Trust preferred securities issued by subsidiaries	42	—	—		42

Total policy benefits and expenses	$7,017	$7,842	$(575)		$14,284

Income before income taxes	$787	$636	$30		$1,453
Income taxes	169	137	11	2(m)	317

Net income	$618	$499	$19		$1,136

Basic earnings per common share	$1.30				$1.40
Diluted earnings per common share	$1.29				$1.39
Weighted average number of common shares outstanding (in millions)
Basic	475.6		337.1	3(b)	812.7
Diluted	479.0		338.1	3(c)	817.1

See accompanying notes to unaudited pro forma combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA COMBINED

FINANCIAL STATEMENTS

1.	Basis of Presentation

      The unaudited pro forma combined financial statements (referred to in this proxy statement/ prospectus as the pro forma financial statements) give effect to the proposed merger as if it had occurred as at September 30, 2003 for the purposes of the pro forma combined balance sheet and as at January 1, 2002 for the purposes of the pro forma combined statements of operations. The pro forma financial statements have been prepared by Manulife’s management and are based on John Hancock’s U.S. GAAP consolidated financial statements and Manulife’s U.S. GAAP consolidated financial information contained within its Canadian GAAP consolidated financial statements.

      Manulife prepares consolidated annual and interim financial statements in conformity with Canadian GAAP and expressed in Canadian dollars. These pro forma financial statements are prepared in conformity with U.S. GAAP and expressed in U.S. dollars because John Hancock historical financial statements prepared in conformity with Canadian GAAP do not exist and because the use of U.S. GAAP and U.S. dollars enhances the comparability of the pro forma financial statements to the historical financial statements of John Hancock. For a discussion of the material differences between Canadian GAAP and U.S. GAAP, see Appendix D to this proxy statement/ prospectus. Following the merger, Manulife’s consolidation of John Hancock’s assets, liabilities, revenues and expenses will be affected by changes in exchange rates between the Canadian and U.S. dollar. The effects of changing exchange rates are not presented in these U.S. dollar pro forma financial statements.

      The unaudited pro forma combined balance sheet as at September 30, 2003 and the unaudited pro forma combined statements of operations for the nine months ended September 30, 2003 and for the year ended December 31, 2002 have been prepared using the following information:

      (a) Unaudited interim consolidated financial statements of Manulife as at and for the nine months ended September 30, 2003;

      (b) Audited consolidated financial statements of Manulife as at and for the year ended December 31, 2002;

      (c) Unaudited interim consolidated financial statements of John Hancock as at and for the nine months ended September 30, 2003;

      (d) Audited consolidated financial statements of John Hancock as at and for the year ended December 31, 2002; and

      (e) Such other supplementary information as was considered necessary to reflect the merger in the pro forma financial statements.

      Manulife’s U.S. GAAP consolidated financial information has been translated to U.S. dollars using the average rate of exchange during the periods presented, for purposes of the statements of operations and the rate of exchange as at September 30, 2003 for purposes of the balance sheet.

      The pro forma adjustments reflecting the acquisition of John Hancock under the purchase method of accounting are based on certain estimates and assumptions. The actual adjustments to Manulife’s consolidated financial statements upon consummation of the merger and the allocation of the purchase price of John Hancock will depend on a number of factors, including additional financial information available at such time, changes in values and changes in John Hancock’s operating results between the date of preparation of these pro forma financial statements and the effective time of the merger. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the differences may be material. Manulife’s management believes that such assumptions provide a reasonable basis for presenting all of the significant effects of the transactions contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma financial statements.

NOTES TO THE UNAUDITED PRO FORMA COMBINED
FINANCIAL STATEMENTS — (continued)

      The excess of the purchase price over the estimated fair value of the net assets acquired, including identifiable intangible assets, has been allocated to goodwill. The pro forma financial statements do not include the anticipated financial benefits from such items as cost savings and revenue synergies arising from the merger nor do the pro forma financial statements include the portion of restructuring and integration costs to be incurred by Manulife. Certain elements of the John Hancock consolidated financial statements have been reclassified to conform to the presentation used by Manulife.

      The pro forma financial statements are not intended to reflect the results of operations or the financial position that would have resulted had the merger been effected on the dates indicated, or the results that may be obtained by the combined company in the future. The pro forma financial statements should be read in conjunction with the other sections of this proxy statement/ prospectus and the consolidated financial statements of Manulife and John Hancock incorporated by reference in this proxy statement/ prospectus.

2.     The Acquisition of John Hancock

      (a) Pursuant to the merger, Manulife will become the owner of all of the capital stock of John Hancock. In the merger, each share of John Hancock common stock will be converted into the right to receive 1.1853 Manulife common shares.

      The pro forma financial statements assume the following:

(i) Manulife and its wholly-owned subsidiaries currently own approximately 5 million shares of John Hancock common stock with a cost basis of approximately $137 million and a fair value of $166 million as at September 30, 2003. The $29 million difference, $19 million after income tax, represents an adjustment to Manulife’s accumulated comprehensive income.

(ii) Excluding treasury stock of John Hancock and the shares of John Hancock common stock that are currently owned by Manulife, Merger Co. or any other wholly-owned subsidiaries of Manulife that are not beneficially owned by third parties, the total number of outstanding shares of John Hancock common stock is approximately 284.4 million as at September 30, 2003.

(iii) For purposes of calculating the purchase consideration used in the pro forma financial statements, the price of the Manulife common shares to be issued is assumed to be $29.27 per common share, which represents the volume-weighted average closing price of Manulife common shares on the New York Stock Exchange and the Toronto Stock Exchange, converted to U.S. dollars based on the Bank of Canada noon exchange rates, for the period commencing two business days prior to and after the announcement of the proposed merger on September 28, 2003.

(iv) Manulife will issue approximately 27.1 million replacement stock options, with an estimated fair value of $110 million to the employees and directors of John Hancock. At the effective time of the merger, all outstanding John Hancock unvested options issued prior to September 28, 2003 will vest and all restrictions on John Hancock restricted stock and restricted deferred stock units issued prior to September 28, 2003 (and on John Hancock restricted stock and restricted deferred stock units issued to non-employee directors of John Hancock on or before December 31, 2003) will lapse pursuant to the John Hancock plans under which they were issued.

      Based on the foregoing assumptions, approximately 337.1 million Manulife common shares will be issued at an ascribed price of $29.27 per share, representing an aggregate value of approximately $9.866 billion, plus estimated transaction costs incurred by Manulife of $100 million. The portion of the

NOTES TO THE UNAUDITED PRO FORMA COMBINED
FINANCIAL STATEMENTS — (continued)

estimated transaction costs related to the registration of the issuance of the Manulife common shares will be determined at the effective time of the merger and reallocated to common shares from goodwill.

      (b) For the purposes of the pro forma financial statements, the merger is accounted for using the purchase method of accounting.

(U.S.$ in millions)
Total purchase consideration
Purchase price
Manulife common shares	$9,866
Fair value of John Hancock stock options exchanged for Manulife stock options (using the Black-Scholes valuation model)	110
Cost of John Hancock common stock currently beneficially owned by Manulife	137
Estimated transaction costs — Note 2(a)	100

Total	$10,213

Net balance sheet assets acquired
Carrying value of net balance sheet assets prior to the merger	$8,118
Estimated fair value adjustments	(400)

Estimated fair value of net balance sheet assets acquired	7,718
Less integration costs — Note 2(b)(ix)	255

$7,463

Goodwill	$2,750

      The purchase price is allocated to balance sheet assets (including identifiable intangible assets arising from the purchase) acquired and liabilities assumed based on their estimated fair value. Certain fair value adjustments to the John Hancock balance sheet in connection with the merger are described in Notes 2(b)(i) to (viii), 2(b)(x) and 2(b)(xi). The excess of the total purchase consideration over the estimated fair value of the net assets acquired, together with capitalized costs, is allocated to goodwill.

      Actual adjustments will depend on a number of factors, including changes in the market value of net balance sheet assets and operating results of John Hancock between September 30, 2003 and the effective time of the merger. Manulife expects to make such adjustments at the effective time of the merger. Such adjustments may affect the value of assets, liabilities or goodwill and any such adjustments may be material.

(i) Fair value adjustments to John Hancock’s invested assets reflect the difference between estimated fair value and carrying value of its invested assets, including an increase of $26 million in held-to-maturity bond investments, $1.055 billion in mortgage investments and $17 million in real estate investments. In addition, $770 million of deferred income taxes related to John Hancock’s leveraged leases has been netted against the leveraged leases, which, on an after-tax basis has been increased by $12 million to fair value.

(ii) Fair valuation of assets also includes the elimination of John Hancock’s existing goodwill of $279 million, deferred acquisition costs of $4.172 billion, value of business acquired (VOBA) of $504 million and the reduction of miscellaneous assets of $79 million, which principally relates to deferred sales commissions on John Hancock mutual funds. In addition, certain intangible assets arising from the merger, such as John Hancock’s brand name, distribution network, licensing agreements and contractual rights, totaling approximately $1.350 billion have been recognized. Of the

NOTES TO THE UNAUDITED PRO FORMA COMBINED
FINANCIAL STATEMENTS — (continued)

total intangible assets, approximately $535 million has been identified as the value of intangible assets that have finite lives and will be amortized over their estimated useful lives (generally between 20 to 30 years), in relation to the associated gross margins from the related business.

(iii) Purchase accounting requires the calculation and recording of VOBA. VOBA reflects the estimated fair value of the business in force and represents the portion of the purchase price that is allocated to the value of the right to receive future cash flows from the life insurance, health insurance and annuity contracts existing as of the effective time of the merger. The expected future cash flows used in determining such value were based on actuarially determined projections, by each major line of business, of future policy and contract charges, premiums, mortality and morbidity, separate account performance, surrenders, changes in reserves, operating expenses, investment income and other factors. These projections took into account all known or expected factors at the valuation date, based on the judgment of management. The actual experience on purchased business may vary from projections due to differences in renewal premiums, investment spreads, investment gains or losses, mortality and morbidity costs, or other factors. The use of discount rates was necessary to establish fair values of VOBA. In selecting the appropriate discount rates, management considered its weighted average cost of capital as well as the weighted average cost of capital required by market participants. A discount rate of 12.0% was used to value VOBA.

Amortization of VOBA occurs with interest over the anticipated lives of the major lines of business (generally 30 years) in relation to estimated gross profits, gross margins or premiums, as appropriate. If estimated gross profits, gross margins or premiums differ from expectations, the amortization of VOBA is adjusted on a retrospective or prospective basis, as appropriate. As at September 30, 2003, the VOBA balance is estimated at $5.103 billion.

The following table provides an estimated pro forma amortization of VOBA from 2004 to 2008. The amounts below are based on the VOBA balance presented in the pro forma balance sheet.

(U.S.$ in millions)
2004	$251
2005	$225
2006	$201
2007	$184
2008	$176

(iv) Represents the fair value associated with actuarial liabilities and policyholder amounts on deposit.

(v) Estimated fair value of John Hancock’s debt and subordinated debt is $73 million higher and $48 million lower than the respective carrying values. These fair value adjustments will be amortized over the remaining term of the debt and subordinated debt.

(vi) Represents the elimination of the deferred gain associated with John Hancock’s sale-leaseback of its home office real estate complex.

(vii) Represents the fair value adjustment associated with John Hancock’s pension plans.

(viii) Represents the estimated present value of the excess of current lease obligations over current market rates on John Hancock’s home office real estate complex.

(ix) Based on its preliminary plans, the combined company expects to incur $325 million, $255 million after income taxes, of integration costs related to John Hancock’s operations. Upon consummation of the merger, management will refine its integration plans, which may result in an

NOTES TO THE UNAUDITED PRO FORMA COMBINED
FINANCIAL STATEMENTS — (continued)

adjustment of this accrual. These costs have been capitalized as part of the pro forma acquisition costs.

Estimated transaction costs of $100 million incurred by Manulife are included in the purchase consideration — see Note 2(a).

(x) Represents the elimination of the unearned revenue liability.

(xi) Deferred income taxes have also been decreased by $209 million to reflect the estimated net impact of income tax on the fair value adjustments to John Hancock’s balance sheet assets and liabilities as described above. An income tax rate of 35% has been used to calculate this adjustment.

(xii) John Hancock owns shares in Manulife with an estimated fair value of $7 million, which will be retired upon the close of the merger.

      (c) Estimated transition costs to be incurred by Manulife are $64 million after income taxes. These costs will be recorded as an expense in the consolidated statements of operations of Manulife following the completion of the merger. The impact of this charge is excluded from the pro forma combined statements of operations.

      (d) John Hancock’s common shares, retained earnings, additional paid in capital, treasury stock and accumulated other comprehensive income have been eliminated to reflect the effect of the merger.

      (e) Represents the elimination of John Hancock’s historical amortization of that portion of the unearned revenue liability representing deferred fee income.

      (f) Represents the adjustment to John Hancock’s historical amortization of premiums and discounts on bonds and mortgages based on the fair value and maturity values of these assets as at September 30, 2003. Realized gains and losses have not been adjusted and therefore are based on their historical cost basis.

      (g) Represents the elimination of John Hancock’s historical amortization of deferred acquisition costs.

      (h) Represents the amortization of identifiable intangible assets with finite lives arising from the merger — see Note 2(b)(ii).

      (i) Represents the elimination of John Hancock’s historical amortization of its VOBA.

      (j) Represents the amortization of VOBA arising from the merger — see Note 2(b)(iii).

      (k) Represents the additional change in actuarial liabilities as a result of the adjustments discussed in Note 2(b)(iv).

      (l) Represents the amortization of the fair value adjustments related to John Hancock’s debt and subordinated debt.

      (m) Represents the income tax effects, at 35%, of the above adjustments to the statements of operations.

3.	Earnings Per Common Share

      Pro forma earnings per common share for the nine months ended September 30, 2003 and for the year ended December 31, 2002 have been calculated based on the estimated weighted average number of common shares on a pro forma basis, as described below.

(a) The weighted average number of common shares of Manulife is 462.7 million for the nine months ended September 30, 2003 and 475.6 million for the year ended December 31, 2002.

NOTES TO THE UNAUDITED PRO FORMA COMBINED
FINANCIAL STATEMENTS — (continued)

(b) The pro forma weighted average number of common shares after giving effect to the merger is 799.8 million for the nine months ended September 30, 2003 and 812.7 million for the year ended December 31, 2002. The weighted average number of common shares in both periods reflect the issuance of the 337.1 million Manulife common shares as described in Note 2(a). The portion of the issuance of the 337.1 million Manulife common shares related to the acquisition of John Hancock’s restricted common shares is included in the basic weighted average number of common shares outstanding because the restrictions lapse at the date of merger.

(c) The additional weighted average number of diluted common shares reflects the exchange of John Hancock stock options for Manulife stock options.

NOTES TO THE UNAUDITED PRO FORMA COMBINED
FINANCIAL STATEMENTS — (continued)

SUPPLEMENTAL UNAUDITED FINANCIAL INFORMATION

      As a foreign private issuer organized under the laws of Canada, Manulife’s financial statements are prepared in accordance with Canadian GAAP as permitted by rules promulgated by the SEC under the multi-jurisdictional disclosure system. Manulife has historically filed with the SEC annual audited consolidated financial statements (under cover of Form 40-F) and quarterly interim unaudited consolidated financial statements (under cover of Form 6-K) that are prepared in accordance with Canadian GAAP and made available to all shareholders. John Hancock prepares its financial statements in accordance with U.S. GAAP and has not historically prepared Canadian GAAP financial statements. The combined company will continue to use Canadian GAAP as its primary basis of financial reporting following the merger.

      In addition to the unaudited pro forma combined financial information prepared in accordance with U.S. GAAP beginning on page 83, Manulife’s management has prepared supplemental financial information reflecting the combined balance sheet after giving effect to the completion of the merger based on Canadian GAAP. Manulife management has also completed a summary of certain material differences between U.S. and Canadian GAAP that would impact John Hancock’s historical U.S. GAAP net income (net of the U.S. GAAP pro forma adjustments) for the year ended December 31, 2002 and the nine months ended September 30, 2003 on a Canadian GAAP basis.

      Included in Appendix D to this proxy statement/ prospectus is a summary of the material differences that exist between U.S. GAAP and Canadian GAAP for the life insurance industry.

      This supplemental financial information should be read in conjunction with the consolidated financial statements of Manulife and John Hancock incorporated by reference in this proxy statement/ prospectus and the unaudited U.S. GAAP pro forma combined financial information beginning on page 83. The supplemental information does not include the anticipated financial benefits from such items as cost savings and revenue synergies arising from the merger, nor does the supplemental financial information include the portion of restructuring and integration costs to be incurred by Manulife. The actual adjustments to Manulife’s consolidated financial statements upon consummation of the merger and the allocation of the purchase price will depend on a number of factors, including additional financial information available at the effective time of the merger, the refinement of actuarial models, changes in values and changes in John Hancock’s operating results between the date of preparation of this supplemental financial information and the date of the merger. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the differences may be material.

Supplemental Combined Pro Forma Balance Sheet

      The unaudited combined supplemental balance sheet included below gives effect to the proposed merger as if it had occurred as at September 30, 2003. The supplemental pro forma balance sheet has been prepared in compliance with Article 11 of Regulation S-X.

	As at September 30, 2003

	U.S.	U.S. GAAP
	GAAP	Purchase and	Canadian			Canadian	Canadian
	John	Fair Value	GAAP	Note		GAAP	GAAP
	Hancock	Adjustments	Adjustments	Reference		Manulife	Consolidated

	(Unaudited, U.S.$ in millions)
ASSETS
Invested assets
Bonds	$54,284	$26	$770	(a	)	$32,734	$87,056
		(758)
Mortgages	12,535	1,055	—			7,516	21,106
Stocks	1,171	(166)	29	(b	)	4,704	5,731
		(7)
Real estate	264	17	—			2,847	3,128
Policy loans	2,108	—	—			3,344	5,452
Cash and short-term investments	1,682	—	—			3,367	5,049
Other investments	3,109	—	—			1,206	4,315

Total invested assets	$75,153	$167	$799			$55,718	$131,837
Goodwill and intangible Assets	279	$2,750	1,448	(h	)	433	5,981
		1,350
		(279)
Deferred acquisition costs	4,172	(4,172)				—	—
Value of business acquired	504	(504)				—	—
		5,103	(5,103)	(c	)
Other assets	6,088	(79)	(2,172)	(f	)	1,913	5,750
Separate account assets	22,673	—	(22,673)	(d	)	—	—

Total assets	$108,869	$4,336	$(27,701)			$58,064	$143,568

Separate account assets			$22,673	(d	)	$48,419	$71,092

See accompanying notes to unaudited supplemental combined balance sheet.

	As at September 30, 2003

	U.S.	U.S. GAAP
	GAAP	Purchase and	Canadian			Canadian	Canadian
	John	Fair Value	GAAP	Note		GAAP	GAAP
	Hancock	Adjustments	Adjustments	Reference		Manulife	Consolidated

	(Unaudited, U.S.$ in millions)
LIABILITIES AND EQUITY
Actuarial liabilities	$44,621	$2,431	$(2,172)	(f	)	$38,870	$80,874
			(5,103)	(c	)
			2,227	(e	)
Benefits payable and provision for unreported claims	628	—	—			1,698	2,326
Policyholder amounts on deposit	23,012	1,468	—			1,884	26,364
Deferred income taxes	1,856	(770)	770	(a	)	—	878
		(209)	(769)	(g	)
Deferred realized net gains	—	—	—			2,543	2,543
Banking deposits	—	—	—			1,646	1,646
Consumer notes	1,060	—	—			—	1,060
Other liabilities	4,942	100	—			2,274	6,775
		(1,038)
		(235)
		363
		44
		325

	$76,119	$2,479	$(5,047)			$48,915	$122,466
Debt	$1,243	$73	$—			$—	$1,316
Subordinated debt	556	(48)	—			1,000	1,508
Separate account liabilities	22,673	—	(22,673)	(d	)	—	—
Non-controlling interest in subsidiaries	160	—	—			783	943
Trust preferred securities issued by subsidiaries	—	—	—			492	492
Equity
Participating policyholders’ equity	$—	$—	$—			$70	$70
Preferred shares	—	—	—			255	255
Common shareholders’ equity
Common shares	3	9,866	—			444	10,310
		(3)
Contributed surplus	—	110	—			8	118
Shareholders’ retained earnings	2,348	(2,348)	—			6,097	6,090
		(7)
Additional paid in capital	5,154	(5,154)	—			—	—
Treasury stock	(1,069)	1,069	—			—	—
Accumulated effect of comprehensive income on equity	1,682	(19)	19	(b	)	—	—
		(1,682)

Total equity	$8,118	$1,832	$19			$6,874	$16,843

Total liabilities and equity	$108,869	$4,336	$(27,701)			$58,064	$143,568

Separate account liabilities			$22,673	(d	)	$48,419	$71,092

See accompanying notes to unaudited supplemental combined balance sheet.

Notes to the Supplemental Combined Pro Forma Balance Sheet

      The supplemental combined balance sheet is equal to the sum of (i) the U.S. GAAP John Hancock historical consolidated financial statements as adjusted by the pro forma U.S. GAAP purchase and fair value adjustments applied in arriving at the unaudited pro forma consolidated balance sheet, (ii) the Canadian GAAP adjustments listed below and (iii) the Canadian GAAP Manulife historical consolidated financial statements.

(a) Represents the Canadian GAAP presentation difference regarding the fair value of leveraged leases. Under Canadian GAAP purchase accounting for leveraged leases, the carrying value of the leveraged lease is not recorded net of the related deferred tax liability as required under U.S. GAAP.

(b) Represents the adjustment to the fair value of the shares of John Hancock common stock (classified as available for sale) owned by Manulife to its moving average market basis under Canadian GAAP, as discussed under Item 3 in the attached Appendix D.

(c) Represents the elimination of the capitalized VOBA, as discussed under Item 7 in the attached Appendix D.

(d) Reclassification of the assets and liabilities associated with the Separate Account from the balance sheet, as discussed under Item 13 in the attached Appendix D.

(e) Addition of Canadian GAAP actuarial reserves. The Canadian GAAP actuarial reserves were derived following a review of current John Hancock risk exposures and actuarial practices and utilized an actuarial model to develop adjustments to convert U.S. GAAP reserves to Canadian GAAP reserves. The reserves have been developed to be generally consistent with applying the Canadian Asset Liability Matching methodology, as discussed in Item 5 in the attached Appendix D. Canadian GAAP reserves were estimated using a consistent actuarial model as that applied to U.S. GAAP adjustments as found on page 84.

(f) Reclassification of ceded reinsurance recoverable to actuarial liabilities as discussed under Item 14 in the attached Appendix D.

(g) Represents the adjustment to deferred income taxes on the above items.

(h) Represents the additional excess of the fair value of the net assets acquired under Canadian GAAP.

      The actual adjustments to the Manulife Canadian GAAP consolidated balance sheet upon consummation of the merger and the allocation of the purchase price of John Hancock will depend on a number of factors, including additional financial information available at that time, changes in values and changes in John Hancock’s operating results between the date of preparation of the supplemental combined financial information and the effective time of the merger. Therefore, it is likely that the actual adjustments will differ from the supplemental balance sheet adjustments.

Supplemental Canadian GAAP — Derived Statement of Operations Adjustments

      The material differences between U.S. and Canadian GAAP for a life insurance company relate to the treatment of invested assets, deferred acquisition costs (referred to in this proxy statement/prospectus as DAC), VOBA and actuarial liabilities. Generally, these differences will result in materially different earnings emergence patterns between statements of operations prepared in accordance with U.S. GAAP as compared to statements of operations prepared in accordance with Canadian GAAP. Manulife’s management has prepared the following supplemental information to provide an illustration of the effect these differences may have on the combined company’s post-merger Canadian GAAP results of operations. The simplified supplemental information is intended to present estimates of certain differences between John Hancock’s historical U.S. GAAP statements of operations, net of purchase accounting adjustments, for the year ended December 31, 2002 and the nine months ended September 30, 2003 (as included on page 85) and the equivalent Canadian GAAP statements of operations that would have resulted if John

Hancock had actually prepared its financial statements in accordance with Canadian GAAP. Although the adjustments based on Canadian GAAP are not complete in all respects, Manulife believes it is useful to illustrate the expected direction and size of GAAP differences when that information can be estimated within reasonable constraints of time and cost. It is not possible, based on John Hancock’s historical financial records, to fully recreate the financial information that John Hancock would have reported had it always been a Canadian GAAP reporting company on the dates and throughout the periods presented.

Limitations in the Supplemental Table of Income Statement Adjustments

      Supplemental information related to earnings is restricted to certain earnings adjustments that would be necessary for the U.S. GAAP John Hancock historical statement of operations, net of the U.S. GAAP pro forma adjustments, to conform with Canadian GAAP. The adjustments that are presented do not comprise all of the adjustments that would be necessary in order to determine earnings in accordance with Canadian GAAP. Canadian GAAP requires that the investment return in the actuarial liability calculation be directly linked to the projected investment return on assets supporting actuarial liabilities. Therefore, realization of investment gains and losses and adjustments to invested asset carrying values in the policyholder liability segment does not impact net income as the reported investment income amount would be offset by a commensurate change in actuarial liabilities, provided there is no change in the underlying economic value to be realized. Although these adjustments have no impact on net earnings, they would have a material impact on investment income with an offset to the change in actuarial liabilities, which are disclosed separately in the statement of operations. Due to the fact that John Hancock has not prepared Canadian GAAP accounts historically, it is not practical to quantify the gross impact on the accounts. Credit related losses on assets in the policyholder liability segment have been reflected in the adjustments, as these losses impact the economic value to be realized. Realization of investment gains and losses and adjustments to equity and real estate carrying values in the surplus segment would have an impact on earnings. Therefore, the required adjustments under Canadian GAAP that would have an impact on earnings and which have been excluded as part of this supplemental information relate only to the investment gains and losses and adjustments to invested carrying values on surplus assets.

Realized Gains and Losses

      Canadian GAAP requires that non-credit related realized gains and losses be deferred and amortized into investment income at a rate of 5% and 3% per quarter respectively for equities and real estate and amortized over the lesser of the remaining term to maturity and twenty years for bonds and mortgages. Although required by Canadian GAAP (as discussed above), management believes that the impact of sales of invested assets in the surplus segment, since January 1, 2002, would not be material to the earnings of John Hancock due to the deferral and amortization of the related realized gains and losses (at prescribed rates) under Canadian GAAP.

                  Unrealized Gains and Losses

      In addition, Canadian GAAP requires equities and real estate to be recorded on a basis of moving to fair market value at the quarterly rate of 5% and 3% respectively. Although required under Canadian GAAP, the earnings adjustments do not reflect the impact of amortizing unrealized gains and losses on equities and real estate. This impact may be material, however it is not possible to recreate the carrying value of equities and real estate under the Canadian GAAP “moving to fair market” concept within a reasonable constraint of time and cost in order to quantify the impact on earnings.

      Based on the above, Manulife believes that the statement of operations impact to John Hancock of certain material differences between U.S. and Canadian GAAP as applied to the U.S. GAAP pro forma statements of operations included on page 85 would be as described in the table below. As indicated above, the after tax adjustments listed below relate to invested assets, deferred acquisition costs, value of business acquired and actuarial reserves.

	Income Statement Impact
	Increase/(Decrease) to Net Income

Adjustment of John Hancock’s U.S. GAAP Historical Net Income, Net of	For the nine months ended	For the year ended
U.S. GAAP Pro Forma Adjustments, to Canadian GAAP Equivalent.	September 30, 2003	December 31, 2002

	(Unaudited, U.S.$ in millions)
Elimination of the amortization associated with the U.S. GAAP VOBA and DAC on new business as discussed under Item 7 in Appendix D to this proxy statement/ prospectus	149	151
Elimination of the capitalization of U.S. GAAP DAC on new business as discussed under Item 6 in Appendix D to this proxy statement/ prospectus	(350)	(452)
Elimination of U.S. GAAP change in actuarial reserves and addition of Canadian GAAP change in actuarial reserves derived following the principles as discussed under Item 5 in Appendix D to this proxy statement/ prospectus. VOBA and DAC are implicitly recognized in Canadian GAAP actuarial reserves	342	572
Elimination of realized capital gains and losses on bonds, mortgages, stocks and real estate, other than credit related gains and losses	(275)	(77)

      Items required under Canadian GAAP that have been excluded from the above table of adjustments include:

• Amortization of realized/ unrealized gains and losses on assets backing surplus; and

• Amortization of realized/ unrealized gains and losses on policyholder assets and the offsetting impact on actuarial reserves (impact on net earnings would be nil as described in “— Limitations in the Supplemental Table of Income Statement Adjustments” on page 97).

DIRECTORS AND MANAGEMENT OF MANULIFE FOLLOWING THE MERGER

Manulife Board of Directors and Executive Officers Following the Merger

      Manulife has agreed in the merger agreement that, subject to applicable legal requirements, it will add David D’Alessandro to its board of directors immediately following the effective time of the merger. David D’Alessandro will also be named Manulife’s Chief Operating Officer and President-Designate immediately following the effective time of the merger and Manulife’s President as of the first anniversary of the effective time of the merger. Subject to certain exceptions, Manulife will cause a person selected by the John Hancock board of directors prior to the effective time of the merger who serves as an independent John Hancock director as of the date of the merger agreement to be nominated for election to the Manulife board of directors at the first annual meeting of Manulife’s shareholders following the effective time of the merger. Three additional independent John Hancock directors nominated by the John Hancock board prior to the effective time will be appointed to the Manulife board of directors no later than the first anniversary of the effective time of the merger.

      In addition, Manulife has agreed in the merger agreement that James A. Benson, Wayne A. Budd and Thomas E. Moloney will be appointed to Manulife’s Executive Committee along with David D’Alessandro, who will be a member of Manulife’s Executive Committee for so long as he is employed by Manulife. Upon joining the Manulife board of directors, David D’Alessandro will be appointed to each board committee that permits any current Manulife officers as members. Upon joining the Manulife board of directors, the independent directors appointed or elected from the current John Hancock board of directors will be appointed to at least one committee of the Manulife board of directors. See “Interests of John Hancock and Manulife Executive Officers and Directors in the Merger — Governance and Indemnification” beginning on page 54 and “The Merger Agreement — Manulife Post-Closing Governance Arrangements” beginning on page 78.

Additional Information Regarding Manulife Executive Officers and Board of Directors

      The following table sets forth the name, age and title of each of Manulife’s executive officers and directors as of December 22, 2003:

Name	Age	Position

Dominic D’Alessandro	56	President, Chief Executive Officer and Director
Victor S. Apps	55	Executive Vice President and General Manager of Manulife’s Asia Operations
Diane Bean	56	Senior Vice President, Corporate Human Resources and Communications
John D. DesPrez III	47	Executive Vice President of the U.S. Operations
H. Bruce Gordon	60	Executive Vice President of Canadian Operations
Donald A. Guloien	46	Executive Vice President and Chief Investment Officer
John C. Mather	48	Executive Vice President and Chief Administrative Officer
Trevor J. Matthews	51	Executive Vice President of Japan
Peter H. Rubenovitch	52	Executive Vice President and Chief Financial Officer
Arthur R. Sawchuk	68	Chairman of the Board of Directors
Kevin E. Benson	56	Director
John M. Cassaday	50	Director
Lino J. Celeste	66	Director
Gail C.A. Cook-Bennett	63	Director
Robert E. Dineen, Jr.	63	Director
Pierre Y. Ducros	64	Director
Allister P. Graham	67	Director

Name	Age	Position

Thomas E. Kierans	63	Director
Lorna R. Marsden	61	Director
Hugh W. Sloan, Jr.	63	Director
Gordon G. Thiessen	65	Director
Michael H. Wilson	66	Director

Biographical Information Regarding Executive Officers

Dominic D’Alessandro	Dominic D’Alessandro has served as Manulife’s President and Chief Executive Officer and as a director of Manulife since 1994. Manulife’s Mr. D’Alessandro is the Chairman of Manulife’s Management Committee and a member of Manulife’s Executive Committee. Before joining Manufacturers Life in 1994, he was President and Chief Executive Officer as well as a director of Laurentian Bank. Manulife’s Mr. D’Alessandro also serves as a director of the Canadian Life and Health Insurance Association and is a member of the Canadian Council of Chief Executives. Manulife’s Mr. D’Alessandro was Chair of the 1998 Greater Toronto Area United Way Campaign and was Chairman of the Salvation Army’s 2001/2002 Ontario capital campaign. In recognition of his achievements, Manulife’s Mr. D’Alessandro was named Canada’s Outstanding CEO for 2002 and was made an Officer of the Order of Canada in 2003.

Victor S. Apps	Victor Apps was appointed as Executive Vice President and General Manager of Manulife’s Asia Operations in November 1997. Prior to this position, Mr. Apps served as the Senior Vice President of the Greater China Operations from June 1995 to November 1997, as the Vice President and General Manager, Greater China Operations from 1993 to June 1995, and as International Vice President, Asia Pacific Division from 1988 to 1993. Mr. Apps serves on Manulife’s Executive Committee and Management Committee. He is a council member of the Employers’ Federation of Hong Kong and a Director of the Canada China Business Council.

Diane Bean	Diane Bean has served as Senior Vice President, Corporate Human Resources and Communications since December 2002. Ms. Bean also acts as Chairperson, Manulife International Limited and sits on the Boards of its Asian subsidiaries in insurance, pensions and mutual funds. She is a member of Manulife’s Executive Committee and Management Committee. Ms. Bean also sits on the Board of ICWI Group Ltd., a financial holding company with life insurance and general insurance interests in the Caribbean.

John D. DesPrez III	John DesPrez III has served as Executive Vice President of U.S. Operations since 1999. He also serves as Chairman and President of The Manufacturers Life Insurance Company (U.S.A.). In his tenure with the company, he has served as Senior Vice President of Annuities and Vice President, Secretary and General Counsel of Manulife North America. Mr. DesPrez is a member of Manulife’s Executive Committee and Manage-

ment Committee. Mr. DesPrez is active in a variety of industry organizations, including serving as a member of the Board of Governors of the Investment Company Institute, Washington, D.C.

H. Bruce Gordon	Bruce Gordon was appointed as Executive Vice President of Canadian Operations in February 2001. Prior to this position, Mr. Gordon served as the Senior Vice President of Group Business of the Canadian Division and Senior Vice President of Group Pensions, among various other positions during his tenure with Manulife. In addition, he currently serves on Manulife’s Executive Committee and Management Committee.

Donald A. Guloien	Donald Guloien was appointed as Executive Vice President and Chief Investment Officer in March 2001. Mr. Guloien also holds the position of President, Manufacturers Life Insurance of America, and currently serves on Manulife’s Executive Committee and Management Committee. Prior to this position, Mr. Guloien served as the Executive Vice President of Business Development, among various other positions during his tenure with Manulife. In October 1999, Mr. Guloien was appointed to the Board of LIMRA International, Inc.

John C. Mather	John Mather has served as Executive Vice President and Chief Administrative Officer since 2001. Prior to joining the company, Mr. Mather served as Executive Vice President and Chief Information Officer of the Information Systems Group of Ontario Power Generation, Inc. in Toronto. Prior to that, Mr. Mather was a Partner at Cap Gemini Ernst & Young Consulting. Mr. Mather is a member of Manulife’s Executive Committee and Management Committee.

Trevor J. Matthews	Trevor Matthews has served as Executive Vice President of Japan and as President and Chief Executive Officer of Manulife Life Insurance Company since April 2001. Mr. Matthews is also a member of Manulife’s Executive Committee and Management Committee. He has previously served as an Executive Vice President of Canadian Operations. Prior to this, Mr. Matthews was General Manager, Personal Financial Services at the National Australia Bank, which he joined in 1996 after a twenty-six year career with the Legal & General group of companies in Australia.

Peter H. Rubenovitch	Peter Rubenovitch was appointed as Executive Vice President and Chief Financial Officer in February 1998. Mr. Rubenovitch joined Manulife in February 1995 and has served as Vice President, Business Development and Senior Vice President and Corporate Controller. Prior to joining Manulife, Mr. Rubenovitch was the Senior Executive Vice President and Chief Financial Officer of Globe International Inc. from 1989 to 1992 and the founder and President of Tion Financial Corporation, a financial consulting agency, from 1992 to 1995. Mr. Rubenovitch is a member of Manulife’s Executive Committee and Management Committee.

Biographical Information Regarding Directors

Arthur R. Sawchuk (Director since 1993)	Arthur Sawchuk is the Chairman of Board. Mr. Sawchuk retired from DuPont Canada Inc. as Chairman, President and Chief Executive Officer. He also serves as a director of Ontario Power Generation Inc., Manitoba Telecom Services Inc. and Bowater Inc. Mr. Sawchuk chairs the Corporate Governance and Nominating Committee and is a member of the Management Resources and Compensation Committee, the Audit and Risk Management Committee and the Conduct Review and Ethics Committee.

Dominic D’Alessandro (Director since 1994)	See information regarding Executive Officers in the table set forth above.

Kevin E. Benson (Director since 1995)	Kevin Benson is President and Chief Executive Officer of Laidlaw Inc. and is a director of several international companies. He has previously served as President and Chief Executive Officer of the Insurance Corporation of British Columbia, President of the Jim Pattison Group, and President and Chief Executive Officer of Canadian Airlines. Mr. Benson is a member of the Audit and Risk Management Committee and the Conduct Review and Ethic Committee.

John M. Cassaday (Director since 1993)	John Cassaday is President and Chief Executive Officer of Corus Entertainment Inc., Canada’s leader in specialty television and radio, and is a global leader in children’s animation. He also serves as a director of Loblaw Companies Limited and Masonite International Corporation, and is an advisor to Nestle Canada Inc. Mr. Cassaday is also active in the non-profit sector and serves on the board of St. Michael’s Hospital. Mr. Cassaday is Vice Chair of the Management Resources and Compensation Committee.

Lino J. Celeste (Director since 1994)	Lino Celeste is past Chairman of Aliant Inc., the merged Atlantic Provinces Telephone Companies. Prior to assuming the Chairmanship, Mr. Celeste was President and Chief Executive Officer of NBTel. He also serves as a director of NB Power and as Chairman of the Greater Saint John Community Foundation, a charitable organization. Mr. Celeste is a member of the Audit and Risk Management Committee and Conduct Review and Ethics Committee.

Gail C.A. Cook-Bennett (Director since 1978)	Gail Cook-Bennett is Chairperson of the Canada Pension Plan Investment Board. She also serves as a director of Groupe Transcontinental GTC Ltee. and Petro-Canada. Dr. Cook-Bennett has been a professor at the University of Toronto, a director of the Bank of Canada, a member of the Trilateral Commission and an active volunteer in several organizations. She is a Fellow of the Institute of Corporate Directors. Dr. Cook-Bennett is a member of the Management Resources and Compensation Committee.

Robert E. Dineen, Jr. (Director since 1999)	Robert Dineen, Jr. is a Partner at Shearman & Sterling LLP, a leading international law firm headquartered in New York, specializing in complex, cross-border transactions. He also serves as a director of Nova Chemicals Corporation. Mr. Dineen is a member of Audit and Risk Management Committee and Conduct Review and Ethics Committee.

Pierre Y. Ducros (Director since 1999)	Pierre Ducros is President of P. Ducros & Associates Inc. in Montreal. Previously, he was Chairman, President and Chief Executive Officer of DMR Group Inc. and Vice-Chairman of the Task Force on The Future of The Canadian Financial Services Sector (MacKay Task Force). Mr. Ducros also serves as a director of BCE Emergis, Cognos Inc., Nstein Technologies, eNGENUITY Technologies Inc. and National Bank Financial. Mr. Ducros is a member of the Corporate Governance and Nominating Committee.

Allister P. Graham (Director since 1996)	Allister Graham is the former Chairman and Chief Executive Officer of The Oshawa Group Limited. Currently, he serves as the Chairman of Nash Finch Company, a U.S. wholesale/retail food distributor. Mr. Graham is also a trustee of the Associated Brands Income Trust. He is a previous Chairman of the Retail Council of Canada and Food Distributors International of Washington, D.C. Mr. Graham is a member of the Audit and Risk Management Committee and the Conduct Review and Ethics Committee.

Thomas E. Kierans (Director since 1990)	Thomas Kierans is Chairman of The Canadian Institute for Advanced Research in Toronto. Before assuming this position, he was President and Chief Executive Officer of C.D. Howe Institute and before that, President of McLeod Young Weir Limited (later ScotiaMcLeod Inc.). Mr. Kierans is also Chairman of the Board of the Toronto International Leadership Centre for Financial Sector Supervision and also of CSI- Global Education Inc., and the Canadian Institute for Advanced Research. He serves as a director and advisor to several other companies. Mr. Kierans chairs the Audit and Risk Management Committee and the Conduct Review and Ethics Committee.

Lorna R. Marsden (Director since 1995)	Lorna Marsden is President and Vice Chancellor and a member of the Board of Governors of York University. A former member of the Senate of Canada, she serves as a director of several Canadian companies. Dr. Marsden is also active in non-profit organizations including the Institute for Work & Health and the Centre for Development and Population activities in Washington, D.C. Dr. Marsden is a member of the Management Resources and Compensation Committee.

Hugh W. Sloan, Jr. (Director since 1985)	Hugh Sloan is Deputy Chairman of The Woodbridge Foam Corporation. Mr. Sloan serves as a director of a number of Canadian and American corporate, community and charitable organizations. He is a former staff assistant to President Nixon and a former Trustee of Princeton University. Mr. Sloan chairs the Management Resources and Compensation Committee and is a member of the Corporate Governance and Nominating Committee.

Gordon G. Thiessen (Director since 2002)	Gordon Thiessen joined the Board following a distinguished career with The Bank of Canada that began in 1963 and culminated in a seven-year term as the Bank’s Governor. He is Chairman of the new Canadian Public Accountability Board. Mr. Thiessen also serves as a director of IPSCO Inc. and the Institute for Research on Public Policy, is Chairman of the Board of Governors of the University of Saskatchewan and is Campaign Chairman for the Neuromuscular Research Partnership. Mr. Thiessen is a member of the Management Resources and Compensation Committee.

Michael H. Wilson (Director since 1995)	Michael Wilson is President and Chief Executive Officer of UBS Global Asset Management (Canada) Co. Prior to July 2000, Mr. Wilson was Vice-Chairman and a director of RBC Dominion Securities Ltd. in Toronto. He has been the Federal Minister for Finance, Industry, Science & Technology, and International Trade in the Government of Canada. Mr. Wilson also serves as a director of BP p.l.c. He is Chairman of Neuroscience Canada Foundation and the Canadian Coalition for Good Governance and was Chairman of the Mental Health Implementation Task Force for Toronto and Peel. Mr. Wilson is a member of the Management Resources and Compensation Committee.

Compensation of Executive Officers and Directors of Manulife

      The aggregate cash compensation paid by Manulife and its subsidiaries during the 2002 fiscal year to directors and executive officers of Manulife, a group of 22 persons, for services in all capacities was approximately C$11,792,807. As of the record date, the directors and executive officers of Manulife, a group of 22 persons, held                     options to purchase Manulife common shares.

Certain Executive Officers

					Long Term
	Annual Compensation				Compensation

					Securities under
			Other Annual		Options/SARs	Deferred
Name	Salary	Bonus	Compensation(1)		Granted	Share Units

	(C$)	(C$)	(C$)		(#)	(#)
Dominic D’Alessandro	$1,200,000	$2,400,000	$40,164	(2)	367,404	1,244
Victor S. Apps	543,510	434,808	426,466	(3)	50,000	2,474
John D. DesPrez III(4)	690,976	628,160	36,364	(5)	80,000	9,958 (6)
Donald A. Guloien	440,000	352,000	55,846	(2)	80,000	547
Peter H. Rubenovitch	440,000	396,000	47,655	(2)	80,000	547

(1)	Includes the amount of term life insurance premiums paid by Manufacturers Life for the benefit of the Named Executive Officers.

(2)	Includes amounts spent under the Manufacturers Life’s executive flexible spending account (referred to in this proxy statement/prospectus as the EFSA). All executives resident in Canada are entitled to an annual allowance of between 10 per cent and 12 per cent of the executive’s base salary to be used for a number of personal expenditures including: car payments, club memberships, and mortgage rebates. Also included are amounts received under “Pathways,” Manulife’s employee flexible benefits program.

(3)	As an executive officer not resident in Canada, Mr. Apps does not participate in the EFSA. The amounts shown include annual allowances for housing, car, club memberships, education, home leave and utilities.

(4)	All compensation is paid to Mr. DesPrez in U.S. dollars. Amounts in the table have been converted to Canadian dollars using a rate of exchange of C$1.5704 per U.S.$1.00 for 2002, C$1.54 per U.S.$1.00 for 2001, and C$1.4852 per U.S.$1.00 for 2000.

(5)	As an executive officer not resident in Canada, Mr. DesPrez does not participate in the EFSA. The amounts shown represent the annual car and club membership allowances.

(6)	Includes Manulife’s contributions under the 401(k) Pension Plan made on behalf of Mr. DesPrez.

Directors

				Long Term Compensation
	Annual Compensation
				Securities under	Deferred Share
			Other Annual	Options/SARs	Units	All Other
Name	Honorarium(1)	Bonus	Compensation	Granted	(DSUs)(1)(2)	Compensation

	(C$)	(C$)	(C$)	(#)		(C$)
Arthur R. Sawchuk(3)	$100,000	$—	$—	5,000	$100,000	$—
Kevin E. Benson(4)	—	—	—	3,000	57,450	—
John M. Cassaday(4)	—	—	—	3,000	49,200	—
Lino J. Celeste(3)	29,025	—	—	3,000	29,025	—
Gail C.A. Cook-Bennett(3)	25,200	—	—	3,000	25,200	—
Robert E. Dineen, Jr.(4)	—	—	—	3,000	60,150 (6)	—
Pierre Y. Ducros(4)	—	—	—	3,000	58,400	—
Allister P. Graham(4)	—	—	—	3,000	54,900	—
Thomas E. Kierans(5)	54,600	—	—	3,000	—	—
Lorna R. Marsden(3)	24,450	—	—	3,000	24,450	—
Hugh W. Sloan, Jr.(3)	29,000 (6)	—	—	3,000	29,000 (6)	—
Gordon G. Thiessen(4)	—	—	—	3,000	62,700	—
Michael H. Wilson(4)	—	—	—	3,000	57,600	—
Total	$262,275	$—	$—	41,000	$608,075	$—

(1)	Includes, as applicable, board meeting fees of C$1,500 per meeting, committee meeting fees of C$1,200 per meeting, committee membership fees of C$3,000 per year and committee chair fees of C$5,000 per year.

(2)	Includes DSUs only if awarded in the year 2002.

(3)	Has elected to receive remuneration 50% DSUs and 50% cash.

(4)	Has elected to receive remuneration 100% DSUs.

(5)	Has elected to receive remuneration 100% cash.

(6)	Paid in U.S. dollars.

      For more detailed information on compensation of executive officers and directors of Manulife, see Manulife’s Notice of Annual Meeting and Proxy Circular, which was filed with the SEC on Form 6-K on March 31, 2003, and which is incorporated in this document by reference.

BENEFICIAL OWNERSHIP OF SECURITIES

Beneficial Owners of More Than 5% of Manulife Common Shares

      Based upon filings with the SEC under Section 13(d) and 13(g) of the Exchange Act, Manulife is not aware of any beneficial owners of more than five percent of any class of Manulife’s voting securities.

Security Ownership of Beneficial Owners of Manulife Common Shares

      The following tables set forth information with respect to the beneficial ownership of Manulife common shares, as of October 22, 2003, by:

      (1) each director;

      (2) each executive officer; and

      (3) all directors and executive officers as a group.

      Information contained under the heading “Shares Subject to Options” represents beneficial ownership of Manulife common shares that may be acquired by the exercise of options, which are currently exercisable or exercisable on or before February 25, 2004.

     Executive Officers

	Manulife Common Shares Beneficially Owned

		Shares	Option			Deferred	Restricted	% of
	Shares	Subject to	Exercise	Option Expiry	Total	Share	Share	Beneficial
Name	Outstanding	Options	Price	Date	Number	Units	Units	Ownership

			(C$)			(#)	(#)
Dominic D’Alessandro	281,250	1,379,245	31.60	10/02/2010	2,100,709	182,034.2634	68,614.7353	*
		194,012	41.75	02/12/2011
		183,702	42.46	02/11/2012
		62,500	36.35	02/25/2013
Victor S. Apps	31,565	69,600	31.60	10/02/2010	171,165	82,245.1791	25,236.0258	*
		37,500	41.75	02/12/2011
		25,000	42.46	02/11/2012
		7,500	36.35	02/25/2013
Diane Bean	0	15,000	42.46	02/11/2012	19,750	0	6,561.3667	*
		4,750	36.35	02/25/2013
John D. DesPrez	12,500	79,100	31.60	10/02/2010	218,600	0	41,387.0824	*
		75,000	41.75	02/12/2011
		40,000	42.46	02/11/2012
		12,000	36.35	02/25/2013
H. Bruce Gordon	8,500	39,600	31.60	10/02/2010	110,600	42,630.2445	35,330.4362	*
		30,000	41.75	02/12/2011
		25,000	42.46	02/11/2012
		7,500	36.35	02/25/2013
Donald A. Guloien	64,960	94,900	31.60	10/02/2010	249,360	71,223.7012	41,387.0824	*
		37,500	41.75	02/12/2011
		40,000	42.46	02/11/2012
		12,000	36.35	02/25/2013
John C. Mather	2,000	23,613	42.35	07/03/2011	58,113	0	35,330.4362	*
		25,000	42.46	02/11/2012
		7,500	36.35	02/25/2013

	Manulife Common Shares Beneficially Owned

		Shares	Option			Deferred	Restricted	% of
	Shares	Subject to	Exercise	Option Expiry	Total	Share	Share	Beneficial
Name	Outstanding	Options	Price	Date	Number	Units	Units	Ownership

			(C$)			(#)	(#)
Trevor Matthews	0	75,900	31.60	10/02/2010	156,150	65,193.0813	27,254.9079	*
		41,250	41.75	02/12/2011
		30,000	42.46	02/11/2012
		9,000	36.35	02/25/2013
Peter H. Rubenovitch	25,918	94,900	31.60	10/02/2010	222,318	61,034.0330	41,387.0824	*
		49,500	41.75	02/12/2011
		40,000	42.46	02/11/2012
		12,000	36.35	02/25/2013

Total	426,693	2,880,072			3,306,765	504,350.5025	332,489.1553	*

*	None of the shareholders listed in the above tables beneficially owns more than one percent of the outstanding Manulife common shares, nor will any of these shareholders beneficially own more than one percent of the outstanding Manulife common shares following the merger.

     Directors

	Manulife Common Shares Beneficially Owned

		Shares	Option			% of
	Shares	Subject to	Exercise	Option Expiry	Total	Beneficial
Name	Outstanding	Options	Price	Date	Number	Ownership

			(C$)
Arthur R. Sawchuk	22,000	5,000	43.65	07/02/2012	27,000	*
Kevin E. Benson	5,320	3,000	43.65	07/02/2012	8,320	*
John M. Cassaday	20,000	3,000	43.65	07/02/2012	23,000	*
Lino J. Celeste	6,300	3,000	43.65	07/02/2012	9,300	*
Gail C.A., Cook-Bennett	7,500	3,000	43.65	07/02/2012	10,500	*
Robert E. Dineen, Jr.	14,500	3,000	43.65	07/02/2012	17,500	*
Pierre Y. Ducros	27,800	3,000	43.65	07/02/2012	30,800	*
Allister P. Graham	25,224	3,000	43.65	07/02/2012	28,224	*
Thomas E. Kierans	30,681	3,000	43.65	07/02/2012	33,681	*
Lorna R. Marsden	19,332	3,000	43.65	07/02/2012	22,332	*
Hugh W. Sloan, Jr.	7,210	3,000	43.65	07/02/2012	10,210	*
Gordon G. Thiessen	0	3,000	43.65	07/02/2012	3,000	*
Michael H. Wilson	25,000	3,000	43.65	07/02/2012	28,000	*

Total	210,867	41,000			251,867	*
Total Executive Officers and Directors	637,560	2,921,072			3,558,632	**

*	None of the shareholders listed in the above tables beneficially owns more than one percent of the outstanding Manulife common shares, nor will any of these shareholders beneficially own more than one percent of the outstanding Manulife common shares following the merger.

**	The executive officers and directors as a group beneficially own less than one per cent of the Manulife common shares.

DESCRIPTION OF MANULIFE SHARE CAPITAL

      The following is a summary description of the share capital of Manulife, which does not purport to be complete and is qualified in its entirety by reference to the detailed provisions of the Letters Patent of Incorporation and by-laws of Manulife.

General

      The authorized capital of Manulife consists of an unlimited number of common shares without nominal or par value, an unlimited number of Class A shares without nominal or par value, issuable in series, and an unlimited number of Class B shares without nominal or par value, issuable in series. As of the close of business on December 22, 2003, (i) 462,706,014 Manulife common shares were issued and outstanding, (ii) 36,370,768 Manulife common shares were reserved for issuance upon the exercise or payment of outstanding Manulife stock options, (iii) 500,000 Manulife common shares were reserved for issuance upon the exercise or payment of other outstanding Manulife stock-based awards, (iv) 14,000,000 Class A shares, Series 1 were outstanding, and (v) no other Class A shares and no Class B shares were outstanding.

Common Shares

      Holders of record of Manulife common shares are entitled to receive those dividends as may be declared by Manulife’s board of directors out of monies properly applicable to the payment of dividends. See “Comparison of Stockholder Rights — Dividends” beginning on page 119. Holders of record of Manulife common shares are entitled to receive notice of and to attend all meetings of shareholders of Manulife and are entitled to one vote for each share held of record by them at all shareholder meetings, except for meetings at which only the holders of another class or series of shares of Manulife are entitled to vote separately as a class or series. In the event of the liquidation, dissolution or winding-up of Manulife, whether voluntary or involuntary, or any other distribution of the assets of Manulife among its shareholders for the specific purpose of winding-up its affairs, the holders of record of Manulife common shares are entitled to receive the net assets of Manulife remaining, after the payment of all creditors and liquidation preferences, if any, that pertains to shareholders. The Manulife common shares rank junior to the Class A shares and the Class B shares (referred to in this proxy statement/prospectus collectively as the Manulife preferred shares) with respect to the entitlement to dividends and distribution of assets in the event of liquidation, dissolution or winding-up of Manulife, whether voluntary or involuntary, or any other distribution of the assets of Manulife among its shareholders for the specific purpose of winding up its affairs.

      Manulife dividends have historically been declared on a quarterly basis in Canadian dollars. If and when a dividend is declared, U.S. holders of Manulife common shares will receive dividends in U.S. dollars. The declaration and payment of dividends and the amount thereof is subject to the discretion of the Manulife board of directors, and will be dependent upon the results of operations, financial condition, cash requirements and future prospects of, and regulatory restrictions on the payment of dividends by, Manulife and other factors deemed relevant by the Manulife board of directors. In addition, Manulife’s ability to pay future dividends will depend on the receipt of sufficient funds from its regulated insurance subsidiaries. These subsidiaries are also subject to certain regulatory restrictions under laws in Canada, the United States and certain other countries that may limit their ability to pay dividends or make other upstream distributions. See “Risk Factors — Various regulations restrict Manulife’s ability to pay dividends to its shareholders” beginning on page 28 and “Comparison of Stockholder Rights — Dividends” beginning on page 119.

Preferred Shares

      Manulife’s board of directors is authorized, subject to any limitations prescribed by law, from time to time to issue an unlimited number of Manulife preferred shares in one or more series. Before any Manulife preferred shares of any series are issued, Manulife’s board of directors will fix the number of shares that will form the series and will, subject to any limitations set out in the by-laws of Manulife or in the ICA, determine the designation, rights, privileges, restrictions and conditions to be attached to the Manulife preferred shares of that series. The determination of Manulife’s board of directors is subject to the filing with the Superintendent of the particulars of the series, including the rights, privileges, restrictions and conditions of the series. Each series of a particular class of Manulife preferred shares ranks equally with every other series of that class with respect to dividends and return of capital.

      The Class A shares are entitled to a preference over any other shares ranking junior to the Class A preferred shares with respect to priority in payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding-up of Manulife, whether voluntary or involuntary, or any other distribution of the assets of Manulife among its shareholders for the specific purpose of winding up its affairs,

      The Class B shares rank junior to the Class A shares with respect to priority in payment of dividends and in the distribution of assets in the event of the liquidation, dissolution or winding-up of Manulife, whether voluntary or involuntary, or any other distribution of the assets of Manulife among its shareholders for the specific purpose of winding up its affairs, but the Class B shares are entitled to a preference over any other shares ranking junior to the Class B shares with respect to priority in payment of dividends and in the distribution of assets in the event the liquidation, dissolution or winding-up of Manulife, whether voluntary or involuntary, or any other distribution of the assets of Manulife among its shareholders for the specific purpose of winding up its affairs.

      The Manulife preferred shares rank prior to the Manulife common shares with respect to the entitlement to dividends and distributions of assets in the event of the liquidation, dissolution or winding-up of Manulife, whether voluntary or involuntary, or any other distribution of the assets of Manulife among its shareholders for the specific purpose of winding up its affairs.

      Except as required by law or where the rights, privileges, restrictions and conditions attaching to a series of Manulife preferred shares provide for voting rights for the holders of that series of preferred shares, the holders of Manulife preferred shares are not entitled to receive notice of, to attend at or to vote at any meeting of the shareholders of Manulife.

Specific Provisions Attached to Manulife Class A Preferred Shares, Series 1

      On June 19, 2003, Manulife issued 14,000,000 Class A shares, Series 1. These shares are non-voting and are entitled to non-cumulative preferential cash dividends payable quarterly, if and when declared, at an annual rate of 4.10% per share. With regulatory approval, the Class A shares, Series 1 may be redeemed by Manulife on or after June 19, 2010, in whole or in part, at declining premiums, by either payment of cash or the issuance of Manulife common shares. On or after December 19, 2015, the Class A shares, Series 1 will be convertible at the option of the holder into the required number of Manulife common shares, subject to Manulife’s right prior to the conversion to redeem for cash or find substitute purchasers for those shares.

No Shareholder Rights Plan

      Manulife does not have a shareholder rights plan.

CONSTRAINTS ON OWNERSHIP OF MANULIFE COMMON SHARES

      The ICA contains restrictions on the purchase or other acquisition, issue, transfer and voting of the shares of Manulife. Pursuant to these restrictions, no person is permitted to acquire any shares of Manulife if the acquisition would cause the person to have a “significant interest” in any class of shares of Manulife, unless the prior approval of the Minister of Finance is obtained. In addition, Manulife is not permitted to record any transfer or issue of any shares of Manulife if the transfer or issue would cause the person to have a significant interest in Manulife, unless the prior approval of the Minister of Finance is obtained. No person who has a significant interest in Manulife may exercise any voting rights attached to the shares held by that person, unless that prior approval of the Minister of Finance was obtained. For these purposes, a person has a significant interest in a class of shares of Manulife where the aggregate of any shares of that class beneficially owned by that person, any entity controlled by that person and by any person acting jointly or in concert with that person exceeds 10% of all of the outstanding shares of that class of shares of Manulife. If a person contravenes any of these restrictions, the Minister of Finance may, by order, direct that person to dispose of all or any portion of those shares.

      Under the ICA, the Minister of Finance may approve only the acquisition of a significant interest of up to 30% of the shares of any class of non-voting shares and up to 20% of a class of voting shares, as the case may be, and provided, in each case, that the person acquiring those shares does not have direct or indirect influence over Manulife that, if exercised, would result in that person having control in fact of Manulife. In addition, the ICA prohibits life insurance companies, including Manulife, from recording a transfer or issuing shares of any class to Her Majesty in right of Canada or of a province, an agent of Her Majesty, a foreign government or an agent of a foreign government.

      In addition, under applicable insurance laws and regulations in Michigan and New York, the states of domicile of Manulife’s current U.S. insurance company subsidiaries, no person may acquire control of Manulife without obtaining prior approval of the relevant state’s insurance regulatory authority. After giving effect to the merger, this prior approval will also be required from the insurance regulatory authorities of Massachusetts, Delaware and Vermont, the states of domicile of John Hancock’s principal U.S. insurance company subsidiaries, which will become indirect subsidiaries of Manulife in connection with the merger. Under applicable laws and regulations, any person acquiring, directly or indirectly (by revocable proxy or otherwise), 10% or more of the voting securities of any other person is presumed to have acquired “control” of that person. Thus, any person seeking to acquire 10% or more of the voting securities of Manulife would be required to obtain the prior approval of the insurance regulatory authorities in Delaware, Massachusetts, Michigan, New York and Vermont. Failure to obtain this prior approval could entitle the insurance regulatory authorities to seek injunctive relief, including seeking to enjoin any proposed acquisition, or seeking to seize shares owned by the relevant person, and, should they be successful, these shares may not be entitled to be voted at any meeting of the holders of Manulife common shares.

      The restrictions described above may deter, delay or prevent a future acquisition of control over Manulife, including transactions that could be perceived as advantageous to Manulife’s shareholders.

REGULATORY MATTERS

      Manulife is governed by the ICA. The ICA is administered, and the activities of Manulife are supervised, by OSFI. The ICA requires the filing of annual and other reports on the financial condition of Manulife, provides for periodic examinations of Manulife’s affairs, imposes restrictions on transactions with related parties, and sets forth requirements governing the safekeeping of assets and other matters. OSFI supervises Manulife on a consolidated basis to ensure that OSFI has an overview of Manulife’s activities. This includes the ability to review both insurance and non-insurance activities conducted by subsidiaries of Manulife with supervisory power to bring about corrective action.

      Under the ICA, Manulife must maintain a prudent portfolio of investments and loans, subject to certain overall limitations on the amount it may invest in certain classes of investments, such as commercial loans. Additional restrictions (and in some cases, the need for regulatory approvals) limit the type of investments that Manulife can make in excess of 10% of the voting rights of 25% of the equity of any entity. The ICA also requires a federally incorporated insurance company to maintain adequate capital and liquidity in relation to its operations. OSFI can intervene and assume control of a company if it deems the amount of available capital insufficient. In doing so, OSFI will consider such factors as the company’s operating experience, the mix, quality and concentration of assets, the profile of insurance and the retention limits.

      The Superintendent may also take control of the assets of a company and the assets under its administration in other circumstances, including where (a) the company has failed to pay its liabilities or, in the opinion of the Superintendent, will not be able to pay its liabilities as they become due, (b) the assets of the company are not, in the Superintendent’s opinion, sufficient to give adequate protection to its policyholders and creditors, (c) any asset on the books or records of the company or held under its administration is not, in the opinion of the Superintendent, satisfactorily accounted for, (d) the company fails to comply with an order of the Superintendent to increase its capital, or (e) in the Superintendent’s opinion, any other state of affairs exists in respect of the company that may be materially prejudicial to the interests of the company’s policyholders or creditors or the owners of any assets under the company’s administration.

COMPARISON OF STOCKHOLDER RIGHTS

      The rights of holders of John Hancock common stock are currently governed principally by:

•	the laws of Delaware, particularly the DGCL;

•	John Hancock’s Restated Certificate of Incorporation (referred to in this proxy statement/prospectus as John Hancock’s charter or John Hancock’s certificate of incorporation); and

•	John Hancock’s By-Laws (referred to in this proxy statement/prospectus as John Hancock’s by-laws).

      As a result of the merger, holders of John Hancock common stock who receive Manulife common shares will have the rights and privileges of those shares governed principally by:

•	the ICA;

•	Manulife’s Letters Patent of Incorporation and Order to Commence and Carry on Business (referred to in this proxy statement/prospectus as Manulife’s charter); and

•	Manulife’s General By-Laws No. 1 and No. 2 (referred to in this proxy statement/prospectus as Manulife’s by-laws).

      While the rights and privileges of shareholders of a company incorporated under the ICA such as Manulife are, in many instances, comparable to those of stockholders of a Delaware corporation such as John Hancock, there are material differences. The following is a summary of the material differences between the rights of holders of John Hancock common stock and the rights of holders of Manulife common shares as of the date of this document. These differences arise principally from differences between the DGCL and the ICA and between John Hancock’s charter and by-laws and Manulife’s charter and by-laws.

      This summary does not purport to be complete and is qualified in its entirety by reference to the DGCL and the ICA and the respective charters and by-laws of John Hancock and Manulife.

Classes and Series of Capital Stock

John Hancock

      Under John Hancock’s charter, John Hancock may issue up to 2 billion shares of common stock and 500 million shares of preferred stock. As of the record date,                      shares of John Hancock common stock were outstanding. As of the record date, no shares of John Hancock preferred stock were issued and outstanding.

      John Hancock has adopted a stockholder rights agreement under which each outstanding share of John Hancock common stock is coupled with a stockholder right. Each stockholder right entitles the holder to purchase one one-thousandth of a share of John Hancock Series A Junior Participating Preferred Stock or John Hancock common stock, depending on when the stockholders’ rights are exercised. Each one one-thousandth of a share of John Hancock Series A Junior Participating Preferred Stock would have economic and voting terms equivalent to one share of John Hancock common stock. Until the stockholder right is exercised, the holder of a stockholder right does not have any rights as a stockholder in its capacity as a holder of stockholder rights including the right to receive dividends or to vote at stockholder meetings.

      If any person becomes the beneficial owner of 10% or more of the outstanding shares of John Hancock common stock (referred to in this proxy statement/prospectus as an acquiring person), each holder of a stockholder right will be entitled to exercise the right and receive, instead of John Hancock Series A Junior Participating Preferred Stock, John Hancock common stock (or, in certain circumstances, cash, property or other securities of John Hancock) having a market value equal to two times the exercise price of the stockholder right. All stockholder rights that are beneficially owned by an acquiring person or its transferee will become null and void.

      If at any time after a public announcement or other communication that a person has become an acquiring person (1) John Hancock is acquired in a merger or other business combination, or (2) 50% or more of its assets, cash flow or earning power is sold or transferred, each holder of a stockholder right (except rights which have been voided as set forth above) will have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the exercise price of the stockholder right.

      The purchase price payable, the number of one one-thousandths of a share of John Hancock Series A Junior Participating Preferred Stock or other securities or property issuable upon exercise of stockholder rights and the number of stockholder rights outstanding, are subject to adjustment from time to time to prevent dilution. No adjustment in the purchase price or the number of one one-thousandths of a share of John Hancock Series A Junior Participating Preferred Stock issuable upon exercise of a stockholder right is required until the cumulative adjustment would require an increase or decrease of at least 1 percent in the purchase price at which a right is exercisable.

      At any time prior to the earlier of (1) a person becoming an acquiring person and (2) the termination of the stockholder rights agreement, John Hancock may redeem all stockholder rights at a price of $0.001 per right. At any time after a person has become an acquiring person, John Hancock may exchange the stockholder rights at an exchange ratio of one share of common stock, or one one-thousandth of a share of John Hancock Series A Junior Participating Preferred Stock (or of a share of a class or series of John Hancock preferred stock having equivalent rights, preferences and privileges), per right.

      Prior to execution of the merger agreement, John Hancock amended its stockholder rights agreement to permit execution of the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, without triggering the separation or exercise of the stockholder rights. In addition, pursuant to the amendment, the rights will cease to be exercisable upon consummation of the merger. The John Hancock board of directors adopted that amendment, and the amendment became effective, on September 28, 2003.

Manulife

      Manulife’s charter and by-laws permit Manulife to issue common shares without nominal or par value, Class A shares issuable in one or more series without nominal or par value, and Class B shares issuable in one or more series without nominal or par value. There is no limit on the number of Manulife common shares, Class A shares or Class B shares that Manulife can issue. As of December 22, 2003, 462,706,014 Manulife common shares and 14 million Class A shares, Series 1 were issued and outstanding and no other Manulife preferred shares were issued and outstanding. For a description of the different classes and series of shares Manulife may issue, see “Description of Manulife Share Capital” beginning on page 108.

Annual Meeting of Stockholders

John Hancock

      Under the DGCL, if a corporation does not hold an annual meeting for the election of directors on the date, if any, designated in the corporation’s certificate of incorporation or by-laws, the directors must hold the meeting as soon after that date as may be convenient. If a corporation fails to hold the meeting for a period of thirty days after the designated date, or, if no date is designated, for a period of thirteen months after the last annual meeting or written consent to elect directors in lieu of an annual meeting, the Delaware Court of Chancery may summarily order a meeting to be held upon application of any stockholder or director. The shares of stock represented at a meeting called by the Delaware Court of Chancery either in person or by proxy and entitled to vote at the meeting constitute a quorum for the purposes of the meeting, even if the corporation’s certificate of incorporation or by-laws provide for a different quorum requirement. The DGCL does not permit a stockholder to call an annual meeting other than by application to the Delaware Court of Chancery. John Hancock’s by-laws provide that the date, time and place of the annual meeting are determined by resolution of the board of directors.

Manulife

      Under the ICA, the directors of Manulife must call an annual meeting of shareholders not later than six months after the end of Manulife’s financial year. If an annual meeting is not called at the required time by the directors, it may be called by the holders of not less than 5% of the issued and outstanding shares of Manulife that carry the right to vote at the meeting. The ICA gives holders a similar right to call a special meeting of shareholders, as described under the caption “— Special Meetings of Stockholders” below. If for any reason it is impracticable to call a meeting or to conduct a meeting in the manner in which it is otherwise to be called or as prescribed by Manulife’s by-laws or the ICA, any director or shareholder entitled to vote at that meeting may apply to a court for an order calling the meeting and setting forth the manner to hold and conduct the meeting. The ICA also requires meetings of shareholders to be held in Canada.

Special Meetings of Stockholders

John Hancock

      Under the DGCL, special meetings of stockholders may be called only by the board of directors or other persons authorized by the certificate of incorporation or by-laws. The John Hancock by-laws permit only the following persons to call a special meeting (which meeting may be called at any time):

—	the Chairman of the Board;

—	the Chief Executive Officer (or, in the event of his or her absence or disability, the President); or

—	the Board of Directors.

Manulife

      Under the ICA, special meetings of shareholders may be called at any time by the board of directors. In addition, subject to certain provisions of the ICA, the holders of not less than 5% of the issued and outstanding shares of Manulife that carry the right to vote at the meeting may request that the directors call a meeting of shareholders for any purpose. If the directors do not call a meeting within 21 days after receiving the requisition, any shareholder who signed the requisition requesting the directors to call the meeting may call the meeting.

Quorum of Stockholders

John Hancock

      Under the DGCL, a quorum consists of a majority of the shares entitled to vote present in person or represented by proxy, unless the certificate of incorporation or by-laws provide otherwise. The John Hancock by-laws provide that the presence of one-third of the shares entitled to vote constitutes a quorum.

Manulife

      Under the ICA, a quorum of shareholders is present at a meeting of shareholders if the holders of a majority of the shares who are entitled to vote are represented in person or by proxy at the meeting, unless the by-laws provide otherwise. The Manulife by-laws provide that a quorum at any meeting of shareholders will be two persons present and entitled to vote at the meeting.

Stockholder Action Without A Meeting

John Hancock

      As permitted by the DGCL, the John Hancock certificate of incorporation and the John Hancock by-laws prohibit the John Hancock stockholders from taking any action by written consent. As a result, all actions of John Hancock stockholders are required to be taken at a duly called annual or special meeting.

Manulife

      Under the ICA, shareholder action may be taken without a meeting by written resolution signed by all shareholders who would be entitled to vote on the matter at a meeting except with respect to a meeting called for the purpose of (1) removing a director or the auditor of Manulife or (2) electing or appointing a director or auditor of Manulife following the resignation, removal or expiry of term of office of a director or auditor of Manulife where, in either case, the director or auditor has submitted a written statement giving the reasons why he opposes the proposed action or resolution.

Stockholder Nominations and Proposals

John Hancock

      The John Hancock by-laws contain provisions governing stockholder nominations of persons for election as directors as well as stockholder proposals to be considered at an annual meeting. Under the John Hancock by-laws, for nominations and other proposals to be properly brought before an annual meeting, a stockholder generally must give notice to the Secretary of John Hancock between 90 and 120 days prior to the first anniversary of the preceding year’s annual meeting and at least 45 days prior to the first anniversary of the mailing of proxy materials. The stockholder notice must contain:

—	specified information concerning the nominee or a brief description of the business that the stockholder proposes to bring before a meeting; and

—	the name, address and the class and number of shares owned by the stockholder submitting the proposal.

      Under the John Hancock by-laws, stockholders can also nominate persons for election as directors at a special meeting of stockholders at which directors are to be elected. In order to nominate a person for election as a director at a special meeting, a stockholder must give notice to the Secretary of John Hancock no earlier than 120 days prior to the special meeting and no later than 90 days prior to the special meeting or the tenth day following the first public announcement of the special meeting.

Manulife

      Under the ICA, shareholder proposals may be submitted only at annual meetings of shareholders. A shareholder entitled to vote at an annual meeting of shareholders may submit to Manulife notice of any matter that the shareholder proposes to raise at the meeting provided that the proposal is submitted to Manulife at least 90 days before the anniversary date of Manulife’s previous annual meeting of shareholders. A shareholder proposal may include nominations for the election of directors if the proposal is signed by the holders of not less than 5% of the issued and outstanding shares that carry the right to vote at the meeting to which the proposal is to be presented.

Access to Corporate Records, Financial Statements and Related Matters

John Hancock

      Under the DGCL, any stockholder may for any proper purpose, inspect a corporation’s stock ledger, a list of its stockholders and its other books and records, and may make copies of and extracts from the record. A stockholder may exercise this right only upon written demand under oath. The inspection must occur during regular business hours.

Manulife

      Under the ICA, a company is required to make available to its shareholders and creditors and their personal representatives, specified books and records during usual business hours of the company. These persons may take extracts from these books and records free of charge or have copies made upon payment of a reasonable fee. Any other person may examine, take extracts from, or make copies of, these books and records upon payment of a reasonable fee. The ICA also requires that specified books and records be kept at a company’s head office (which head office is required to be in Canada) or elsewhere in Canada as the directors think fit. Under the ICA, these specified books and records must also be maintained and processed in Canada unless an exemption is obtained from the Superintendent. A Manulife shareholder may also obtain a list of Manulife’s shareholders by paying a reasonable fee and submitting an affidavit certifying that the list will only be used for the purposes set out in the ICA. Also, in the case of a company such as Manulife, creditors and their personal representatives, and any other person, upon payment of a reasonable fee and submitting an affidavit, may require a company to furnish a list of shareholders. In addition, directors of a company are entitled to examine additional records, documents and instruments of the company.

Presentation of Financial Statements

John Hancock

      John Hancock prepares its financial statements that it files with the SEC in accordance with U.S. GAAP.

Manulife

      Under the ICA, Manulife is required to prepare and present to its shareholders the financial statements specified in the ICA in accordance with Canadian GAAP, except as otherwise specified by the Superintendent.

      Manulife is also required to reconcile its financial statements to U.S. GAAP on an annual basis pursuant to SEC rules and regulations.

Charter Amendments

John Hancock

      Under the DGCL, unless its certificate of incorporation otherwise provides, amendments to a corporation’s certificate of incorporation generally require the approval of the holders of a majority of the outstanding stock entitled to vote following approval of the amendment by the board of directors of the corporation. In addition, if an amendment would adversely affect certain rights of holders of a particular class of stock, the approval of a majority of the outstanding stock of that class is required. The John Hancock charter requires a greater stockholder vote for some amendments to its charter. The affirmative vote of the holders of at least 66 2/3% of the outstanding John Hancock stock generally entitled to vote in the election of directors, is required to amend provisions of the John Hancock charter governing:

—	the board of directors and management of John Hancock;

—	liability of John Hancock directors;

—	the prohibition of stockholder action by written consent; and

—	amendments to the John Hancock charter.

Manulife

      Under the ICA, any amendment to a company’s letters patent of incorporation requires approval by special resolution. This resolution must be passed by a vote of not less than two-thirds of the votes cast by shareholders who voted in respect of the resolution. Any amendment to a company’s letters patent of incorporation also requires the approval of the Minister of Finance.

By-Law Amendments

John Hancock

      Under the DGCL, the power to adopt, amend or repeal by-laws is vested in the voting stockholders, although a corporation’s certificate of incorporation may also confer this power upon the board of directors to be shared with the stockholders. The John Hancock charter and by-laws provide that a vote of the holders of at least 66 2/3% of the outstanding John Hancock stock entitled to vote generally in the election of directors is required to amend the by-laws. The John Hancock charter expressly grants the John Hancock board of directors the power to adopt, amend and repeal the John Hancock by-laws by resolution adopted by a majority of the John Hancock board of directors.

Manulife

      The Manulife board of directors may, by resolution, make, amend or repeal any by-laws that regulate the business or affairs of Manulife. Certain changes of a substantial nature to the Manulife by-laws must be approved by special resolution of the shareholders. This resolution must be passed by a vote of not less than two-thirds of the votes cast by shareholders who voted in respect of the resolution. Certain changes entitle the holders of each class of shares (and each series of a class, if the shares of that series are affected differently by the amendment from other shares of that class) to vote separately as a class or series, with each share carrying the right to vote whether or not it otherwise carries the right to vote. Substantial by-law changes requiring approval by special resolution include creating new classes of shares, changing the designation or attributes of any class or series of shares, dividing any class of shares into series, changing the number of directors (including the maximum or minimum number of directors), changing the place in Canada where Manulife’s head office is situated or changing the name of the company. The Superintendent must also approve any change in the name of the company. Non-substantial changes to the Manulife by-laws must be approved by an ordinary resolution of the shareholders, being a majority of votes cast by shareholders who voted in respect of the resolution.

      The directors are required to submit a by-law, or an amendment or a repeal of a by-law, to the shareholders at the next meeting of shareholders of Manulife. At this meeting, the shareholders may by special resolution or ordinary resolution, depending on the nature of the changes to the Manulife by-laws, confirm, reject or amend the by-law, amendment or repeal. A by-law required to be approved by a special resolution, or an amendment or repeal of such a by-law, is not effective until it is confirmed, confirmed as amended or rejected by the shareholders of Manulife. A by-law required to be approved by an ordinary resolution, or an amendment or repeal of such a by-law, is effective from the date of the resolution of the directors until it is confirmed, confirmed as amended or rejected by the shareholders of Manulife or until it ceases to be effective. A shareholder entitled to vote at an annual meeting of shareholders of Manulife may make a proposal to make, amend or repeal a by-law. The Manulife by-laws provide that a vote of at least two-thirds of the votes cast at a meeting of the holders of Manulife common shares is required to amend the rights regarding the Manulife common shares.

Vote on Sale or Lease of Assets

John Hancock

      Under the DGCL, the John Hancock board may, if authorized by a resolution adopted by the holders of a majority of the outstanding shares of John Hancock stock entitled to vote, sell, lease or exchange all or substantially all of its property and assets. However, the DGCL may require a super-majority vote for any of those transactions if an interested stockholder is involved. See “— Anti-Takeover and Ownership Provisions” beginning on page 125.

Manulife

      Under the ICA, the sale of all or substantially all the assets of Manulife requires the approval of the shareholders by special resolution. This resolution must be passed by a vote of not less than two-thirds of the votes cast by shareholders who voted in respect of the resolution, each share carrying the right to vote whether or not it otherwise carries the right to vote. The holders of each class or series of shares which is affected differently by the transaction from the shares of any other class or series are entitled to vote separately as a class or series. The Minister of Finance must also approve the sale of all or substantially all the assets of Manulife.

Vote on Extraordinary Corporate Transactions

John Hancock

      Under the DGCL, mergers or consolidations require the approval of the holders of at least a majority of the outstanding stock of the corporation entitled to vote on the transaction unless a greater percentage is required by its certificate of incorporation. However, unless required by its certificate of incorporation, approval is not required by the holders of a corporation surviving a merger if:

—	the merger will not result in the issuance of shares representing more than 20% of its common stock outstanding immediately prior to the merger;

—	each share of its stock outstanding prior to the merger will be an identical share of stock following the merger; and

—	the merger agreement does not amend in any respect its certificate of incorporation.

      Stockholder approval is not required for either the acquired or, in most cases, the acquiring corporation in a merger if the corporation surviving the merger is at least the 90% parent of the acquired corporation. If the 90% parent is not the surviving corporation, however, the otherwise required vote of at least a majority of the parent’s outstanding stock entitled to vote is required to approve the merger. No vote of the holders of the subsidiary’s outstanding stock is required in these circumstances. In addition, unless required by its certificate of incorporation, approval of the holders of a corporation will not be required to approve a holding company reorganization of the corporation pursuant to the merger of that corporation with or into a single direct or indirect wholly-owned subsidiary of that corporation, if the merger complies with certain provisions of the DGCL applicable to “holding company” mergers.

      However, mergers or consolidations with interested stockholders may require a super-majority stockholder vote. See “— Anti-Takeover and Ownership Provisions” beginning on page 125.

Manulife

      Under the ICA, certain extraordinary corporate actions require authorization by special resolution of the shareholders. This resolution must be passed by a vote of not less than two-thirds of the votes cast by shareholders who voted in respect of the resolution. These extraordinary corporate actions include amalgamations (other than an amalgamation between a company and a wholly-owned subsidiary of that company), continuances, sales of all or substantially all the assets of a company, amendments to the letters patent of incorporation, liquidations and dissolutions. In certain of these extraordinary corporate actions, each share carries the right to vote on the relevant resolution whether or not it otherwise carries the right to vote. In addition, certain extraordinary corporate actions entitle the holders of each class of shares (and each series of a class, if the shares of that series are affected differently by the action from other shares of that class) to vote separately as a class or series on the relevant resolution.

Preemptive Rights

John Hancock

      The DGCL provides that security holders of a corporation incorporated after July 3, 1967 only have preemptive rights if these rights are specifically provided in the corporation’s certificate of incorporation. The John Hancock certificate of incorporation does not provide for preemptive rights.

Manulife

      The ICA provides that shareholders may have a preemptive right if this right is specifically provided in the company’s by-laws. The Manulife by-laws do not provide for preemptive rights.

Dividends

John Hancock

      Under the DGCL, subject to any restriction contained in a corporation’s certificate of incorporation, the board of directors may declare, and the corporation may pay, dividends upon the shares of its capital stock either:

—	out of “surplus”; or

—	if there is no surplus, out of the net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, unless net assets are less than the capital represented by all outstanding preferred stock.

      “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation cannot be less than the aggregate par value of all issued shares of capital stock. Net assets equals total assets minus total liabilities. The John Hancock charter does not alter these provisions of the DGCL. See “— Risk Factors — Various regulations restrict Manulife’s ability to pay dividends to its shareholders” beginning on page 28.

Manulife

      Under the ICA, Manulife may declare or pay a dividend unless there are reasonable grounds for believing that Manulife is, or the payment would cause Manulife to be, in contravention of any regulation made under the ICA regarding the maintenance by life insurance companies of adequate capital and adequate and appropriate forms of liquidity, or any direction to Manulife made by the Superintendent pursuant to subsection 515(3) of the ICA regarding its capital or liquidity. As of the date of this proxy statement/prospectus, the foregoing limitation would not restrict a payment of quarterly dividends on the Manulife common shares and no direction of the Superintendent has been made to Manulife. In addition, Manulife must provide at least 10 days’ prior notice to the Superintendent before paying any dividends and, in certain limited circumstances, obtain the approval of the Superintendent prior to the declaration or payment of a dividend. See “Risk Factors — Various regulations restrict Manulife’s ability to pay dividends to its shareholders” beginning on page 28.

Appraisal and Dissent Rights

John Hancock

      Stockholders of a Delaware corporation who dissent from a merger or consolidation of the corporation are entitled to appraisal rights in certain circumstances. Appraisal rights entitle the holder to receive in cash the fair value of his or her shares as appraised by the Delaware Chancery Court. However, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon the merger or consolidation, or on the record date with respect to action by written consent, are either:

—	listed on a national securities exchange or designated as a Nasdaq National Market security; or

—	held of record by more than 2,000 stockholders.

      Those stockholders, however, will have appraisal rights if the merger agreement requires that they receive for their shares of stock anything other than:

—	stock of the surviving corporation;

—	stock of another corporation which is either listed on a national securities exchange or designated as a Nasdaq National Market security or held of record by more than 2,000 stockholders;

—	cash in lieu of fractional shares; or

—	some combination of the above.

      The John Hancock certificate of incorporation and the John Hancock by-laws do not contain any additional provisions relating to dissenters’ rights of appraisal.

Manulife

      Neither the ICA nor the Manulife by-laws include provisions concerning appraisal or dissent rights.

Stock Repurchases

John Hancock

      Under the DGCL, a corporation may not purchase or redeem its shares of capital stock when the capital of the corporation is impaired or if the purchase or redemption would cause any impairment of the capital of the corporation, provided that a corporation may purchase or redeem out of capital any of its own preferred shares (or any of its own shares if no preferred shares are outstanding) if the shares will be retired upon acquisition, the capital of the corporation will be reduced and the remaining assets of the corporation will be at least equal to its debts.

Manulife

      Under the ICA, Manulife may, with the prior consent of the Superintendent, redeem or purchase its shares unless there are reasonable grounds for believing that Manulife is, or the redemption or purchase would cause Manulife to be, in contravention of any regulation made under the ICA regarding the maintenance by life insurance companies of adequate capital and adequate and appropriate forms of liquidity, or any direction to Manulife made by the Superintendent pursuant to subsection 515(3) of the ICA regarding its capital or liquidity. No direction of the Superintendent has been made to date.

Number and Qualification of Directors

John Hancock

      The DGCL provides that the minimum number of directors is one. The number of directors is fixed by or in the manner provided in the by-laws, unless the certificate of incorporation fixes the number of directors. If the certificate of incorporation fixes the number of directors, a change in the number may only be made by amendment to the certificate of incorporation.

      The John Hancock by-laws provide that John Hancock must have at least three directors, but that the exact number of directors is to be fixed by the majority of the John Hancock board then in office. The John Hancock certificate of incorporation and the John Hancock by-laws establish a classified board, with each class being as nearly equal in number as possible. There are three staggered classes of directors with each class serving a three-year term.

Manulife

      Under the ICA, the Manulife board must have not fewer than seven members. The ICA requires that no more than two-thirds of the directors may be affiliated with Manulife, as specified by the ICA, and no more than 15% of the directors may be employees of Manulife or a subsidiary of Manulife, except that up to four of these persons may be directors if they constitute not more than 50% of the directors. Under the Manulife by-laws, the minimum number of directors is seven and the maximum number of directors is thirty. The Manulife by-laws provide that the number of directors to be elected at any annual meeting of shareholders of Manulife will be fixed by the Manulife board of directors before the meeting. Under the

ICA, at least two-thirds of the directors of Manulife must be resident Canadians and, except in limited circumstances, directors may not transact business at a meeting of directors or a committee of directors at which a majority of the directors present are not resident Canadians. The ICA also requires the directors of a company to appoint from their members a chief executive officer who must be ordinarily resident in Canada.

      The Manulife by-laws were amended in early 2003 to provide that, beginning with the Manulife annual meeting in 2004, the entire Manulife board of directors will stand for re-election and all directors will hold office only until each succeeding annual meeting of shareholders.

Filling Vacancies on the Board of Directors

John Hancock

      The DGCL provides that vacancies in the board of directors and newly created directorships may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, unless otherwise provided in the certificate of incorporation or by-laws. If the certificate of incorporation directs that a particular class of stock is to elect one or more directors, however, vacancies or newly created directorships of that class may be filled only by a majority of the directors elected by that class then in office, or by a sole remaining director elected by that class. If, at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the entire board, the Delaware Court of Chancery may, upon application of stockholders holding at least 10% of the outstanding shares having the right to vote for these directors, order an election to be held to fill any vacancy or newly created directorship or to replace the directors chosen by the directors then in office. The John Hancock by-laws provide that vacancies and newly created directorships may be filled by a majority of the remaining directors then in office, even though less than a quorum, subject to the right of stockholders to fill a vacancy that has arisen as a result of the removal of the director for cause pursuant to a stockholder vote. See “— Removal of Directors” below. A director elected to fill a vacancy will hold office for the unexpired term of that director’s predecessor. A director elected to fill a newly created directorship will hold office for the remainder of the term of the class to which the director is elected.

Manulife

      Under the ICA, a quorum of directors may appoint one or more directors to fill a vacancy among the directors and any director so appointed will hold office for the unexpired term of the director’s predecessor in office. Under the Manulife by-laws, the directors of Manulife may also appoint one or more additional directors who will hold office for a term expiring not later than the close of the next annual meeting of shareholders. The total number of additional directors appointed by the directors may not exceed one-third of the number of directors elected at the previous annual meeting of shareholders.

Removal of Directors

John Hancock

      Under the DGCL, directors generally may be removed, with or without cause, by a majority of the stockholders entitled to vote at an election of directors. However, unless the certificate of incorporation otherwise provides, if the board of directors is classified, stockholders are only able to remove directors for cause.

      The certificate of incorporation of John Hancock permits the holders of a majority of the combined voting power of the then outstanding stock of John Hancock entitled to vote generally in the election of directors to remove a director for cause only. Upon removal of a director for cause, the stockholders are also authorized to elect a new director to fill the vacancy created thereby.

Manulife

      Under the ICA, the shareholders of Manulife may by ordinary resolution at a special meeting remove any director or directors from office. This resolution must be passed by a vote of not less than a majority of the votes cast by shareholders who voted in respect of the resolution.

Transactions with Directors and Officers

John Hancock

      Under the DGCL, no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other entity of which one or more of its directors or officers are directors or officers, or in which one or more of its directors or officers have a financial interest, is void or voidable solely because of that relationship or because that director or officer participates in the authorization of the contract or transaction, if:

—	the material facts regarding the director’s or officer’s relationship or interest with respect to the contract or transaction are disclosed to or known by the board of directors and a majority of the disinterested directors authorize the contract or transaction in good faith, even though the disinterested directors are less than a quorum;

—	the material facts regarding the director’s or officer’s relationship or interest and the contract or transaction are disclosed to or known by the stockholders entitled to vote on the contract or transaction and the contract or transaction is specifically approved in good faith by the stockholders; or

—	the contract or transaction is fair to the corporation as of the time it is authorized, approved or ratified by the board of directors or the stockholders.

Manulife

      Under the ICA, no material contract between Manulife and one or more of its directors or officers or between Manulife and another entity of which a director or officer of Manulife is a director or officer or in which one or more of its directors or officers has a material interest, is void or voidable as a result of that relationship or because that director is present at or is counted to determine the presence of a quorum at a meeting of directors or a committee of directors that authorized the material contract if:

—	the director or officer disclosed his interest;

—	the contract was approved by the directors or shareholders; and

—	the contract was reasonable and fair to Manulife at the time the contract was approved.

      Under the ICA, all transactions between Manulife and its directors and senior officers must, except in specified limited circumstances, be at least as favorable to Manulife as market terms and conditions. The ICA also contains additional restrictions on transactions between Manulife and its directors and senior officers.

Director and Officer Liability and Indemnification

John Hancock

      The DGCL allows a Delaware corporation to include a provision in its certificate of incorporation limiting or eliminating the liability of directors to the corporation or its stockholders for monetary damages for a breach of their fiduciary duty as directors, except for:

—	breaches of duty of loyalty;

—	acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

—	the payment of unlawful dividends, stock repurchases or redemptions; or

—	any transaction in which the director received an improper personal benefit.

      The John Hancock charter provides that, to the fullest extent permitted by law, a director will not be personally liable to the corporation or its stockholders for monetary damages for breach of his or her fiduciary duties. It further provides that no amendment or repeal of the provision relating to limitation on director liability will adversely affect any right or protection of any directors existing prior to the amendment or repeal.

      Delaware corporations may also indemnify directors, officers, employees and agents. Under the DGCL, a corporation may indemnify a director, officer, employee or agent for fines, judgments or settlements, as well as expenses, in the context of third-party civil actions, so long as that person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interest of the corporation. In a criminal action, a corporation may provide indemnification if that person, in addition, had no reasonable cause to believe the conduct was unlawful. In the context of derivative actions or other actions by or in right of the corporation, the corporation may provide indemnification for expenses only, except that if an officer, director, employee or agent is adjudged liable to the corporation, payment of expenses is not allowable unless a court deems the award of expenses appropriate. The foregoing determinations regarding indemnification are to be made, unless otherwise ordered by a court, by the majority vote of disinterested directors, even if less than a quorum, or a committee of the disinterested directors or, if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel or by the stockholders. The DGCL mandates indemnification for expenses incurred by an officer or director in connection with a successful defense, on the merits or otherwise, of a proceeding against that person for actions in his or her capacity as an officer or director of the corporation. A corporation may advance defense expenses; however, a director or officer to whom such expenses are advanced must undertake to reimburse the corporation for those expenses if it is ultimately determined that the person is not entitled to indemnification. The John Hancock by-laws provide that, under certain circumstances, John Hancock will indemnify each person who is or was a director or officer of John Hancock or who has agreed to serve at the request of the John Hancock board of directors or an officer of John Hancock as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

      The DGCL expressly authorizes Delaware corporations to purchase and maintain insurance against liability for its directors and officers. The insurance may be purchased for any officer, director, employee or agent, even if that individual may otherwise be indemnified by the corporation.

Manulife

      Under the ICA, a company may not, by contract, resolution or by-law, limit the liability of its directors for breaches of their fiduciary duties. However, the company may indemnify a director or officer, a former director or officer or a person who acts or acted at the company’s request as a director or officer of an entity of which the company is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her because of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the company or the entity, if:

(1)	that person acted honestly and in good faith with a view to the best interests of the company; and

(2)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, that person had reasonable grounds for believing that his or her impugned conduct was lawful.

      These individuals are entitled to indemnity from the company if the person was substantially successful on the merits of his or her defense of the action or proceeding and fulfilled the conditions set out in (1) and (2) above. A company may, with the approval of a court, also indemnify that person regarding an action by or on behalf of the company or entity to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or officer of the company or entity, if he or she fulfills the conditions set out in (1) and (2) above.

      Pursuant to the Manulife by-laws, the directors have by resolution provided that Manulife will have no obligation to indemnify any person for:

—	any acts committed with actual dishonest, fraudulent, criminal or malicious intent;

—	any act of gross negligence or willful neglect;

—	any claims relating to liabilities of other persons assumed by any person entitled to indemnification;

—	any claims relating to enterprises owned, operated, managed or controlled by any person entitled to indemnification;

—	any claims relating to pension plans sponsored by any person entitled to indemnification;

—	bodily injury, sickness or disease of any person;

—	injury to or destruction of any tangible property; and

—	any actions which were in breach of compliance with Manulife policy.

Derivative Action

John Hancock

      A stockholder may bring a derivative action in Delaware on behalf of the corporation. The DGCL requires a stockholder to state in the complaint that he or she was a stockholder of the corporation at the time of the transaction of which he or she complains. To bring a derivative action, a stockholder must make a demand on the corporation that it bring suit and the demand has been refused, unless the stockholder can show that the demand would have been futile.

Manulife

      Under the ICA, a person may apply to the applicable court for leave to bring an action in the name of and on behalf of a company or any subsidiary, or to intervene in an existing action to which the company or a subsidiary is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the company or the subsidiary. Under the ICA, no action may be brought and no intervention in an action may be made unless the court is satisfied that:

—	the complainant has given reasonable notice to the directors of the company or its subsidiary of the person’s intention to apply to the court if the directors of the company or its subsidiary do not bring, diligently prosecute or defend or discontinue the action;

—	the person is acting in good faith; and

—	it appears to be in the interests of the company or its subsidiary that the action be brought, prosecuted, defended or discontinued.

      Under the ICA, the court in a derivative action may make any order it thinks fit, except that the court may not make any order in relation to any matter that would require the approval of the Minister of Finance or the Superintendent under the ICA. Additionally, under the ICA a court may order a company or its subsidiary to pay reasonable legal fees incurred by the person in connection with the action.

Anti-Takeover and Ownership Provisions

John Hancock

      Section 203 of the DGCL restricts the ability of an “interested stockholder” of a corporation to merge with or enter into other business combinations with the corporation for a period of three years after becoming an “interested stockholder.” A person is generally deemed to be an “interested stockholder” upon acquiring 15% or more of the outstanding voting stock of the corporation.

      However, Section 203 does not apply if:

—	before the date the person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

—	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers and certain employee stock plans; or

—	the business combination is approved by the corporation’s board of directors and the holders of two-thirds of the corporation’s voting stock, excluding shares owned by the interested stockholder.

      Section 203 applies to a Delaware corporation if its stock is (1) listed on a national securities exchange, (2) authorized for quotation on The Nasdaq Stock Market or (3) held of record by more than 2,000 stockholders. However, Section 203 does not apply, if, among other things:

—	the corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by Section 203;

—	the corporation, by action of its board of directors, adopted within ninety days following the enactment of Section 203 an amendment to its by-laws expressly electing not to be governed by the statute;

—	the corporation, by action of a majority of its stockholders, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by the statute; or

—	the stockholder becomes an interested stockholder inadvertently and divests itself of sufficient shares so that the stockholder ceases to be an interested stockholder. This exception applies only if the stockholder would not have been an interested stockholder, but for the inadvertent acquisition, at any time within the three-year period immediately prior to a business combination between the corporation and the stockholder.

      None of these exceptions is applicable to John Hancock.

Manulife

      The ICA does not contain a comparable provision to Section 203 with respect to business combinations. However, rules and policies of certain Canadian securities regulatory authorities, including Rule 61-501 of the Ontario Securities Commission and Policy Statement Q-27 of the Commission des valeurs mobilières du Québec, contain requirements in connection with “related party transactions.” A related party transaction means, generally, any transaction by which an issuer directly or indirectly:

—	acquires, sells, leases or transfers an asset;

—	acquires or issues treasury securities;

—	assumes or transfers a liability; or

—	borrows money from or lends money to;

from or to, as the case may be, a related party by any means in any one or any combination of transactions.

      “Related party” is defined in Rule 61-501 and Policy Statement Q-27 and includes directors, senior officers and holders of more than 10% of the voting securities of the issuer or holders of a sufficient number of any securities of the issuer to materially affect control of the issuer.

      Rule 61-501 and Policy Statement Q-27 require, subject to certain exceptions:

—	more detailed disclosure in the proxy material sent to security holders in connection with a related party transaction;

—	the preparation of a formal valuation of the subject matter of the related party transaction and any non-cash consideration offered for the subject matter; and

—	the inclusion of a summary of the valuation in the proxy material.

      Rule 61-501 and Policy Statement Q-27 also require, subject to certain exceptions, that an issuer not engage in a related party transaction unless the shareholders of the issuer, other than the related parties, approve the transaction by a simple majority of the votes cast.

      The ICA also contains restrictions on the purchase or other acquisition, issue, transfer and voting of Manulife shares. See “Constraints on Ownership of Manulife Common Shares” beginning on page 110.

Voluntary Dissolution

John Hancock

      Under the DGCL, the dissolution of a corporation without action by the board of directors requires the written consent of stockholders holding 100% of the total voting power of the corporation. However, if the dissolution is approved by the board of directors, it need only then be approved by the holders of a majority of the outstanding stock of the corporation entitled to vote on the dissolution.

Manulife

      Under the ICA, the directors may propose, or a shareholder who is entitled to vote at an annual meeting of shareholders of Manulife may make a proposal in accordance with the shareholder proposal requirements of the ICA for, the voluntary liquidation and dissolution of Manulife. A voluntary dissolution of Manulife would require approval by special resolution of the holders of each class of shares of Manulife, whether or not they are otherwise entitled to vote. A special resolution is a resolution passed at a meeting by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution. Any voluntary dissolution would also require the approval of the Minister of Finance.

EXPERTS

      The consolidated financial statements of Manulife and its subsidiaries at December 31, 2002 and 2001 and for the years then ended included in Manulife’s Form 40-F, as amended by its Form 40-F/A, for the year ended December 31, 2002 filed with the SEC, which is incorporated by reference in this proxy statement/ prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing therein, and are included in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.

      The consolidated financial statements of John Hancock at December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 included in John Hancock’s Annual Report (Form 10-K) for the year ended December 31, 2002 filed with the SEC, which is incorporated by reference in this proxy statement/prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing therein, and are included in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

      The legality of the Manulife common shares offered hereby will be passed upon for Manulife by Torys LLP, Canadian counsel to Manulife. Torys LLP will also deliver an opinion concerning the Canadian federal income tax consequences of the merger. Simpson Thacher & Bartlett LLP, U.S. counsel to Manulife, and Sullivan & Cromwell LLP, U.S. counsel to John Hancock, will each deliver an opinion concerning the U.S. federal income tax consequences of the merger.

STOCKHOLDER PROPOSALS

      If the merger is consummated as expected, John Hancock will not hold an annual meeting of its stockholders in 2004. If John Hancock’s 2004 annual meeting is to be held, in order to be considered for inclusion in John Hancock’s proxy statement for the meeting, stockholder proposals must have been received at John Hancock’s principal executive offices at John Hancock Place, 200 Clarendon Street, Boston, Massachusetts 02117, by November 28, 2003 and otherwise comply with the requirements of Rule 14a-8 under the Exchange Act. In addition, for business to be properly brought before John Hancock’s 2004 annual meeting of stockholders (other than stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act), stockholders must give notice of the proposed business to the Secretary of John Hancock at John Hancock’s principal executive offices not less than 90 days nor more than 120 days prior to the date of the first anniversary date of the previous year’s annual meeting. If the date of John Hancock’s annual meeting is advanced or delayed by more than 30 days, stockholders must give notice of the proposed business to the Secretary of John Hancock at John Hancock’s principal executive offices not earlier than 120 days prior to the annual meeting and not later than the close of business on the later of the ninetieth day prior to the annual meeting or the tenth day following the first public announcement of the date of the annual meeting. Such notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder, the stockholder’s name and address and the class and the number of shares of John Hancock which are owned beneficially and of record by such stockholder.

      Any Manulife shareholder who intends to submit a proposal for inclusion in the management proxy material for the 2004 annual meeting of Manulife must submit the proposal to the Corporate Secretary of Manulife by January 26, 2004 at 200 Bloor Street East, North Tower 10, Toronto, Ontario M4W 1E5, Canada, with a copy to the Vice President, Investor Relations of Manulife, 200 Bloor Street East, North Tower 7, Toronto, Ontario M4W 1E5, Canada.

WHERE YOU CAN FIND MORE INFORMATION

      John Hancock files reports, proxy statements and other information with the SEC as required under the Exchange Act. Manulife is a “foreign private issuer” and, under the rules adopted under the Exchange Act, is exempt from some of the requirements of that Act, including the proxy and information provisions of Section 14 of the Exchange Act and the reporting and liability provisions applicable to officers, directors and significant shareholders under Section 16 of the Exchange Act.

      You may read and copy any reports, statements or other information filed by Manulife or John Hancock at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You can also inspect reports, proxy statements and other information about Manulife and John Hancock at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

      The SEC maintains a website that contains reports, proxy statements and other information, including those filed by Manulife and John Hancock, at http://www.sec.gov. You may also access the SEC filings and obtain other information about Manulife and John Hancock through the websites maintained by Manulife and John Hancock, which are http://www.manulife.com and http://www.johnhancock.com, respectively. The information contained in those websites is not incorporated by reference into this proxy statement/ prospectus.

      Manulife files reports, statements and other information with the Canadian provincial securities administrators, which are available at various of the Canadian provincial securities administrators’ public reference rooms. Manulife filings are also electronically available to the public from the Canadian System for Electronic Document Analysis and Retrieval, the Canadian equivalent of the SEC’s EDGAR system, at http://www.sedar.com.

      After the merger, Manulife will furnish to you the same periodic reports that it currently furnishes to Manulife shareholders, including audited annual consolidated financial statements and unaudited quarterly consolidated financial statements, unless you notify Manulife of your desire not to receive these reports, as well as proxy statements and related materials for annual and special meetings of shareholders. In addition, you will be able to request Manulife’s Form 40-F, as amended by its Form 40-F/A.

      Manulife filed a registration statement on Form F-4 to register with the SEC the Manulife common shares to be issued to holders of John Hancock common stock in the merger. This document is a part of that registration statement and constitutes the prospectus of Manulife in addition to being a proxy statement for the John Hancock stockholders.

      As allowed by SEC rules, this proxy statement/ prospectus does not contain all the information you can find in the registration statement on Form F-4 filed by Manulife to register the common shares to be issued in the merger and the exhibits to the registration statement. The SEC allows Manulife and John Hancock to “incorporate by reference” information into this proxy statement/ prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/ prospectus, except for any information superseded by information in this proxy statement/ prospectus. This proxy statement/ prospectus incorporates by reference the documents set forth below that Manulife and John Hancock have previously filed with the SEC. These documents contain important information about the companies and their financial condition.

MANULIFE FILINGS WITH THE SEC	PERIOD AND/OR FILING DATE

Annual Report on Form 40-F	Year ended December 31, 2002, as filed March 31, 2003 and May 5, 2003, respectively
Report of Foreign Issuer on Form 6-K	Filed February 4, 2003, March 3, 2003, March 31, 2003, April 24, 2003, May 14, 2003, June 12, 2003, July 24, 2003, August 14, 2003, September 30, 2003, October 28, 2003, November 5, 2003, November 24, 2003 and December 15, 2003

JOHN HANCOCK FILINGS WITH THE SEC	PERIOD AND/OR FILING DATE

Annual Report on Form 10-K	Year ended December 31, 2002, as filed March 20, 2003
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2003, as filed May 14, 2003 and amended on Form 10-Q/A on June 20, 2003, quarter ended June 30, 2003, as filed August 8, 2003, and quarter ended September 30, 2003 as filed November 10, 2003
Current Reports on Form 8-K	Filed January 9, 2003, February 7, 2003, March 13, 2003, March 17, 2003, March 21, 2003, April 30, 2003, May 2, 2003, August 1, 2003, October 1, 2003 and October 31, 2003

      All documents filed by Manulife and John Hancock pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the date of the special meeting will also be deemed to be incorporated herein by reference.

      In addition, the description of Manulife common shares contained in Manulife’s registration statements under Section 12 of the Exchange Act is incorporated by reference, and the description of John Hancock common stock contained in John Hancock’s registration statements under Section 12 of the Exchange Act is incorporated by reference.

      You may also obtain copies of any document incorporated in this proxy statement/ prospectus, without charge, by requesting them in writing or by telephone from the appropriate company at the following addresses:

Manulife Financial Corporation	John Hancock Financial Services, Inc.
200 Bloor Street East, North Tower 11	Investor Relations, John Hancock Place
Toronto, Ontario M4W 1E5 Canada	Boston, Massachusetts 02117
Telephone: (800) 795-9767	Telephone: (617) 572-0620

      Neither Manulife nor John Hancock has authorized anyone to give any information or make any representation about the merger that is different from, or in addition to, that contained in this proxy statement/ prospectus or in any of the materials that are incorporated by reference into this proxy statement/ prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/ prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/ prospectus does not extend to you. The information contained in this proxy statement/ prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

dated as of
September 28, 2003
by and among
MANULIFE FINANCIAL CORPORATION,
JOHN HANCOCK FINANCIAL SERVICES, INC.
and
JUPITER MERGER CORPORATION

A-i

A-ii

A-iii

Page

SECTION 9.4	Counterparts	A-62
SECTION 9.5	Entire Agreement; No Third Party Beneficiaries	A-62
SECTION 9.6	Governing Law; Jurisdiction	A-63
SECTION 9.7	Severability	A-63
SECTION 9.8	Assignment	A-63
SECTION 9.9	Enforcement	A-63
SECTION 9.10	WAIVER OF JURY TRIAL	A-64
Exhibits	Form of Amended and Restated Certificate of Incorporation of
Exhibit A:	the Company
Exhibit B:	Form of Affiliate Letter

A-iv

INDEX OF DEFINED TERMS

Defined Term	Section

Acquisition Proposal	6.4(a)
Action	3.13(a)
Agreement	Recitals
Benefits Continuation Period	6.16(a)
BHC Act	3.10
Burdensome Condition	6.3(e)
business day	9.3(a)
Canadian Antitrust Approvals	3.3(c)
Canadian GAAP	4.4(b)
Canadian Insurance Approvals	3.3(c)
Canadian Pension Plans	4.16(a)
Certificate of Merger	1.1
Certificates	2.2(a)
Change in Company Recommendation	6.1(b)
Closing	1.2
Closing Date	1.2
Code	Recitals
Company	Recitals
Company Actuarial Reports	3.7(b)
Company Advisory Client	3.12(a)
Company Advisory Contract	3.12(a)
Company Advisory Entities	3.12(a)
Company Annual Report	3.4(c)
Company Bank	3.3(c)
Company Bank Subsidiaries	3.10
Company Board Approval	3.28
Company Broker-Dealer Subsidiaries	3.11(a)
Company Common Stock	2.1(a)
Company Contracts	3.15
Company Director	6.14(b)
Company Disclosure Schedule	Article III
Company DSU	2.5(b)
Company Financial Advisor	3.26
Company Fund Client	3.12(a)
Company HIPAA/ Privacy Remediation Plan	3.7(c)
Company Insurance Approvals	3.3(c)
Company Insurance Contracts	3.7(a)
Company Insurance Entities	3.5
Company Investments	3.22(a)
Company Option	2.5(a)
Company Permits	3.6(a)
Company Plans	3.16(a)

A-v

Defined Term	Section

Company Preferred Stock	3.2(a)
Company Rights	3.2(a)
Company Rights Agreement	3.2(a)
Company Recommendation	6.1(b)
Company SAP Statements	3.5
Company SEC Documents	3.4(a)
Company Separate Account	3.9(a)
Company Stock Awards	2.5(a)
Company Stock Plans	2.5(a)
Company Stockholders Meeting	6.1(b)
Company Trust Account Shares	3.2(d)
Company Vote	3.29
Company’s Current Premium	6.9(b)
Competition Act	3.3(c)
Confidentiality Agreement	6.2(b)
Constituent Corporations	1.3
Contract	3.15
Controlled Group	3.16(b)
Deferred Compensation Plans	2.5(b)
Designated State Insurance Approvals	3.3(c)
DGCL	Recitals
Effective Time	1.1
Environmental Laws	3.21
ERISA	3.16(a)
Exchange Act	3.3(c)
Exchange Agent	2.2(a)
Exchange Ratio	2.1(b)
Expenses	8.2(b)
Form BD	3.11(a)
Form F-4.	6.1(a)
Governmental Entity	3.3(c)
Hazardous Substance	3.21
HIPAA	3.7(c)
HSR Act	3.3(c)
Indemnified Parties	6.9(a)
Injunction	7.1(g)
Insurance Filings	6.3(c)
Insurance Laws	3.5
Integration	6.13
Integration Chair	6.13
Intellectual Property	3.20(b)
Investment Advisers Act	3.12(d)
Investment Company Act	3.9(a)
Investment Vehicles	3.1(b)

A-vi

Defined Term	Section

Investment Policy	3.22(a)
IRS	3.14(b)
Issuance	4.27
Laws	3.6(b)
Lien	3.1(b)
Material Adverse Effect	3.1(a)
MEC	3.14(j)
Merger	Recitals
Merger Co.	Recitals
Merger Co. Common Stock	2.1(c)
Merger Consideration	2.1(b)
NAIC	3.6(b)
NASD	3.11(a)
NYSE	2.3
Order	3.13(a)
Other Insurance Approvals	3.3(c)
Parent	Recitals
Parent Actuarial Analyses	4.7(b)
Parent Advisory Client	4.12(a)
Parent Advisory Contract	4.12(a)
Parent Advisory Entities	4.12(a)
Parent Annual Report	4.4(c)
Parent Board Approval	4.27
Parent Broker-Dealer Subsidiaries	4.11(a)
Parent Class A Shares	4.2(a)
Parent Class B Shares	4.2(a)
Parent Common Shares	2.1(a)
Parent Contracts	4.15
Parent Disclosure Schedule	Article IV
Parent DSU	2.5(b)
Parent Financial Advisors	4.25
Parent Fund Client	4.12(a)
Parent Insurance Contracts	4.7(a)
Parent Insurance Entities	4.5
Parent Investments	4.21
Parent Option	2.5(a)
Parent Permits	4.6(a)
Parent Plans	4.16(a)
Parent Preferred Shares	4.2(a)
Parent Public Documents	4.4(a)
Parent Reinsurance Agreements	4.23
Parent Restricted Shares	2.5(a)(iii)
Parent SAP Statements	4.5
Parent Separate Account	4.9(a)

A-vii

Defined Term	Section

Parent Share Awards	2.5(a)
Parent Trust Account Shares	4.2(d)
PBGC	3.16(e)
Permits	3.6(a)
Person	2.2(d)
Proxy Statement/ Prospectus	6.1(a)
Public Proposal	8.2(b)
Required Company Vote	3.29
Requisite Regulatory Approvals	7.1(e)
Restricted Stock	2.5(a)
SAP	3.5
Sarbanes-Oxley Act	3.4(a)
Scheduled Plan	6.16(c)
SEC	3.3(c)
Securities Act	3.2(c)
Significant Subsidiary	3.1(b)
Sponsored	3.12(a)
Stock Exchange Approvals	3.3(c)
Subsidiary	3.1(b)
Superior Proposal	6.4(e)
Surviving Corporation	1.3
tax	3.14
tax return	3.14
taxable	3.14
taxes	3.14
Termination Date	8.1(c)
Termination Fee	8.2(b)
Transfer Taxes	6.8(b)
TSX	3.3(c)
U.S.	2.2(g)
US GAAP	3.4(b)
Violation	3.3(b)
Voting Debt	3.2(b)

A-viii

AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of September 28, 2003 among MANULIFE FINANCIAL CORPORATION, a corporation organized under the laws of Canada (“Parent”), JOHN HANCOCK FINANCIAL SERVICES, INC., a corporation organized under the laws of Delaware (the “Company”), and JUPITER MERGER CORPORATION, a corporation organized under the laws of Delaware and a direct wholly-owned subsidiary of Parent (“Merger Co.”).

W I T N E S S E T H:

      WHEREAS, each of the respective Boards of Directors of Parent, Merger Co. and the Company has approved, and deemed it advisable and in the best interests of its shareholders, in the case of Parent, and stockholders, in the case of Merger Co. and the Company, to consummate, the business combination transaction provided for herein in which Merger Co. would merge with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth herein;

      WHEREAS, in furtherance of such business combination, the Boards of Directors of Parent, Merger Co. and the Company have each approved and declared advisable this Agreement providing for the Merger in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), and upon the terms and subject to the conditions set forth herein;

      WHEREAS, Parent, Merger Co. and the Company intend the Merger to qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder (the “Code”); and

      WHEREAS, Parent and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe conditions to the Merger.

      NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

      SECTION 1.1     Effective Time of Merger. Subject to the provisions of this Agreement, a certificate of merger (the “Certificate of Merger”) shall be duly prepared, executed by the Company and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the DGCL, as soon as practicable following the Closing. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is agreed upon in writing by Parent and the Company and provided in the Certificate of Merger (the “Effective Time”).

      SECTION 1.2     Closing. The closing of the Merger (the “Closing”) will take place at 9:00 a.m., New York City time, on the date that is two business days after satisfaction or waiver (subject to applicable Laws) of the conditions (excluding conditions that, by their terms, are to be satisfied on the Closing Date but subject to satisfaction or waiver of such conditions) set forth in Article VII, or at such other time or date as agreed to in writing by the parties hereto (the “Closing Date”). The Closing shall be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, or at such other place as agreed to in writing by the parties hereto.

      SECTION 1.3     Effects of the Merger. At the Effective Time, Merger Co. shall be merged with and into the Company and the separate existence of Merger Co. shall cease. The Merger will have the effects set forth in the DGCL. As used in this Agreement, “Constituent Corporations” shall mean each of Merger Co. and the Company, and, subject to Section 1.6, “Surviving Corporation” shall mean the Company or, as provided in Section 1.6, Merger Co., at and after the Effective Time, as the surviving corporation in the Merger.

      SECTION 1.4     Certificate of Incorporation and By-Laws. At the Effective Time, the certificate of incorporation of the Company or, if Merger Co. is the Surviving Corporation, Merger Co., as in effect immediately prior to the Effective Time shall be amended so as to read in its entirety in the form attached hereto as Exhibit A, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Laws. If the Company is the Surviving Corporation, it shall take all requisite action such that, at the Effective Time, the by-laws of the Surviving Corporation shall be amended so as to read in their entirety in the form of the by-laws of Merger Co. as in effect immediately prior to the Effective Time.

      SECTION 1.5     Surviving Corporation Officers and Directors. The Company or, if Merger Co. is the Surviving Corporation, Merger Co., shall take all requisite action such that, immediately following the Effective Time, (a) the officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time; and (b) the directors of the Surviving Corporation shall be those Persons that are the directors of the Company on the date hereof (other than any such Persons who cease to be directors prior to the Effective Time), any Persons appointed or elected to the Board of Directors of the Company after the date hereof that Parent agrees may serve on the Board of Directors of the Surviving Corporation and Dominic D. D’Alessandro. In addition, it is contemplated that an individual who is a member of the board of directors of Parent immediately prior to the Effective Time will join the board of directors of the Surviving Corporation at the time of the appointment of the Parent director referred to in the first sentence of Section 6.14(b).

      SECTION 1.6     Alternative Structure. In lieu of Merger Co. being merged with and into the Company, Parent shall have the right to irrevocably elect by written notice given to the Company, and upon the terms and subject to the conditions set forth in this Agreement, to cause the “Merger” to be a merger of the Company with and into Merger Co. at the Effective Time, in which case, following the “Merger”, the separate corporate existence of the Company shall cease and Merger Co. shall continue as the Surviving Corporation; provided that (i) such change shall not delay the Merger or any of the other transactions contemplated hereby in any respect and (ii) such change shall not affect the Merger Consideration to be received by the stockholders of the Company or the qualification of the “Merger” as a reorganization within the meaning of Section 368 of the Code or otherwise prejudice the Company, its stockholders or, with respect to Section 6.9, any third party beneficiary thereof or in any other way affect the corporate governance structure of Parent, the Company or the Surviving Corporation as contemplated by this Agreement. In the event that such change is to be effected, Parent, the Company and Merger Co. shall, subject to the foregoing, take any action necessary to permit the provisions of this Article I to be effective and shall make such other changes that are necessary to be made to reflect the change in the structure that has occurred, to the extent it does not prejudice the Company or its stockholders.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

      SECTION 2.1     Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the Company Common Stock:

           (a) Cancellation of Treasury Stock. All shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) that are owned by the Company as treasury stock shall be canceled and shall cease to exist and no common shares of Parent (the “Parent Common Shares”) or other consideration shall be delivered in exchange therefor.

           (b) Conversion of the Company Common Stock. Subject to Section 2.3, each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(a) and shares (other than shares held in trust accounts, managed accounts and the like or otherwise held, directly or indirectly, in a fiduciary, nominee or custodial capacity that are beneficially owned by third parties (including shares held by mutual funds)) that are owned by Parent, Merger Co. or any other wholly-owned Subsidiary of Parent, which shall be canceled at the Effective Time and shall cease to exist) shall be converted into the right to receive 1.1853 (the “Exchange Ratio”) fully paid and nonassessable Parent Common Shares (together with any cash paid in respect of fractional shares in accordance with Section 2.3, the “Merger Consideration”). Upon such conversion, all such shares of the Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each Certificate shall thereafter represent only the right to receive the Merger Consideration in respect of such shares upon the surrender of the Certificate representing such shares in accordance with Section 2.2.

           (c) Merger Co. Capital Stock. All shares of common stock, par value $0.01 per share, of Merger Co. (“Merger Co. Common Stock”) outstanding immediately prior to the Effective Time, collectively, shall be converted into and become one fully paid and nonassessable share of redeemable preferred stock, par value $0.01 per share, of the Surviving Corporation.

           (d) Issuance of Surviving Corporation Common Stock. In exchange for, and in consideration of, (i) the issuance of Parent Common Shares as part of the Merger Consideration for the benefit of Merger Co. pursuant to this Agreement, and (ii) the payment of $10 by Parent to the Surviving Corporation, the Surviving Corporation will issue to Parent, at the Effective Time, 1,000 fully paid and nonassessable shares of common stock, par value of $0.01 per share, of the Surviving Corporation.

      SECTION 2.2     Surrender and Payment. (a) Parent shall appoint an agent (the “Exchange Agent”) for the purpose of exchanging certificates which immediately prior to the Effective Time evidenced shares of Company Common Stock (the “Certificates”) for the Merger Consideration. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, the Merger Consideration to be exchanged or paid in accordance with this Article II. Parent shall send, or shall cause the Surviving Corporation or the Exchange Agent to send, to each holder of record of shares of Company Common Stock immediately prior to the Effective Time whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(b), promptly after the Effective Time but in no event more than five (5) Business Days following the Effective Time, (i) a letter of transmittal for use in such exchange (which shall, prior to the Effective Time, be in form and substance reasonably satisfactory to Parent and the Company and shall specify that the delivery shall be effected, and risk of loss and title in respect of the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions to effect the surrender of the Certificates in exchange for the Merger Consideration.

      (b) Each holder of shares of Company Common Stock that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate or Certificates, together with a properly completed letter of transmittal covering such shares and such other documents as the Exchange Agent may reasonably require, shall be entitled to receive as promptly as practicable the Merger Consideration payable in respect of such shares of Company Common Stock. The holder of such Certificate, upon its delivery thereof to the Exchange Agent, shall also receive any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c). Certificates surrendered shall forthwith be canceled as of the Effective Time. Until so surrendered, each such Certificate, following the Effective Time, shall represent for all purposes only the right to receive such Merger Consideration and any other amounts payable pursuant to Section 2.2(c).

      (c) No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Common Shares such holder is entitled to receive until the holder of such Certificate shall surrender such Certificate in accordance with the provisions of this Section 2.2. Subject to applicable Laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Parent Common Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with respect to such whole Parent Common Shares with a record date after the Effective Time and a payment date prior to such surrender.

      (d) If any certificate for Parent Common Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance thereof that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such exchange shall have paid to the Exchange Agent any transfer or other taxes required as a result of the issuance of a certificate for Parent Common Shares in any name other than that in which the Certificate is registered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

      (e) After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, any Certificate formerly representing shares of Company Common Stock is presented to the Surviving Corporation, it shall be canceled and exchanged for the Merger Consideration and any other amounts provided for, and in accordance with the procedures set forth, in this Article II.

      (f) None of Parent, Merger Co., the Company or any of their respective Subsidiaries or affiliates shall be liable to any holder of shares of Company Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws.

      (g) The Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any holder of shares of Company Common Stock, and from any cash dividends or other distributions that the holder is entitled to receive under Section 2.2(c), such amounts as the Exchange Agent, the Surviving Corporation or Parent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of United States (“U.S.”) federal, state or local tax Laws, Canadian federal or provincial tax Laws or any other non-U.S. tax Laws. To the extent that amounts are so withheld by the Exchange Agent, the Surviving Corporation or Parent, such amounts withheld from the Merger Consideration and other such amounts payable under Section 2.2(c) shall be treated for all purposes of this Agreement as having been received by the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Exchange Agent, the Surviving Corporation or Parent.

      (h) Any portion of the certificates evidencing the Parent Common Shares, the cash to be paid in respect of fractional shares and the cash or other property in respect of dividends or other distributions supplied to the Exchange Agent which remains unclaimed by the holders of shares of Company Common Stock six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.2 prior to the time of demand shall thereafter look only to Parent or the Surviving Corporation for payment of the Merger Consideration and any dividends or distributions with respect to Parent Common Shares to which they are entitled pursuant to Section 2.2(c), in each case, without interest.

      SECTION 2.3     Fractional Shares. No certificates or scrip representing less than one Parent Common Share shall be issued in exchange for shares of Company Common Stock upon the surrender for exchange of a Certificate. In lieu of any such fractional share, each holder of shares of Company Common Stock who would otherwise have been entitled to a fraction of a Parent Common Share upon surrender of Certificates for exchange shall be paid upon such surrender (and after taking into account and aggregating shares of Company Common Stock represented by all Certificates surrendered by such holder) cash (without interest) in U.S. dollars in an amount equal to the product obtained by multiplying (a) the fractional share interest to which such holder (after taking into account and aggregating all shares of Company Common Stock represented by all Certificates surrendered by such holder) would otherwise be entitled by (b) the closing price for a Parent Common Share on the New York Stock Exchange (the “NYSE”) trading session on the last trading day immediately preceding the Effective Time.

      SECTION 2.4     Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration and any dividends or other distributions as may be required pursuant to this Article II in respect of the shares of Company Common Stock represented by such lost, stolen or destroyed Certificates; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

      SECTION 2.5     Options and Other Company Stock Awards. (a) At and after the Effective Time: (i) the Company shall take all requisite action such that, at the Effective Time, all options granted by the Company to purchase shares of the Company Common Stock (each, a “Company Option”) and all other awards based on Company Common Stock (collectively with the Company Options, the “Company Stock Awards”) which have been granted pursuant to a Company Stock Plan and are outstanding immediately prior to the Effective Time, shall be converted into and become, (x) with respect to Company Options, options to purchase Parent Common Shares (each, a “Parent Option”) and (y) with respect to all other Company Stock Awards, awards based on Parent Common Shares (collectively with the Parent Options, the “Parent Share Awards”), and in each case, shall be assumed by Parent on the same terms as those in effect immediately prior to the Effective Time (after giving effect to the occurrence of the Merger) under the terms of the stock incentive plan or other agreement or award pursuant to which such Company Stock Award was granted (collectively, such plans, agreements and awards being hereinafter referred to as the “Company Stock Plans”), and the applicable Company Stock Plan shall, to the extent necessary, be amended to reflect such assumption by Parent.

(ii) The Company shall take all requisite action such that, at and after the Effective Time, (A) each Company Option assumed by Parent as provided in subparagraph (i) above may be exercised solely to purchase Parent Common Shares, (B) the number of Parent Common Shares purchasable upon exercise of such Parent Option shall be equal to the number of shares of the Company Common Stock that were purchasable under the corresponding assumed Company Option immediately prior to the Effective Time, multiplied by the Exchange Ratio, and rounded downward to the nearest whole share, (C) the per share exercise price for the Parent Common Shares issuable upon exercise of such Parent Options shall be equal to the quotient of (x) the per share exercise price of Company Common Stock for which each corresponding assumed Company Option was exercisable immediately prior to the Effective Time divided by (y) the Exchange Ratio, which quotient shall be rounded upward to the nearest whole cent and (D) the number of Parent Common Shares, which will become subject to all other Parent Share Awards as provided in subparagraph (i) above, shall be determined by multiplying the number of the shares of Company Common Stock subject to each corresponding assumed Company Stock Award outstanding immediately prior to the Effective Time by the Exchange Ratio, and rounded downward to the nearest whole share. Notwithstanding the foregoing, the number of Parent Common Shares subject to, and the per share exercise price of, each Parent Option which is by its terms intended to be an “incentive stock option” (as defined in Section 422 of the Code) shall be determined in accordance with the provisions in the preceding sentence, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424 of the Code. Notwithstanding the foregoing, the parties may agree prior to the Effective Time to provide for alternative equitable treatment of Company Options whose per share exercise price would be, following the application of the conversion into Parent Options in accordance herewith, greater than the per share trading price of Parent Common Shares.

(iii) The Company shall take all requisite action such that, at the Effective Time, all Company Stock Awards that are shares of restricted Company Common Stock granted under the Company Stock Plans (“Restricted Stock”) outstanding immediately prior to the Effective Time (including any restricted Company Common Stock granted under the Company Stock Plans in accordance with Section 5.1(j) of this Agreement) shall be converted into Parent Common Shares (“Parent Restricted Shares”) in accordance with Section 2.1(b), which Parent Restricted Shares shall, at and after the Effective Time (after giving effect to the occurrence of the Merger), be governed by the same terms and conditions as those in effect immediately prior to the Effective Time under the relevant Company Stock Plan.

      (b) The Company shall take all requisite action such that, at and after the Effective Time, all amounts credited to an account under any incentive compensation or deferred compensation plan of the Company or other agreement with the Company (collectively, the “Deferred Compensation Plans”), which are invested in deferred stock units of the Company or restricted deferred stock units of the Company (each, a “Company DSU”), shall be deemed invested in a number of deferred stock units (or restricted deferred stock units, as applicable) based on Parent Common Shares (each, a “Parent DSU”) equal to the product of (i) the number of the Company DSUs into which any amounts deferred under the applicable Deferred Compensation Plans were deemed invested immediately prior to the Effective Time and (ii) the Exchange Ratio, which product shall be rounded to the nearest whole share (a half or less share shall be rounded downward). At and after the Effective Time, such Parent DSUs shall be governed by the same terms and conditions as those in effect immediately prior to the Effective Time (after giving effect to the occurrence of the Merger) under the relevant Deferred Compensation Plan pursuant to which such amounts had been invested in Company DSUs, including, without limitation, the requirement that the Company DSUs be payable only in cash.

      (c) In connection with the provisions of this Section 2.5, Parent shall, or shall cause the Surviving Corporation, as applicable, to, cooperate with the Company and take all requisite action to effectuate the foregoing. As soon as practicable after the Effective Time, but no later than five business days after the Effective Time, Parent shall deliver to the holders of Company Stock Awards appropriate notices setting forth such holders’ rights pursuant to the Company Stock Plans, Parent Options, Parent Restricted Shares and other Parent Share Awards (including (i) that, as applicable, pursuant to the terms of the Company Stock Plans, the Merger constitutes a “Change in Control” (or “Change of Control”, as applicable) (as either such term is defined in each applicable Company Stock Plan), (ii) the effect of the Merger, pursuant to the terms of the Company Stock Plans or the Company Stock Awards, (iii) that the agreements evidencing the grants of such Company Stock Awards shall continue in effect on the same terms and conditions and (iv) that holders of Parent Options shall continue to be entitled to exercise such options and receive Parent Common Shares deliverable thereunder in accordance with the terms thereof). Prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Common Shares for delivery upon exercise of the Parent Options or in connection with Parent Restricted Shares, other Parent Share Awards or any other assumed Company Stock Plan for which Parent Common Shares are required to be reserved for issuance. At or prior to the Effective Time, Parent shall have filed and caused to become effective a registration statement on Form F-3 or Form S-8 (or any successor or other appropriate forms), or any other appropriate form under the Securities Act with respect to the Parent Common Shares subject to such Parent Options, other Parent Share Awards, assumed Company Stock Plans or any interest in any assumed Company Stock Plan for which registration of Parent Common Shares or plan interests are required, deliver to holders of Parent Options any applicable prospectus and use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses associated therewith) for so long as such Parent Options remain outstanding or for so long as the relevant assumed Company Stock Plans remain in effect.

      (d) Prior to the Effective Time, Parent shall take all steps that would be required to cause any acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who (i) would be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or (ii) at or within six months after the Effective Time would become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act, in each case if, (A) Parent were not a “Foreign Private Issuer” within the meaning of Rule 3b-4(c) under the Exchange Act and (B) the Persons specified above were to assume their applicable positions at the Effective Time.

      SECTION 2.6     Certain Adjustments. If, between the date of this Agreement and the Effective Time, (i) the outstanding Parent Common Shares or the Company Common Stock shall have been increased,

decreased, changed into or exchanged for a different number of shares or different class of stock, in each case, by reason of any reclassification, recapitalization, stock split, reverse stock-split, split-up, combination or exchange of shares, (ii) a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, (iii) an issuer tender offer or exchange offer shall have been effected by Parent in breach of Section 5.2(b)(ii) or (iv) any shares of capital stock of the Company shall have been issued pursuant to the Company Rights Agreement, the Exchange Ratio and Merger Consideration shall be appropriately adjusted to provide to the holders of the Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Parent except as set forth in (i) the Company SEC Documents filed prior to the date hereof and (ii) the disclosure schedule delivered by the Company to Parent concurrently herewith (the “Company Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation and warranty; provided that any disclosure contained in any section of the Company Disclosure Schedule shall qualify each other representation and warranty where it would be reasonably apparent that it should be an exception to such representation or warranty or be disclosed on such other section of the Company Disclosure Schedule) as follows:

      SECTION 3.1     Organization, Standing and Power; Subsidiaries. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties or assets makes such licensing or qualification necessary, except in those jurisdictions where the failure to be so organized, existing, in good standing, licensed or qualified or have such power or authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The certificate of incorporation and by-laws of the Company, copies of which were furnished to Parent, are true, complete and correct copies of such documents as in effect on the date of this Agreement. As used in this Agreement, the term “Material Adverse Effect” means, with respect to any entity, any material adverse change or effect on the financial condition, properties, assets (including, without limitation, intangible assets), businesses or results of operations of such entity and its Subsidiaries, taken as a whole; provided, however, that (i) the following shall not be deemed to have a Material Adverse Effect: a change or effect (A) relating to the U.S., Canadian or global economy or securities markets in general, (B) relating to the insurance industry or other financial services industries in which such entity or its Subsidiaries operate in general which does not have a materially disproportionate effect on such entity or its Subsidiaries taken as a whole (relative to most industry participants), (C) proximately caused by the announcement of this Agreement or the transactions contemplated hereby or (D) relating to changes in Laws or US GAAP, Canadian GAAP or SAP after the date hereof, and (ii) a decrease in the trading or market prices of an entity’s capital stock shall not be considered, by itself, to constitute a Material Adverse Effect (it being understood that the foregoing shall not prevent any party from asserting that any change or effect that may have contributed to such reduction independently constitutes a Material Adverse Effect).

      (b) Section 3.1(b) of the Company Disclosure Schedule sets forth a complete and correct list of all of the Company’s Subsidiaries as of the date hereof (other than inactive Subsidiaries with no material liabilities) and indicates, as to each such Subsidiary that is not, directly or indirectly, wholly-owned as of the date hereof, the authorized capital of such Subsidiary, the number and type of outstanding shares of capital stock or other equity securities of such Subsidiary, and as to each Subsidiary, any issued and outstanding options, warrants, stock appreciation rights, rights to subscribe to, calls, rights of first offer, rights of first refusal or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, shares of any capital stock or other equity securities of such Subsidiary, and any contracts, commitments, instruments, understandings or arrangements by which such Subsidiary may be or become bound to issue additional shares of its capital stock or other equity securities, or options, warrants or rights to purchase, acquire, subscribe to, calls on, or rights of first offer, rights of first refusal or commitments for, any shares of its capital stock or other equity securities and the identity of the parties to any such agreements or arrangements. All of the outstanding shares of capital stock or other securities evidencing ownership of the Company’s Subsidiaries have been duly authorized and validly issued and are, to the extent they are corporations organized under Laws of the U.S. or Canada, fully paid and non-assessable with no personal liability attaching to the ownership thereof, and such shares or other securities that are owned by the Company or its Subsidiaries are owned by the Company or its Subsidiaries free and clear of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest, in each case, whether arising by contract, operation of Laws or otherwise (a “Lien”), with respect thereto except for (1) any buy or sell arrangements (x) applicable to Subsidiaries that are not “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X under the Exchange Act (“Significant Subsidiaries”) and (y) that are not material to the Company and its Subsidiaries taken as a whole and (2) provisions in partnership agreements and limited liability company agreements permitting third parties to remove the Company or its Subsidiary as a general partner or managing member. Each of the Company’s Subsidiaries (A) is a duly organized and validly existing corporation, partnership, limited liability company or other legal entity under the laws of its jurisdiction of organization, (B) has all requisite corporate or other entity power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, and (C) is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties or assets makes such licensing or qualification necessary, other than, in each case, in those jurisdictions where the failure to be so organized, existing, licensed or qualified or failure to have such power, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. “Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (x) of which such party or any other subsidiary of such party is a general partner of a partnership or a managing member of a limited liability company (other than any entity whose principal purpose and activity is making passive investments (irrespective of organizational form, an “Investment Vehicle”)) or (y) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries (unless such entity is an Investment Vehicle).

      Section 3.1(b) of the Company Disclosure Schedule provides a complete and accurate list, as of the date hereof, of all partnership and limited liability company investments held by the Company or any Subsidiary of the Company that are not, directly or indirectly, wholly-owned by the Company as of the date hereof, except for interests in Investment Vehicles and passive investments made by the Company or its Subsidiaries in the ordinary course of business. The Company has provided or made available to Parent complete and accurate copies of all partnership or limited liability company or similar agreements relating to such entities to which the Company or any Subsidiary of the Company is a party.

      SECTION 3.2     Capitalization. (a) The authorized capital stock of the Company consists of 2,000,000,000 shares of the Company Common Stock and 500,000,000 shares of preferred stock, par value $0.01 per share, of the Company (the “Company Preferred Stock”). At the close of business on September 26, 2003, (i) 289,283,686 shares of the Company Common Stock were outstanding, 23,190,848 shares of the Company Common Stock were reserved for issuance upon the exercise or payment of outstanding Company Options pursuant to the Company Stock Plans, no shares of the Company Common Stock were reserved for issuance upon the exercise or payment of outstanding Company Stock Awards (other than Company Options) pursuant to the Company Stock Plans, and 29,975,715 shares of the Company Common Stock were held by the Company in its treasury; (ii) no shares of the Company Preferred Stock were outstanding; and (iii) no shares of Series A Junior Participating Preferred Stock, $1.00 par value, were reserved for issuance upon exercise of the rights (the

“Company Rights”) issued pursuant to that certain Rights Agreement, dated as of June 21, 2002, as amended and restated, between the Company and EquiServe Trust Company, N.A., as Rights Agent thereunder (the “Company Rights Agreement”). All outstanding shares of the Company Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive or similar rights. The shares of the Company Common Stock which may be issued upon exercise of the Company Options have been duly authorized and, if and when issued pursuant to the terms thereof, will be validly issued, fully paid and non-assessable and not subject to preemptive or similar rights.

      (b) No bonds, debentures, notes or other indebtedness having the right to vote, or being convertible into or exercisable or exchangeable for any securities having the right to vote, on any matters on which stockholders may vote (“Voting Debt”) of the Company are issued or outstanding.

      (c) Except for (i) this Agreement, (ii) the Company Options, (iii) the Company Stock Awards (other than Company Options), (iv) agreements with respect to Subsidiary stock solely between the Company and wholly-owned Subsidiaries of the Company or solely between or among wholly-owned Subsidiaries of the Company and (v) the Company Rights, as of the date hereof, there are no options, warrants, calls, rights, commitments or agreements of any character to which the Company or any Subsidiary of the Company is a party or by which it or any such Subsidiary is bound obligating the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or any Voting Debt (or any securities convertible into or exercisable or exchangeable for any shares of capital stock of Voting Debt) of the Company or any Subsidiary of the Company or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except for the Company Rights Agreement and the Company Stock Plans, there are no outstanding contractual obligations of the Company or any of its wholly-owned Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or pursuant to which the Company or any of its Subsidiaries is or could be required to register shares of the Company Common Stock or any other securities under the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or under the securities Laws of any non-U.S. jurisdiction. A list of each holder of a Company Stock Award, the number of shares subject to such award, and, with respect to Company Options, the exercise price per share and the number of shares subject to unexercised Company Options, in each case, as of September 23, 2003, has been delivered to Parent prior to the execution hereof. None of the shares of Company Common Stock are held, directly or indirectly, by any Subsidiary of the Company, except for shares of Company Common Stock held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary, nominee or custodial capacity that are beneficially owned by third parties, including shares held by mutual funds for which any Subsidiary of the Company acts as an investment adviser (“Company Trust Account Shares”).

      SECTION 3.3     Authority. (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to adoption of this Agreement by the Required Company Vote, to consummate the transactions contemplated hereby and perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate and stockholder action on the part of the Company, subject, in the case of the consummation of the Merger, to the adoption of this Agreement by the Required Company Vote. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and to general equitable principles (whether considered in a proceeding in equity or at law).

      (b) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, (i) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation, acceleration or increase of any obligation, liability or fee or the loss of a material benefit under, or the creation of a Lien on any assets or properties of the Company or any of its

Subsidiaries (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a “Violation”) pursuant to, any provision of the certificate of incorporation or by-laws of the Company or any Subsidiary of the Company, (ii) result in any Violation of any loan or credit agreement, note, bond, mortgage, guarantee, deed of trust, indenture, lease, Company Plan or other contract, agreement, obligation, instrument, arrangement or understanding (whether written or oral) to which the Company or any of its Subsidiaries is a party or by which any of their properties, assets or businesses are bound, or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, notices, waivers, registrations, declarations and filings referred to in Section 3.3(c), result in any Violation of any permit, concession, grant, franchise, license, variance, exemption, approval, judgment, order, decree, writ, directive, injunction, arbitration award, decision, ruling, statute, Laws, ordinance, rule, code or regulation applicable to the Company or any Subsidiary of the Company or their respective properties, rights or assets and made or granted by a Governmental Entity, except in the case of clauses (ii) and (iii) for any Violation which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

      (c) No consent, approval, order, grant, waiver or authorization of, or registration, declaration or filing with, or notice to or exemption or variance from, any court, arbitration tribunal, administrative or regulatory agency or commission or other governmental authority, agency or instrumentality, or industry self-regulatory organization, whether U.S. (federal, state or local), Canadian (federal, provincial, territorial or local), foreign or multinational (each, a “Governmental Entity”) is required in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) notices or filings under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), and the expiry or early termination of the applicable waiting period thereunder, (ii) the filing with the U.S. Securities and Exchange Commission (the “SEC”) of the Proxy Statement/ Prospectus, the effectiveness of the Form F-4 and the filing with the SEC of such reports under the U.S. Securities and Exchange Act of 1934, and the rules and regulations promulgated thereunder, as amended (the “Exchange Act”) as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) such filings with and approvals of the NYSE or the Toronto Stock Exchange (“TSX”), the Philippine Stock Exchange or The Stock Exchange of Hong Kong, as may be required to permit the Parent Common Shares that are to be issued in the Merger to be listed on such exchanges (the “Stock Exchange Approvals”), (v) consents, authorizations, approvals or filings with Governmental Entities pursuant to the applicable provisions of U.S. (federal, state and local) and non-U.S. Laws relating to the regulation of broker-dealers, investment advisers, investment companies, commodity pool operators and commodity trading advisors, (vi) those approvals necessary for Parent to acquire, directly or indirectly, First Signature Bank & Trust Company (the “Company Bank”) or for the Company to comply with Section 6.15, (vii) the filings in respect of, and approvals and authorizations of, and, as applicable, the expiration of applicable waiting periods of, the respective Commissioners of Insurance of the states of Massachusetts, Delaware, and Vermont (the “Designated State Insurance Approvals”), (viii) such other filings in respect of, and to the extent necessary, approvals and authorizations of, and, as applicable, the expiration of applicable waiting periods of, the respective state Commissioners of Insurance or other similar state or foreign authorities to satisfy applicable state or foreign insurance ownership, control, competition or licensing Laws set forth on Section 3.3(c)(viii) of the Company Disclosure Schedule (the “Other Insurance Approvals”), (ix) the filings in respect of, and approvals and authorizations of, and, as applicable, the expiration of applicable waiting periods of, the Superintendent of Financial Institutions of Canada or the Minister of Finance (Canada) or any filings, notifications or authorizations required pursuant to the Insurance Companies Act (Canada) (the “Canadian Insurance Approvals” and, together with the Designated State Insurance Approvals and the Other Insurance Approvals, the “Company Insurance Approvals”), (x) notices or filings under Part IX of the Competition Act (Canada), as amended (the “Competition Act”), and the expiry or early termination of the applicable waiting period thereunder (the “Canadian Antitrust Approvals”), (xi) such other consents, approvals, orders, grants, waivers, authorizations, registrations, declarations or filings which, if not obtained or made, individually or in the aggregate, would not reasonably be expected to have a Material

Adverse Effect on the Company or the Surviving Corporation or materially impair or materially delay the ability of the Company to perform its obligations hereunder.

      SECTION 3.4     SEC Documents; Undisclosed Liabilities. (a) The Company has filed, or furnished, as applicable, on a timely basis, all required reports, schedules, prospectuses, registration statements, proxy and information statements and other documents required to be filed or furnished, as applicable, by it under the Exchange Act or the Securities Act with the SEC since January 1, 2001 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), as the case may be, and none of the Company SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      (b) Each of the financial statements of the Company included in the Company SEC Documents complied as to form, as of its date of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, including all applicable requirements pursuant to the Sarbanes-Oxley Act, and the financial statements included therein have been prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”) (except, in the case of unaudited statements, for normal recurring year-end adjustments and for the absence of footnotes) applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown.

      (c) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated balance sheet of the Company included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the SEC prior to the date of this Agreement (the “Company Annual Report”), (ii) liabilities incurred since December 31, 2002 in the ordinary course of business consistent with past practice, (iii) liabilities and obligations under Contracts in effect as of the date hereof, (iv) liabilities and obligations under Contracts entered into after the date hereof not in violation of the terms of this Agreement, (v) liabilities and obligations under this Agreement and (vi) liabilities and obligations that would not reasonably be expected to have a Material Adverse Effect on the Company, the Company did not have, and since such date the Company has not incurred, any material liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in the Company’s financial statements in accordance with US GAAP).

      (d) As of the date hereof, no “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) filed as an exhibit to the Company Annual Report has been amended or modified, except for such material amendments or modifications which have been filed as an exhibit to a subsequently dated Company SEC Document which has been filed prior to the date of this Agreement.

      (e) The Company is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and (B) the applicable listing and corporate governance rules and regulations of the NYSE. Except as permitted by the Exchange Act, including, without limitation, Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its affiliates has made, arranged or modified (in any material way) personal loans to any executive officer or director of the Company.

      (f) The Company (i) has designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and has identified for the Company’s auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2002.

      SECTION 3.5     Insurance Reports. Each of the Subsidiaries through which the Company conducts its material insurance operations (collectively, the “Company Insurance Entities”) is listed in Section 3.5 of the Company Disclosure Schedule. Each of the Company Insurance Entities has filed all annual and quarterly statements, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with or submitted to the appropriate insurance regulatory authorities of the jurisdiction in which it is domiciled or commercially domiciled on forms prescribed or permitted by such authority (collectively, the “Company SAP Statements”), except for such failures to file that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has delivered or made available to Parent, to the extent permitted by applicable Laws, copies of all of the Company SAP Statements for each Company Insurance Entity for the periods beginning January 1, 2001 and through the date hereof, each in the form (including exhibits, annexes and any amendments thereto) filed with the applicable state insurance regulatory authority and true and complete copies of all examination reports of insurance departments and any insurance regulatory authorities received by the Company (to the extent permitted by applicable Laws in respect of the Company Insurance Entities incorporated in Canada) on or after January 1, 2001 and through the date hereof relating to the Company Insurance Entities. Financial statements included in the Company SAP Statements and prepared on a statutory basis, including the notes thereto, were prepared in conformity with statutory accounting practices (“SAP”) prescribed or permitted by the applicable insurance regulatory authority, in each case, consistently applied for the periods covered thereby and present fairly the statutory financial position of the relevant Company Insurance Entity as at the respective dates thereof and the results of operations of such Company Insurance Entity for the respective periods then ended. The Company SAP Statements complied in all material respects with all applicable Laws, rules and regulations when filed, and no material deficiency has been asserted by any Governmental Entity with respect to any Company SAP Statements. Except as indicated therein, all assets that are reflected as admitted assets on the Company SAP Statements comply with all applicable foreign, federal, state and local statutes and regulations regulating the business and products of insurance and all applicable orders and directives of insurance regulatory authorities (collectively, the “Insurance Laws”) with respect to admitted assets, as applicable, and are in an amount at least equal to the minimum amounts required by Insurance Laws, except for such failures to comply or failures to be at least equal to minimum amounts that individually or in the aggregate, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The statutory balance sheets and income statements included in the Company SAP Statements have been audited by the Company’s independent auditors, and the Company has delivered or made available to Parent true and complete copies of all audit opinions related thereto for periods beginning January 1, 2001.

      SECTION 3.6     Permits; Compliance with Applicable Laws. (a) The Company and its Subsidiaries have all permits, concessions, grants, licenses (including insurance licenses), franchises, variances, exemptions, declarations and approvals (“Permits”) required for the operation of their respective businesses or the operation, ownership and leasing of their respective properties and assets, except for such Permits the failure of which to have, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company or materially impair or materially delay the ability of the Company to perform its obligations hereunder (the “Company Permits”). The business of each of the Company and its Subsidiaries has been and is being conducted in compliance with the terms of all of the Company Permits, except for such instances of noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company or materially impair or materially delay the ability of the Company to perform its obligations hereunder. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company or materially impair or materially delay the ability of the Company to perform its obligations hereunder, all of the Company Permits are in full force and effect, and there is no proceeding or investigation pending or, to the knowledge of the Company, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such Permit.

      (b) Since January 1, 2001, the businesses of the Company and each of its Subsidiaries, and the ownership, leasing and operation of the properties and assets of the Company and its Subsidiaries, have not been conducted in violation of any laws, statute, ordinance, code, regulation, rule, judgment, order, decree, writ, directive, injunction, arbitration award, decision or ruling of, any Governmental Entity (“Laws”), except for any violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company or materially impair or materially delay the ability of the Company to perform its obligations hereunder. No investigations or reviews by any Governmental Entity with respect to the Company or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company or materially impair or materially delay the ability of the Company to perform its obligations hereunder are pending or, to the knowledge of the Company, threatened. Except as set forth in its statutory reports filed prior to the date hereof, and except as required by Laws of general applicability and the insurance permits, grants or licenses maintained by the Company or its Subsidiaries, there are no written agreements, memoranda of understanding, commitment letters or similar undertakings binding on the Company or its Subsidiaries to which the Company or any of its Subsidiaries is a party, on one hand, and any Governmental Entity is a party or addressee, on the other hand, or orders or directives by, or supervisory letters from, any Governmental Entity specifically with respect to the Company or any of its Subsidiaries, which (A) limit the ability of the Company or any of its Subsidiaries to issue life insurance policies or annuity contracts, (B) require any investments of the Company or any of its Subsidiaries to be treated as nonadmitted assets, (C) require any divestiture of any investments of the Company or any of its Subsidiaries, (D) in any manner relate to the capital adequacy (including the maintenance of any National Association of Insurance Commissioners (“NAIC”) Insurance Regulatory Information System Ratio, reserves or surplus), credit policies or management of the Company or any of its Subsidiaries or the ability of the Company or any of its Subsidiaries to pay dividends or other distributions or (E) otherwise restrict the conduct of business of the Company or any of its Subsidiaries in any material respect.

      (c) Except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, each of the Company and its Subsidiaries, and, to the knowledge of the Company, its insurance agents, solicitors, third party administrators, managers, brokers and distributors, have marketed, sold and issued insurance, reinsurance and annuity products in compliance with all applicable Laws governing sales processes and practices.

      (d) Section 3.6(d) of the Company Disclosure Schedule sets forth a complete and accurate list of each of the material memberships, as of the date hereof, of the Company and each of its Subsidiaries in securities exchanges, commodities exchanges, boards of trade and clearing organizations.

      SECTION 3.7     Insurance Business. (a) All policies, binders, slips, certificates, guaranteed insurance contracts, annuity contracts and participation agreements and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary documents in connection therewith) that are issued by a Company Insurance Entity (collectively, the “Company Insurance Contracts”), and any and all marketing materials are, to the extent required under applicable Insurance Laws, on forms and at rates approved by the insurance regulatory authority of the jurisdiction where issued or, to the extent required by applicable Laws, have been filed with and not objected to by such authority within the period provided for objection, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

      (b) A true and complete copy of each of the actuarial reports referred to in Section 3.7(b) of the Company Disclosure Schedule has been made available to Parent prior to the date hereof (the “Company Actuarial Analyses”). There have been no actuarial reports of a similar nature covering any of the entities referred to in those reports in respect of any period subsequent to the latest period covered in the Company Actuarial Analyses. To the knowledge of the Company, the information and data furnished by the Company or any Company Insurance Entity to its independent actuaries in connection with the preparation of the Company Actuarial Analyses were accurate in all material respects for the periods covered in the Company Actuarial Analyses.

      (c) Each Company Insurance Entity to which the Health Insurance Portability and Accountability Act and the regulations promulgated thereunder (including 45 C.F.R. parts 160, 162 and 164) (collectively, “HIPAA”) are applicable has formulated and, as of the date hereof, is in the process of implementing a remediation plan or plans designed to ensure compliance by such Company Insurance Entity, (i) by no later than October 16, 2003, with the applicable Administrative Simplification provisions of HIPAA and (ii) by no later than the applicable mandated compliance dates, with any applicable state or federal privacy laws or regulations (including HIPAA) governing the privacy of health information. These remediation plans, as in effect on the date hereof, are referred to collectively as the “Company HIPAA/ Privacy Remediation Plan”. The Company HIPAA/ Privacy Remediation Plan is based upon reasonable determinations concerning: (i) the application of HIPAA and other state and federal privacy laws and regulations to each Company Insurance Entity and (ii) the measures that must be taken to attain compliance with such laws and regulations by their mandated compliance dates. The Company reasonably believes as of the date hereof that the objectives set forth in the Company HIPAA/ Privacy Remediation Plan are attainable in the manner and within the time periods set forth therein (which time periods have been established to ensure full compliance by the applicable compliance dates imposed by HIPAA and other applicable state and federal privacy laws and regulations).

      SECTION 3.8     Reserves. The aggregate reserves of the Company Insurance Entities as recorded in the Company SAP Statements have been determined in all material respects in accordance with generally accepted actuarial principles consistently applied (except as set forth therein). All reserves of the Company Insurance Entities set forth in the Company SAP Statements are fairly stated in accordance with sound actuarial principles and meet the requirements of all applicable Insurance Laws including the applicable SAP, except where the failure to so state such reserves or meet such requirements, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

      SECTION 3.9     Separate Accounts. (a) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, each separate account created under the federal laws of the U.S. or the laws of a U.S. state and maintained by a Company Insurance Entity (a “Company Separate Account”) is duly and validly established and maintained under the Laws of its jurisdiction of organization and is either excluded from the definition of an investment company pursuant to Section 3(c)(1), 3(c)(7) or 3(c)(11) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), or is duly registered as an investment company under the Investment Company Act. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (i) each such Company Separate Account, if not registered, is operated and all of its operations are conducted in compliance with all applicable Laws, and (ii) each such Company Separate Account, if registered, is operated in compliance with the Investment Company Act, has filed all reports and amendments of its registration statement required to be filed, and has been granted all exemptive relief necessary for its operations as presently conducted.

      (b) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, the Company Insurance Contracts under which the Company Separate Account assets are held are duly and validly issued and are either exempt from registration under the Securities Act pursuant to Section 3(a)(2), 3(a)(8) or 4(2) of the Securities Act or were sold pursuant to an effective registration statement under the Securities Act, and each such registration statement is currently in effect to the extent necessary to allow the appropriate Company Insurance Entity to receive contributions under such policies.

      (c) The assets of each Company Separate Account that are subject to the provisions of Section 817(h) of the Code are adequately diversified within the meaning of Section 817(h) of the Code, except where the failure to be so treated would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company.

      (d) Each of the Company Insurance Entities incorporated or organized under the Laws of the U.S. or any state thereof is treated for U.S. federal tax purposes as the owner of the assets underlying the respective life insurance policies and annuity contracts issued, entered into or sold by it, except where the failure to be so treated, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

      SECTION 3.10     Bank Subsidiaries. Each Subsidiary of the Company that is (a) a bank (as defined in the Bank Holding Company Act of 1956, as amended (the “BHC Act”), or (b) an entity of the type that, upon consummation of the transactions contemplated hereby, would result in Parent being deemed to be, treated as, or required to become, a “bank holding company” pursuant to the Competitive Equality Banking Act of 1987, as amended, or other applicable Laws, is listed on Section 3.10 of the Company Disclosure Schedule (the “Company Bank Subsidiaries”). Each Company Bank Subsidiary is an “insured bank” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

      SECTION 3.11     Broker-Dealer Subsidiaries. (a) The Company and its Subsidiaries conduct broker-dealer operations solely through the Subsidiaries of the Company listed in Section 3.11(a) of the Company Disclosure Schedule, all of which are organized and resident under the Laws of the U.S., Canada or any province or state thereof (collectively, the “Company Broker-Dealer Subsidiaries”), which includes a listing of all such registrations and licenses held by such Subsidiaries with all applicable U.S. and Canadian Governmental Entities and an indication as to whether such Subsidiary is a member in good standing of the National Association of Securities Dealers Inc. (the “NASD”) or other U.S. or Canadian broker-dealer associations (and, if so, a listing of each such association). No other Subsidiary of the Company is required by the nature of its activities to be so registered under the Exchange Act or under the laws of any state or other U.S. or Canadian jurisdiction or to be a member in good standing of the NASD or other broker-dealer associations under any other applicable Laws. The Company has filed and made available to Parent, in the form as filed, a true and complete copy of each such Subsidiary’s form registering such Subsidiary as a broker-dealer with the SEC (a “Form BD”) that is effective as of the date hereof. The information contained in such forms and reports was (or will be, in the case of filings made after the date hereof) true and complete as of the time of filing, except where the failure to be true and complete, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company.

      (b) Each of the Company Broker-Dealer Subsidiaries is duly registered and licensed as a broker-dealer under the Exchange Act and under any state, federal or foreign broker-dealer or similar laws pursuant to which each such Company Broker-Dealer Subsidiary is required to be so registered. As of the date of this Agreement, except as disclosed on an SEC Form BD which has been filed by each Company Broker-Dealer Subsidiary with the SEC prior to the date of this Agreement, no Company Broker-Dealer Subsidiary, nor any of its officers, directors or employees, has been convicted of any crime or has been the subject of any disciplinary proceedings or orders of any Governmental Entity, and, to the knowledge of the Company, no such disciplinary proceeding or order is pending or threatened; and no Company Broker-Dealer Subsidiary, nor any persons affiliated with such Company Broker-Dealer Subsidiary, or, to the knowledge of the Company, any of such Company Broker-Dealer Subsidiary’s officers, directors or employees of any of the foregoing or any “associated person” (as defined in the Exchange Act) of such Company Broker-Dealer Subsidiary, is or has been subject to any disqualification that would be a basis for denial, suspension or revocation of registration of a broker-dealer under Section 15, 15B or 15C of the Exchange Act.

      (c) Each Company Broker-Dealer Subsidiary satisfies the minimum net capital requirements of the Exchange Act and of the laws of any jurisdiction in which such Company Broker-Dealer Subsidiary conducts business, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

      SECTION 3.12     Investment Adviser Subsidiaries; Funds; Clients. (a) The Company and certain of its Subsidiaries (the “Company Advisory Entities”) provide investment management, investment advisory and sub-advisory services (including management and advice provided to separate accounts and participation in wrap fee programs). The Company Advisory Entities, as of the date hereof, providing investment advisory services in the U.S. or Canada are listed on Section 3.12(a) of the Company Disclosure Schedule. For purposes of this Agreement, “Company Advisory Contract” means each Contract for such services provided by a Company Advisory Entity; “Company Advisory Client” means each party to a Company Advisory Contract other than the applicable Company Advisory Entity; “Company Fund Client” means each Company Advisory Client that is registered as an investment company under the Investment Company Act; and “Sponsored” means, when used with reference to any Company Fund Client or Parent Fund Client, a Company Fund Client or Parent Fund Client, as the case may be, a majority of the officers of which are employees of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, or of which the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, holds itself out as the sponsor. Each Sponsored Company Fund Client (or the trust of which it is a series) is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, except where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Boards of Trustees or directors of the Sponsored Company Fund Clients (or the trust of which it is a series) operate in conformity with Sections 9, 10 and 16 of the Investment Company Act.

      (b) Each of the Sponsored Company Fund Clients is in compliance with all applicable Laws of the SEC, the NASD, the IRS and any other Governmental Entity having jurisdiction over such Sponsored Company Fund Client or its distributor or investment adviser and of any required state or other jurisdiction in which such Sponsored Company Fund Client is registered, qualified or sold and with its prospectus and any required statement of additional information, except for such instances of noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. To the extent applicable, each Sponsored Company Fund Client has elected to be treated as, and has qualified as, a “regulated investment company” under subchapter M of Chapter 1 of Subtitle A of the Code. To the extent applicable, each Sponsored Company Fund Client that is intended to be a tax-exempt municipal bond fund has satisfied the requirements of Section 852(b)(5) of the Code and is qualified to pay exempt interest dividends as defined therein.

      (c) Each Company Advisory Client (i) that was organized by a Company Advisory Entity or for which a Company Advisory Entity or another Subsidiary of the Company acts as the general partner, managing member or in a similar capacity and (ii) that relies upon Section 3(c)(1), 3(c)(7) or 3(c)(11) of the Investment Company Act to be exempt from registration under the Investment Company Act, is entitled to rely upon Section 3(c)(1), 3(c)(7) or 3(c)(11) of the Investment Company Act, as applicable.

      (d) Each of the Company Advisory Entities that is required to be registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), is duly registered as such and each Company Advisory Entity that is required to make a notice filing with certain states has filed such notice filings except where failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Each Company Advisory Entity has filed all Forms ADV (if applicable) and all other material reports and other filings, if any, required to be filed with the SEC or any other Governmental Entity since January 1, 2002. The information contained in such forms, reports and other filings was (or will be, in the case of filings made after the date hereof) true and complete as of the time of filing, except where the failure to be true and complete, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has made available to Parent a true and complete copy of Part II of each such Company Advisory Entity’s Form ADV effective as of the date hereof.

      (e) Each Sponsored Company Fund Client and Company Advisory Entity (i) has since January 1, 1998 operated and is currently operating in compliance with all Laws applicable to it or its business and (ii) has all Permits required for the operation of its business or ownership of its properties and assets as presently conducted except, in the case of clauses (i) and (ii) above, where the failure to be in compliance or failure to have Permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The business of each Sponsored Company Fund Client has been and is being conducted in compliance with the terms of such Permits of the Sponsored Company Fund Clients, except where the failure to be in compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, all such Permits of the Sponsored Company Fund Clients are in full force and effect. There is no proceeding or investigation pending or, to the knowledge of the Company, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such Permit, except for such revocations, amendments, failures to renew, limitations, suspensions or restrictions which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has made available true and complete copies of all exemptive orders, “no-action” letters or similar exemptions or regulatory relief that were obtained by or on behalf of any Sponsored Company Fund Client and that, to the knowledge of the Company, are required, as of the date hereof, for the current operation of such Sponsored Company Fund Client in compliance with Laws.

      (f) Each Company Advisory Entity has been and is in compliance with each Company Advisory Contract to which it is a party, except where the failure to be so in compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

      (g) The accounts of each Company Advisory Client subject to ERISA have been managed by the applicable Subsidiary of the Company in compliance with the applicable requirements of ERISA, except where the failure to be in compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

      (h) As of the date hereof, neither the Company nor any of the Company Advisory Entities nor any “affiliated person” (as defined in the Investment Company Act) of any of them is ineligible pursuant to Section 9(a) or (b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company; and none of the Company, any Company Advisory Entity or any “person associated with an investment advisor” (as defined in the Investment Advisers Act) of any of them is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment adviser or as a person associated with a registered investment adviser.

      SECTION 3.13     Legal Proceedings. (a) There is no claim, litigation, inquiry, suit, action, hearing, investigation or proceeding (whether judicial, arbitral, regulatory, administrative or other) (“Action”) pending or, to the knowledge of the Company, threatened, against or affecting the Company or any Subsidiary of the Company, or any of its properties, assets or rights, or challenging the validity or propriety of this Agreement or any of the transactions contemplated hereby which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company or materially impair or materially delay the ability of the Company to perform its obligations hereunder other than any of the foregoing brought or threatened by an insured under a policy issued by a Company Insurance Entity; nor is there any judgment, order, decree, writ, directive, injunction, decision, ruling or award of any Governmental Entity or arbitrator, or any settlement or stipulation with any Person, or any order or directive of any insurance regulatory authority (including federal authorities with respect to variable insurance and annuity products), or orders resulting from market conduct examinations of insurance regulatory authorities (including federal authorities with respect to variable insurance and annuity products) (collectively, “Order”), outstanding or, to the knowledge of the Company, threatened against the Company or any Subsidiary of the Company which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company or materially impair or materially delay the ability of the Company to perform its obligations hereunder.

      (b) The Company has provided Parent with all material written communications it has received prior to the date hereof from each of the Illinois, California and Vermont insurance departments relating to the ongoing market conduct investigation by such departments involving John Hancock Life Insurance Company.

      SECTION 3.14     Taxes. (a) The Company and each of its Subsidiaries have timely filed (or had filed on their behalf) all tax returns required to be filed by any of them and have timely paid (or had paid on their behalf), or have set up an adequate reserve for the payment of, all material taxes required to be paid (whether or not shown to be due on such tax returns) with respect to the periods covered by such returns, and the most recent financial statements contained in the Company SEC Documents filed prior to the date hereof reflect an adequate reserve for all taxes of the Company and its Subsidiaries accrued, but not yet due and owing, through the date of such financial statements, except where failure to so file, pay, or set up an adequate reserve would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. All such tax returns are true, correct and complete in all material respects.

      (b) No material deficiencies for any taxes have been formally proposed, asserted or assessed against the Company or any of its Subsidiaries that are not adequately reserved for. The U.S. and Canadian federal income tax returns of the Company and each of its Subsidiaries have been examined by and settled with the Internal Revenue Service (the “IRS”) for all years through 1995 and with the Canada Customs and Revenue Agency for all years through 1996, respectively, or the period for assessment of the taxes in respect of which such tax returns were filed has expired.

      (c) Proper and accurate amounts have been withheld, collected or deposited by the Company and its Subsidiaries from their employees, agents, independent contractors, creditors, shareholders and policyholders in compliance with the tax withholding provisions of applicable federal, state, provincial and local laws and have been paid over to the appropriate taxing authorities, except for such amounts that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

      (d) There are no material tax Liens upon any property or assets of the Company or any of its Subsidiaries except Liens for taxes not yet due and payable.

      (e) None of the Company or any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or (ii) has any material liability for the taxes of any Person (other than any of the Company or its Subsidiaries) including, but not limited to, under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Laws), or as a transferee or successor.

      (f) None of the Company or any of its Subsidiaries has taken (or failed to take) any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

      (g) None of the Company or any of its Subsidiaries is a party to, is bound by or has any obligation under, any tax sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the taxes, taxable income or taxable losses of any other Person, except for any such agreements, contracts or arrangements that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

      (h) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Laws) has been entered into by or with respect to the Company or any of its Subsidiaries which will result in material future tax payments.

      (i) Neither the Company nor any of its Subsidiaries has obtained or requested a ruling from any taxing authority that has had, or if issued would have, a material effect on the Company or any of its Subsidiaries for any taxable year for which the applicable statute of limitations has not expired.

      (j) The Company is not aware of any material liability that may result from: (i) the tax treatment under the Code of insurance contracts, annuity contracts, financial products, employee benefit plans (other than any Company Plan), individual retirement accounts or annuities and any similar or related policy, contract, plan or product, whether individual, group or otherwise, if any, issued or sold by the Company or any of its Subsidiaries being less favorable to the purchaser, policyholder or intended beneficiaries thereof than the tax treatment under the Code for which such policies, products, plans or contracts qualified or purported to qualify at the time of their issuance or purchase, except for changes resulting from changes to the Code after the time of such issuance or purchase or (ii) any life insurance contract issued by the Company or any of its Subsidiaries (whether developed or administered or reinsured with any other Person) that is a modified endowment contract under Section 7702A of the Code (each, a “MEC”) failing to be marketed as such.

      (k) To the knowledge of the Company, as of the date hereof, there are no currently pending or threatened federal, state, provincial, local or foreign audits with regard to the tax treatment of any policy, contract, product or plan sold, issued or administered by the Company or any of its Subsidiaries (whether developed by or reinsured with any other Person) except for such audits that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

      (l) There is no material contingent liability resulting from the Company or any of its Subsidiaries being a party to any hold harmless, sharing, allocation or indemnification agreement with respect to the tax qualification or treatment of any policy, contract, product or plan sold, issued or administered by any insurance company (whether developed by or reinsured with any other Person).

For the purpose of this Agreement, the term “tax” (including, with correlative meaning, the terms “taxes” and “taxable”) shall include, except where the context otherwise requires, all federal, state, local, provincial and foreign income, profits, franchise, premium, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy, custom, duty, capital stock, ad valorem, value added, estimated, stamp, alternative and other taxes, governmental duties or governmental assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts. The term “tax return” shall mean any return, declaration, report, or information return or statement relating to taxes, including any schedule or attachment thereto, and including any amendments thereof.

      SECTION 3.15     Certain Agreements. Except as filed as or incorporated by reference to an exhibit to the Company Annual Report or as an exhibit to the quarterly reports of the Company on Form 10-Q filed after the date of the Company Annual Report and prior to the date hereof and except for this Agreement, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, agreement, instrument, guarantee, indenture, lease, license, arrangement, commitment or understanding, whether written or oral (“Contract”) (i) with respect to financial advisors requiring payments of $5,000,000 or more, which is not terminable within one year without penalty, (ii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act), (iii) which requires any payment by the Company or its Subsidiaries in excess of $20,000,000 in any year and which is not terminable within one year without penalty, or which requires any payment to the Company or its Subsidiaries in excess of $50,000,000 in any year and which is not terminable within one year without penalty, in each of the cases of this clause (iii), excluding any payments required to be made by or to the Company or its Subsidiaries pursuant to insurance or annuity policies or products or in the ordinary course investment activities of the Company or its Subsidiaries, (iv) which limits (or purports to limit) in any way the ability of the Company or any of its Subsidiaries or affiliates to compete or engage in any line of business, in any geographic area or with any Person, (v) which constitutes material reinsurance arrangements under which any Company Insurance Entities cede over $25,000,000 of premiums annually, other than agreements between Company Insurance Entities, (vi) relating to, or evidencing, indebtedness for borrowed money or any guarantee of indebtedness for borrowed money, in each case, involving an amount in excess of $100,000,000 (excluding any indebtedness relating to guaranteed investment contracts, funding agreements or Signature Notes or similar products or programs issued in the ordinary course of business), (vii) since January 1, 2000, relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets, indemnity insurance or otherwise) which involves an asset value in excess of $500,000,000 or a purchase price in excess of $100,000,000, except for such acquisitions or dispositions made in the ordinary course investment activities of the Company or its Subsidiaries and except for any products sold by the Company or its Subsidiaries in the ordinary course of business, or (viii) evidencing, any guarantee of obligations of any non-wholly-owned Subsidiary or affiliate. The Company has previously made available to Parent complete and accurate copies of each Contract of the type described in this Section 3.15 which was entered into prior to the date hereof. All Contracts of the type described in this Section 3.15 shall be referred to as “Company Contracts” regardless of whether they were entered into before or after the date hereof; provided that the term “Company Contract” shall not include the Company Rights Agreement. All of the Company Contracts are valid and in full force and effect (except those of which are cancelled, rescinded or terminated after the date hereof in accordance with their terms), except where the failure to be in full force and effect, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, no Person is challenging the validity or enforceability of any Company Contract, except such challenges which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries, and to the knowledge of the Company, as of the date hereof, none of the other parties thereto, has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under the provisions of, any Company Contract, except for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

      SECTION 3.16     Employee Benefit Plans. (a) Section 3.16(a) of the Company Disclosure Schedule contains a true and complete list of each material, written “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including, without limitation, multiemployer plans within the meaning of ERISA section 3(37)), stock purchase, stock option, stock or stock-based award, severance, employment, compensation, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, pension, retiree welfare, retention and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, legally binding or not, under which any current or former employee, director or independent contractor of the Company or any of its Subsidiaries has any present or future right to benefits and under which the Company or any of its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements, whether or not listed in Section 3.16(a) of the Company Disclosure Schedule, shall be collectively referred to as the “Company Plans.” With respect to each Company Plan, the Company has made available to Parent a current, accurate and complete copy thereof as in effect through the date hereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter from the IRS, if applicable; (iii) any summary plan descriptions and other material, written communications by the Company or any of its Subsidiaries to their employees concerning the provision or extent of the benefits provided under any Company Plan; and (iv) for the two most recent plan years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

      (b) (i) Except where noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, rules and regulations (including, as applicable, any Canadian Laws); (ii) each Company Plan which is intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination letter from the IRS as to its qualification, which covers all tax Law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and, to the knowledge of the Company, there are no circumstances that would reasonably be expected to result in the loss of such qualification under Section 401(a) of the Code; (iii) no act or failure to act by any of the Company, its Subsidiaries, or any member of their “Controlled

Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o)) has occurred that would reasonably be expected to result in the Company or its Subsidiaries, either directly or by reason of their affiliation with any member of their Controlled Group, being subject to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws, rules and regulations which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect on the Company; (iv) no “reportable event” (as such term is defined in ERISA Section 4043) or “accumulated funding deficiency” (as such term is defined in ERISA Section 302 and Code Section 412 (whether or not waived)) has occurred with respect to any Company Plan which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company; (v) no Company Plan subject to ERISA provides retiree health and life benefits and neither the Company nor any of its Subsidiaries have any obligation to provide any retiree health and life benefits other than as required by Section 4980B of the Code; and (vi) none of the Company or any of its Subsidiaries has engaged in a transaction with respect to any Company Plan which is subject to ERISA that would reasonably be expected to subject the Company or its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA that would, individually or in the aggregate, have a Material Adverse Effect on the Company.

      (c) As of the date of the most recent actuarial valuation report for each Company Plan which is a “single employer plan” (within the meaning of Section 4001(a)(15) of ERISA) subject to Title IV of ERISA, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Company Plan’s most recent actuarial valuation, which the Company has made available to Parent), did not exceed the then current value of the assets of such Company Plan, and, as of the date hereof, there has been no material change in the financial condition of such Company Plan since the last day of the most recent plan year.

      (d) None of the Company, its Subsidiaries or any member of their Controlled Group maintains or has an obligation to contribute to or has since October 1, 1997 maintained or had an obligation to contribute to a multiemployer plan (as defined in Section 4001(a)(3) of ERISA).

      (e) With respect to any Company Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened which, individually or in the aggregate, would reasonably be expected to have, a Material Adverse Effect on the Company, (ii) to the knowledge of the Company or any of its Subsidiaries, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims which, individually or in the aggregate, would reasonably be expected to have, a Material Adverse Effect on the Company, and (iii) no material, written communication has been received from the Pension Benefit Guaranty Corporation (“PBGC”) in connection with the transactions contemplated in this Agreement in respect of any Company Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan.

      (f) None of the execution of this Agreement, stockholder approval of this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement will (either alone or in connection with a subsequent event) (x) result in the payment to any present or former employee or director of the Company or any of its Subsidiaries of any money or other property, (y) accelerate or provide any other rights or benefits to any present or former employee or director of the Company or any of its Subsidiaries, or (z) result in payment under any contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would not be deductible pursuant to the terms of Section 280G of the Code.

      (g) None of the Boards of Directors of the Company or any of its Subsidiaries has taken any action, in anticipation of or in connection with the transactions contemplated by this Agreement, as may be permitted under any Company Plan to provide or determine that a “Change in Control” (or “Change of Control”, as applicable) (as each such term is defined in each applicable Company Plan) has occurred, or prior to the Effective Time, will occur.

      (h) Except as contemplated by Section 3.31 of this Agreement, from August 1, 2003 through the date hereof, there has been (i) no adoption of any agreement, plan, program or arrangement that constitutes a Company Plan by the Company or any of its Subsidiaries and (ii) no amendment or written interpretation by the Company or any of its Subsidiaries relating to any Company Plan (which first becomes effective on or after August 1, 2003), in each of case (i) and (ii), made in anticipation of the transactions contemplated by this Agreement or which constitute “change in control” or “change of control” provisions relating to any such plans (whether or not made in anticipation of the transactions contemplated by this Agreement).

      (i) For each Company Plan which is a “registered pension plan” within the meaning of the Income Tax Act (Canada) (a “Company Canadian Pension Plan”): (i) all contributions required to be made as of the date hereof in order for such Company Canadian Pension Plan to comply with minimum funding standards imposed by federal or provincial statutory and regulatory requirements have been made or properly accrued; (ii) each of the Company Canadian Pension Plans is set forth in Section 3.16(a) of the Company Disclosure Schedule; (iii) the Company has made (or shall make, within a reasonable period of time after the date of this Agreement) available to Parent the most recent letter of confirmation of each Company Canadian Pension Plan pursuant to applicable provincial pension legislation and the Income Tax Act (Canada) and the annual information return filed in respect of each Company Canadian Pension Plan with any applicable Governmental Entity; and (iv) each Company Canadian Pension Plan is duly registered and in good standing under the Income Tax Act (Canada) and applicable provincial pension benefit laws and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such registration.

      SECTION 3.17     Labor Relations. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries. As of the date hereof, except for any such event which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, there is, no labor strike, slowdown or work stoppage or lockout pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, there is no unfair labor practice charge or other employment related complaint pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before any tribunal dealing with employment-related issues, and there is no representation, claim or petition pending before the National Labor Relations Board against the Company or any of its Subsidiaries with respect to any current or former employee of the Company or any of its Subsidiaries.

      SECTION 3.18     Absence of Certain Changes or Events. (a) Since December 31, 2002 and through the date hereof, the Company and its Subsidiaries have conducted their businesses in the ordinary course of business in all material respects. Since December 31, 2002 and through the date hereof, the Company and its Subsidiaries have not (i) changed any of their investment, risk and asset-liability, or actuarial policies for its general account in any respect that is material to the Company and its Subsidiaries, taken as a whole; or (ii) changed their accounting principles, methods or practices in effect at December 31, 2002, including any change with respect to establishment of reserves for unearned premiums, losses and loss adjustment expenses.

      (b) Since December 31, 2002, there has not been any fact, change, circumstance or event which has had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

      SECTION 3.19     Dividends. Since December 31, 2002 and prior to the date hereof, the Company has not declared or paid any dividends on or made other distributions (whether in cash, stock or property or any combination thereof) in respect to any of its capital stock, except for regular cash annual dividends in respect of Company Common Stock not in excess of $0.32 per share per year.

      SECTION 3.20     Intellectual Property. (a) Except as individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company: (i) the Company or its Subsidiaries owns or has the right to use all the Intellectual Property used in their businesses as currently conducted, free and clear of all Liens, and will have the same rights therein after the Closing Date as existed prior to the Closing Date; and (ii) to the knowledge of the Company and its Subsidiaries, (A) such Intellectual Property that is registered in the name of the Company or its Subsidiaries is valid and enforceable; (B) such Intellectual Property is not being infringed or violated by any other Person; and (C) the conduct of the Company and its Subsidiaries’ businesses and their use of Intellectual Property do not infringe or violate the Intellectual Property of any other Person.

      (b) For purposes of this Agreement, “Intellectual Property” shall mean U.S., Canadian and other intellectual property, including without limitation patents, inventions, discoveries, processes, algorithms, formulae, technology, know-how and related improvements; copyrights and copyrightable works (including software, code, applications, databases, website content, documentation and related items); trademarks, service marks, trade names, corporate names, domain names, logos, trade dress and other source indicators; trade secrets, ways of doing business, methodologies and confidential or proprietary information.

      SECTION 3.21     Environmental Matters. Except as individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company: (a) the Company and its Subsidiaries have complied with all applicable Environmental Laws; (b) the properties currently owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substance which is reasonably likely to require remediation under any applicable Environmental Laws; (c) the properties formerly owned or operated by the Company or any of its Subsidiaries were not contaminated with any Hazardous Substance during the period of ownership or operation by the Company or any of its Subsidiaries which is reasonably likely to require remediation under any applicable Environmental Laws; (d) since January 1, 2001 neither the Company nor any of its Subsidiaries has incurred any liability for any Hazardous Substance disposal or contamination on any third party property under applicable Environmental Laws; (e) since January 1, 2001, neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information indicating that the Company or any of its Subsidiaries may be in violation of or may have incurred any liability under any Environmental Laws; (f) neither the Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or since January 1, 2001 has incurred any obligation pursuant to any material indemnity or other material agreement with any third party relating to any Environmental Laws or Hazardous Substances; and (g) there are no other circumstances or conditions involving the Company or any of its Subsidiaries that would be reasonably likely to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property of the Company pursuant to any Environmental Laws.

      As used herein, the term “Environmental Laws” means any federal, state, provincial, local or foreign law, statute, ordinance, regulation, treaty, judgment, order, decree, arbitration award, legally binding agency requirement, license, permit, authorization or common laws, relating to (i) the protection, investigation or restoration of the environment, health and safety as it relates to Hazardous Substances, or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, pollution, contamination, waste or any injury or threat of injury to Persons or property relating to any Hazardous Substance.

      As used herein, the term “Hazardous Substance” means any substance that is (A) listed, classified or regulated pursuant to any Environmental Laws, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon, or (C) any other substance which may be the subject of regulatory action by any Government Entity pursuant to any Environmental Laws.

      SECTION 3.22     Investments. (a) Since December 31, 2002 and through the date hereof, the Company and its Subsidiaries have sold and purchased securities and mortgages for the respective general accounts of the Company Insurance Entities (the “Company Investments”) in the ordinary course of business and consistent with the applicable Investment Policy of such Company Insurance Entity as adopted by its Board of Directors or Committee thereof and in effect on December 31, 2002 (the “Investment Policy”) in all material respects.

      (b) The Company Insurance Entities organized in the U.S. or Canada have good and marketable title to the Company Investments, except for immaterial defects in title, other than with respect to those Company Investments which have been disposed of in the ordinary course of business or redeemed in accordance with their terms and other than with respect to statutory deposits which are subject to certain restrictions on transfer.

      (c) The Company has provided to Parent prior to the date hereof a list, as of August 31, 2003, of defaults in the payment of principal or interest with respect to the Company Investments.

      SECTION 3.23     Risk Management Instruments. Since December 31, 2002, all derivative instruments, including interest rate swaps, caps, floors and option agreements and other risk management arrangements, whether entered into for the account of the Company or one of its Subsidiaries, were entered into in conformity in all material respects with applicable investment policies, including in the case of John Hancock Life Insurance Company, its Derivative Use Plan, a copy of which has been provided to Parent prior to the date of this Agreement.

      SECTION 3.24     Reinsurance. Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company, each Company Insurance Entity is entitled to take full credit in its Company SAP Statements pursuant to Insurance Laws for all reinsurance, coinsurance or excess insurance ceded pursuant to any reinsurance, coinsurance, excess insurance, ceding of insurance, assumption of insurance or indemnification with respect to insurance or similar arrangements to which it is a party.

      SECTION 3.25     Demutualization. The conversion of John Hancock Mutual Life Insurance Company from a mutual life insurance company into a stock life insurance company was carried out in compliance in all material respects with all applicable Laws, and in accordance with John Hancock Mutual Life Insurance Company’s Plan of Reorganization dated as of August 31, 1999, a copy of which has been filed prior to the date hereof as an exhibit to a filing made with the SEC, except where the failure to so comply or accord, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on the Company.

      SECTION 3.26     Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except Morgan Stanley & Co. Incorporated and Lazard Freres & Co. (the “Company Financial Advisors”), whose fees and expenses will be paid by the Company in accordance with the Company’s agreement with such advisor (copies of which have been furnished or made available to Parent).

      SECTION 3.27     Opinion of the Company Financial Advisor. The Company has received the opinions of the Company Financial Advisors, dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock.

      SECTION 3.28     Board Approval; Anti-Takeover Statutes. On or prior to the date hereof, the Board of Directors of the Company, by resolutions duly adopted by the Board of Directors of the Company at a meeting thereof duly called and held (the “Company Board Approval”), has (a) declared this Agreement and the Merger to be advisable, (b) approved this Agreement and the transactions contemplated hereby, including the Merger, and (c) recommended that the stockholders of the Company adopt this Agreement and directed that such matter be submitted for consideration by the stockholders of the Company at the Company Stockholders Meeting. The Company has taken all corporate action necessary to render inapplicable to the Merger, this Agreement and the other transactions contemplated hereby the restrictions on business combinations set forth in Section 203 of the DGCL and any similar Laws. No “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or regulation (including, without limitation, the restrictions on business combinations set forth in Section 203 of the DGCL) is applicable to this Agreement, the Merger or the other transactions contemplated hereby by reason of the Company being a party to this Agreement, performing its obligations hereunder and consummating the Merger and other transactions contemplated hereby.

      SECTION 3.29     Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock entitled to vote upon adoption of this Agreement at the applicable stockholders’ meeting to adopt this Agreement (the “Required Company Vote”) constitutes the only action or vote of the holders of any class or series of the Company capital stock necessary to approve and adopt this Agreement and to consummate the Merger and the other transactions contemplated hereby.

      SECTION 3.30     Company Rights Agreement. The Company and its Board of Directors have amended the Company Rights Agreement (without redeeming the Company Rights) so that (a) neither the execution and delivery of this Agreement nor the consummation of the Merger and the other transactions contemplated in this Agreement will (i) cause any of the Company Rights to become exercisable, (ii) cause Parent or Merger Co. to be an Acquiring Person (each as defined in the Company Rights Agreement) or (iii) trigger any other provisions of the Company Rights Agreement, including giving rise to a Distribution Date, a Stock Acquisition Time, a Section 11(a)(ii) Event or a Section 13 Event (each as defined in the Company Rights Agreement), and (b) the Expiration Date (as defined in the Company Rights Agreement) of the Company Rights shall occur immediately prior to the Effective Time. Such amendment is in full force and effect and shall remain in full force and effect from and after the date hereof.

      SECTION 3.31     Employment Continuation Agreements. Each of the executives named on Section 3.31 of the Company Disclosure Schedule has executed and delivered to the Company the amendment to his or her employment continuation agreement attached to Section 3.31 of the Company Disclosure Schedule.

      SECTION 3.32     No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement, none of the Company, any Subsidiary of the Company or any other Person makes any other express or implied representation or warranty on behalf of the Company, or any Subsidiary, with respect to the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER CO.

      Parent and Merger Co. represent and warrant to the Company except as set forth in (i) the Parent Public Documents filed prior to the date hereof and (ii) the disclosure schedule delivered by Parent to the Company concurrently herewith (the “Parent Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation and warranty; provided that any disclosure contained in any section of the Parent Disclosure Schedule shall qualify each other representation and warranty where it would be reasonably apparent that it should be an exception to such representation or warranty or be disclosed on such other section of the Parent Disclosure Schedule) as follows:

      SECTION 4.1     Organization, Standing and Power; Subsidiaries. (a) Parent is a corporation incorporated and validly existing under the laws of Canada, has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties or assets makes such licensing or qualification necessary, except in those jurisdictions where the failure to be so incorporated, existing, licensed or qualified or have such power or authority, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Parent. Merger Co. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate or other power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties or assets makes such licensing or qualification necessary, except in those jurisdictions where the failure to be so organized, existing, in good standing, licensed or qualified or have such power or authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. The letters patent and certificate of incorporation, respectively, and by-laws of each of Parent and Merger Co., copies of which were furnished to the Company, are true, complete and correct copies of such documents, except as such documents are permitted to be amended pursuant to Section 5.2(c) hereof.

      (b) Section 4.1(b) of the Parent Disclosure Schedule sets forth a complete and correct list of all of Parent’s Subsidiaries as of the date hereof (other than inactive Subsidiaries with no material liabilities) and indicates, as to each such Subsidiary that is not, directly or indirectly, wholly-owned as of the date hereof, the authorized capital of such Subsidiary, the number and type of outstanding common shares or other equity securities of such Subsidiary, and as to each Subsidiary, any issued and outstanding options, warrants, stock appreciation rights, rights to subscribe to, calls, rights of first offer, rights of first refusal or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, common shares or other equity securities of such Subsidiary, and any contracts, commitments, instruments, understandings or arrangements by which such Subsidiary may be or become bound to issue additional common shares or other equity securities, or options, warrants or rights to purchase, acquire, subscribe to, calls on, or rights of first offer, rights of first refusal or commitments for, any common shares or other equity securities and the identity of the parties to any such agreements or arrangements. As of the date hereof, all of the outstanding common shares or other securities evidencing ownership of Parent’s Subsidiaries have been duly authorized and validly issued and are, to the extent they are corporations organized under Laws of the U.S. or Canada, fully paid and non-assessable with no personal liability attaching to the ownership thereof, and except as set forth in Section 4.1(b) of the Parent Disclosure Schedule, such common shares or other securities that are owned by Parent or its Subsidiaries are owned by Parent or its Subsidiaries free and clear of any Lien with respect thereto except for (i) any buy or sell arrangements (x) applicable to Subsidiaries that are not Significant Subsidiaries and (y) that are not material to Parent and its Subsidiaries taken as a whole and (ii) provisions in partnership agreements and limited liability company agreements permitting third parties to remove Parent or its Subsidiary as a general partner or managing member. Each of Parent’s Subsidiaries (A) is a duly organized or incorporated, as applicable, and validly existing corporation, partnership, limited liability company or other legal entity under the laws of its jurisdiction of organization, (B) has all requisite corporate or other entity power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, and (C) is duly licensed or qualified to do business and in good standing, if applicable, in each jurisdiction in which the nature of its business or the ownership or leasing of its properties or assets makes such licensing or qualification necessary, other than in each case in those jurisdictions where the failure to be so organized, incorporated, existing, licensed or qualified or failure to have such power, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Parent.

      (c) As of the date hereof, neither Parent nor any of its Subsidiaries has any partnership or limited liability company investments that are not, directly or indirectly, wholly-owned by Parent as of the date hereof, except for limited partnership interests in Investment Vehicles and passive investments made by Parent or its Subsidiaries in the ordinary course of business. Parent has provided or made available to the Company complete and accurate copies of all partnership or limited liability company or similar agreements relating to such entities to which Parent or any Subsidiary of Parent is a party.

      SECTION 4.2     Capitalization. (a) As of the date hereof, the authorized capital of Parent consists of an unlimited number of Parent Common Shares and an unlimited number of Class A Shares of Parent (the “Parent Class A Shares”) and an unlimited number of Class B Shares of Parent (the “Parent Class B Shares” and, together with the Class A Shares, the “Parent Preferred Shares”). As of the close of business on September 26, 2003, (i) 462,765,844 Parent Common Shares were outstanding, 36,547,165 Parent Common Shares were reserved for issuance upon the exercise or payment of outstanding Parent Options, 500,000 Parent Common Shares were reserved for issuance upon the exercise or payment of outstanding Parent Share Awards (other than Parent Options), (ii) 14,000,000 Parent Class A Shares, designated as Class A Shares Series 1, were outstanding and (iii) no Parent Class B Shares were outstanding. All outstanding Parent Common Shares and Parent Preferred Shares have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive or similar rights. The Parent Common Shares to be issued pursuant to this Agreement have been duly authorized and will be, if and when issued in accordance with the terms hereof or as contemplated hereby, validly issued, fully paid and non-assessable and not subject to preemptive or similar rights. The Parent Common Shares which may be issued upon exercise of Parent Options have been duly authorized and, if and when issued pursuant to the terms thereof, will be validly issued, fully paid and non-assessable and not subject to preemptive or similar rights.

      (b) As of the date hereof, the authorized capital stock of Merger Co. consists of 1,000 shares of Merger Co. Common Stock, and 1,000 shares of Merger Co. Common Stock are outstanding. All outstanding shares of Merger Co. Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and are not subject to preemptive or similar rights.

      (c) As of the date hereof, no Voting Debt of Parent is issued or outstanding.

      (d) Except for (i) this Agreement, (ii) Parent Options, (iii) Parent Share Awards (other than Parent Options), (iv) as set forth in the Parent Disclosure Schedule and (v) to be issued pursuant to Section 2.5 of this Agreement, as of the date hereof, there are no options, warrants, calls, rights, commitments or agreements of any character to which Parent or any Subsidiary of Parent is a party or by which it or any such Subsidiary is bound obligating Parent or any Subsidiary of Parent to issue, deliver or sell, or cause to be issued, delivered or sold, any common shares or other equity securities or any Voting Debt (or any securities convertible into or exercisable or exchangeable for any common shares or other equity securities or Voting Debt) of Parent or any Subsidiary of Parent or obligating Parent or any Subsidiary of Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. As of the date hereof, except for plans providing for the issuance of Parent Options, there are no outstanding contractual obligations of Parent or any of its wholly-owned Subsidiaries to repurchase, redeem or otherwise acquire any common shares or other equity securities of Parent or any of its Subsidiaries or pursuant to which Parent or any of its Subsidiaries is or could be required to file a prospectus under applicable Canadian securities Laws or register the Parent Common Shares or any other securities under the Securities Act, or register the Parent Common Shares or any other securities under the securities Laws of any other jurisdiction. A list, as of the date hereof, of (A) for each of the years 2001, 2002 and 2003, the exercise price per share and the aggregate number of shares subject to outstanding unexercised Parent Options granted in each such year, (B) for each of the years 2001, 2002 and 2003, the aggregate number of shares subject to outstanding restricted and other awards of Parent Common Shares granted to directors, officers and employees in each such year, and (C) the aggregate number of employees holding deferred share units and restricted share units, respectively, the dates of grant of such deferred share units and restricted share units, and the aggregate numbers of deferred share units and restricted share units outstanding, in each case, as of September 26, 2003, has been delivered to the Company prior to the date hereof. As of the date hereof, none of the Parent Common Shares are held, directly or indirectly, by any Subsidiary of Parent, except for Parent Common Shares held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary, nominee or custodial capacity that are beneficially owned by third parties, including shares held by mutual funds for which any Subsidiary of Parent acts as an investment adviser (“Parent Trust Account Shares”).

      SECTION 4.3     AUTHORITY. (a) Each of Parent and Merger Co. has all requisite corporate power and authority to enter into this Agreement and, subject to adoption of this Agreement by Parent as the sole stockholder of Merger Co., to consummate the transactions contemplated hereby and perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate and stockholder action on the part of Parent and Merger Co., subject, in the case of the consummation of the Merger, to the adoption of this Agreement by Parent as the sole stockholder of Merger Co. This Agreement has been duly executed and delivered by each of Parent and Merger Co. and constitutes a valid and binding obligation of each of Parent and Merger Co., enforceable against each of Parent and Merger Co. in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and to general equitable principles (whether considered in a proceeding in equity or at law).

      (b) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, (i) result in any Violation of any provision of the letters patent, articles of incorporation or certificate of incorporation, as applicable, or by-laws of Parent or any Subsidiary of Parent, (ii) result in any Violation of any loan or credit agreement, note, bond, mortgage, guarantee, deed of trust, indenture, lease, Parent Plan or other contract, agreement, obligation, instrument, arrangement or understanding (whether written or oral) to which Parent or any of its Subsidiaries is a party or by which any of their properties, assets or businesses are bound, or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, notices, waivers, registrations, declarations and filings referred to in Section 4.3(c), result in any Violation of any permit, concession, grant, franchise, license, variance, exemption, approval, judgment, order, decree, writ, directive, injunction, arbitration award, decision, ruling, statute, Law, ordinance, rule, code or regulation applicable to Parent or any Subsidiary of Parent or their respective properties, rights or assets and made or granted by a Governmental Entity, except in the case of clauses (ii) and (iii) for any Violation which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

      (c) No consent, approval, order, grant, waiver or authorization of, or registration, declaration or filing with, or notice to or exemption or variance from, any Governmental Entity is required in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, except for (i) notices or filings under the HSR Act and the expiry or early termination of the applicable waiting period thereunder, (ii) the filing with the SEC of the Proxy Statement/ Prospectus, the effectiveness of the Form F-4 and the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) the Stock Exchange Approvals, (v) consents, authorizations, approvals or filings with Governmental Entities pursuant to the applicable provisions of U.S. (federal, state and local) and non-U.S. laws relating to the regulation of broker-dealers, investment advisers, investment companies, commodity pool operators and commodity trading advisors, (vi) those approvals necessary for Parent to acquire, directly or indirectly, the Company Bank, (vii) the Company Insurance Approvals, (viii) the Canadian Antitrust Approvals and (ix) such other consents, approvals, orders, grants, waivers, authorizations, registrations, declarations or filings which, if not obtained or made, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent or the Surviving Corporation or materially impair or materially delay the ability of Parent to perform its obligations hereunder.

      SECTION 4.4     Public Documents; Undisclosed Liabilities. (a) Parent has filed or furnished, as applicable, on a timely basis, all required reports, schedules, prospectuses, registration statements, proxy and information statements and other documents required to be filed or furnished, as applicable, by it under the Exchange Act or the Securities Act with the SEC and Canadian securities regulatory authorities since January 1, 2001 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent Public Documents”). As of their respective dates of filing (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Parent Public Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and applicable Canadian securities laws, as the case may be, and none of the Parent Public Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      (b) Each of the financial statements of Parent included in the Parent Public Documents complied as to form, as of its date of filing with the SEC or any Canadian securities regulatory authority, as the case may be, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, including all applicable requirements pursuant to the Sarbanes-Oxley Act to the extent applicable thereto, or any Canadian securities regulatory authority, as the case may be, and the financial statements included therein have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) (except, in the case of unaudited statements, for normal recurring year-end adjustments and for the absence of footnotes) applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown.

      (c) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated balance sheet of Parent included in its Annual Report on Form 40-F for the fiscal year ended December 31, 2002, as filed with the SEC prior to the date of this Agreement (the “Parent Annual Report”), (ii) liabilities incurred since December 31, 2002 in the ordinary course of business consistent with past practice, (iii) liabilities and obligations under Contracts in effect as of the date hereof, (iv) liabilities and obligations under Contracts entered into after the date hereof not in violation of the terms of this Agreement, (v) liabilities and obligations under this Agreement and (vi) liabilities and obligations that would not reasonably be expected to have a Material Adverse Effect on Parent, Parent did not have, and since such date Parent has not incurred, any material liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in Parent’s financial statements in accordance with US GAAP or Canadian GAAP).

      (d) Parent is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE and the TSX. Except as permitted by the Exchange Act, including, without limitation, Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither Parent nor any of its affiliates has made, arranged or modified (in any material way) personal loans to any executive officer or director of Parent.

      (e) Parent has (i) designed disclosure controls and procedures to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the management of Parent by others within those entities, and (ii) has, to the extent required by applicable Laws, disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s auditors and the audit committee of Parent’s Board of Directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Parent’s ability to record, process, summarize and report financial data and has identified for Parent’s auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls. Parent has made available to the Company a summary of any such disclosure made by management to Parent’s auditors and audit committee since January 1, 2002.

      SECTION 4.5     Insurance Reports. Each of the Subsidiaries through which Parent conducts its material insurance operations (collectively, the “Parent Insurance Entities”) is listed in Section 4.5 of the Parent Disclosure Schedule. Each of the Parent Insurance Entities has filed all annual and quarterly statements, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with or submitted to the appropriate insurance regulatory authorities of the jurisdiction in which it is domiciled or commercially domiciled on forms prescribed or permitted by such authority (collectively, the “Parent SAP Statements”), except for such failures to file that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Parent has delivered or made available to the Company copies of all of the Parent SAP Statements for each Parent Insurance Entity for the periods beginning January 1, 2001 and through the date hereof, each in the form (including exhibits, annexes and any amendments thereto) filed with the applicable state insurance regulatory authority and true and complete copies of all examination reports of insurance departments and any insurance regulatory authorities received by Parent (to the extent permitted by applicable Laws in respect of the Parent Insurance Entities incorporated in Canada) on or after January 1, 2001 and through the date hereof relating to the Parent Insurance Entities. Financial statements included in the Parent SAP Statements and prepared on a statutory basis, including the notes thereto, were prepared in conformity with SAP prescribed or permitted by the applicable insurance regulatory authority, in each case, consistently applied for the periods covered thereby and present fairly the statutory financial position of the relevant Parent Insurance Entity as at the respective dates thereof and the results of operations of such Parent Insurance Entity for the respective periods then ended. The Parent SAP Statements complied in all material respects with all applicable Laws, rules and regulations when filed, and no material deficiency has been asserted by any Governmental Entity with respect to any Parent SAP Statements. Except as indicated therein, all assets that are reflected as admitted assets on the Parent SAP Statements comply with all Insurance Laws with respect to admitted assets, as applicable, and are in an amount at least equal to the minimum amounts required by Insurance Laws, except for such failures to comply or failures to be at least equal to minimum amounts that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. The statutory balance sheets and income statements included in Parent SAP Statements have been audited by Parent’s independent auditors, and Parent has delivered or made available to the Company true and complete copies of all audit opinions related thereto for periods beginning January 1, 2000.

      SECTION 4.6     Permits; Compliance with Applicable Laws. (a) Parent and its Subsidiaries have all Permits required for the operation of their respective businesses or the operation, ownership and leasing of their respective properties and assets, except for such Permits the failure of which to have, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent or materially impair or materially delay the ability of Parent to perform its obligations hereunder (the “Parent Permits”). The business of each of Parent and its Subsidiaries has been and is being conducted in compliance with the terms of all of the Parent Permits, except for such instances of noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent or materially impair or materially delay the ability of Parent to perform its obligations hereunder. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent or materially impair or materially delay the ability of Parent to perform its obligations hereunder, all of the Parent Permits are in full force and effect, and there is no proceeding or investigation pending or, to the knowledge of Parent, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such Permit.

      (b) Except as disclosed in the Parent Public Documents filed prior to the date of this Agreement, since January 1, 2001, the businesses of Parent and each of its Subsidiaries, and the ownership, leasing and operation of the properties and assets of Parent and its Subsidiaries, have not been conducted in violation of any Laws, except for any violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent or materially impair or materially delay the ability of Parent to perform its obligations hereunder. No investigations or reviews by any Governmental Entity with respect to Parent or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent or materially impair or materially delay the ability of Parent to perform its obligations hereunder are pending or, to the knowledge of Parent, threatened. Except as set forth in its statutory reports filed prior to the date hereof, and except as required by Laws of general applicability and the insurance permits, grants and licenses maintained by Parent or its Subsidiaries, there are no written agreements, memoranda of understanding, commitment letters or similar undertakings binding on Parent or its Subsidiaries to which Parent or any of its Subsidiaries is a party, on the one hand, and any Governmental Entity is a party or addressee, on the other hand, or orders or directives by, or supervisory letters from, any Governmental Entity specifically with respect to Parent or any of its Subsidiaries, which (A) limit the ability of Parent or any of its Subsidiaries to issue life insurance policies or annuity contracts, (B) require any investments of Parent or any of its Subsidiaries to be treated as nonadmitted assets, (C) require any divestiture of any investments of Parent or any of its Subsidiaries, (D) in any manner relate to the capital adequacy (including the maintenance of any NAIC, reserves or surplus), credit policies or management of Parent or any of its Subsidiaries or the ability of Parent or any of its Subsidiaries to pay dividends or other distributions or (E) otherwise restrict the conduct of business of Parent or any of its Subsidiaries in any material respect.

      (c) Except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, each of Parent and its Subsidiaries, and, to the knowledge of Parent, its insurance agents, solicitors, third party administrators, managers, brokers and distributors, have marketed, sold and issued insurance, reinsurance and annuity products in compliance with all applicable Laws governing sales processes and practices.

      (d) Section 4.6(d) of the Parent Disclosure Schedule sets forth a complete and accurate list of each of the material memberships, as of the date hereof, of Parent and each of its Subsidiaries in securities exchanges, commodities exchanges, boards of trade and clearing organizations.

      SECTION 4.7     Insurance Business. (a) All policies, binders, slips, certificates, guaranteed insurance contracts, annuity contracts and participation agreements and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary documents in connection therewith) that are issued by a Parent Insurance Entity (collectively, the “Parent Insurance Contracts”), and any and all marketing materials are, to the extent required under applicable Insurance Laws, on forms and at rates approved by the insurance regulatory authority of the jurisdiction where issued or, to the extent required by applicable Laws, have been filed with and not objected to by such authority within the period provided for objection, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

      (b) Prior to the date hereof, Parent has delivered to the Company a true and complete copy of any actuarial filings or reviews required or requested by regulatory authorities and prepared by actuaries, independent or otherwise, with respect to any Parent Insurance Entity since December 31, 2000 and prior to the date hereof, and all attachments, addenda, supplements and modifications thereto (the “Parent Actuarial Analyses”). To the knowledge of Parent, the information and data furnished by Parent or any Parent Insurance Entity to its independent actuaries in connection with the preparation of the Parent Actuarial Analyses were accurate in all material respects.

      SECTION 4.8     Reserves. The aggregate reserves of Parent Insurance Entities as recorded in the Parent SAP Statements have been determined in all material respects in accordance with generally accepted actuarial principles consistently applied (except as set forth therein). All reserves of Parent Insurance Entities set forth in the Parent SAP Statements are fairly stated in accordance with sound actuarial principles and meet the requirements of all applicable Insurance Laws including the applicable SAP, except where the failure to so state such reserves or meet such requirements, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

      SECTION 4.9     Separate Accounts. (a) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, each separate account created under the federal laws of the U.S. or the laws of a U.S. state and maintained by a Parent Insurance Entity (a “Parent Separate Account”) is duly and validly established and maintained under the Laws of its jurisdiction of organization and is either excluded from the definition of an investment company pursuant to Section 3(c)(1), 3(c)(7) or 3(c)(11) of the Investment Company Act, or is duly registered as an investment company under the Investment Company Act. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, (i) each such Parent Separate Account, if not registered, is operated and all of its operations are conducted in compliance with all applicable Laws, and (ii) each such Parent Separate Account, if registered, is operated in compliance with the Investment Company Act, has filed all reports and amendments of its registration statement required to be filed, and has been granted all exemptive relief necessary for its operations as presently conducted.

      (b) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, the Parent Insurance Contracts under which the Parent Separate Account assets are held are duly and validly issued and are either exempt from registration under the Securities Act pursuant to Section 3(a)(2), 3(a)(8) or Section 4(2) of the Securities Act or were sold pursuant to an effective registration statement under the Securities Act, and each such registration statement is currently in effect to the extent necessary to allow the appropriate Parent Insurance Entity to receive contributions under such policies.

      (c) The assets of each Parent Separate Account that are subject to the provisions of Section 817(h) of the Code are adequately diversified within the meaning of Section 817(h) of the Code, except where the failure to be so treated would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Parent.

      (d) Each of the Parent Insurance Entities incorporated or organized under the Laws of the U.S. or any state thereof is treated for U.S. federal tax purposes as the owner of the assets underlying the respective life insurance policies and annuity contracts issued, entered into or sold by it, except where the failure to be so treated, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

      SECTION 4.10     Bank Subsidiaries. As of the date hereof, neither Parent nor any of its Subsidiaries owns or “controls” (as defined in Section 2(a)(2) of the BHC Act) a “bank” (as defined in Section 2(c) of the BHC Act) or a “bank holding company” (as defined in Section 2(a)(i) of the BHC Act). As of the date hereof, neither Parent nor any Subsidiary of Parent is an “insured depository institution” under the Federal Deposit Insurance Act.

      SECTION 4.11     Broker-Dealer Subsidiaries. (a) As of the date hereof, Parent and its Subsidiaries conduct broker-dealer operations solely through the Subsidiaries of Parent listed in Section 4.11(a) of the Parent Disclosure Schedule, all of which are organized and resident under the Laws of the U.S., Canada or any province or state thereof (collectively, the “Parent Broker-Dealer Subsidiaries”), which includes a listing, as of the date hereof, of all such registrations and licenses held by such Subsidiaries with all applicable U.S. and Canadian Governmental Entities and an indication as to whether such Subsidiary is a member in good standing of the NASD or other U.S. or Canadian broker-dealer associations (and, if so, a listing of each such association). As of the date hereof, no other Subsidiary of Parent is required by the nature of its activities to be so registered under the Exchange Act or under the laws of any state or other U.S. or Canadian jurisdiction or to be a member in good standing of the NASD or other broker-dealer associations under any other applicable Law. Parent has filed and made available to the Company, in the form as filed, a true and complete copy of each such Subsidiary’s Form BD, if applicable, that is effective as of the date hereof. The information contained in such forms and reports was (or will be, in the case of filings made after the date hereof) true and complete as of the time of filing, except where the failure to be true and complete, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

      (b) Each of the Parent Broker-Dealer Subsidiaries is duly registered and licensed as a broker-dealer under the Exchange Act and under any state, federal or foreign broker-dealer or similar laws pursuant to which each such Parent Broker-Dealer Subsidiary is required to be so registered. As of the date of this Agreement, except as disclosed on an SEC Form BD which has been filed, to the extent applicable, by each Parent Broker-Dealer Subsidiary with the SEC prior to the date of this Agreement, no Parent Broker-Dealer Subsidiary, nor any of its officers, directors or employees, has been convicted of any crime or has been the subject of any disciplinary proceedings or orders of any Governmental Entity, and, to the knowledge of Parent, no such disciplinary proceeding or order is pending or threatened; and no Parent Broker-Dealer Subsidiary, nor any persons affiliated with such Parent Broker-Dealer Subsidiary, or, to the knowledge of Parent, any of such Parent Broker-Dealer Subsidiary’s officers, directors or employees of any of the foregoing or any “associated person” (as defined in the Exchange Act) of such Parent Broker-Dealer Subsidiary, is or has been subject to any disqualification that would be a basis for denial, suspension or revocation of registration of a broker-dealer under Section 15, 15B or 15C of the Exchange Act.

      (c) Each Parent Broker-Dealer Subsidiary satisfies the minimum net capital requirements of the Exchange Act, if applicable, or of the laws of any jurisdiction in which such Parent Broker-Dealer Subsidiary conducts business, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

      SECTION 4.12     Investment Adviser Subsidiaries; Funds; Clients. (a) As of the date hereof, Parent and its Subsidiaries (the “Parent Advisory Entities”) provide investment management, investment advisory and sub-advisory services (including management and advice provided to separate accounts and participation in wrap fee programs). The Parent Advisory Entities, as of the date hereof, providing investment advisory services in the U.S. and Canada are listed on Section 4.12(a) of the Parent Disclosure Schedule. For purposes of this Agreement, “Parent Advisory Contract” means each Contract for such services provided by a Parent Advisory Entity; “Parent Advisory Client” means each party to a Parent Advisory Contract other than the applicable Parent Advisory Entity; “Parent Fund Client” means each Parent Advisory Client that is registered as an investment company under the Investment Company Act. Each Sponsored Parent Fund Client (or the trust of which it is a series) is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, except where the failure to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. The Boards of Trustees or directors of the Sponsored Parent Fund Clients (or the trust of which it is a series) operate in conformity with Sections 9, 10 and 16 of the Investment Company Act, except as set forth in Section 4.12(a) of the Parent Disclosure Schedule.

      (b) Each of the Sponsored Parent Fund Clients is in compliance with all applicable Laws of the SEC, the NASD, the IRS and any other Governmental Entity having jurisdiction over such Sponsored Parent Fund Client or its distributor or investment adviser and of any required state or other jurisdiction in which such Sponsored Parent Fund Client is registered, qualified or sold and, to the extent applicable, with its prospectus and any required statement of additional information, except for such instances of noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. To the extent applicable, each Sponsored Parent Fund Client has elected to be treated as, and has qualified as, a “regulated investment company” under subchapter M of Chapter 1 of Subtitle A of the Code. To the extent applicable, each Sponsored Parent Fund Client that is intended to be a tax-exempt municipal bond fund has satisfied the requirements of Section 852(b)(5) of the Code and is qualified to pay exempt interest dividends as defined therein.

      (c) Each Parent Advisory Client (i) that was organized by a Parent Advisory Client or for which a Parent Advisory Client or another Subsidiary of the Parent acts as the general partner, managing member or in a similar capacity and (ii) that relies upon Section 3(c)(1), 3(c)(7) or 3(c)(11) of the Investment Company Act to be exempt from registration under the Investment Company Act, is entitled to rely upon Section 3(c)(1), 3(c)(7) or 3(c)(11) of the Investment Company Act, if applicable.

      (d) Each of the Parent Advisory Entities that is required to be registered with the SEC as an investment adviser under the Investment Advisers Act is duly registered as such and each Parent Advisory Entity that is required to make a notice filing with certain states has filed such notice filings except where failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Each Parent Advisory Entity has filed all Forms ADV (if applicable) and all other material reports and other filings, if any, required to be filed with the SEC or any other Governmental Entity since January 1, 2002. The information contained in such forms, reports and other filings was (or will be, in the case of filings made after the date hereof) true and complete as of the time of filings, except where the failure to be true and complete, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Parent has made available to the Company, a true and complete copy of Part II of each such Parent Advisory Entity’s Form ADV effective as of the date hereof, as applicable.

      (e) Each Sponsored Parent Fund Client and Parent Advisory Entity (i) has operated and is currently operating in compliance with all Laws applicable to it or its business and (ii) has all Permits required for the operation of its business or ownership of its properties and assets as presently conducted except, in the case of clauses (i) and (ii) above, where the failure to be in compliance or failure to have Permits, individually or in the aggregate, and would not reasonably be expected to have a Material Adverse Effect on Parent. The business of each Sponsored Parent Fund Client has been and is being conducted in compliance with the terms of such Permits of the Sponsored Parent Fund Clients, except where the failure to be in compliance, individually or in the aggregate, would not reasonably be expected to have a Material

Adverse Effect on Parent. To the knowledge of Parent, all such Permits of the Sponsored Parent Fund Clients are in full force and effect. There is no proceeding or investigation pending or threatened which could lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such Permit, except for such revocations, amendments, failures to renew, limitations, suspensions or restrictions which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Parent has made available to the Company true and complete copies of all exemptive orders, “no-action” letters or similar exemptions or regulatory relief that were obtained by or on behalf of any Parent Fund Client and that, to the knowledge of Parent, are required, as of the date hereof, for the current operation of such Parent Fund Client in compliance with Laws.

      (f) Each Parent Advisory Entity has been and is in compliance with each Parent Advisory Contract to which it is a party, except where the failure to be so in compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

      (g) The accounts of each Parent Advisory Client subject to ERISA to the extent, if any, managed by a Subsidiary of Parent have been managed by the applicable Subsidiary of Parent in compliance with the applicable requirements of ERISA, except where the failure to be in compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

      (h) As of the date hereof, neither Parent nor any of the Parent Advisory Entities nor any “affiliated person” (as defined in the Investment Company Act) of any of them is ineligible pursuant to Section 9(a) or (b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company; none of Parent, any Parent Advisory Entity or any “person associated with an investment advisor” (as defined in the Investment Advisers Act) is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment adviser or as a person associated with a registered investment adviser.

      SECTION 4.13     Legal Proceedings. There is no Action pending or, to the knowledge of Parent, threatened, against or affecting Parent or any Subsidiary of Parent, or any of its properties, assets or rights, or challenging the validity or propriety of this Agreement or any of the transactions contemplated hereby which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent or materially impair or materially delay the ability of Parent to perform its obligations hereunder, other than any of the foregoing brought or threatened by an insured under a policy issued by an Insurance Subsidiary; nor is there any Order outstanding or, to the knowledge of Parent, threatened against Parent or any Subsidiary of Parent which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent or materially impair or materially delay the ability of Parent to perform its obligations hereunder.

      SECTION 4.14     Taxes. (a) Parent and each of its Subsidiaries have timely filed (or had filed on their behalf) all tax returns required to be filed by any of them and have timely paid (or had paid on their behalf), or have set up an adequate reserve for the payment of, all material taxes required to be paid (whether or not shown to be due on such tax returns) with respect to the periods covered by such returns, and the most recent financial statements contained in the Parent Public Documents filed prior to the date hereof reflect an adequate reserve for all taxes of Parent and its Subsidiaries accrued, but not yet due and owing, through the date of such financial statements except where failure to so file, pay, or set up an adequate reserve would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. All such tax returns are true, correct and complete in all material respects.

      (b) No material deficiencies for any taxes have been formally proposed, asserted or assessed against Parent or any of its Subsidiaries that are not adequately reserved for. The U.S. and Canadian federal income tax returns of Parent and each of its Subsidiaries have been examined by and settled with the IRS for all years through 1997 and with the Canada Customs and Revenue Agency for all years through 1995, respectively, or the period for assessment of the taxes in respect of which such tax returns were filed has expired.

      (c) Proper and accurate amounts have been withheld, collected or deposited by Parent and its Subsidiaries from their employees, agents, independent contractors, creditors, shareholders and policyholders in compliance with the tax withholding provisions of applicable federal, state, provincial and local Laws and have been paid over to the appropriate taxing authorities except for such amounts that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

      (d) There are no material tax Liens upon any property or assets of Parent or any of its Subsidiaries except Liens for taxes not yet due and payable.

      (e) Except as set forth in Section 4.14(e)(i) of the Parent Disclosure Schedule, none of Parent or any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Parent) or (ii) has any material liability for the taxes of any Person (other than any of Parent or its Subsidiaries) including, but not limited to, under Treasury Regulation Section 1.1502-6 (or any similar provision of Canadian federal or provincial or state, local or other foreign Laws) or as a transferee or successor.

      (f) None of Parent or any of its Subsidiaries has taken (or failed to take) any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

      (g) None of Parent or any of its Subsidiaries is a party to, is bound by or has any obligation under, any tax sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the taxes, taxable income or taxable losses of any other Person except for any such agreements, contracts or arrangements that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

      (h) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of Canadian federal or provincial or state, local or other foreign Laws) has been entered into by or with respect to Parent or any of its Subsidiaries which will result in material future tax payments.

      (i) Neither Parent nor any of its Subsidiaries has obtained or requested a ruling from any taxing authority that has had, or if issued would have, a material effect on Parent or any of its Subsidiaries for any taxable year for which the applicable statute of limitations has not expired.

      (j) Parent is not aware of any material liability that may result from: (i) the tax treatment under the Code of insurance contracts, annuity contracts, financial products, employee benefit plans (other than any Parent Plan), individual retirement accounts or annuities and any similar or related policy, contract, plan or product, whether individual, group or otherwise, if any, issued or sold by Parent or any of its Subsidiaries being less favorable to the purchaser, policyholder or intended beneficiaries thereof than the tax treatment under the Code for which such policies, products, plans or contracts qualified or purported to qualify at the time of their issuance or purchase, except for changes resulting from changes to the Code after the time of such issuance or purchase or (ii) any life insurance contract issued by Parent or any of its Subsidiaries (whether developed or administered or reinsured with any other Person) that is a MEC failing to be marketed as such.

      (k) To the knowledge of Parent, as of the date hereof, there are no currently pending or threatened federal, state, provincial, local or foreign audits with regard to the tax treatment of any policy, contract, product or plan sold, issued or administered by Parent or any of its Subsidiaries (whether developed by or reinsured with any other Person) except for such audits that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

      (l) There is no material contingent liability resulting from Parent or any of its Subsidiaries being a party to any hold harmless, sharing, allocation or indemnification agreement with respect to the tax qualification or treatment of any policy, contract, product or plan sold, issued or administered by any insurance company (whether developed by or reinsured with any other Person).

      SECTION 4.15     Certain Agreements. Except as disclosed in the Parent Public Documents filed prior to the date hereof and except for this Agreement, as of the date hereof, neither Parent nor any of its

Subsidiaries is a party to or bound by any Contract (i) with respect to financial advisors requiring payments of $5,000,000 or more, which is not terminable within one year without penalty, (ii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act), (iii) which requires any payment by Parent or its Subsidiaries in excess of $20,000,000 in any year and which is not terminable within one year without penalty, or which requires any payment to Parent or its Subsidiaries in excess of $50,000,000 in any year and which is not terminable within one year without penalty, in each of the cases in this clause (iii), excluding any payments required to be made by or to Parent or its Subsidiaries pursuant to insurance or annuity policies or products or in the ordinary course investment activities of Parent or its Subsidiaries, (iv) which limits (or purports to limit) in any way the ability of Parent or any of its Subsidiaries or affiliates to compete or engage in any line of business, in any geographic area or with any Person, (v) which constitutes material reinsurance arrangements under which Parent Insurance Entities cede over $25,000,000 of premiums annually, other than agreements between Parent Insurance Entities, (vi) relating to, or evidencing, indebtedness for borrowed money or any guarantee of indebtedness for borrowed money, in each case, involving an amount in excess of $100,000,000 (excluding any indebtedness relating to guaranteed investment contracts or funding agreements issued in the ordinary course of business by Parent or any of its Subsidiaries), (vii) since January 1, 2000, relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets, indemnity insurance or otherwise) which involves an asset value in excess of $500,000,000 or a purchase price in excess of $100,000,000 except for such acquisitions or dispositions made in the ordinary course investment activities of Parent or its Subsidiaries and except for any products sold by Parent or its Subsidiaries in the ordinary course of business, or (viii) relating to, or evidencing, any guarantee of obligations of any non-wholly-owned Subsidiary or affiliate. Parent has previously made available to the Company complete and accurate copies of each Contract of the type described in this Section 4.15 which was entered into prior to the date hereof. All Contracts of the type described in this Section 4.15 shall be referred to as “Parent Contracts” regardless of whether they were entered into before or after the date hereof. All of the Parent Contracts are valid and in full force and effect (except those of which are cancelled, rescinded or terminated after the date hereof in accordance with their terms), except where the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. To the knowledge of Parent, no Person is challenging the validity or enforceability of any Parent Contract, except such challenges which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries, and to the knowledge of Parent, as of the date hereof, none of the other parties thereto, has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under the provisions of, any Parent Contract, except for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

      SECTION 4.16     Employee Benefit Plans. (a) Section 4.16(a) of the Parent Disclosure Schedule contains a true and complete list, as of the date hereof, of each material, written employee benefit plan, program, agreement or arrangement (including all “employee benefit plans” (within the meaning of section 3(3) of ERISA, including, without limitation, multiemployer plans within the meaning of ERISA section 3(37)), stock purchase, stock option, stock or stock-based award, severance, employment, compensation, change-in-control, hospitalization or medical benefit, life or other insurance, dental, disability, salary continuation, vacation, supplemental unemployment benefit, profit sharing, bonus, incentive, deferred compensation, mortgage assistance, savings, pension, supplemental pension, retiree welfare, retention and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to applicable legislation including ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether or not insured or funded, whether formal or informal, legally binding or not, under which any current or former employee, director or independent contractor of Parent or any of its Subsidiaries has any present or future right to benefits and under which Parent or any of its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Parent Plans”. Section 4.16(a) of the Parent

Disclosure Schedule also identifies each of the Parent plans that is a “registered pension plan” within the meaning of the Income Tax Act (Canada) (collectively, the “Canadian Pension Plans”). With respect to each Parent Plan, Parent has made available to the Company a current, accurate and complete copy thereof as in effect through the date hereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent letter of confirmation of each Canadian Pension Plan pursuant to applicable provincial pension legislation and the Income Tax Act (Canada), (iii) the most recent Determination Letter from the IRS, if applicable; (iv) any summary plan descriptions and other material written communications by Parent or any of its Subsidiaries to their employees concerning the provision or extent of the benefits provided under any Parent Plan; and (v) for the two most recent plan years (A) the annual information return filed in respect of each Canadian Pension Plan with any applicable governmental agency; (B) Form 5500 and attached schedules, (C) audited financial statements and (D) actuarial valuation reports.

      (b) (i) Except where noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, each Parent Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of the Income Tax Act (Canada), ERISA, the Code and other applicable Canadian and U.S. federal Laws, rules and regulations; (ii) each Parent Plan which is a Canadian Pension Plan is duly registered and in good standing under the Income Tax Act (Canada) and applicable provincial pension benefit Laws and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such registration; (iii) each Parent Plan which is intended to be qualified within the meaning of Code Section 401(a) has received a favorable Determination Letter from the IRS as to qualification, which covers all tax Law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and, to the knowledge of Parent, there are no circumstances that would reasonably be expected to result in the loss of such qualification under Section 401(a) of the Code; (iv) no act or failure to act by any of Parent, its Subsidiaries, or any member of their Controlled Group has occurred that would reasonably be expected to result in Parent or its Subsidiaries, either directly or by reason of their affiliation with any member of their Controlled Group, being subject to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect on Parent; (v) if applicable, no “reportable event” (as such term is defined in ERISA Section 4043) or “accumulated funding deficiency” (as such term is defined in ERISA Section 302 and Code Section 412 (whether or not waived)) has occurred with respect to any Parent Plan which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent; (vi) except as set forth in Section 4.16(b)(vi) of the Parent Disclosure Schedule, no Parent Plan subject to ERISA provides retiree health and life benefits and neither Parent nor any of its Subsidiaries have any obligation to provide any such benefits other than as required by Section 4980B of the Code or other applicable Canadian Laws; and (vii) neither Parent nor any of its Subsidiaries has engaged in a transaction with respect to any Parent Plan which is subject to ERISA that would reasonably be expected to subject Parent or any of its Subsidiaries to a tax penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA that would, individually or in the aggregate, have a Material Adverse Effect on Parent.

      (c) Except as set forth in Section 4.16(c) of the Parent Disclosure Schedule, as of the date of the most recent actuarial valuation report for each Parent Plan which is a “single-employer plan” (within the meaning of Section 4001(a) of ERISA) subject to Title IV of ERISA, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Parent Plan’s most recent actuarial valuation report, which Parent has made available to the Company), did not exceed the then current value of the assets of such Parent Plan, and, as of the date hereof, there has been no material change in the financial condition of such Parent Plan since the last day of the most recent plan year.

      (d) None of Parent, its Subsidiaries or any member of their Controlled Group maintains or has an obligation to contribute to or has since October 1, 1997 maintained or had an obligation to contribute to a multiemployer plan (as defined in Section 4001(a)(3) of ERISA).

      (e) With respect to any Parent Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of Parent, threatened which, individually or in the aggregate, would reasonably be expected to have, a Material Adverse Effect on Parent, (ii) to the knowledge of Parent or any of its Subsidiaries, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims which, individually or in the aggregate, would reasonably be expected to have, a Material Adverse Effect on Parent, and (iii) no material, written communication has been received from the PBGC in connection with the transactions contemplated in this Agreement in respect of any Parent Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan.

      (f) No Parent Plan and none of the execution of this Agreement, stockholder approval of this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement (either alone or in connection with a subsequent event) will (x) result in the payment to any present or former employee or director of Parent or any of its Subsidiaries of any money or other property, (y) accelerate or provide any other rights or benefits to any present or former employee or director of Parent or any of its Subsidiaries or (z) result in payment under any contract, plan or arrangement (written or otherwise) covering any employee or former employee of Parent or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of the Income Tax Act (Canada) or Section 280G of the Code and the regulations thereunder or any similar provision of Canadian federal or provincial or state, local or other foreign tax Laws.

      SECTION 4.17     Labour Relations. Neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement or other labour union contract applicable to persons employed by Parent or its Subsidiaries. As of the date hereof, except for any such event which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, there is no labour strike, slowdown or work stoppage or lockout pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, there is no unfair labour practice charge or other employment related claim or complaint pending or, to the best knowledge of Parent, threatened against Parent or any of its Subsidiaries before any tribunal dealing with employment-related issues, and there is no application, representation, claim or petition pending before a labour relations board in any jurisdiction in Canada or the National Labor Relations Board in the U.S. against Parent or any of its Subsidiaries with respect to any current or former employee of Parent or any of its Subsidiaries.

      SECTION 4.18     Absence of Certain Changes or Events. (a) Except as disclosed in the Parent Public Documents filed prior to the date hereof, since December 31, 2002 and through the date hereof, Parent and its Subsidiaries have conducted their respective businesses in the ordinary course of business. Since December 31, 2002 and through the date hereof, Parent and its Subsidiaries have not (i) changed any of their investment, risk and asset-liability, or actuarial policies in any respect that is material to Parent and its Subsidiaries, taken as a whole; or (ii) changed their accounting principles, methods or practices in effect at December 31, 2002, including any change with respect to establishment of reserves for unearned premiums, losses and loss adjustment expenses.

      (b) Since December 31, 2002, there has not been any fact, change, circumstance or event which has had, or would reasonably be expected to have, a Material Adverse Effect on Parent.

      SECTION 4.19     Intellectual Property. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent: (i) Parent or its Subsidiaries owns or has the right to use all the Intellectual Property used in their businesses as currently conducted, free and clear of all Liens, and will have the same rights therein after the Closing Date as existed prior to the Closing Date; and (ii) to the knowledge of Parent and its Subsidiaries, (A) such Intellectual Property that is registered in the name of Parent or its Subsidiaries is valid and enforceable; (B) such Intellectual

Property is not being infringed or violated by any other Person; and (C) the conduct of Parent and its Subsidiaries’ businesses and their use of Intellectual Property do not infringe or violate the Intellectual Property of any other Person.

      SECTION 4.20     Environmental Matters. Except as disclosed in the Parent Public Documents filed prior to the date hereof, and except as individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent: (a) Parent and its Subsidiaries have complied with all applicable Environmental Laws; (b) the properties currently owned or operated by Parent or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substance which is reasonably likely to require remediation under any applicable Environmental Law; (c) the properties formerly owned or operated by Parent or any of its Subsidiaries were not contaminated with any Hazardous Substance during the period of ownership or operation by Parent or any of its Subsidiaries which is reasonably likely to require remediation under any applicable Environmental Law; (d) since January 1, 2001 neither Parent nor any of its Subsidiaries has incurred any liability for any Hazardous Substance disposal or contamination on any third party property under applicable Environmental Laws; (e) since January 1, 2001, neither Parent nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information indicating that Parent or any of its Subsidiaries may be in violation of or may have incurred any liability under any Environmental Law; (f) neither Parent nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or since January 1, 2001 has incurred any obligation pursuant to any material indemnity or other material agreement with any third party relating to any Environmental Law or Hazardous Substances; and (g) there are no other circumstances or conditions involving Parent or any of its Subsidiaries that will be reasonably likely to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property of Parent pursuant to any Environmental Law.

      SECTION 4.21     Investments. (a) Since December 31, 2002 and through the date hereof, Parent and its Subsidiaries have sold and purchased securities and mortgages for the respective general accounts of the Parent Insurance Entities (the “Parent Investments”) in the ordinary course of business and in accordance with applicable policies in effect at December 31, 2002 in all material respects.

      (b) Parent Insurance Entities organized in the U.S. and Canada have good and marketable title to the Parent Investments, except for immaterial defects in title, other than with respect to those Parent Investments which have been disposed of in the ordinary course of business or redeemed in accordance with their terms and other than with respect to statutory deposits which are subject to certain restrictions on transfer.

      (c) Parent has provided to the Company prior to the date hereof a list, as of the date hereof, of defaults in the payment of principal or interest with respect to the Parent Investments.

      SECTION 4.22     Risk Management Instruments. Since December 31, 2002, all derivative instruments, including interest rate swaps, caps, floors and option agreements and other risk management arrangements, whether entered into for the account of Parent or one of its Subsidiaries, were entered into in conformity in all material respects with applicable investment policies, including the Derivatives Policy Guidelines, a copy of each of which have been provided to the Company prior to the date of this Agreement.

      SECTION 4.23     Reinsurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, each Parent Insurance Entity is entitled to take full credit in its Parent SAP Statements pursuant to Insurance Laws for all reinsurance, coinsurance, excess insurance, ceding of insurance, assumption of insurance or indemnification with respect to insurance or similar arrangement to which it is a party.

      SECTION 4.24     Demutualization. The conversion of The Manufacturers Life Insurance Company from a mutual life insurance company into a life insurance company with common shares was carried out in compliance in all material respects with all applicable Laws and in accordance with The Manufacturers Life Insurance Company’s Plan of Demutualization, effective September 23, 1999, except where the failure to so comply or accord, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Parent.

      SECTION 4.25     Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except Goldman Sachs & Co., CIBC World Markets Inc. and Scotia Capital (USA) Inc. (the “Parent Financial Advisors”), whose fees and expenses will be paid by Parent in accordance with Parent’s agreements with such advisors (copies of which have been furnished or made available to the Company).

      SECTION 4.26     Opinion of Parent Financial Advisor. Parent has received an opinion of one or more of the Parent Financial Advisors, dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to Parent.

      SECTION 4.27     Board Approval; Anti-Takeover Statutes. The Board of Directors of Parent, by written resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held (the “Parent Board Approval”), has (a) declared this Agreement, the issuance of Parent Common Shares in connection with the Merger (the “Issuance”) and the Merger to be advisable and (b) approved this Agreement and the transactions contemplated hereby, including the Issuance.

      SECTION 4.28     Merger Co. Board Approval. (a) The Board of Directors of Merger Co., by written consent duly adopted prior to the date hereof, has duly (i) determined that this Agreement and the Merger are advisable and are fair to and in the best interests of Merger Co. and its stockholders and has not withdrawn such determination, (ii) approved this Agreement and the Merger and (iii) submitted this agreement for adoption by Parent, as the sole stockholder of Merger Co.

      (b) Promptly following the time of the execution of this Agreement, Parent, as the sole stockholder of Merger Co., will have adopted this Agreement.

      SECTION 4.29     Interim Operations of Merger Co. Merger Co. was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement. Merger Co. is a wholly-owned Subsidiary of Parent.

      SECTION 4.30     No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement, none of Parent, any Subsidiary of Parent or any other Person makes any other express or implied representation or warranty on behalf of Parent or any Subsidiary of Parent with respect to the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

      SECTION 5.1     Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that, except (i) as set forth on Section 5.1 of the Company Disclosure Schedule, (ii) as required by Law, (iii) as expressly permitted or required by this Agreement or (iv) to the extent that Parent shall otherwise consent in writing (such consent not to be withheld or delayed if the action requested would not be inconsistent with the combined strategic goals of the Parent and the Company with respect to the transactions contemplated hereby):

           (a) Conduct of Business. The Company and its Subsidiaries shall carry on their respective businesses in the ordinary course in substantially the same manner as heretofore conducted and shall use commercially reasonable efforts to (i) preserve intact in all material respects their present business organizations, (ii) keep available in all material respects the services of their present employees and (iii) preserve in all material respects their relationships with customers, suppliers, reinsurers, brokers, agents, managers and others having business dealings with them. The Company shall not, nor shall it permit any of its Subsidiaries to, (i) enter into new material lines of business other than lines reasonably related to or extensions of existing businesses, (ii) incur or commit to any cash capital expenditures or any obligations or liabilities in connection therewith, other than cash capital expenditures, obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice, which in any event will not exceed $50,000,000 in the aggregate, (iii) enter into any Contract that limits or otherwise restricts the Company and any Subsidiaries (or any successors thereto), or that by its terms could, after the Effective Time, limit or restrict Parent or the Surviving Corporation or any of their respective Subsidiaries or affiliates (or any successor thereto), from engaging or competing in any line of business or in any geographic area, or (iv) cancel, rescind or terminate any Company Contract or make any material change thereto, except for terminations, rescissions and expirations pursuant to the terms of such Company Contract or as a result of a breach by any counterparty thereto.

      (b) Dividends; Changes in Stock. The Company shall not, and shall not permit any of its Subsidiaries to (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except dividends or distributions by a direct or indirect wholly-owned Subsidiary of the Company to the Company or to another wholly-owned Subsidiary of the Company and except for regular cash annual dividends in respect of Company Common Stock as described in the Company Disclosure Schedule with declaration and record dates consistent with those in effect since 2001 (it being understood that this clause shall not restrict dividends to a holder of insurance policies in respect of such policies), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for splits, combinations, reclassifications, issuances and authorizations by a direct or indirect wholly-owned Subsidiary of the Company or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable or exchangeable for any shares of its capital stock, except shares of a direct or indirect wholly-owned Subsidiary of the Company.

      (c) Issuance of Securities. The Company shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or transfer or authorize or propose the issuance, delivery, sale, pledge or transfer of, any shares of its capital stock, any Voting Debt or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, and other than with respect to (i) the issuance of the Company Common Stock upon the exercise of Company Options or other Company Stock Awards issued under the Company Stock Plans in accordance with their existing terms, (ii) issuances by a wholly-owned Subsidiary of its capital stock to its parent or to another wholly-owned Subsidiary of the Company and (iii) issuances of Company Stock Awards as permitted by Section 5.1(j).

      (d) Governing Documents. The Company shall not, and shall not permit any of its Subsidiaries that is not a direct or indirect wholly-owned Subsidiary to, amend its certificate of incorporation, by-laws or other organizational documents or enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any Person, except for any such transactions solely between wholly-owned Subsidiaries of the Company.

      (e) No Acquisitions; No Investments. The Company shall not, and shall not permit any of its Subsidiaries to, (i) acquire or agree to acquire by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or a limited liability company with, or by any other manner, any business or any corporation, partnership, association or other Person or business organization or division thereof, (ii) otherwise acquire or agree to acquire any property or assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole or (iii) make any investment, either by purchase of stock or securities, contribution to capital, property transfer or otherwise which, upon the consummation of such investment, capital contribution, transfer or other transaction, would result in the Company or any of its Subsidiaries owning any capital stock or other ownership interest or Voting Debt, or any option or similar right to acquire any equity or other ownership interest or Voting Debt, which, individually or in the aggregate, represents 5% or more of the outstanding shares of any class of voting securities or ownership interests or Voting Debt in such entity or which is not consistent with the Investment Policy; provided that (A) the Company and its Subsidiaries shall be permitted to make investments for the respective general accounts of the Company

Insurance Entities in the ordinary course of business and consistent with the applicable Investment Policy of such Company Insurance Entity in all material respects, and the Company and its Subsidiaries shall be permitted to make investments for other accounts in the ordinary course of business and consistent with applicable investment policies in all material respects, (B) the Company and its Subsidiaries shall be permitted to make investments in, and purchases and acquisitions in transactions solely between or among the Company and its wholly-owned Subsidiaries or between or among wholly-owned Subsidiaries of the Company, and (C) the Company and its Subsidiaries shall otherwise be permitted to make investments, purchases and acquisitions in an amount not to exceed $100,000,000, in the aggregate.

           (f) No Dispositions. The Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, transfer, license, sublicense, encumber or otherwise dispose of, in whole or in part, or agree to sell, lease, assign, transfer, license, sublicense, encumber or dispose of, in whole or in part, any properties, assets or rights (including capital stock of its Subsidiaries) owned or held by the Company or any of its Subsidiaries, except (i) sales of investment assets in the ordinary course of business, (ii) sales of obsolete assets, (iii) sales or transfers of assets between wholly-owned Subsidiaries, (iv) sales of interests in Investment Vehicles in the ordinary course, (v) transfers and pledges of assets in connection with the conduct of the insurance business, including pursuant to reinsurance, coinsurance, ceding of insurance, assumption of insurance or indemnification with respect to insurance and similar arrangements, in the ordinary course of business, (vi) sales of products offered by the Company or its Subsidiaries and (vii) sales, leases, assignments, transfers, licenses, sublicenses, encumbrances and other dispositions of assets, in each of the cases of this clause (vii), whether or not in the ordinary course of business, with a fair market value not to exceed $100,000,000 in the aggregate.

           (g) Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to, incur, create or assume any indebtedness for borrowed money (or modify any of the material terms of any such outstanding indebtedness) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any long-term debt securities of others, or enter into any “keepwell” or other similar arrangements other than (i) short-term indebtedness incurred (A) in replacement of existing or maturing short-term debt or (B) pursuant to the Credit Agreement dated as of August 3, 2000 among the Company and certain Subsidiaries named therein, and Fleet National Bank and The Chase Manhattan Bank, as co-administrative Agents, and the other financial institutions party thereto (as amended), provided that, for purposes of this clause (g)(i)(B), such Credit Agreement shall be used only for (1) liquidity for the commercial paper program of the Company and its Subsidiaries and (2) contingencies not reasonably anticipated as of the date of this Agreement so long as the principal amount at any one time outstanding pursuant to this clause (g)(i)(B)(2) shall not exceed $250,000,000, (ii) indebtedness of any Subsidiary of the Company to the Company or to a wholly-owned Subsidiary of the Company, (iii) indebtedness incurred by the Company or any of its Subsidiaries relating to guaranteed investment contracts, funding agreements or Signature Notes or other similar products or programs issued in the ordinary course of business by the Company or any of its Subsidiaries, (iv) guarantees issued on behalf of the Company or any wholly-owned Subsidiary of the Company in respect of indebtedness which may be incurred under this paragraph (g), (v) otherwise in an amount not to exceed $250,000,000 or (vi) repo transactions in the ordinary course of business consistent with past practices.

           (h) Accounting Methods. The Company shall not permit any of its Subsidiaries to change any of their investment, risk and asset-liability or actuarial policies for their respective general accounts in any material respect and shall not change in any material respect its accounting principles, methods or practices as in effect at June 30, 2003, including any change with respect to establishment of reserves for unearned premiums, losses and loss adjustment expenses, except as required by US GAAP or SAP as concurred by the Company’s independent accountants.

           (i) Reorganization Treatment. The Company shall not, and shall not permit any of its Subsidiaries to, intentionally take or cause to be taken (or omit to take) any action, which action (or omission) would cause the Company or its Subsidiaries to cause the Merger to be disqualified as a reorganization within the meaning of Section 368(a) of the Code.

           (j) Compensation and Benefit Plans. (i) The Company agrees, as to itself and its Subsidiaries, that it will not, except as (x) set forth in Section 5.1(j)(ii) below or (y) otherwise required by any Company Plan as in effect on the date hereof:

(A) enter into, adopt, amend, renew, terminate or take any other action in respect of any Company Plan, or any other employee benefit plan or policy that would increase the level of benefits under, the number of participants in or the annual cost to the Company or its Subsidiaries of such plan, other than with respect to any amendment, renewal, termination or other action taken in respect of a Company Plan that exists as of the date hereof, the effect of which would be considered immaterial in respect of the costs of or benefits available under such plan (except as is consistent with paragraphs (B) and (C) below);

(B) enter into, adopt, amend or terminate any individual agreement or arrangement with one or more of its directors, officers or employees holding a position of a vice president of the Company (or any equivalent position in a Subsidiary) (any such position, a “Vice President”) or a more senior position (except as is consistent with paragraph (C) below);

(C) increase in any manner the compensation of any officer, director or employee, except for:

(I) individual salary adjustments within salary pools established for 2003 and 2004 made in the ordinary course of business consistent with past practice,

(II) the grant of 2004 annual cash bonuses in the ordinary course of business consistent with past practice, provided that the level of bonus opportunity will not be greater than that established for 2003,

(III) individual annual salary adjustments for senior officers to reflect applicable market practices made in the ordinary course of business, consistent with past practice,

(IV) any salary increases in the ordinary course consistent with past practice for any employee holding a position below that of Vice President or more senior position,

(V) the grant of profit participations to officers and employees in Investment Vehicles in the ordinary course of business consistent with past practice, and

(VI) the payment of a cash retention bonus to any employee other than an employee holding a position of senior vice president of the Company (or any equivalent position in a Subsidiary) (any such position, a “Senior Vice President”) or more senior position, payable out of a retention bonus pool the amount of which pool will not be in excess of the aggregate amount set forth in Section 5.1(j) of the Company Disclosure Schedule;

(D) take any material action not expressly required by the terms of the Company Plans as in effect on the date of this Agreement to accelerate the vesting or exercisability of any Company Option, Restricted Stock or other Company Stock Award or otherwise alter in any material respect the terms of any Company DSU or Company Stock Award; or

(E) enter into a contract or agreement to do any of the foregoing.

(ii) Notwithstanding anything set forth in Section 5.1(j)(i) above, the Company and its Subsidiaries shall be permitted to:

(A) operate in the ordinary course of business consistent with past practice with respect to hiring, promoting, severing and entering into individual employment, severance or separation letters or agreements in each case with respect to any employee holding a position below that of Vice President, and

(B) enter into individual employment offer letters or agreements with, and/or grant compensation (including equity compensation) and benefits to, any employee who is hired to replace a terminated employee or fill a preexisting vacancy or any employee who is promoted (in each case to the position of Vice President) in the ordinary course of business consistent with past practice, which employment offer letters or agreements, compensation and benefits, are commensurate with the position to which the employees are being appointed and the terms of which are consistent with past practice in the ordinary course of business, except that in the case of (A) or (B), in no event shall any such offer letters, employment agreements, and/or grants of compensation or benefits, or separation or severance contain terms providing for acceleration of vesting upon the Effective Time or upon termination of the recipient of such grant without cause or for good reason;

(C) establish, pay and provide compensation and other benefits (other than equity grants; provided that equity grants may be made in accordance with paragraph (D) below) for members of the John Hancock Policy Committee for 2004; and

(D) for 2004, grant stock options and restricted stock, with such terms and conditions that are, in the ordinary course of business, consistent with past practice (including, without limitation, for purposes of (I) any stock option grants, a two-year, ratable vesting schedule, and (II) any restricted stock grants, a five-year, cliff vesting schedule); provided, however, that no such stock option or restricted stock grants shall contain terms providing for the acceleration of vesting upon the Effective Time or upon termination of the recipient for good reason by the recipient or, solely with respect to stock options, acceleration of vesting upon termination without cause by the Company or its Subsidiary; and provided, further, that in no event shall the aggregate number of shares of Company Common Stock to be granted to all officers and employees in 2004 subject to (x) stock options exceed the aggregate number of shares of Company Common Stock subject to all stock options granted to all officers and employees in 2003 and (y) restricted stock exceed 50% of aggregate number of shares of restricted Company Common Stock granted to all officers and employees in 2003.

           (k) Tax Elections. The Company shall not (i) make, rescind or change any tax election, annual tax accounting period or method of tax accounting in any material respect, except as required by applicable tax Law, (ii) enter into any closing agreement relating to any material tax, (iii) settle any material tax claim or assessment or (iv) surrender any right to claim a material tax refund.

           (l) No Liquidation. The Company shall not, and shall not permit any of its Subsidiaries (other than wholly-owned Subsidiaries) to, adopt a plan of complete or partial liquidation, dissolution, or recapitalization or a plan of reorganization.

           (m) No Settlements. The Company shall not, and shall not permit any of its Subsidiaries to, (i) expressly waive, release or relinquish any material claims or rights, other than in the ordinary course of business, or (ii) settle or compromise any litigation, arbitration, suit, claim, action or proceeding other than any in which the Company or a Subsidiary is solely a plaintiff, except, in the case of clause (ii), (A) the payment, discharge, satisfaction, settlement or compromise of liabilities or obligations under insurance policies issued by Company Insurance Entities, or to the extent provided for in appropriately identified reserves set forth in the Company SEC Documents, and (B) the payment, discharge, satisfaction, settlement or compromise of liabilities or obligations in an amount not to exceed $30,000,000 for each individual payment, discharge, satisfaction, settlement or compromise (provided, in the case of (A) and (B), that any such discharge, satisfaction, settlement or compromise does not involve any material non-monetary obligation on the part of the Company or any of its Subsidiaries).

           (n) Reinsurance Contracts. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any reinsurance arrangements ceding liabilities to third parties or commute any reinsurance contracts or arrangements of the Company or any of its Subsidiaries except for (i) replacement of reinsurance arrangements expiring between the date hereof and Closing on comparable terms and conditions, (ii) commutations of accident and health reinsurance in the ordinary course of business and (iii) any reinsurance arrangement ceding premiums not in excess of $25,000,000 annually.

           (o) Employment Continuation Agreements. The Company shall not further amend the agreements referred to in Section 3.31 hereof.

           (p) Company Rights Agreement. The Company shall not make any amendment or other modification to the Company Rights Agreement, and the Board of Directors shall not take any action with respect to, or make any determination (other than (i) a determination to defer a Distribution Date (as defined in the Company Rights Agreement) pursuant to Section 3(a)(ii) of the Company Rights Agreement or (ii) to in good faith determine solely pursuant to Section 1(a)(ii) thereof that a Person is not an Acquiring Person (as defined therein)) under, the Company Rights Agreement, including any redemption of the Company Rights.

           (q) Other Agreements. The Company shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 5.1.

      SECTION 5.2     Covenants of Parent. During the period from the date of this Agreement and continuing until the Effective Time, Parent agrees as to itself and its Subsidiaries that, except as (i) as set forth on Section 5.2 of the Parent Disclosure Schedule, (ii) required by Law, (iii) expressly permitted or required by this Agreement or (iv) to the extent that the Company shall otherwise consent in writing (such consent not to be withheld or delayed if the action requested would not be inconsistent with the combined strategic goals of Parent and the Company with respect to the transactions contemplated hereby):

           (a) Conduct of Business. Parent and its Subsidiaries shall operate their respective businesses in the ordinary course of business.

           (b) Dividends; Changes in Stock. Parent shall not (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except dividends or distributions by a direct or indirect wholly-owned Subsidiary of Parent to Parent or to another wholly-owned Subsidiary of Parent and except for regular cash quarterly dividends in respect of Parent Common Shares not in excess of the amount per quarter set forth in Schedule 5.2(b) with declaration and record dates consistent with those in effect since 2001 (it being understood that this clause shall not restrict any dividends to a holder of insurance policies in respect of such policies), or (ii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable or exchangeable for any shares of its capital stock, except shares of a direct or indirect wholly-owned Subsidiary of Parent (except with the consent of the Company, which consent shall not be unreasonably withheld or delayed).

           (c) Governing Documents. Parent shall not, and shall not permit any of its Subsidiaries that is not a direct or indirect wholly-owned Subsidiary to, amend its letters patent, certificate of incorporation, by-laws or other organizational documents or enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any Person, except for any such transactions that would not materially impair or delay consummation of the transactions contemplated hereby.

           (d) No Acquisitions; No Investments. Parent shall not, and shall not permit any of its Subsidiaries to, (i) acquire or agree to acquire by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership with, or by any other manner, any business or any corporation, partnership, association or other Person or business organization or division thereof, (ii) otherwise acquire or agree to acquire any property or assets that are material, individually or in the aggregate, to Parent or any Subsidiary of Parent or (iii) make any investment, either by purchase of stock or securities, contribution to capital, property transfer or otherwise if, in each case described in clause (i), (ii) or (iii), such actions, individually or in the aggregate would materially impair or delay consummation of the transactions contemplated hereby.

           (e) No Dispositions. Parent shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, transfer, license, sublicense, encumber or otherwise dispose of, in whole or in part, or agree to sell, lease, assign, transfer, license, sublicense, encumber or dispose of, in whole or in part, any properties, assets or rights (including capital stock of its Subsidiaries), except sales, leases, assignments, transfers, licenses, sublicenses, encumbrances and other dispositions of assets which would not, individually or in the aggregate, materially impair or delay consummation of the transactions contemplated hereby.

           (f) Accounting Methods. Parent shall not permit any of its Subsidiaries to change any of their investment, risk, and asset-liability or actuarial policies in any material respect and shall not change in any material respect its accounting or actuarial principles, methods or practices as in effect at December 31, 2002, including any change with respect to establishment of reserves for unearned premiums, losses and loss adjustment expenses, except as required by Canadian GAAP or US GAAP as concurred by Parent’s independent accountants.

           (g) Reorganization Treatment. Parent shall not, and shall not permit any of its Subsidiaries to, intentionally take or cause to be taken (or omit to take) any action, which action (or omission) would cause Parent or its Subsidiaries to cause the Merger to be disqualified as a reorganization within the meaning of Section 368(a) of the Code.

           (h) Other Agreements. Parent shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take or authorize any of the actions prohibited by this Section 5.2.

      SECTION 5.3     Notice of Certain Events. Each of Parent and the Company shall promptly notify the other of:

           (a) any written notice or other written communication from any Person provided to an executive officer of Parent or the Company, as the case may be, alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

           (b) to the extent permitted by Law, any material written notice or other material written communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

           (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened in writing against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that relate to the transactions contemplated by this Agreement.

      SECTION 5.4     Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

      SECTION 5.5     Reinsurance. The Company and its Subsidiaries shall use commercially reasonable efforts to enter into reinsurance arrangements to cede insurance to replace reinsurance arrangements that expire between the date hereof and the Closing Date on terms and conditions comparable to those of expiring reinsurance arrangements.

ARTICLE VI

ADDITIONAL AGREEMENTS

      SECTION 6.1     Preparation of Proxy Statement; Stockholders Meetings. (a) As promptly as reasonably practicable following the date hereof, Parent and the Company shall cooperate in preparing and shall cause to be filed with the SEC as promptly as practicable mutually acceptable proxy materials which shall constitute the proxy statement/prospectus relating to the matters to be submitted to the Company stockholders at the Company Stockholders Meeting (as defined in Section 6.1(b)) (such proxy statement/prospectus, and any amendments or supplements thereto, the “Proxy Statement/ Prospectus”), and Parent shall prepare and file with the SEC a registration statement on Form F-4 (of which the Proxy Statement/ Prospectus shall be a part) with respect to the issuance of the Parent Common Shares in the Merger (such Form F-4, and any amendments or supplements thereto, the “Form F-4”). Each of Parent and the Company shall use reasonable best efforts to have the Form F-4 declared effective by the SEC as promptly as practicable and to keep the Form F-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby. Parent and the Company shall, as promptly as practicable after receipt thereof, provide each other with copies of any written comments and advise the other party of any oral comments with respect to the Proxy Statement/ Prospectus or Form F-4 received from the SEC. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/ Prospectus and the Form F-4 prior to filing such with the SEC, and each party will provide the other party with a copy of all such filings made with the SEC. Except as provided in Section 6.4 and in this Section 6.1(a) or as required by the securities Laws, no amendment or supplement (including by incorporation by reference) to the Proxy Statement/ Prospectus or the Form F-4 shall be made without the approval of each party, which approval shall not be unreasonably withheld or delayed; provided that with respect to documents filed by a party which are incorporated by reference in the Form F-4 or Proxy Statement/ Prospectus, this right of approval shall apply only with respect to information relating to the Merger or the other party. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) reasonably required to be taken under any applicable state securities Laws in connection with the Merger, and each party shall furnish all necessary information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form F-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/ Prospectus or the Form F-4. If at any time prior to the Company Stockholders Meeting any information relating to any of the parties, or their respective affiliates, officers or directors, should be discovered by any party which should be set forth in an amendment or supplement to any of the Form F-4 or the Proxy Statement/ Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of the Company.

      (b) The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the Form F-4 becomes effective (the “Company Stockholders Meeting”) for the purpose of obtaining the Required Company Vote with respect to the transactions contemplated by this Agreement and, subject to Section 6.4(b), (i) shall take all lawful action to solicit the adoption of this Agreement by the Required Company Vote, (ii) shall recommend adoption of this Agreement by the stockholders of the Company to the effect as set forth in Section 3.28 (the “Company Recommendation”); and (iii) shall not withdraw, modify or qualify (or publicly propose to or publicly state that it intends to withdraw, modify or qualify) in any manner adverse to Parent such recommendation (collectively, a “Change in Company Recommendation”) (it being understood that any confidential communication in connection with informing Parent that it is considering a Change in Company Recommendation shall not constitute a Change in Company Recommendation), provided, however, that notwithstanding the foregoing the Company may effect a Change in Company Recommendation if the Company’s Board of Directors, after consultation with outside legal counsel, has determined that failure to take such action would be inconsistent with its fiduciary duties under applicable Law and, in the case such Change in Company Recommendation is in respect of an Acquisition Proposal, the Company shall have complied in all material respects with the applicable provisions of Section 6.4 with respect thereto. Notwithstanding any Change in Company Recommendation, if this Agreement is not otherwise terminated by either the Company or Parent in accordance with the terms hereof this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders Meeting for the purpose of voting on adopting this Agreement (but the Company may solicit votes consistent with its Change in Company Recommendation), and nothing contained herein (other than the termination rights set forth in Article VIII), including any rights of the

Company to take certain actions pursuant to Section 6.4, shall be deemed to relieve the Company of such obligation.

      (c) In the case the Board of Directors of the Company is considering effecting a Change in Company Recommendation that is not in respect of an Acquisition Proposal, then the Company shall provide Parent notice at least five days in advance of making such Change in Company Recommendation (unless at the time such notice is otherwise required to be given there are less than five days prior to the Company Stockholders Meeting, in which case the Company shall provide as much notice as is reasonably practicable), that it is considering making such change and of the reason therefor.

      (d) Information Supplied. Each of the Company and Parent agrees, as to itself and its Subsidiaries, that none of the information supplied by it or its Subsidiaries or to be supplied for inclusion or incorporation by reference in (i) the Form F-4 will, at the time the Form F-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/ Prospectus will, at the date of mailing to the stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company agrees that the Proxy Statement/ Prospectus, insofar as it relates to the Company Stockholders Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder. No representation or warranty is or will be made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent specifically for inclusion or incorporation by reference in the Proxy Statement/ Prospectus or Form F-4 and no representation or warranty is or will be made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form F-4.

      SECTION 6.2     Access to Information; Confidentiality. (a) Subject to applicable Laws, including Laws relating to the exchange of information and all applicable antitrust, competition and similar Laws, and attorney-client and other privileges, and upon reasonable notice, the Company and Parent shall each (and shall cause each of their respective Subsidiaries to) afford to the representatives of the other, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts and records and, during such period, each of the Company and Parent shall (and shall cause each of their respective Subsidiaries to) make available to the other as part of such access (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of applicable securities Laws of the U.S. or any state thereof or Canada or any province thereof, (ii) all Company or Parent SAP Statements, as the case may be, and (iii) all other information concerning its business, properties and personnel as such other party may reasonably request.

      (b) The parties will hold any such information which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement dated August 1, 2003 between the Company and Parent (the “Confidentiality Agreement”). Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all Persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that the preceding portion of this sentence shall not permit any party (or any employee, representative or other agent thereof) to disclose (i) any information prior to the earlier of (x) the date of public announcement of discussions relating to any transaction contemplated by this Agreement or by the Confidentiality Agreement, (y) the date of public announcement of any transaction contemplated by this Agreement or by the Confidentiality Agreement or (z) the date of the execution of an agreement (with or without conditions) to enter into any transaction contemplated by this Agreement or by the Confidentiality

Agreement or (ii) any information that is not relevant to an understanding of the U.S. federal income tax treatment of the transactions contemplated by this Agreement, including the identity of any party to this Agreement (or its employees, representatives or agents) or other information that could lead any person to determine such identity.

      (c) No such investigation by either Parent or the Company of the other shall affect the representations and warranties of the other.

      SECTION 6.3     Reasonable Best Efforts. (a) Each of the Company, Merger Co. and Parent shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement as promptly as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain (and to cooperate with the other parties to obtain) as promptly as reasonably practicable any permit, consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other public or private third party which is required to be obtained or made by such party or any of its Subsidiaries in connection with the Merger and the transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, each of the Company and Parent shall promptly cooperate with and furnish information to the other and, to the extent practicable, consult with each other on, all the information relating to the Company or Parent, as the case may be, and any of their respective affiliates, which appear in any filing made with, or written materials submitted to, any Governmental Entity or any other third party in connection with the transactions contemplated by this Agreement. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals, authorizations, and orders of all Governmental Entities and any other third parties necessary or advisable to consummate the transactions contemplated by this Agreement, and each of the Company and Parent shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of written notices or other communications received by Parent or the Company or any of their respective affiliates from any such third party or Governmental Entity with respect to the transactions contemplated hereby. The Company and Parent shall provide the other party with the opportunity to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry in connection with the transactions contemplated hereby; provided that (i) such participation of the Company to be permitted by Parent shall not be required in connection with meetings not primarily related to obtaining such Requisite Regulatory Approvals; and (ii) such participation shall not entitle the Company to direct the conduct of any such meeting or otherwise bind Parent to any action.

      (b) Each of the Company and Parent and their respective Boards of Directors shall, if any takeover statute or similar statute of any U.S. state or Canadian province becomes applicable to this Agreement, the Merger or any other transactions contemplated hereby, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

      (c) As promptly as reasonably practicable following the date hereof, Parent and the Company shall cooperate in preparing and shall cause to be filed, and shall cause their Subsidiaries to file with all applicable Governmental Entities, all filings required to be made under Laws governing the insurance businesses of Parent and the Company in connection with the transactions contemplated hereby (the “Insurance Filings”). Parent and the Company shall, as promptly as practicable after receipt thereof, provide each other with copies of any written comments and advise the other party of any oral comments with respect to the Insurance Filings from each applicable Governmental Entity. Each of Parent and the Company shall cooperate and provide the other with a reasonable opportunity to review and comment on any Insurance Filing, and on any amendment or supplement thereto and each will provide the other with a copy of all such filings made.

      (d) If any objections are asserted with respect to the transactions contemplated hereby by any Governmental Entity or any other third party under any applicable Law, or if any suit is instituted by any Governmental Entity or any other third party challenging any of the transactions contemplated hereby as violative of any applicable Law, each of Parent and the Company shall use its reasonable best efforts to resolve any such objections or challenges as such Governmental Entity or other third party may have to such transactions as promptly as practicable so as to permit consummation of the transactions contemplated by this Agreement.

      (e) Notwithstanding the foregoing, the parties hereby agree and acknowledge that reasonable best efforts under Section 6.3(a) shall not require, or be construed to require, Parent or the Company or any of their respective Subsidiaries or other affiliates, to (i)(A) offer, sell or hold separate pending divesture, or agree to offer, sell or hold separate pending divestiture, or (B) consent to any such offer, sale, holding or agreement, before or after the Effective Time, of any businesses, operations or assets, or interests in any businesses, operations or assets, of Parent, the Company or the Surviving Corporation (or any of their respective Subsidiaries or other affiliates), or (ii) take or agree to take any other action or agree or consent to any limitation or restrictions on or changes in any such businesses, operations or assets of Parent, the Company or the Surviving Corporation (or any of their respective Subsidiaries or other affiliates) that, in the case of all such requirements described in clause (i) and (ii), are, individually or in the aggregate with all other such requirements, materially adverse to the Company and its Subsidiaries taken as a whole or Parent and its Subsidiaries taken as a whole (either before or after giving effect to the Merger) (a “Burdensome Condition”).

      SECTION 6.4     Acquisition Proposals. (a) The Company agrees that neither it nor any of its Subsidiaries nor any of their respective directors, officers or financial or legal advisors shall, and that it shall direct and use its best efforts to cause the Company’s and its Subsidiaries’ other employees, advisors, agents, representatives and other intermediaries not to, directly or indirectly, (i) initiate, solicit or encourage any inquiries or the making of any proposal or offer from or by any Person (other than Parent) with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Significant Subsidiaries or any purchase or sale of 10% or more of the assets (including, without limitation, stock of its Subsidiaries) of the Company and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, voting securities of the Company or any of its Significant Subsidiaries that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing 10% or more of the total voting power of the Company (or of the surviving parent entity in such transaction) or any of its Significant Subsidiaries (any such proposal, offer or transaction (other than a proposal or offer made by Parent or an affiliate thereof) being hereinafter referred to as an “Acquisition Proposal”); (ii) enter into any agreement binding on the Company or its Subsidiaries that would approve or endorse, or propose publicly to approve or endorse, any Acquisition Proposal or in connection with any Acquisition Proposal, require the Company to abandon, terminate or fail to consummate the Merger or any of the other transactions contemplated under this Agreement; or (iii) enter into or participate in any discussions or negotiations in connection with any Acquisition Proposal or inquiry with respect to any Acquisition Proposal, or furnish to any Person any nonpublic information with respect to its business, properties or assets in connection with any Acquisition Proposal or inquiry with respect to an Acquisition Proposal. For purposes of this Section 6.4, the term “Person” shall also include any “group,” as defined in Section 13(d) of the Exchange Act, but shall exclude Parent or any of its Subsidiaries.

      (b) Notwithstanding the foregoing, the Company and its Board of Directors, officers, advisors and other representatives shall be permitted to (i) comply with Rule 14a-9, 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or make any disclosures that are required by applicable Law (it being understood that if any such statements or disclosures pursuant to this clause (i) constitute a Change in Company Recommendation, the Company shall comply with all applicable provisions of this Section 6.4 with respect thereto), (ii) effect a Change in Company Recommendation, (iii) provide nonpublic information or data to, any Person in response to an unsolicited bona fide written

Acquisition Proposal by any such Person made after the date of this Agreement and enter into discussions related thereto, (iv) enter into or participate in discussions or negotiations with any Person in response to an unsolicited bona fide Acquisition Proposal made after the date of this Agreement or (v) if the Required Company Vote has not been obtained, recommend to the Company’s stockholders or otherwise publicly recommend or enter into an agreement with respect to a Superior Proposal, if:

(A) in the case of clause (ii), (iii) or (iv) above, (1) the Required Company Vote has not been obtained; and (2) the Company’s Board of Directors, after consultation with outside legal counsel, has determined in good faith that failure to take such action would be inconsistent with its fiduciary duties under applicable Law;

(B) in the case of clause (ii) or (v) above, if the Board of Directors of the Company is considering effecting a Change in Company Recommendation in respect of an Acquisition Proposal, or taking any action referred to in clause (v), then, prior to effecting such Change in Company Recommendation or taking such other action, (1) the Company shall have complied in all material respects with the provisions of this Section 6.4, (2) the Board of Directors of the Company shall have concluded in good faith by a majority vote that such Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Parent pursuant to clause (4) below; (3) it shall have notified Parent, at least five business days in advance of effecting such Change in Company Recommendation or taking such action, or both, that it is considering effecting a Change in Company Recommendation or taking such other action, specifying the material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal and the other documents and information specified in Section 6.4(c); and (4) during such five Business Day Period it shall have negotiated, and shall have made its financial and legal advisors reasonably available to negotiate, with Parent should Parent elect to make such adjustments in the terms and conditions of this Agreement such that, after giving effect thereto, such Acquisition Proposal no longer constitutes a Superior Proposal;

(C) in the case of clause (iii) or (iv) above, the Company’s Board of Directors has concluded in good faith by a majority vote that such Acquisition Proposal, if consummated, would constitute or, based on information available to the Board of Directors, is reasonably likely to lead to a Superior Proposal, and prior to providing any nonpublic information or data to any Person in connection with such Acquisition Proposal, its Board of Directors receives from such Person an executed confidentiality agreement (a copy of which shall be provided to Parent for informational purposes promptly after execution thereof) having provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement (or to the extent any provisions are less favorable to the Company, the Confidentiality Agreement shall be deemed thereupon waived to give Parent the benefit of all such different provisions); and

      (c) The Company shall notify Parent promptly (but in any event within 24 hours) after receipt or occurrence of (1) any bona fide Acquisition Proposal, (2) any request for information with respect to any bona fide Acquisition Proposal, and (3) the material terms and conditions of any such Acquisition Proposal, or request for information, and the identity of the Person making any such Acquisition Proposal or request for information. In addition, the Company shall promptly keep Parent informed of the status and material terms and conditions (including any amendments or proposed changes) of any such Acquisition Proposal or request for information and as to the status and material developments with respect to any such Acquisition Proposal or request for information and shall provide to Parent within one business day after receipt thereof all copies of any documentation setting forth or describing the material terms and conditions relating to such Acquisition Proposal received by the Company from the Person (or from any representatives or agents of such Person) making such Acquisition Proposal or request for information. The Company shall promptly provide to Parent any non-public information concerning the Company’s business, present or future performance, financial condition or results of operations provided to any other Person in connection with any Acquisition Proposal that was not previously provided to Parent. All information provided to Parent under this Section 6.4(c) shall be kept confidential by Parent and its representatives in accordance with the terms of the Confidentiality Agreement.

      (d) The Company agrees that it shall immediately cease and cause its Subsidiaries, and its and their respective officers, directors, and financial and legal advisors, and shall direct and use its best efforts to cause its other employees, agents, representatives, advisors and other intermediaries, to cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and shall obtain the return or require the destruction of any information previously provided with respect to such activities, discussions, or negotiations to the extent it may require such return or destruction.

      (e) For purposes of this Agreement, “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal which the Board of Directors of the Company concludes in good faith, after consultation with its financial advisors and outside legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal and such other matters as the Board of Directors deems relevant, (i) is more favorable to the stockholders of the Company, from a financial point of view, than the transactions contemplated by this Agreement (including the terms, if any, proposed by Parent to amend or modify the terms of the transactions contemplated by this Agreement) and (ii) is fully financed or reasonably capable of being fully financed and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in Section 6.4(a), except that the reference to “10% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “a majority” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving voting securities of the Company.

      (f) It is understood that participation by the Company or its officers, advisors or other representatives in discussions or negotiations in compliance with the provisions of this Section 6.4 shall not be deemed “solicitations” for purposes of this Section and an Acquisition Proposal if initially unsolicited in compliance with this Section 6.4 shall continue to be deemed an unsolicited Acquisition Proposal notwithstanding changes in such Acquisition Proposal as a result of such discussions or negotiations.

      SECTION 6.5     Affiliates. At least ten days prior to the Closing Date, the Company shall deliver to Parent a letter identifying all persons who are reasonably likely to be or were, as the case may be, at the time this Agreement is or was submitted for approval to the Company Stockholders Meeting, “affiliates” of the Company for purposes of Rule 145 under the Securities Act. The Company shall use all reasonable efforts to cause each Person named on the letter delivered by it to deliver to Parent prior to the Closing a written agreement, substantially in the form attached as Exhibit B.

      SECTION 6.6     Stock Exchange Listing. Parent shall use its best efforts to cause the Parent Common Shares to be issued in the Merger and all other Parent Common Shares that may be issued in connection with the transactions contemplated hereby to be approved for listing on the NYSE and TSX, subject to customary conditions and official notice of issuance as soon as practicable after the date hereof.

      SECTION 6.7     ERISA Fiduciary. To the extent required by applicable Law, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to, as of the Effective Time, cease to manage, or otherwise to be deemed a “fiduciary” (within the meaning of Section 406 of ERISA) with respect to, any and all assets of any Person to which the Company or any Subsidiary provides investment advisory, administration, brokerage, trust, other fiduciary or distribution services on the date hereof that are (i) subject to ERISA and (ii) invested, as of the date hereof, in equity and/or debt securities of Parent or any member of a Controlled Group or which is under common control with Parent within the meaning of Section 414 of the Code.

      SECTION 6.8     Fees and Expenses. (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except (i) as otherwise provided in Section 6.8(b) and Section 8.2 hereof and (ii) the Company and Parent shall share equally all costs and expenses incurred in connection with (A) the filing, printing and mailing of the Proxy/ Prospectus and the Form F-4, and (B) the filing fees incurred pursuant to the requirements of the HSR Act and the Competition Act.

      (b) All stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes (including interest, penalties and additions to any such taxes) (“Transfer Taxes”) incurred in connection with the Merger shall be paid by the Company, and the Company shall cooperate with Merger Co. and Parent in preparing, executing and filing any tax returns with respect to such Transfer Taxes.

      SECTION 6.9     Indemnification; Directors’ and Officers’ Insurance. (a) For six years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless the present and former officers and directors of the Company and its Subsidiaries (the “Indemnified Parties”) for any costs and expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit or proceeding whether civil, criminal, administrative or investigative by reason of the fact that such Person was an officer, director or employee of the Company or its Subsidiaries in respect of acts or omissions occurring at or prior to the Effective Time (including those related to this Agreement and the transactions contemplated hereby), and shall advance expenses in respect thereof, in each case to the fullest extent permitted by Law.

      (b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company with respect to claims arising from facts or events which occurred on or before the Effective Time (including those related to this Agreement and the transactions contemplated thereby); provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 360% of the premiums paid as of the date hereof by the Company for such insurance, as set forth in Section 6.9 of the Company Disclosure Schedule (the “Company’s Current Premium”), and if such premiums for such insurance would at any time exceed 360% of the Company’s Current Premium, then Parent shall cause to be maintained policies of insurance which, in Parent’s good faith determination, provide the maximum coverage available at an annual premium equal to 360% of the Company’s Current Premium. The provisions of this Section 6.9(b) shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Closing for purposes of this Section 6.9, which policies provide such directors and officers with coverage no less advantageous to the insured for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time (including those related to this Agreement and the transactions contemplated hereby), and for a premium not in excess of the aggregate of the premiums set forth in the preceding sentence and, subject to the following sentence, if such prepaid policies have been obtained prior to the Closing by either the Company or Parent, Parent shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

      (c) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation is made against any Indemnified Party, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.9 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

      (d) Parent shall cause the Surviving Corporation to maintain for a period of six years following the Effective Time the indemnification, expense reimbursement and related provisions contained in Article VI of the Company’s by-laws as in effect on the date hereof.

      (e) If Parent, the Surviving Corporation, or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, to the extent necessary to effect such assumption, proper provisions shall be made so that such successors and assigns shall assume all of the applicable obligations set forth in this Section 6.9.

      (f) The provisions of this Section 6.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

      SECTION 6.10     Public Announcements. Parent and the Company shall use reasonable best efforts (a) to develop a joint communications plan and (b) subject to any of its rights hereunder to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan. The initial press release with respect to the transactions contemplated hereby shall be a joint press release and thereafter Parent and the Company shall each use reasonable best efforts to consult with each other before issuing or permitting any of their Subsidiaries to issue any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby, except to the extent otherwise required by applicable Law or by obligations pursuant to any applicable listing agreement with or rules of any securities exchange. Without limiting the foregoing (except in the event of a Change in Company Recommendation, in which case the foregoing provisions of this Section shall not apply), the Company shall provide Parent with stockholder lists of the Company and allow and facilitate Parent contact with stockholders of the Company and other prospective investors.

      SECTION 6.11     Qualification of Company Fund Clients. Subject to applicable fiduciary duties to the Sponsored Company Fund Clients, the Company shall use its commercially reasonable efforts to ensure that the Sponsored Company Fund Clients refrain from taking any action that (a) would prevent any Sponsored Company Fund Client from qualifying as a “regulated investment company” within the meaning of Section 851 of the Code or (b) would be inconsistent with any Sponsored Company Fund Client’s then current prospectus and other offering advertising and marketing materials (including any supplements or amendments thereto that may be required to reflect any changes in operations).

      SECTION 6.12     Post-Closing Operations. (a) Parent intends that following the Effective Time the headquarters of the combined North American business conducted by Parent and its affiliates and the Company and its affiliates and significant operations related thereto (other than its investment businesses) shall be located in the Company’s existing owned or leased facilities in Boston, Massachusetts and Charlestown, Massachusetts. The Company’s and Parent’s plans also include a continued meaningful presence in the Boston, Massachusetts area and, in accordance therewith, Parent shall cause the home office and primary executive offices of John Hancock Life Insurance Company to be located in Boston until at least February 28, 2008. Parent’s head office, together with that of The Manufacturers Life Insurance Company will remain in Canada, and Parent will, through such head office, be responsible for the overall management and direction of the operations of the combined businesses of Parent and its Subsidiaries, which will include, after the Effective Time, the continuing operation of the Surviving Corporation and its Subsidiaries.

      (b) For the period until February 28, 2008, Parent shall endeavor to maintain the Company’s level of total charitable giving in Massachusetts at the level of direct grants over the years 2001, 2002 and 2003 and maintain its leadership position in supporting the Boston, Massachusetts school system and sponsoring community activities.

      (c) For the period until February 28, 2008, Parent will commit to ensure that a majority of employees of the John Hancock Life Insurance Company will be employed in Massachusetts.

      SECTION 6.13     Integration Team. As soon as reasonably practicable after the date hereof, Parent and the Company shall establish an Integration Team with the primary responsibility and, subject to oversight and approval by the Chief Executive Officer of Parent, authority for, developing a plan for and implementing such Integration. The Integration Team shall be chaired by David F. D’Alessandro (the “Integration Chair”). The Integration Committee shall be comprised of (a) the Integration Chair, (b) three senior executives of Parent, designated by the Chief Executive Officer of Parent, and (c) two other senior executives of the Company, designated by David F. D’Alessandro. Subject to applicable Law, the Integration team will be concerned with matters relating to the integration of Parent’s and the Company’s respective businesses and personnel following the Effective Time (“Integration”) and will periodically both prior to and following the Effective Time meet to discuss and review these matters until it is determined by the Chief Executive Officer of Parent that the Integration is complete and the Integration Team is dissolved. In making personnel decisions, the Integration Team shall evaluate the qualifications of each employee evaluated and the needs of the business after the Effective Time (without regard to the relative severance costs associated with a particular employee or group of employees).

      SECTION 6.14     Parent Officers and Directors.

      (a) Subject to applicable Laws, Parent shall take such actions such that, immediately following the Effective Time, (i) the directors of Parent shall be the directors of Parent immediately prior to the Effective Time and David F. D’Alessandro and (ii) David F. D’Alessandro shall be named as Chief Operating Officer and President-Designate as of such time and, effective as of the first anniversary of the Effective Time, President of Parent.

      (b) Parent shall cause a Person selected by the Board of Directors of the Company and currently serving as an independent director of the Company (a “Company Director”) to be nominated immediately prior to the Effective Time for election to the Board of Directors of Parent at the first annual meeting of Parent’s shareholders following the Effective Time; provided that if the Effective Time occurs after the annual meeting to be held in 2004, such Person will be appointed to the Parent Board of Directors at the Effective Time; and provided, further, that if Parent is unable to make such nomination in its proxy statement for Parent’s 2004 annual meeting, such Person shall be appointed immediately following the Effective Time if such meeting occurs prior thereto or otherwise immediately following such meeting. Three additional Company Directors shall be appointed to the Board of Directors of Parent no later than the first anniversary of the Effective Time.

      (c) So long as David F. D’Alessandro is employed by Parent, he shall be a member of the Executive Committee of Parent. In addition, the persons named on Section 6.14 of the Parent Disclosure Schedule will also be appointed as members of such Executive Committee immediately following the Effective Time. David F. D’Alessandro shall, immediately following the Effective Time, be appointed, subject to his consent, as a member of each committee of Parent’s Board of Directors that permits membership by members of Parent’s management (for greater clarity, a committee of Parent’s Board of Directors shall be deemed not to permit members of Parent’s management if no members of the then-existing Parent management serve on such committee at such time) and shall, subject to applicable Law consistent with the best practices of Parent’s Board of Directors relating to committee appointments, and so long as he serves as a director of Parent, remain (subject to the foregoing limitations) on at least one committee of Parent’s Board of Directors. In addition, each Company Director, at the time he or she becomes a director, shall be appointed to at least one committee of the Board of Directors of Parent (assuming such Company Director meets any applicable independence requirement) and shall, subject to the applicable Laws and the best practices of Parent’s Board of Directors relating to Committee appointments, maintain such positions while they remain members of Parent’s Board of Directors.

      SECTION 6.15     Bank Regulatory Matters. It is understood and agreed by the parties that, unless otherwise determined by Parent, neither Parent nor any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries following the Effective Time) shall become registered as a bank holding company pursuant to the BHC Act or as a savings and loan holding company pursuant to the U.S. Home Owners’ Loan Act, as amended) in connection with the transactions contemplated hereby. Unless the parties shall agree in writing on an alternative structure, the Company shall, with the cooperation of Parent, use its reasonable best efforts to, notwithstanding any terms of this Agreement to the contrary, either divest all of the capital stock of the Company Bank or cause the Company Bank to no longer be considered a bank for purposes of the BHC Act and shall not take any action that would result in the Company Bank, if acquired at the Effective Time by Parent pursuant to the transactions contemplated hereby, being considered a savings association for purposes of the U.S. Home Owners’ Loan Act.

      SECTION 6.16     Employee Benefits. (a) Parent shall provide, or cause the Surviving Corporation, or any Subsidiary of either of them, as applicable, to provide, for those employees of the Company and its Subsidiaries who continue, on and after the Effective Time, as employees of the Company, the Surviving Corporation, Parent or any Subsidiary of any of them, as applicable, from the Effective Time through December 31, 2005 (the “Benefits Continuation Period”), compensation and employee benefits (other than any retention or other extraordinary incentive compensation awards payable in cash and any equity-

based compensation or equity-based benefits) that are no less favorable, in the aggregate, than such compensation and benefits provided by the Company or the applicable Subsidiary of the Company to such employees immediately prior to the Effective Time; provided that, with respect to employees who are subject to collective bargaining or employment agreements (including “change in control” or “employment continuation” agreements) to the extent provided for under such agreements, the compensation, benefits and any other payments to be provided thereunder shall be provided in accordance with the terms of such agreements (although no such agreement (or any compensation or benefit commitments thereunder) shall be taken into account for purposes of determining the compensation and benefit obligations of Parent through the Benefits Continuation Period as set forth above). Notwithstanding the foregoing, nothing contained herein shall obligate the Parent, the Company, the Surviving Corporation or any Subsidiary of any of them to (x) maintain any particular Company Plan or (y) grant or issue any equity or equity-based awards relating to Parent Common Shares.

      (b) Parent shall, or shall cause the Surviving Corporation to, (i) waive any applicable pre-existing condition exclusions, waiting periods and actively-at-work requirements with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the Parent or Subsidiary of Parent, Surviving Corporation or Subsidiary of the Surviving Corporation that an employee or former employee of the Company or any of the Company’s Subsidiaries would otherwise be eligible to participate in following the Effective Time, to the extent such exclusions, requirements or waiting periods were inapplicable to, or had been satisfied by, such employee or former employee immediately prior to the Effective Time under the relevant Company employee benefit plan in which such employee or former employee participated, (ii) provide, or cause to be provided to, each such employee, former employee and their beneficiaries with credit for any co-payments, out-of-pocket expenses and deductibles paid (to the same extent such credit was given under the analogous Company employee benefit plan prior to the Effective Time) in satisfying any applicable deductible, co-payment or out-of-pocket requirements in respect of the plan year in which the Closing occurs and (iii) recognize, or cause to be recognized, service prior to the Effective Time with the Company and the Company’s Subsidiaries for purposes of eligibility to participate, vesting credit and amount of benefits under any other benefit plan to the same extent such service was recognized by the Company and the Company’s Subsidiaries under any similar Company employee benefit plan in which such employee participated immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service.

      (c) In addition to the foregoing, Parent shall, and shall cause the Surviving Corporation, the Subsidiaries of the Surviving Corporation and the Subsidiaries of Parent to, honor, fulfill and discharge in accordance with their terms all Company Plans set forth in Section 3.16(a) of the Company Disclosure Schedule and, to the extent required under any such agreement, plan, program, policy or arrangement, at the Effective Time, Parent hereby expressly agrees to assume each such agreement, plan, program, policy or arrangement and to perform the obligations under each such agreement, plan, program, policy or arrangement in accordance with its terms in the same manner and to the same extent as the Company (or any Subsidiary thereof, as applicable) would be required to perform (subject to giving effect to the Merger) if the Merger had not occurred; provided, however, that nothing herein shall limit the ability of Parent to amend or terminate any of the Company Plans, to the extent permitted thereunder, in accordance with their terms. Notwithstanding anything set forth above, Parent or a Subsidiary of Parent, Surviving Corporation or a Subsidiary of the Surviving Corporation (i) shall not adopt any amendment to any employee benefit plan listed in Section 6.16(c) of the Company Disclosure Schedule (each, a “Scheduled Plan”), or take any action, the intention or immediate and direct effect of which would be to deprive any employee, who immediately prior to the Effective Time is eligible to participate (with such participation contingent upon the occurrence of the Merger) or who then participates in a Scheduled Plan, of coverage or benefits under any such applicable Scheduled Plan during the period specified for each Scheduled Plan (as identified in Section 6.16(c) of the Company Disclosure Schedule with respect to such Scheduled Plan) and (ii) shall, for the avoidance of doubt, cause the Surviving Corporation to provide severance benefits to any such Company employees who become entitled to receive severance benefits under any Scheduled Plan that provides for severance benefits for a period specified in such

Scheduled Plan (which period Parent acknowledges may extend beyond the Benefits Continuation Period) (and any other Company Plans pursuant to which any such Company employee becomes entitled to receive any other severance benefits).

      Section 6.17 Parent Vote. Parent shall vote or cause to be voted any shares of Company Common Stock beneficially owned by it or any of its Subsidiaries (other than shares held for the benefit of Persons other than the Company and its Subsidiaries) in favor of the adoption of this Agreement at the Company Stockholders Meeting.

ARTICLE VII

CONDITIONS PRECEDENT

      SECTION 7.1     Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction prior to the Closing of the following conditions:

           (a) Stockholder Approvals. The Company shall have obtained the Required Company Vote in connection with the adoption of the Merger Agreement.

           (b) Stock Exchange Listings. The Parent Common Shares to be issued in the Merger shall have been authorized for listing on the NYSE and TSX, subject to customary conditions and official notice of issuance.

           (c) HSR Act. The waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been earlier terminated.

           (d) Competition Act. The Commissioner of Competition appointed under the Competition Act shall have issued an advance ruling certificate or a “no action” letter in respect of the transactions contemplated by this Agreement.

           (e) Requisite Regulatory Approvals. The authorizations, consents, orders, approvals, declarations and filings identified on Section 7.1(e) of the Company Disclosure Schedule and Section 7.1(e) of the Parent Disclosure Schedule shall have been obtained in writing or filed, and the same shall, to the extent applicable, be in full force and effect at the Closing (all such authorizations, consents, orders, approvals, declarations and filings being referred to as “Requisite Regulatory Approvals”).

           (f) Form F-4. The Form F-4 shall have become effective under the Securities Act and shall not be the subject of any stop order, and no proceedings seeking a stop order shall be pending before or by the SEC.

           (g) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger shall be in effect. There shall not be any statute, rule, regulation or order enacted, entered or enforced by any Hong Kong (excluding mainland China), Japanese, U.S. or Canadian Governmental Entity which makes the consummation of the Merger illegal.

      SECTION 7.2     Conditions to Obligations of Parent and Merger Co. The obligation of Parent and Merger Co. to effect the Merger is subject to the satisfaction prior to the Closing of the following conditions unless waived by Parent:

           (a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement (read without (i) any Material Adverse Effect qualifications, other than the representation set forth in Section 3.18(b), which shall be read with the Material Adverse Effect qualification, and (ii) the materiality qualifications listed on Section 7.2(a) of the Company Disclosure Schedule) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), other than such failures to be true and correct that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Corporation following the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to such effect.

           (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all of its obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to such effect.

           (c) Tax Opinion. Parent shall have received the opinion of Simpson Thacher & Bartlett LLP, counsel to Parent, dated the Closing Date, to the effect that (i) the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) each of Parent, Merger Co. and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code and (iii) Parent will be treated as a corporation under Section 367(a) of the Code with respect to each transfer of property thereto pursuant to the Merger. In rendering such opinion, counsel to Parent shall be entitled to rely upon representations of officers of Parent and the Company that counsel to Parent reasonably deems relevant.

           (d) Governmental Consents. (i) No Requisite Regulatory Approval shall impose any Burdensome Condition and (ii) no Governmental Entity of competent jurisdiction shall have otherwise imposed any Burdensome Condition in connection with consummation of the Merger or the other transactions contemplated hereby.

           (e) Bank Regulatory Matters. As a result of the direct or indirect acquisition of the Company Bank in connection with the transactions contemplated hereby, neither Parent nor any of its Subsidiaries shall be required to become registered as a bank holding company under the BHC Act or as a savings and loan holding company for purposes of the U.S. Home Owners’ Loan Act.

      SECTION 7.3     Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions unless waived by the Company:

           (a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Co. set forth in this Agreement (read without (i) any Material Adverse Effect qualifications, other than the representation set forth in Section 4.18(b), which shall be read with the Material Adverse Effect qualification, and (ii) the materiality qualifications listed on Schedule 7.3(a) of the Parent Disclosure Schedule) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations speak as of an earlier date), other than such failures to be true and correct that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent or the Surviving Corporation following the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent to such effect.

           (b) Performance of Obligations of Parent. Parent shall have performed in all material respects all of its obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent to such effect.

           (c) Tax Opinion. The Company shall have received the opinion of Sullivan & Cromwell LLP, counsel to the Company, dated the Closing Date, to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) each of Parent, Merger Co. and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code and (iii) Parent will be treated as a corporation under Section 367(a) of the Code with respect to each transfer of property thereto pursuant to the Merger. In rendering such opinion, counsel to the Company shall be entitled to rely upon representations of officers of the Company and Parent that counsel to the Company reasonably deems relevant.

ARTICLE VIII

TERMINATION AND AMENDMENT

      SECTION 8.1     Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after adoption of this Agreement by the stockholders of the Company:

           (a) by mutual consent of Parent, Merger Co. and the Company in a written instrument;

           (b) by either Parent or the Company, upon written notice to the other party, if a Governmental Entity of competent jurisdiction shall have issued an Injunction that has become final and nonappealable;

           (c) by either Parent or the Company, upon written notice to the other party, if the Merger shall not have been consummated on or before September 28, 2004 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to comply with Section 6.3 or any other provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

           (d) by Parent, upon written notice to the Company, if the Company shall have (i) failed to make the Company Recommendation as described in Section 3.28 or effected a Change in Company Recommendation or (ii) taken any action referred to in Section 6.4(b)(v);

           (e) by either Parent or the Company if the Required Company Vote shall not have been obtained upon a vote taken thereon at the duly convened Company Stockholders Meeting (or any adjournment or postponement thereof);

           (f) by Parent, upon written notice provided to the Company, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement or any representation or warranty shall have become untrue after the date of this Agreement such that such breach or untrue representation would, individually or in the aggregate together with all such other then uncured breaches and untrue representations and warranties of the Company, constitute grounds for the conditions set forth in Section 7.2(a) or (b) not to be satisfied at the Closing Date and (i) such breaches and untrue representations and warranties are not reasonably capable of being cured prior to the Termination Date (or if such breaches and untrue representations and warranties are reasonably capable of being cured prior to the Termination Date, such breaches and untrue representations and warranties shall not have been cured prior to the earlier of (A) 60 days after Parent has given to the Company written notice thereof and (B) three business days prior to the Termination Date) and (ii) at the end of such 60 days or third business day prior to the Termination Date such uncured breaches and untrue representations and warranties would continue to constitute grounds for the conditions set forth in Section 7.2(a) or (b) not to be satisfied at the Closing Date;

           (g) by the Company, upon written notice provided to Parent, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Co. contained in this Agreement or any representation or warranty shall have become untrue after the date of this Agreement such that such breach or untrue representation would, individually or in the aggregate together with all such other then uncured breaches and untrue representations and warranties of Parent and Merger Co., constitute grounds for the conditions set forth in Section 7.3(a) or (b) not to be satisfied at the Closing Date and (i) such breach or breaches and untrue representations and warranties are not reasonably capable of being cured prior to the Termination Date (or if such breaches and untrue representations and warranties are reasonably capable of being cured prior to the Termination Date, such breaches and untrue representations and warranties shall not have been cured prior to the earlier of (A) 60 days after the Company has provided to Parent written notice of such breach and (B) three business days prior to the Termination Date) and (ii) at the end of such 60 days or third business day prior to the Termination Date such uncured breaches and untrue representations and warranties continue to constitute grounds for the conditions set forth in Section 7.3(a)or (b) not to be satisfied at the Closing Date; or

           (h) by the Company if, (i) after compliance in all material respects with the applicable provisions of Section 6.4, the Company elects to enter into a binding agreement with respect to a Superior Proposal and (ii) prior to such termination, the Company pays the Termination Fee and Expenses required pursuant to Section 8.2(b)(iv).

      SECTION 8.2     Effect of Termination. (a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers or directors, except (i) with respect to Section 3.26 (Brokers or Finders), Section 4.25 (Brokers or Finders), Section 6.2(b) (Confidentiality), Section 6.8 (Fees and Expenses) and this Section 8.2 (Effect of Termination) each of which shall survive such termination and (ii) that no party shall be relieved or released from any liabilities or damages arising out of any breach of this Agreement by such party.

      (b) The Company shall pay Parent, by wire transfer of immediately available funds, the sum of U.S. $323,000,000 (the “Termination Fee”) plus all reasonable documented fees, costs and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby not to exceed U.S. $25,000,000 (“Expenses”) in the event that this Agreement is terminated as follows:

(i) if Parent shall terminate this Agreement pursuant to Section 8.1(d), then the Company shall pay the Termination Fee plus Expenses on the business day immediately following such termination;

(ii) if (A) either party shall terminate this Agreement pursuant to Section 8.1(e), and (B) at any time after the date of this Agreement and at or before the date of the Company Stockholders Meeting (or any adjournment or postponement thereof), an Acquisition Proposal (provided that for purposes of this clause the term “Acquisition Proposal” shall have the meaning assigned to such term in the proviso in Section 6.4(e)) shall have been publicly announced or otherwise communicated to the stockholders of the Company (a “Public Proposal”) and shall not have been withdrawn prior to the time of the Company Stockholders Meeting, then the Company shall pay the Termination Fee plus all Expenses on the business day immediately following the execution by the Company of a definitive agreement relating to an Acquisition Proposal if such execution occurs on or prior to the first anniversary of the date this Agreement is terminated pursuant to Section 8.1(e);

(iii) if (A) Parent shall terminate this Agreement pursuant to Section 8.1(c), and (B) at any time after the Required Company Vote is obtained and before such termination there shall have been an Acquisition Proposal (provided that for purposes of this clause the term “Acquisition Proposal” shall have the meaning assigned to such term in the proviso in Section 6.4(e)) with respect to the Company, the Company shall pay the Termination Fee plus all Expenses on the business day immediately following the execution by the Company of a definitive agreement relating to an Acquisition Proposal if such execution occurs on or prior to the first anniversary of the date this Agreement is terminated pursuant to Section 8.1(c); provided, however, no Termination Fee or Expenses shall be payable pursuant to this Section 8.2(b)(iii) if the conditions set forth in Section 7.1(c), (e) (with respect to U.S. Requisite Regulatory Approvals) and (f) are satisfied and the conditions set forth in Section 7.2(a) and (b) and Section 7.3(c) are capable of being satisfied at the Termination Date; or

(iv) if the Company shall elect to terminate this Agreement pursuant to Section 8.1(h), the Company shall pay the Termination Fee and Expenses prior to such termination.

The Company hereby acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Co. would not enter into this Agreement; accordingly, if the Company fails to pay all amounts due to Parent on the dates specified, then the Company shall pay all costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Parent. Payment of the

Termination Fee (together with any costs, expenses or interest paid pursuant to the immediately preceding sentence) shall be in lieu of any other liabilities or damages in respect of this Agreement and the transactions contemplated hereby, except as otherwise provided in clause (ii) of Section 8.2(a).

      SECTION 8.3     Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by the stockholders of the Company, but, after any such adoption, no amendment shall be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      SECTION 8.4     Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX

GENERAL PROVISIONS

      SECTION 9.1     Non-survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements set forth in Article II and Section 6.9 (Indemnification; Directors’ and Officers’ Insurance); Section 6.12 (Post-Closing Operations); Section 6.13 (Integration Team); Section 6.14 (Parent Officers and Directors), Section 6.16 (Employee Benefits), this Section 9.1 and Section 9.5 (Entire Agreement; No Third Party Beneficiaries) which shall be performed in whole or in part after the Effective Time.

      SECTION 9.2     Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

      (i) if to Parent or Merger Co., to:

Manulife Financial Corporation
200 Bloor Street East
Toronto, Ontario
M4W 1E5
Attention: Dale Scott, Esq.
Fax No.: (416) 926-5805

      with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017

Attention:	Charles I. Cogut, Esq.

Gary I. Horowitz, Esq.
Maripat Alpuche, Esq.
Fax No.: (212) 455-2502

      and

      (ii) if to the Company, to:

John Hancock Financial Services, Inc.
200 Clarendon Street
Boston, Massachusetts 02117
Attention: Wayne A. Budd, Esq.
Fax No.: (617) 572-6662

      with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Fax No.: (212) 558-3588

Attention:	H. Rodgin Cohen, Esq.

James C. Morphy, Esq.
Eric M. Krautheimer, Esq.

      SECTION 9.3     Interpretation; Construction. (a) When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” or “furnished” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrase “business day” shall mean any day (other than a Saturday or a Sunday) on which banks are not required or authorized to close in any of the City of New York, Wilmington, Delaware or the City of Toronto. The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to September 28, 2003. The phrases “known” or “knowledge” mean, with respect to any party to this Agreement, the actual knowledge of any of such party’s senior executive officers. All amounts expressed as “$” or dollars shall mean U.S. dollars.

      (b) The parties have participated jointly in the negotiating and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

      SECTION 9.4     Counterparts. This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and shall become effective when the counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

      SECTION 9.5     Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement to the extent provided in Section 6.2(b), and (b) except for Section 6.9 (Indemnification; Directors’ and Officers’ Insurance), is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

      SECTION 9.6     Governing Law; Jurisdiction. (a) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof. Each of the Company, Parent and Merger Co. hereby irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns shall be brought and determined exclusively in the Court of Chancery of the State of Delaware or the United States District Court for the District of Delaware, and each of the Company, Parent and Merger Co. hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Company, Parent and Merger Co. hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by applicable Law, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper and (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

      (b) Each of Parent, the Company and Merger Co. hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.2 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

      SECTION 9.7     Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is determined to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

      SECTION 9.8     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

      SECTION 9.9     Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court or state court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

      SECTION 9.10     WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MANULIFE FINANCIAL CORPORATION

By:	/s/ DOMINIC D’ALESSANDRO

Name: Dominic D’Alessandro

Title:	President and Chief Executive Officer

JUPITER MERGER CORPORATION

By:	/s/ DOMINIC D’ALESSANDRO

Name: Dominic D’Alessandro

Title:	President

JOHN HANCOCK FINANCIAL SERVICES, INC.

By:	/s/ DAVID F. D’ALESSANDRO

Name: David F. D’Alessandro

Title:	Chairman, President and Chief Executive Officer

APPENDIX B

Morgan Stanley & Co., Incorporated

1585 Broadway
New York, NY 10036

28 September 2003

Board of Directors

John Hancock Financial Services, Inc.
John Hancock Place
Boston, MA 02117

Members of the Board:

We understand that John Hancock Financial Services, Inc. (“John Hancock” or the “Company”), Manulife Financial Corporation (“Manulife”) and Jupiter Merger Corporation, a wholly owned subsidiary of Manulife (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, dated September 28, 2003 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into John Hancock. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Manulife, and each outstanding share of common stock, par value $0.01 per share, of the Company (“John Hancock Common Stock”), other than shares held in treasury by the Company and certain shares held by Manulife or any of its subsidiaries, will be converted into the right to receive 1.1853 shares (the “Exchange Ratio”) of common stock, no par value, of Manulife (“Manulife Common Stock”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of John Hancock Common Stock, other than Manulife and its affiliates.

For purposes of the opinion set forth herein, we have:

(i)	reviewed certain publicly available financial statements and other business and financial information of John Hancock and Manulife, respectively;

(ii)	reviewed certain internal financial statements and other financial and operating data concerning John Hancock and Manulife prepared by the managements of John Hancock and Manulife, respectively;

(iii)	reviewed certain earnings estimates of John Hancock and Manulife published by certain financial analysts who report on John Hancock and Manulife;

(iv)	reviewed certain financial forecasts prepared by the managements of John Hancock and Manulife, including information relating to estimates of synergies and other anticipated benefits of the merger, respectively;

(v)	discussed the past and current operations and financial condition and the prospects of John Hancock and Manulife with senior executives of John Hancock and Manulife, respectively;

(vi)	reviewed the pro forma impact of the Merger on Manulife’s financial results;

(vii)	reviewed the reported prices and trading activity for John Hancock Common Stock and Manulife Common Stock;

(viii)	compared the financial performance of John Hancock and Manulife and the prices and trading activity of John Hancock Common Stock and Manulife Common Stock with that of certain other publicly-traded companies comparable with John Hancock and Manulife, respectively, and their securities;

(ix)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

(x)	discussed with the senior managements of John Hancock and Manulife, respectively, the strategic rationale and objectives of the Merger and their estimates of synergies and other anticipated benefits of the Merger to the combined company;

(xi)	participated in discussions and negotiations among representatives of John Hancock and Manulife and their financial, tax and legal advisors;

(xii)	reviewed the Merger Agreement and certain related documents; and

(xiii)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to us by John Hancock and Manulife for the purposes of this opinion. With respect to the financial forecasts, including the restatement of John Hancock projections under Canadian generally accepted accounting principles, estimates of synergies and other anticipated benefits from the Merger provided to us by the managements of John Hancock and Manulife, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of John Hancock and Manulife. Additionally, we have not relied on any valuation of John Hancock or Manulife prepared by an independent third party, including actuarial appraisals of John Hancock or Manulife. We are not actuaries and our services did not include actuarial determinations or evaluations by us or an attempt to evaluate any actuarial assumptions. We have further assumed that in the course of obtaining any regulatory or third party approvals, consents and agreements in connection with the Merger, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse affect on Manulife or John Hancock or the contemplated benefits of the consummation of the Merger. We have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement, including, among other things, that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986. We have not made any independent valuation or appraisal of the assets or liabilities of John Hancock or Manulife, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our opinion does not address the relative merits of the Merger as compared to other business strategies that may be available to John Hancock or John Hancock’s underlying business decision to enter into the Merger Agreement.

We have acted as financial advisor to the Board of Directors of John Hancock in connection with this transaction and will receive a fee for our services, including an announcement fee. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Company and have received fees for the rendering of these services. In the ordinary course of our business, Morgan Stanley and its affiliates may from time to time trade in the securities or indebtedness of John Hancock and Manulife for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or indebtedness for any such account. In addition, Morgan Stanley and its affiliates may from time to time act as a counterparty to either John Hancock or Manulife and may receive compensation for such activities.

It is understood that this letter is for the information of the Board of Directors of John Hancock and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing, if required, made by John Hancock in respect of the Merger with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which John Hancock Common Stock and Manulife Common Stock will trade at any time or following announcement or consummation of the Merger. We express no opinion or recommendation as to how the shareholders of John Hancock should vote at the shareholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of John Hancock Common Stock other than Manulife and its affiliates.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

APPENDIX C

Lazard Frères & Co. LLC

30 Rockefeller Plaza
New York, NY 10020

September 28, 2003

The Board of Directors
John Hancock Financial Services, Inc.
John Hancock Place
Boston, MA 02117

      Dear Members of the Board:

      We understand that John Hancock Financial Services, Inc. (“John Hancock” or the “Company”), Manulife Financial Corporation (“Manulife”) and a wholly owned subsidiary of Manulife (“Merger Sub”) propose to enter into an Agreement and Plan of Merger, dated September 28, 2003 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into John Hancock. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Manulife, and each outstanding share of common stock, par value $0.01 per share, of the Company (“John Hancock Common Stock”), other than shares held in treasury by the Company and certain shares held by Manulife or any of its subsidiaries, will be converted into the right to receive 1.1853 shares (the “Exchange Ratio”) of common stock, no par value, of Manulife (“Manulife Common Stock”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

      You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of shares of John Hancock Common Stock (other than Manulife and its affiliates). In connection with this opinion, we have:

(i)	Reviewed certain publicly available historical financial statements and other business and financial information of John Hancock and Manulife, respectively;

(ii)	Reviewed certain internal financial statements and other financial and operating data concerning John Hancock and Manulife prepared by the managements of John Hancock and Manulife, respectively;

(iii)	Reviewed certain earnings estimates of John Hancock and Manulife published by certain financial analysts who report on John Hancock and Manulife;

(iv)	Reviewed certain financial forecasts prepared by the managements of John Hancock and Manulife, including information relating to estimates of synergies and other anticipated benefits of the merger, respectively;

(v)	Discussed the past and current operations and financial condition and the prospects of John Hancock and Manulife with senior executives of John Hancock and Manulife, respectively;

(vi)	Reviewed the potential pro forma impact of the Merger on Manulife’s financial results;

(vii)	Reviewed the reported prices and trading activity for John Hancock Common Stock and Manulife Common Stock;

(viii)	Compared the financial performance of John Hancock and Manulife and the prices and trading activity of John Hancock Common Stock and Manulife Common Stock with that of certain other publicly-traded companies we believe to be generally comparable with John Hancock and Manulife, respectively, and their securities;

(ix)	Reviewed the financial terms, to the extent publicly available, of certain business combination transactions involving companies in lines of businesses we believe to be generally comparable to those of John Hancock and Manulife;

(x)	Discussed with the senior managements of John Hancock and Manulife, respectively, the strategic rationale and objectives of the Merger and their estimates of synergies and other anticipated benefits of the Merger to the combined company;

(xi)	Participated in discussions and negotiations among representatives of John Hancock and Manulife and their financial and legal advisors;

(xii)	Reviewed the financial terms and conditions of the Merger Agreement and certain related documents; and

(xiii)	Performed such other analyses and considered such other factors as we have deemed appropriate.

      We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of John Hancock or Manulife, or concerning the solvency or fair value of either of the foregoing entities. Additionally, we have not relied on any valuation of John Hancock or Manulife prepared by an independent third party, including actuarial appraisals of John Hancock or Manulife. We are not actuaries and our services did not include actuarial determinations or evaluations by us or an attempt to evaluate any actuarial assumptions. With respect to financial forecasts, including the restatement of John Hancock projections under Canadian generally accepted accounting principles, estimates of synergies and other anticipated benefits from the Merger provided to us by the managements of John Hancock and Manulife, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of John Hancock and Manulife as to the future financial performance of John Hancock and Manulife, respectively. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

      Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we assume no responsibility for advising any person of any change in any matter affecting this opinion or for updating or revising our opinion based on circumstances or events occurring after the date hereof.

      In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Merger Agreement, including, among other things, that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, and that the Merger will be consummated without any waiver of any material terms or conditions. In addition, we have assumed that obtaining the necessary regulatory and rating agency approvals for the Merger will not have an adverse effect on John Hancock or Manulife or the contemplated benefits of the consummation of the Merger.

      We do not express any opinion as to the price at which shares of Manulife Common Stock or shares of John Hancock Common Stock may trade subsequent to the announcement of the Merger or as to the price at which shares of Manulife Common Stock may trade subsequent to the consummation of the Merger.

      Lazard Frères & Co. LLC is acting as investment banker to John Hancock in connection with the Merger and will receive a fee for our services, a portion of which is payable upon announcement.

      Our engagement and the opinion expressed herein are for the benefit and use of John Hancock’s Board of Directors, and our opinion may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing, if required, made by John Hancock in respect of the Merger with the Securities and Exchange Commission. Our opinion does not address the merits of the underlying decision by John Hancock to engage in the Merger or the relative merits of the Merger as compared to other business strategies that might be available to John Hancock.

We express no opinion or recommendation as to how the shareholders of John Hancock should vote at the shareholders’ meeting to be held in connection with the Merger.

      Based on and subject to the foregoing, we are of the opinion that the Exchange Ratio is fair from a financial point of view to the holders of shares of John Hancock Common Stock (other than Manulife and its affiliates).

Very truly yours,

LAZARD FRERES & CO. LLC

APPENDIX D

MATERIAL DIFFERENCES BETWEEN CANADIAN GAAP AND U.S. GAAP

      Valuation and income recognition differences between Canadian GAAP and U.S. GAAP:

		Canadian GAAP	U.S. GAAP

1.	Bonds	Bonds are carried at amortized cost, less an allowance for specific losses. Allowances are provided on a specific bond whenever a decline in the value of the bond is considered to be other than temporary. Realized gains and losses on sale are deferred and brought into income over the lesser of 20 years or the remaining term to maturity of the bond sold.	Bonds may be classified as “available-for-sale,” “held to maturity” or “trading” securities. “Available-for-sale” and “trading” bonds are carried at fair value, while “held-to-maturity” bonds are carried at amortized cost in the consolidated balance sheets. A decline in the value of a specific “available-for-sale” or “held to maturity” bond that is considered to be other than temporary results in a write-down in the cost basis of the bond and a charge to income in the period of recognition. Realized gains and losses on sale are recognized in income immediately. Unrealized gains and losses on “available-for-sale” bonds, other than losses considered to be other than temporary, are excluded from income and reported net of tax in other comprehensive income, a component of equity, while unrealized gains and loss on “trading” bonds are included in income immediately.

2.	Mortgages	Mortgages are carried at amortized cost less repayments and an allowance for specific losses. Realized gains and losses are deferred and brought into income over the lesser of 20 years or the remaining term to maturity of the mortgage sold.	Mortgages are carried at amortized cost less repayments and an allowance for losses. Realized gains and losses are recognized in income immediately.

3.	Stocks	Stocks are carried at a moving average market basis whereby carrying values are adjusted towards market value at 5% per quarter. Specific stocks are written down to fair value if an impairment in the value of the entire stock portfolio (determined net of deferred realized gains) is considered to be other than temporary. Realized gains and losses are deferred and brought into income at the rate of 5% of the unamortized deferred realized	Stocks may be classified as “available-for-sale” or “trading” securities and are carried at fair value in the consolidated balance sheets. Other-than-temporary declines in the value of “available for sale” stocks result in a write-down in the cost basis of the stocks and a charge to income in the period of recognition. Realized gains and losses and other-than-temporary unrealized gains and losses on “available-for-sale”

		Canadian GAAP	U.S. GAAP

		gains and losses each quarter.	stocks are recognized in income immediately. Unrealized gains and losses on “available-for-sale” stocks, other than losses considered to be other-than-temporary, are excluded from income and reported net of tax in other comprehensive income, a component of equity, while unrealized gains and losses on “trading” stocks are included in income immediately.

4.	Real estate	Real estate is carried at a moving average market basis whereby the carrying values are adjusted towards market value at 3% per quarter. Specific properties are written down to market value if an impairment in the value of the entire real estate portfolio (determined net of deferred realized gains) is considered to be other than temporary. Realized gains and losses are deferred and brought into income at the rate of 3% of the unamortized deferred realized gains and losses each quarter.	Real estate is carried at cost less accumulated depreciation. Specific properties are written down, taking into account discounted cash flows, if an impairment in the value of the property is considered to be other than temporary. Realized gains and losses are recognized in income immediately.

5.	Actuarial Liabilities	Actuarial liabilities for all types of policies are calculated using the Canadian Asset Liability Method (referred to in this proxy statement/prospectus as CALM) and represent the current balance sheet amount which, together with estimated future premiums and net investment income, will be sufficient to pay estimated future benefits, policyholder dividends, tax (other than income taxes) and expenses on policies in force. Actuarial liabilities are comprised of an estimate reserve and provisions for adverse deviation. Estimate reserve assumptions are made for the term of the liabilities and include assumptions with respect to mortality and morbidity trends, investment returns, rates of policy termination, policyholder dividend payments, operating expenses and certain taxes. To recognize the uncertainty in the assumptions underlying the calculation of best	There are three main standards for valuing actuarial liabilities as follows:

Statement of Financial Accounting Standards No. 60, “Accounting and Reporting by Insurance Enterprises” (referred to in this proxy statement/prospectus as SFAS 60) applies to non-participating insurance, including whole life and term insurance, payout annuities, disability insurance, long-term care and certain reinsurance contracts. Actuarial liabilities are calculated using a net level premium method and represent the present value of future benefits to be paid to, or on behalf of, policyholders and related expenses, less the present value of future net premiums. The assumptions include expected investment yields, mortality, morbidity, terminations and maintenance expenses. A provision for adverse deviation is also included. The assumptions are based on best

Canadian GAAP	U.S. GAAP

estimate reserves, to allow for possible deterioration in experience and to provide greater comfort that actuarial liabilities are adequate to pay future benefits, the Appointed Actuary is required to add a margin to each assumption. These margins result in the calculation of provisions for adverse deviation, the impact of which is to increase actuarial liabilities and decrease the income that would otherwise be recognized when products are sold. Estimate assumptions and margins for adverse deviation are updated regularly and the effects of any changes in assumptions are recognized in income immediately. The provisions for adverse deviations are recognized in income over the term of the liabilities as the risk of deviation from estimates declines.

Future net investment income in reserve calculations is based on projection of cashflows on actual balance sheet assets supporting those liabilities, along with a re-investment strategy.

Actuarial liabilities include allowances for normalized rates of credit losses associated with these assets, as well as allowances for interest rate mismatch, liquidity and other investment related risks

The actuarial liabilities implicitly include any fair value adjustments for assets supporting liabilities on acquired business	estimates of long-term experience at the time of policy issue or acquisition. The assumptions are not changed for future valuations unless it is determined that future income is no longer adequate to recover the existing Deferred Acquisition Cost (referred to in this proxy statement/prospectus as DAC) asset, in which case the DAC asset is reduced or written off and, to the extent necessary, actuarial liabilities are increased. The actuarial liabilities may not subsequently be reduced if the circumstances causing the strengthening are no longer applicable. Statement of Financial Accounting Standards No. 97, “Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments” (referred to in this proxy statement/prospectus as SFAS 97) applies to universal life type contracts and investment contracts. The actuarial liability for these contracts is equal to the policyholder account value. There is no provision for adverse deviation. If it is determined that future income for universal life type contracts is no longer adequate to recover the existing DAC, the DAC asset is reduced or written off and, to the extent necessary, actuarial liabilities are increased.

Statement of Financial Accounting Standards No. 120, “Accounting and Reporting by Mutual Life Enterprises and by Insurance Enterprises for Certain Long-Duration Participating Contracts” (referred to in this proxy statement/prospectus as SFAS 120) applies to participating insurance contracts. The actuarial liability for these contracts is computed using a net level premium method with mortality and interest assumptions consistent with the non-forfeiture assumptions. There is no provision for

Canadian GAAP	U.S. GAAP

adverse deviation. The assumptions are not changed unless it is determined that future income is no longer adequate to recover the existing DAC, in which case the DAC asset is reduced or written off and, to the extent necessary, actuarial liabilities increased. The actuarial liabilities may not subsequently be reduced if the circumstances causing the strengthening are no longer applicable.

In addition, in accordance with Emerging Issues Task Force Topic No. D-41 (referred to in this proxy statement/prospectus as EITF D-41), U.S. GAAP requires that actuarial liabilities be adjusted to reflect the changes that would have been necessary if the unrealized gains and losses not already provided for on bonds and stocks had been realized. This adjustment to actuarial liabilities is recognized directly in equity and is not included in income.

In addition, for acquired businesses under SFAS 97, a fair value adjustment has been made to the actuarial liabilities.

6.	Deferred acquisition costs	The cost of acquiring new insurance and annuity business, consisting primarily of commissions and underwriting and issue expenses, is implicitly recognized as a reduction in actuarial liabilities for most policies.	Acquisition costs, which vary with, and are primarily related to, the production of new business are deferred and recorded as an asset. This DAC asset is amortized into income in proportion to different measures, depending on the policy type. DACs associated with SFAS 60 policies are amortized and charged to income in proportion to premium income recognized. For non-participating limited payment policies, including annuities not classified as investment contracts, the DAC asset is amortized in proportion to the amount of the expected future benefit payments for payout annuities and in proportion to face amount for insurance contracts.

DACs associated with SFAS 97 and

		Canadian GAAP	U.S. GAAP

SFAS 120 policies (i.e., universal life type contracts, investment contracts and participating insurance contracts) are amortized and charged to income in proportion to the estimated gross profit margins expected to be realized over the life of the contracts. Under SFAS 97 and SFAS 120, the assumptions used to estimate future gross profits change as experience emerges.

In addition, EITF D-41 requires that DACs related to SFAS 97 and SFAS 120 contracts should be adjusted to reflect the changes that would have been necessary if the unrealized gains and losses on available-for-sale bonds and stocks had actually been realized. This adjustment to the DAC asset is recognized directly in equity and is not included in income.

7.	Value of Business Acquired	The value of business acquired is implicitly recognized as a reduction in actuarial liabilities for most policies. (Including in the case of the merger, John Hancock)	The value of business acquired, which represents the value of future profits, discounted at a risk-adjusted yield, and net of cost of capital, is recorded as an asset. The VOBA asset is allocated to the various products and amortized into income consistent with DAC methods, reflecting margins only after date of business acquisition.

8.	Deferred revenue	All premium income is recorded as revenue. The anticipated costs of future services are included within the actuarial liabilities.	Under SFAS 97, fees assessed to policyholders relating to services that are to be provided in future years are recorded as deferred revenue. Deferred revenue is amortized to income in the same pattern as the amortization of the DAC asset.

For acquired businesses, the actuarial liabilities for SFAS 97 products may be increased rather than a separate deferred revenue liability being established.
9.	Derivatives	Derivatives are designated and effective as hedges if there is a high correlation between changes in market value of the derivative and the	All derivatives are reported in the consolidated balance sheets at their fair values, with changes in fair values recorded in income or equity,

Canadian GAAP	U.S. GAAP

underlying hedged item at inception and over the life of the hedge. Realized and unrealized gains and losses on derivatives designated and effective as hedges are accounted for on the same basis as the underlying assets and liabilities. Realized and unrealized gains and losses on derivatives no longer considered hedges are included in income from the date they are no longer considered hedges.	depending on the nature and effectiveness of the hedge. Changes in the fair value of derivatives not designated as hedges will be recognized in current period earnings. Specific guidance is provided relating to the types of hedges, the measurement of hedge ineffectiveness, and hedging strategies.

      Presentation differences between Canadian GAAP and U.S. GAAP:

Canadian GAAP	U.S. GAAP

10.	Premiums	All premium income is reported as revenue when due. A partially offsetting increase in actuarial liabilities for the related policies is recorded in the consolidated statements of operations.	Under SFAS 60 and SFAS 120, gross premiums are reported as revenue when due. A partially offsetting increase in actuarial liabilities for the related policies is recorded in the consolidated statements of operations.

Premiums collected on SFAS 97 contracts are not reported as revenue in the consolidated statements of operations but are recorded as deposits to policyholders’ account balances. Fees assessed against policyholders’ account balances relating to mortality charges, policy administration and surrender charges are recognized as revenue.

11.	Death, maturity and surrender benefits	All death, maturity and surrender benefits are reported in the consolidated statements of operations when incurred. Additionally, to the extent these amounts have previously been provided for in actuarial liabilities, a corresponding release of actuarial liabilities is recorded in the consolidated statements of operations.	For SFAS 60 and SFAS 120 contracts, all death, maturity and surrender benefits are reported in the consolidated statements of operations when incurred. Additionally, to the extent these amounts have previously been provided for in actuarial liabilities, a corresponding release of actuarial liabilities is recorded in the consolidated statements of operations.

For universal life type contracts and investment contracts accounted for under SFAS 97, benefits incurred in the period in excess of related policyholders’ account balances are recorded in the consolidated statements of operations.

		Canadian GAAP	U.S. GAAP

12.	Change in actuarial liabilities	Interest credited on policyholders’ account balances is included in change in actuarial liabilities in the consolidated statements of operations.	Interest required to support SFAS 97 contracts is included in actuarial liabilities in the consolidated balance sheets and is classified in general expenses by Manulife and in policyholder benefits by John Hancock in their respective consolidated statements of operations.

13.	Segregated fund assets and liabilities	Investments held in segregated funds are carried at market value. Segregated funds are managed separately from those of the general fund of Manulife and are, therefore, presented in a separate schedule and are not included in the general fund consolidated balance sheets or consolidated statements of operations.	Assets and liabilities are called separate accounts and are presented in summary lines in the consolidated balance sheets. Assets and liabilities are carried at market values and contract values, respectively.

14.	Reinsurance	Reinsurance recoverables relating to ceded life insurance risks and ceded annuity contract risks are recorded as an offset to actuarial liabilities.	Where transfer of risk has occurred, life insurance actuarial liabilities are presented as a gross liability with the reinsured portion included as reinsurance recoverable. Actuarial liabilities related to annuities are also presented on a gross basis with the reinsured portions accounted for as deposits with reinsurers.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

      Under the ICA, a company may not, by contract, resolution or by-law, limit the liability of its directors or officers for breaches of their fiduciary duties. However, the company may indemnify a director or officer, a former director or officer or a person who acts or acted at the company’s request as a director or officer of an entity of which the company is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her because of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the company or the entity, if (1) that person acted honestly and in good faith with a view to the best interests of the company and (2) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, that person had reasonable grounds for believing that his or her impugned conduct was lawful.

      These individuals are entitled to indemnity from Manulife if the director or officer was substantially successful on the merits of his or her defense of the action or proceeding and fulfilled the conditions set out in (1) and (2) above. Manulife may, with the approval of a court, also indemnify that person regarding an action by or on behalf of Manulife to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or an officer of Manulife, if he or she fulfills the conditions set out in (1) and (2) above. These indemnification provisions could be construed to permit or require indemnification for certain liabilities arising out of U.S. federal securities laws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Manulife pursuant to the foregoing provisions, Manulife has been advised that the SEC considers this type of indemnification to be against public policy, as expressed in the Securities Act of 1933, and, therefore, this indemnification may be unenforceable in the United States.

      Pursuant to the Manulife by-laws, the directors have by resolution provided that Manulife will have no obligation to indemnify any person for:

—	any acts committed with actual dishonest, fraudulent, criminal or malicious intent;

—	any act of gross negligence or willful neglect;

—	any claims relating to liabilities of other persons assumed by any person entitled to indemnification;

—	any claims relating to enterprises owned, operated, managed or controlled by any person entitled to indemnification;

—	any claims relating to pension plans sponsored by any person entitled to indemnification;

—	bodily injury, sickness or disease of any person;

—	injury to or destruction of any tangible property; and

—	any actions which were in breach of compliance with Manulife policy.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit
Number		Description of Exhibit

2.1	—	Agreement and Plan of Merger, dated as of September 28, 2003, among Manulife Financial Corporation, John Hancock Financial Services, Inc. and Jupiter Merger Corporation (included as Appendix A to the proxy statement/prospectus included in this Registration Statement)

4.1*	—	Manulife Financial Corporation Letters Patent of Incorporation and Order to Commence and Carry On Business

4.2*	—	Manulife Financial Corporation General By-Laws No. 1 and No. 2

5.1	—	Form of Opinion of Torys LLP as to the validity of the securities being registered

8.1	—	Form of Opinion of Simpson Thacher & Bartlett LLP as to certain United States federal income tax matters

8.2	—	Form of Opinion of Sullivan & Cromwell LLP as to certain United States federal income tax matters

8.3	—	Form of Opinion of Torys LLP as to certain Canadian federal income tax matters

23.1	—	Form of Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 8.1 to this Registration Statement)

23.2	—	Form of Consent of Sullivan & Cromwell LLP (included as part of Exhibit 8.2 to this Registration Statement)

23.3	—	Form of Consent of Torys LLP (included as part of Exhibit 8.3 to this Registration Statement)

23.4	—	Consent of Ernst & Young, LLP

23.5	—	Consent of Ernst & Young, LLP

23.6	—	Consent of Morgan Stanley & Co. Incorporated (included as part of Exhibit 99.2 to this Registration Statement)

23.7	—	Consent of Lazard Frères & Co. LLC (included as part of Exhibit 99.3 to this Registration Statement)

24.1*	—	Power of Attorney

99.1	—	Form of Proxy Card

99.2	—	Opinion of Morgan Stanley & Co. Incorporated (included as Appendix B to the proxy statement/ prospectus included in this Registration Statement)

99.3	—	Opinion of Lazard Frères & Co. LLC (included as Appendix C to the proxy statement/ prospectus included in this Registration Statement)

99.4*	—	Amendment No. 1 to the Employment Continuation Agreement dated October 15, 2001 by and among John Hancock Life Insurance Company, John Hancock Financial Services, Inc., Michael A. Bell and Manulife Financial Corporation, dated September 28, 2003

99.5*	—	Amendment No. 1 to the Employment Continuation Agreement dated April 1, 2003 by and among John Hancock Life Insurance Company, John Hancock Financial Services, Inc., James M. Benson and Manulife Financial Corporation, dated September 28, 2003

Exhibit
Number		Description of Exhibit

99.6*	—	Amendment No. 1 to the Amended and Restated Employment Continuation Agreement dated January 1, 2003 by and among John Hancock Life Insurance Company, John Hancock Financial Services, Inc., Wayne A. Budd and Manulife Financial Corporation, dated September 28, 2003

99.7*	—	Amendment No. 1 to the Second Amended and Restated Employment Continuation Agreement dated October 15, 2001 by and among John Hancock Life Insurance Company, John Hancock Financial Services, Inc., David F. D’Alessandro and Manulife Financial Corporation, dated September 28, 2003

99.8*	—	Amendment No. 1 to the Second Amended and Restated Employment Continuation Agreement dated October 15, 2001 by and among John Hancock Life Insurance Company, John Hancock Financial Services, Inc., Thomas E. Moloney and Manulife Financial Corporation, dated September 28, 2003

99.9**	—	Consent of David F. D’Alessandro

99.10	—	Front Cover of the Proxy Statement/ Prospectus

99.11	—	Back Cover of the Proxy Statement/ Prospectus

99.12	—	Form of Drop-Out Card

*	Previously filed.

**	To be filed by amendment

(b)	Financial Statement Schedules

      Financial statement schedules have been omitted because they are inapplicable or the required information is shown in the consolidated financial statements of Manulife and the notes thereto.

Item 22.	Undertakings

      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8-A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) The undersigned registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus shall contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, shall be filed as a part of an amendment to the registration statement and shall not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Manulife of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant shall, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and shall be governed by the final adjudication of such issue.

      (f) The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

      (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURE PAGE

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on December 23, 2003.

MANULIFE FINANCIAL CORPORATION

By:	/s/ DALE W.J. SCOTT

Name: Dale W.J. Scott
Title: Senior Vice President and General Counsel

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Dominic D’Alessandro	President and Chief Executive Officer and Director (principal executive officer)	December 23, 2003

* Peter H. Rubenovitch	Executive Vice President and Chief Financial Officer (principal financial and principal accounting officer)	December 23, 2003

* Arthur R. Sawchuk	Chairman and Director	December 23, 2003

* Kevin E. Benson	Director	December 23, 2003

* John M. Cassaday	Director	December 23, 2003

* Lino J. Celeste	Director	December 23, 2003

* Gail C.A. Cook-Bennett	Director	December 23, 2003

* Robert E. Dineen, Jr.	Director	December 23, 2003

* Pierre Y. Ducros	Director	December 23, 2003

* Allister P. Graham	Director	December 23, 2003

	Signature	Title	Date

	* Thomas E. Kierans	Director	December 23, 2003

	* Lorna A. Marsden	Director	December 23, 2003

	* Hugh W. Sloan, Jr.	Director	December 23, 2003

	* Gordon G. Thiessen	Director	December 23, 2003

	* Michael H. Wilson	Director	December 23, 2003

* By:	/s/ DALE W.J. SCOTT
	Dale W.J. Scott Attorney-in-Fact		December 23, 2003

Authorized Representative in the United States:

By:	/s/ JAMES D. GALLAGHER

Name:        James D. Gallagher

Title:	Vice President, Chief Legal Officer and Government Relations, U.S. Operations of Manulife Financial Corporation

    Date: December 23, 2003